Exhibit 10.1

EXECUTION

Dated as of January 14, 2026

GCRED BSL CLO 1,
Issuer

and

COMPUTERSHARE TRUST COMPANY, N.A.,
Trustee

INDENTURE

i

5.	Remedies		101
	5.1	Events of Default	101
	5.2	Acceleration of Maturity; Rescission and Annulment	103
	5.3	Collection of Indebtedness and Suits for Enforcement by Trustee	104
	5.4	Remedies	106
	5.5	Optional Preservation of Assets	108
	5.6	Trustee May Enforce Claims without Possession of Notes	110
	5.7	Application of Money Collected	110
	5.8	Limitation on Suits	110
	5.9	Unconditional Rights of Secured Holders to Receive Principal and Interest	111
	5.10	Restoration of Rights and Remedies	111
	5.11	Rights and Remedies Cumulative	112
	5.12	Delay or Omission Not Waiver	112
	5.13	Control by Supermajority of Controlling Class	112
	5.14	Waiver of Past Defaults	112
	5.15	Undertaking for Costs	113
	5.16	Waiver of Stay or Extension Laws	114
	5.17	Sale of Assets	114
	5.18	Action on the Notes	115
6.	The Trustee		115
	6.1	Certain Duties and Responsibilities	115
	6.2	Notice of Event of Default	117
	6.3	Certain Rights of Trustee	117
	6.4	Not Responsible for Recitals or Issuance of Notes	124
	6.5	May Hold Notes	124
	6.6	Money Held in Trust	124
	6.7	Compensation and Reimbursement	124
	6.8	Corporate Trustee Required; Eligibility	126
	6.9	Resignation and Removal; Appointment of Successor	126
	6.10	Acceptance of Appointment by Successor	128
	6.11	Merger, Conversion, Consolidation or Succession to Business of Trustee	128
	6.12	Co-Trustees	129

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	6.13	Certain Duties of Trustee Related to Delayed Payment of Proceeds	130
	6.14	Authenticating Agents	130
	6.15	Withholding	131
	6.16	Representative for Secured Holders Only; Agent for each Hedge Counterparty and the Holders of the Subordinated Notes	131
	6.17	Representations and Warranties of the Bank	132
	6.18	Communication with Rating Agency	132
7.	Covenants		132
	7.1	Payment of Principal and Interest	132
	7.2	Maintenance of Office or Agency	133
	7.3	Money for Note Payments to Be Held in Trust	133
	7.4	Existence of Issuer	135
	7.5	Protection of Assets	136
	7.6	Opinions as to Assets	137
	7.7	Performance of Obligations	137
	7.8	Negative Covenants	138
	7.9	Statement as to Compliance	140
	7.10	Issuer May Consolidate, etc., Only on Certain Terms	140
	7.11	Successor Substituted	141
	7.12	No Other Business	142
	7.13	Annual Rating Review	142
	7.14	Reporting	142
	7.15	Calculation Agent	143
	7.16	Certain Tax Matters	144
	7.17	[Reserved]	149
	7.18	Representations Relating to Security Interests in the Assets	149
	7.19	Acknowledgement of Collateral Manager Standard of Care	151
	7.20	[Reserved]	151
	7.21	Section 3(c)(7) Procedures	151
8.	Supplemental Indentures		152
	8.1	Supplemental Indentures without Consent of Holders of Notes	152
	8.2	Supplemental Indentures with Consent of Holders of Notes	158
	8.3	Execution of Supplemental Indentures	162

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	8.4	Effect of Supplemental Indentures	163
	8.5	Reference in Notes to Supplemental Indentures	163
9.	Redemption of NOTES		163
	9.1	Mandatory Redemption	163
	9.2	Optional Redemption	163
	9.3	Partial Refinancing	167
	9.4	Redemption Following a Tax Event	168
	9.5	Redemption Procedures	169
	9.6	Notes Payable on Redemption Date	170
	9.7	[Reserved]	172
	9.8	[Reserved]	172
	9.9	Re-Pricing of Notes	172
	9.10	Clean-Up Call Redemption	175
10.	Accounts, Accountings and Releases		176
	10.1	Collection of Money	176
	10.2	Collection Accounts	177
	10.3	Payment Account; Custodial Account; Expense Reserve Account; Interest Reserve Account; Supplemental Reserve Account; Unfunded Exposure Account	180
	10.4	Ownership of the Accounts	183
	10.5	Reinvestment of Funds in Accounts; Reports by Trustee	183
	10.6	Accountings	185
	10.7	Release of Collateral Obligations	194
	10.8	Reports by Independent Accountants	196
	10.9	Reports to Rating Agency	196
	10.10	Procedures Relating to the Establishment of Accounts Controlled by the Trustee	197
	10.11	No Further Reporting Following the Redemption of the Secured Notes	197
11.	Application of Monies		197
	11.1	Disbursements of Monies from Payment Account	197
12.	Sale of Collateral Obligations; Purchase of Additional Collateral Obligations		205
	12.1	Sales of Collateral Obligations	205
	12.2	Reinvestment	20

iv

	12.3	Exchanges and other Acquisitions	207
	12.4	Conditions Applicable to All Sale and Purchase Transactions	209
	12.5	Consent to Extension of Maturity or Credit Amendment	210
13.	Holders’ Relations		210
	13.1	Subordination	210
	13.2	Standard of Conduct	212
14.	Miscellaneous		212
	14.1	Form of Documents Delivered to Trustee	212
	14.2	Acts of Holders	213
	14.3	Notices, etc., to Trustee, the Issuer, the Collateral Administrator, the Collateral Manager, the Initial Purchaser, any Hedge Counterparty, the Paying Agent, the Delaware Trustee and the Rating Agency	214
	14.4	Notices to Holders; Waiver	216
	14.5	Effect of Headings and Table of Contents	217
	14.6	Successors and Assigns	217
	14.7	Separability	217
	14.8	Benefits of Indenture	217
	14.9	Legal Holidays	217
	14.10	Governing Law	217
	14.11	Submission to Jurisdiction	218
	14.12	Counterparts	218
	14.13	Acts of Issuer	218
	14.14	Confidential Information	219
	14.15	[Reserved]	220
	14.16	Communications with Rating Agency	221
	14.17	Notices to the Rating Agency; Rule 17g-5 Procedures	221
	14.18	[Reserved]	223
	14.19	Waiver of Jury Trial	223
	14.20	Escheat	223
	14.21	Records	223
	14.22	Proceedings	224
	14.23	Limitation of Liability of Delaware Trustee	224

v

15.	Assignment of Collateral Management Agreement		225
	15.1	Assignment of Collateral Management Agreement	225
16.	Hedge Agreements		226
	16.1	Hedge Agreements	226

Schedule 1	–	List of Collateral Obligations
Schedule 2	–	[Reserved]
Schedule 3	–	Moody’s Rating Definitions
Schedule 4	–	S&P Rating Definition
Schedule 5	–	[Reserved]
Schedule 6	–	Fitch Rating Definitions
Schedule 7	–	[Reserved]
Schedule 8	–	Fitch Industry Classifications

Exhibit A	–	Forms of Notes
A1	–	Form of Secured Note
A2	–	Form of Subordinated Note

Exhibit B	–	Forms of Transfer and Exchange Certificates
B1	–	Form of Transferor Certificate for Transfer of Rule 144A Global Secured Note or Certificated Secured Note to Regulation S Global Secured Note
B2A	–	Form of Transferor Certificate for Transfer of Regulation S Global Secured Note to Rule 144A Global Secured Note or Certificated Secured Note
B2B	–	Form of Transferor Certificate for Transfer of Certificated Note to Rule 144A Global Note
B3	–	Form of Transferee Certificate
B4	–	Form of ERISA Certificate

Exhibit C	–	Form of Note Owner Certificate
Exhibit D	–	Form of NRSRO Certification
Exhibit E	–	Form of Notice of Contribution

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INDENTURE, dated as of January 14, 2026, between GCRED BSL CLO 1, a statutory trust formed under the laws of the State of Delaware (the “Issuer”), and COMPUTERSHARE TRUST COMPANY, N.A., as trustee (herein, together with its permitted successors in the trusts hereunder, the “Trustee”).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Issuer herein are for the benefit and security of the Secured Parties. The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with the agreement’s terms have been done.

GRANTING CLAUSE

The Issuer hereby Grants to the Trustee, for the benefit and security of the Holders of the Secured Notes, the Trustee, the Collateral Administrator, the Collateral Manager and each Hedge Counterparty (collectively, the “Secured Parties”), all of its right, title and interest in, to and under the following property, in each case, whether now owned or existing, or hereafter acquired or arising, and wherever located: (a) the Collateral Obligations and all payments thereon or with respect thereto, (b) each of the Accounts (but, with respect to any Hedge Counterparty Collateral Account, only to the extent permitted by the applicable Hedge Agreement), any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein, (c) the Issuer’s rights under the Collateral Management Agreement as set forth in Article 15 hereof, the Hedge Agreements (provided that there is no such Grant to the Trustee on behalf of any Hedge Counterparty in respect of its related Hedge Agreement), the Collateral Administration Agreement and the Master Loan Sale Agreement, (d) all Cash or Money delivered to the Trustee (or its bailee) for the benefit of the Secured Parties, (e) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, payment intangibles, instruments, investment property and supporting obligations (as such terms are defined in the UCC), (f) any Equity Securities received by the Issuer, (g) any other property otherwise delivered to the Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations or Eligible Investments), and (h) all proceeds (as defined in the UCC) and products, in each case, with respect to the foregoing (the assets referred to in (a) through (i) are collectively referred to as the “Assets”); provided, that Margin Stock or the U.S. Dollar amount of any liquidation thereof, whether or not such dollar amount has been reinvested in another instrument, will not be included in the above Grant, but will be included in the term “Assets.”

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The above Grant is made in trust to secure the Secured Notes and the Issuer’s obligations to the Secured Parties under this Indenture, the Collateral Management Agreement, the Securities Account Control Agreement, the Collateral Administration Agreement and each Hedge Agreement. Except as set forth in the Priority of Payments and Article 13 of this Indenture, the Secured Notes are secured equally and ratably without prejudice, priority or distinction between any Secured Note and any other Secured Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure, in accordance with the priorities set forth in the Priority of Payments, (i) the payment of all amounts due on the Secured Notes in accordance with their terms, (ii) the payment of all other sums payable under this Indenture, the Collateral Management Agreement and the Master Loan Sale Agreement and all amounts payable under each Hedge Agreement, and (iii) compliance with the provisions of this Indenture, the Collateral Management Agreement, the Securities Account Control Agreement, the Collateral Administration Agreement and each Hedge Agreement, all as provided in this Indenture, the Collateral Management Agreement, the Securities Account Control Agreement, the Collateral Administration Agreement and each Hedge Agreement, respectively (collectively, the “Secured Obligations”). The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments,” as the case may be.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform its duties expressly stated herein in accordance with the provisions hereof.

1.	Definitions

1.1	Definitions

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture.

“17g-5 Website”: The internet website of the Issuer, initially located at www.structuredfn.com, access to which is limited to the Rating Agency and to NRSROs that have provided an NRSRO Certification.

“25% Limitation”: A limitation that is exceeded only if Benefit Plan Investors hold 25% or more of the value of any class of equity interests in the Issuer, as calculated under 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Accountants’ Report”: An agreed upon procedures report of the firm or firms appointed by the Issuer pursuant to Section 10.8(b).

“Accounts”: Each of (i) the Payment Account, (ii) the Collection Account, (iii) the Expense Reserve Account, (iv) the Interest Reserve Account, (v) the Custodial Account, (vi) the Unfunded Exposure Account, (vii) the Supplemental Reserve Account and (viii) each Hedge Counterparty Collateral Account (if any).

“Accredited Investor”: An accredited investor as defined in Regulation D under the Securities Act.

“Act” or “Act of Holders”: The respective meanings specified in Section 14.2.

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“Adjusted Collateral Principal Amount”: As of any date of determination, the sum of the following:

(i)             the Aggregate Principal Balance of the Collateral Obligations (excluding (a) Defaulted Obligations, (b) Deferring Obligations (other than Permitted Deferrable Obligations) and (c) Long-Dated Obligations and Specified Extended Obligations); plus

(ii)            unpaid Principal Financed Accrued Interest (other than in respect of Defaulted Obligations); plus

(iii)           without duplication, amounts (including Eligible Investments) on deposit in any Account representing Principal Proceeds; plus

(iv)           the Defaulted Obligation Balance of all Defaulted Obligations and Deferring Obligations (other than Permitted Deferrable Obligations); plus

(v)            the sum of the Long-Dated Obligation Balance of each Long-Dated Obligation and Specified Extended Obligation; minus

(vi)           the Excess CCC/Caa Adjustment Amount;

provided, that with respect to any Collateral Obligation that would be subject to more than one of the definitions of Defaulted Obligation, Deferring Obligation, Long-Dated Obligation or Specified Extended Obligation, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid in the order of priority contained in the definition thereof during the period since the preceding Payment Date or, in the case of the first Payment Date after the Closing Date, the Closing Date) to the sum of (a) 0.0200% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed) of the Fee Basis Amount on the Determination Date relating to the immediately preceding Payment Date (or, for purposes of calculating this clause (a) in connection with the first Payment Date after the Closing Date, on the Closing Date) and (b) U.S.$200,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year comprised of twelve 30-day months); provided, however, that, if the amount of Administrative Expenses paid pursuant to Section 11.1(a)(i)(A) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates or during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, the excess may be applied to the Administrative Expense Cap with respect to the then current Payment Date; provided, further, that in respect of each of the first three Payment Dates from the Closing Date, such excess amount shall be calculated based on the Payment Dates, if any, preceding such Payment Date.

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“Administrative Expenses”: The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date) and payable in the following order by the Issuer: first, pari passu to (x) the Trustee for its fees and expenses (including indemnities) in each of its capacities pursuant hereto and pursuant to the other Transaction Documents and to the Bank in any of its capacities under the Transaction Documents and the Collateral Administrator, for its fees and expenses (including indemnities) under the Transaction Documents and (y) the Delaware Trustee pursuant to the Trust Agreement, and then second, on a pro rata basis to:

(a)            the Independent accountants, agents (other than the Collateral Manager) and counsel of the Issuer for fees and expenses;

(b)            the Rating Agency for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Secured Notes or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations;

(c)            the Collateral Manager for its fees and expenses (including indemnities) under this Indenture (including in connection with any Re-Pricing or Refinancing hereunder) and the Collateral Management Agreement, including without limitation reasonable expenses of the Collateral Manager (including (x) actual fees incurred and paid by the Collateral Manager for its accountants, agents, counsel and administration and (y) out-of-pocket travel and other miscellaneous expenses incurred and paid by the Collateral Manager in connection with the Collateral Manager’s management of the Collateral Obligations (including without limitation expenses related to the workout of Collateral Obligations), which will be allocated among the Issuer and other clients of the Collateral Manager to the extent such expenses are incurred in connection with the Collateral Manager’s activities on behalf of the Issuer and such other clients) actually incurred and paid in connection with the purchase or sale of any Collateral Obligations and any other expenses actually incurred and paid in connection with the Collateral Obligations pursuant to the Collateral Management Agreement but excluding the Management Fees;

(d)            the independent manager for any fees or expenses due under the management agreement between the Issuer and the independent manager;

(e)            fees and expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including any Transaction Document); and

(f)            any other Person in respect of any other fees or expenses (including indemnities) permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including expenses incurred to comply with FATCA or otherwise complying with tax law, the payment of facility rating fees and all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations, including any Excepted Advances and any indemnities under the Warehouse Facility) and the Notes, any amounts due in respect of the listing of the Notes on any stock exchange or trading system, and any costs associated with producing Definitive Notes;

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provided, that, for the avoidance of doubt, amounts that are specified as payable under the Priority of Payments that are not specifically identified therein as Administrative Expenses (including, without limitation, interest and principal in respect of the Notes and amounts owing to Hedge Counterparties) shall not constitute Administrative Expenses.

“Affiliate” or “Affiliated”: With respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person means the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, no entity shall be deemed an Affiliate of the Issuer solely because the Delaware Trustee or any of its Affiliates acts as trustee or share trustee for such entity.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Outstanding Amount”: With respect to any of the Notes as of any date, the aggregate principal amount of such Notes Outstanding on such date.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the other Pledged Obligations, the sum of the Principal Balances of all or such portion of the Collateral Obligations or Pledged Obligations, as applicable.

“Aggregate Target Par Amount”: An amount equal to U.S.$400,000,000.

“AI/KE”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both (x) an Accredited Investor and (y) a Knowledgeable Employee with respect to the Issuer or an entity owned exclusively by Knowledgeable Employees with respect to the Issuer.

“Alternative Method”: The meaning specified in Section 7.16(j).

“Alternative Rate”: The meaning specified in the definition of “Benchmark”.

“ARRC”: The Alternative Reference Rates Committee.

“Assets”: The meaning specified in the Granting Clause hereof.

“Assigned Moody’s Rating”: The meaning specified in Schedule 3 (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).

“Assumed Reinvestment Rate”: The Benchmark (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0%.

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“Authenticating Agent”: With respect to the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14.

“Authorized Denominations”: The meaning specified in Section 2.3(b).

“Authorized Instructors”: The meaning specified in Section 6.3(gg).

“Authorized Officer”: With respect to the Issuer, any Officer or any other Person who is authorized to act for the Issuer in matters relating to, and binding upon, the Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question and having direct responsibility for the administration of this transaction. With respect to the Trustee, the Bank acting in any of its other capacities or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Interest Proceeds”: In connection with a Refinancing of one or more Classes of Secured Notes or a Re-Pricing, Interest Proceeds in an amount equal to (a) the amount of accrued and unpaid interest on the Classes subject to such Refinancing or Re-Pricing, but only to the extent that such Interest Proceeds would be available under the Priority of Payments to pay accrued and unpaid interest on such Class on the date of a Refinancing or Re-Pricing of such Class (or, in the case of a Refinancing or Re-Pricing occurring on a date other than a Payment Date, only to the extent that the Collateral Manager determines (such determination not to be called into question as a result of subsequent events) that such Interest Proceeds would be available under the Priority of Payments to pay accrued and unpaid interest on such Class on the next Payment Date, taking into account Scheduled Distributions on the Assets that are expected to be received prior to the next Determination Date) and (b) any available Interest Proceeds on deposit in the Interest Collection Account (solely to the extent that such application of Interest Proceeds would not cause a deferral of interest on any Class of Secured Notes on the next succeeding Payment Date, as determined by the Collateral Manager in its reasonable discretion not to be called into question as a result of subsequent events).

“Average Life”: On any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

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“Balance”: On any date, with respect to Eligible Investments in any account, the aggregate (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest bearing government and corporate securities and commercial paper.

“Bank”: Computershare Trust Company, N.A., in its individual capacity and not as Trustee, or any successor thereto.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Law”: The Bankruptcy Code and any successor statute or any other applicable federal or state bankruptcy law or similar law, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under any other applicable jurisdiction.

“Bankruptcy Subordination Agreement”: The meaning specified in Section 13.1(d).

“Base Rate Modifier”: A modifier determined by the Collateral Manager applied to a reference rate to the extent necessary to cause such rate to be comparable to the then-current Benchmark, which may include an addition to or subtraction from such unadjusted rate.

“BDC”: Golub Capital Private Credit Fund, a statutory trust formed under the laws of the State of Delaware.

“Benchmark”: With respect to the Floating Rate Notes for (i) the period from and including the Closing Date to but excluding the First Interest Determination End Date following the Closing Date, (ii) the period from and including the First Interest Determination End Date to the first Payment Date after the Closing Date and (iii) any subsequent Interest Accrual Period, the greater of (a) 0.0% and (b) (I) the Term SOFR Reference Rate for the Designated Maturity, as such rate is published by the Term SOFR Administrator on the Term SOFR Source on the related Interest Determination Date, (II) if as of 5:00 p.m. (New York City time) on any Interest Determination Date the rate referred to in clause (I) is temporarily or permanently unavailable or has not been published by the Term SOFR Administrator on the Term SOFR Source, then the Term SOFR Reference Rate for the Designated Maturity as published by the Term SOFR Administrator on the Term SOFR Source on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Designated Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Interest Determination Date or (III) if such rate cannot be determined under clauses (I) or (II), the Term SOFR Reference Rate as determined on the previous Interest Determination Date; provided that in no event shall the Benchmark be Libor. “Benchmark,” when used with respect to a Collateral Obligation, means the “benchmark” rate determined in accordance with the terms of such Collateral Obligation.

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Notwithstanding anything in the foregoing, if at any time while any Floating Rate Notes are Outstanding a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Benchmark, the Collateral Manager (on behalf of the Issuer) may select (with notice to the Trustee (who shall forward such notice to the Holders), the Calculation Agent, the Collateral Administrator and the Rating Agency) an alternative rate, including any applicable Base Rate Modifier (the “Alternative Rate”) that in its commercially reasonable judgment is consistent with the successor for the Benchmark, which is, as certified to the Issuer and the Trustee, (x) the first applicable alternative set forth in clauses (a) and (b): (a) Daily Simple SOFR or (b) Compounded SOFR or (y) any rate proposed or recommended by the LSTA or ARRC as the successor for the Benchmark with respect to loans or that is expected to be used in the quarterly pay Floating Rate Obligations included in the Assets or the new issue collateralized loan obligation market, and all references herein to the “Benchmark” will mean such Alternative Rate selected by the Collateral Manager; provided that in no event shall the Alternative Rate be Libor. If at any time while any Floating Rate Notes are Outstanding a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Benchmark and an Alternative Rate has not been selected in accordance with the foregoing, then, without a supplemental indenture, the Alternative Rate with respect to the Floating Rate Notes (as notified by the Collateral Manager to the Issuer, the Trustee, the Calculation Agent, the Collateral Administrator and the Rating Agency) shall be the Fallback Rate (including any applicable Base Rate Modifier). Notwithstanding anything to the contrary in this Indenture, neither the Calculation Agent nor the Trustee shall have any responsibility or liability for determining or selecting an Alternative Rate or a Fallback Rate (including, without limitation, any Base Rate Modifier or any other modifier thereto) as a successor or replacement benchmark to the Benchmark (including whether any such rate is an Alternative Rate or a Fallback Rate or whether a Benchmark Replacement Date or a Benchmark Transition Event has occurred, or any other conditions to the designation of such rate have been satisfied) and shall be entitled to rely upon any designation of such a rate (and any Base Rate Modifier) by the Collateral Manager. Notwithstanding anything herein, the Benchmark (including any Alternative Rate or Fallback Rate) with respect to the Floating Rate Notes shall in no event be calculated below 0%.

“Benchmark Conforming Changes”: With respect to the Benchmark, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Collateral Manager decides may be necessary or appropriate to correct an error with respect to the application or implementation of the Benchmark or to reflect the adoption or implementation of such Benchmark in a manner substantially consistent with market practice (or, if the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Manager determines that no market practice for use of the Benchmark exists, in such other manner as the Collateral Manager determines is reasonably necessary).

“Benchmark Replacement Date”: The earlier to occur of the following events with respect to the Benchmark, as determined by the Collateral Manager: (i) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or (iii) in the case of clause (d) or (e) of the definition of “Benchmark Transition Event,” the date on which the Collateral Manager has notified the Trustee and the Calculation Agent that a “Benchmark Replacement Date” has occurred.

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“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the Benchmark, as determined by the Collateral Manager: (a) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (c) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; (d) (x) the aggregate principal balance of Floating Rate Obligations included in the Assets (on a trade date basis) that are utilizing the same benchmark rate that is not the current Benchmark with respect to the Floating Rate Notes or has had a benchmark transition event (however denominated) occur divided by (y) the aggregate principal balance of all Floating Rate Obligations included in the Assets (on a trade date basis) is greater than 50%; provided that this clause (d) shall not apply if the different benchmark rate in clause (x) is a Libor based rate; or (e) the Collateral Manager reasonably determines that the Benchmark is likely to cease to exist or be reported.  If one year has passed since the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and the Collateral Manager has not determined an Alternative Rate in accordance with the definition of “Benchmark”, then the Alternative Rate with respect to the Floating Rate Notes shall be the rate (including any applicable spread adjustments thereto), as determined by the Collateral Manager, that is consistent with the reference rate (other than Libor) most commonly being used in the quarterly pay Floating Rate Obligations included in the Assets; provided that the Collateral Manager may following the implementation of such rate select a different Alternative Rate in accordance with the definition of “Benchmark”.

“Benefit Plan Investor”: A benefit plan investor, as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, which includes (a) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) a plan that is subject to Section 4975 of the Code or (c) any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Bond”: Any debt security.

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“Bridge Loan”: Any obligation or debt security incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a person or entity, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of the Bridge Loan and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof).

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located (initially being Columbia, Maryland) or, for any final payment of principal, in the relevant place of presentation.

“Caa Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with a Moody’s Rating of “Caa1” or lower.

“Calculation Agent”: The meaning specified in Section 7.15(a).

“Cash”: Such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with an S&P Rating of “CCC+” or lower.

“CCC/Caa Collateral Obligation”: The CCC Collateral Obligations and/or the Caa Collateral Obligations, as the context requires.

“CCC/Caa Excess”: An amount equal to the greater of (a) the excess of the principal balance of all Caa Collateral Obligations over an amount equal to 7.5% of the Collateral Principal Amount as of such date of determination and (b) the excess of the principal balance of all CCC Collateral Obligations over an amount equal to 7.5% of the Collateral Principal Amount as of such date of determination; provided that, in determining which of the CCC/Caa Collateral Obligations shall be included in the CCC/Caa Excess, the CCC/Caa Collateral Obligations with the lowest Market Value (expressed as a percentage of the outstanding principal balance of such Collateral Obligations as of such date of determination) shall be deemed to constitute such CCC/Caa Excess.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificated Notes”: Any Certificated Secured Note or Certificated Subordinated Note.

“Certificated Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Certificated Securities”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Certificated Subordinated Note”: The meaning specified in Section 2.2(b)(ii).

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“CFR”: The meaning specified in Schedule 3 (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).

“Class”: In the case of (a) the Secured Notes, all of the Secured Notes having the same Note Interest Rate, Stated Maturity and designation and (b) the Subordinated Notes, all of the Subordinated Notes. Except as otherwise expressly provided herein, with respect to any exercise of voting rights, consent rights, or right to give direction, any Pari Passu Classes of Notes that are entitled to vote, consent or give direction on a matter will vote, consent or give direction together as a single Class. Classes that are Pari Passu Classes with respect to each other (A) will be treated as separate Classes for purposes of a Refinancing or a Re-Pricing and (B) will be treated as a separate Class, and will vote separately, in connection with any proposed supplemental indenture that affects any Pari Passu Class in a materially different manner.

“Class A/B Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A-1 Notes, the Class A-2 Notes and the Class B Notes, collectively.

“Class A-1 Notes”: The Class A-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class A-2 Notes”: The Class A-2 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class B Notes”: The Class B Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class C Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

“Class C Notes”: The Class C Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Clean-Up Call Purchase Price”: The meaning specified in Section 9.10(b) hereof.

“Clean-Up Call Redemption”: The meaning specified in Section 9.10(a) hereof.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Bank”: Each bank providing clearing services with respect to the Accounts under one or more agreements between the Bank and such bank.

“Clearing Corporation”: Each of (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

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“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Date”: January 14, 2026

“Code”: The United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral Administration Agreement”: An agreement dated as of the Closing Date among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time in accordance with the terms thereof.

“Collateral Administrator”: Computershare Trust Company, N.A., in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Proceeds (including amounts designated as Interest Proceeds from the Interest Reserve Account) that has been received or that is expected to be received in Cash (other than Interest Proceeds expected to be received from Defaulted Obligations and Deferring Obligations, but including Interest Proceeds actually received from Defaulted Obligations and Deferring Obligations (in each case in accordance with the definition of “Interest Proceeds”)), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”: The Collateral Management Agreement, dated as of the Closing Date, between the Issuer and the Collateral Manager, relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms thereof.

“Collateral Manager”: GC Advisors LLC, a Delaware limited liability company, as collateral manager under the Collateral Management Agreement, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Incentive Fee Amount”: The fee payable to the Collateral Manager on each Payment Date in an amount equal to 20% of any remaining Interest Proceeds and Principal Proceeds, as applicable, on such Payment Date, after the Subordinated Notes have realized a Subordinated Notes Internal Rate of Return of 12% as set forth in the Priority of Payments.

“Collateral Manager Notes”: Any Notes owned by the Collateral Manager, an Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or an Affiliate thereof exercises discretionary control thereover.

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“Collateral Manager Standard”: The standard of care applicable to the Collateral Manager set forth in the Collateral Management Agreement.

“Collateral Obligation”: Each collateral obligation acquired by the Issuer (initially consisting of the collateral obligations set forth on the Schedule of Initial Collateral Obligations), each of which shall be a debt obligation (or Participation Interest therein) that as of the date of purchase by the Issuer (or the date the Issuer commits to purchase such obligation) satisfies the following criteria (collectively, the “Eligibility Criteria”):

(i)	is a Senior Secured Loan, Senior Unsecured Loan, Second Lien Loan or Permitted Non-Loan Asset;

(ii)	is U.S. Dollar denominated and is not convertible by (a) the Issuer or (b) the Obligor of such Collateral Obligation into any other currency, with any payments under such Collateral Obligation to be made only in U.S. Dollars;

(iii)	is not a Defaulted Obligation or a Credit Risk Obligation;

(iv)	is not a Synthetic Security;

(v)	is not a lease (including a Finance Lease);

(vi)	is not a Structured Finance Obligation;

(vii)	provides for a fixed amount of principal payable on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(viii)	does not pay scheduled interest less frequently than semi-annually;

(ix)	does not constitute Margin Stock;

(x)	has payments that do not and will not subject the Issuer to withholding tax or other similar tax (other than withholding imposed on account of FATCA or withholding on commitment fees and other similar fees) unless the related Obligor is required to make “gross up” payments that ensure that the net amount actually received by the Issuer (after payment of all such taxes) will equal the full amount that the Issuer would have received had no such taxes been imposed;

(xi)	(A) has a Moody’s Rating of “Caa3” or higher and (B) has a Fitch Rating of “CCC-” or higher;

(xii)	has (A) a Moody’s Rating, which rating does not have an “sf” subscript assigned to such rating by Moody’s and (B) a Fitch Rating, which rating does not have an “sf” subscript assigned to such rating by Fitch;

(xiii)	is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

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(xiv)	is not an obligation (other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation) pursuant to which any future advances or payments, other than Excepted Advances, to the borrower or the Obligor thereof may be required to be made by the Issuer;

(xv)	will not require the Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;

(xvi)	is not the subject of an offer of exchange, or tender by its issuer, for cash, securities or any other type of consideration other than (A) a Permitted Offer or (B) an exchange offer in which a loan or obligation that is not registered under the Securities Act is exchanged for a loan or obligation that has substantially identical terms (except for transfer restrictions) but is registered under the Securities Act or a loan or obligation that would otherwise satisfy the requirements of this definition of “Collateral Obligation”;

(xvii)	is issued by an Obligor Domiciled in the United States, the United Kingdom, Canada, a Group I Country, a Group II Country or a Group III Country or a Non-Emerging Market Obligor;

(xviii)	is not a Zero-Coupon Security, an Interest Only Obligation, a Step-Up Obligation, a Step-Down Obligation or a Bridge Loan;

(xix)	does not mature after the earliest Stated Maturity of the Notes;

(xx)	is Registered;

(xxi)	is not a Middle Market Loan;

(xxii)	is not an Equity Security or by its terms convertible into or exchangeable for an Equity Security;

(xxiii)	is purchased at a price at least equal to 50% of its Principal Balance; and

(xxiv)	is not a letter of credit or a commodity forward contract;

provided that, notwithstanding anything to the contrary, any Permitted Collateral Obligation shall be deemed a “Collateral Obligation” subject to treatment as a Defaulted Obligation in accordance with Section 12.3(f).

For the avoidance of doubt, any Permitted Collateral Obligation or Equity Security designated as a Collateral Obligation by the Collateral Manager in accordance with the terms specified in the definitions of “Permitted Collateral Obligation” or “Equity Security,” as applicable, shall constitute a Collateral Obligation (and not a Permitted Collateral Obligation or Equity Security) following such designation.

“Collateral Principal Amount”: As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations, (b) without duplication, the amounts on deposit in any Account (including Eligible Investments therein but excluding the Unfunded Exposure Account to the extent of exposure and each Hedge Counterparty Collateral Account (if any)) representing Principal Proceeds and (c) unpaid Principal Financed Accrued Interest (other than in respect of Defaulted Obligations).

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“Collection Account”: Collectively, the Interest Collection Account and the Principal Collection Account.

“Collection Period”: With respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Closing Date, in the case of the Collection Period relating to the first Payment Date after the Closing Date) and ending on (but excluding) the day that is 10 Business Days prior to such Payment Date; provided that (i) the final Collection Period preceding the latest Stated Maturity of any Class of Notes shall commence immediately following the prior Collection Period and end on the day preceding such Stated Maturity, (ii) the final Collection Period preceding an Optional Redemption (other than a Refinancing), Clean-Up Call Redemption or Tax Redemption of the Notes shall commence immediately following the prior Collection Period and end on the day preceding the Redemption Date, (iii) the final Collection Period preceding the Refinancing of any Class of Notes shall commence immediately following the prior Collection Period and end on the day preceding the related Redemption Date (except that, to the extent proceeds from the related Refinancing are received on the related Redemption Date, such Refinancing Proceeds shall be deemed to have been received by the Issuer during the related Collection Period) and (iv) the final Collection Period preceding the Re-Pricing of any Re-Priced Class will commence immediately following the prior Collection Period and end on the day preceding the related Re-Pricing Date; and provided, further, that with respect to any Payment Date and any amounts payable to the Issuer under a Hedge Agreement, the Collection Period will commence on (and include) the day after the prior Payment Date and end on (and include) such Payment Date; provided, further, that with respect to any regularly scheduled quarterly Payment Date or any Monthly Report prepared pursuant to Article 10 hereof, at the direction of the Collateral Manager, the applicable Collection Period end date may be extended up to 8 Business Days in the event such Collection Period excludes the last Business Day of any calendar quarter; and provided further that in no event shall a Collection Period end date occur less than 10 calendar days prior to a Payment Date.

“Compounded SOFR”: A rate equal to the compounded average of SOFRs for the applicable Corresponding Tenor, with such rate, or methodology for such rate, and conventions for such rate (which, for example, shall be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Accrual Period) being established by the Collateral Manager in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that if, and to the extent that, the Collateral Manager determines that Compounded SOFR cannot be determined in accordance with the foregoing, then the rate, or methodology for this rate, and conventions for this rate shall be selected by the Collateral Manager giving due consideration to any industry-accepted market practice for similar Dollar-denominated collateralized loan obligation securitization transactions at such time.

“Confidential Information”: The meaning specified in Section 14.14(b).

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“Contributing Holder”: The meaning specified in Section 11.1(g).

“Contribution”: The meaning specified in Section 11.1(g).

“Contribution Interest”: Any right or interest of a Contributing Holder in respect of any Contribution, including any right or interest in the Contribution Repayment Amount.

“Contribution Repayment Amount”: The meaning specified in Section 11.1(g).

“Contribution Repayment Interest Amount”: The meaning specified in Section 11.1(g).

“Contribution Repayment Principal Amount”: The meaning specified in Section 11.1(g).

“Controlling Class”: The Class A-1 Notes, so long as any Class A-1 Notes are Outstanding; then the Class A-2 Notes, so long as any Class A-2 Notes are Outstanding; then the Class B Notes, so long as any Class B Notes are Outstanding; then the Class C Notes, so long as any Class C Notes are Outstanding; and then the Subordinated Notes, if no Secured Notes are Outstanding.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate (as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of such a person.

“Corporate Trust Office”: The designated corporate trust office of the Trustee, currently located at (i) for Note transfer purposes and for presentment and surrender of the Notes for final payment thereon, Computershare Trust Company, N.A., as Trustee, Corporate Trust Services Division, 1505 Energy Park Drive, St. Paul, MN 55108, Attention: CTSO Mailroom - GCRED BSL CLO 1, and (ii) for all other purposes, Computershare Trust Company, N.A., as Trustee, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: CLO Trust Services - GCRED BSL CLO 1, email: CCTGolubCapital@computershare.com or such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Trustee.

“Corresponding Tenor”: With respect to an Alternative Rate, a tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark or the then-current Alternative Rate.

“Cov-Lite Loan”: A Collateral Obligation that is an interest in a Senior Secured Loan, the Underlying Instruments for which do not as of the trade date of acquisition by the Issuer (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Instruments); provided that for all purposes, a Collateral Obligation described in clause (i) or (ii) above which either contains a cross-acceleration or cross-default provision to, or is pari passu with, another loan of the underlying Obligor which contains both an Incurrence Covenant and a Maintenance Covenant will be deemed not to be a Cov-Lite Loan regardless of whether the Incurrence Covenant and Maintenance Covenant applicable to such other loan are only applicable (x) until or after the expiration of a certain period of time after the initial issuance thereof, or (y) so long as there is a funded balance in respect thereof, in each case, as set forth in the related Underlying Instruments.

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“Coverage Tests”: The Class A/B Coverage Tests and the Class C Coverage Tests.

“Covered Audit Adjustment”: The meaning specified in Section 7.16(j).

“Credit Amendment”: An amendment to the Underlying Instruments governing a Collateral Obligation in connection with a reorganization or debt restructuring of the Obligor of a Collateral Obligation that is not a Defaulted Obligation, Current Pay Obligation, Credit Risk Obligation or Permitted Collateral Obligation that extends the stated maturity of such Collateral Obligation and that, in the Collateral Manager’s determination is necessary (i) to prevent the related Collateral Obligation from becoming a Defaulted Obligation or (ii) due to the materially adverse financial condition of the related Obligor, to materially minimize losses on the related Collateral Obligation.

“Credit Improved Obligation”: (a) Any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of purchase which judgment may (but need not) be based on one or more of the following facts and which judgment shall not be called into question as a result of subsequent events:

(i)             it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Issuer;

(ii)            the issuer of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was purchased by the Issuer, as evidenced by a decrease in 0.5 times in leverage or an increase by 5 percent in revenue and/or EBITDA; or

(iii)           with respect to which one or more of the following criteria applies:

(A)           such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by any rating agency since the date on which such Collateral Obligation was acquired by the Issuer;

(B)            the Disposition Proceeds (excluding Disposition Proceeds that constitute Interest Proceeds) of such loan would be at least 101% of its purchase price;

(C)            the price of such loan or bond, as applicable, has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index or Eligible Bond Index, as applicable, over the same period;

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(D)            the spread over the applicable reference rate for such Collateral Obligation has been decreased in accordance with the related Underlying Instruments since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such decrease) less than or equal to 2.00%), (2) 0.375% or more (in the case of a loan with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a loan with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related borrower’s financial ratios or financial results; or

(E)            with respect to fixed rate Collateral Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of purchase; or

(b) any Collateral Obligation, with respect to which a Majority of the Controlling Class vote to treat such Collateral Obligation as a Credit Improved Obligation.

“Credit Risk Obligation”: (a) Any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has a significant risk of declining in credit quality or market value, which judgment shall not be called into question as a result of subsequent events; or

(b)

(i)     any Collateral Obligation as to which one or more of the following criteria applies:

(A)	such Collateral Obligation has been downgraded or put on a watch list for possible downgrade by any rating agency since the date on which such Collateral Obligation was acquired by the Issuer;

(B)	the price of such loan or bond, as applicable, has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of an Eligible Loan Index or Eligible Bond Index, as applicable;

(C)	the Market Value of such Collateral Obligation has decreased by at least 1.00% of the price paid by the Issuer for such Collateral Obligation;

(D)	the spread over the applicable reference rate for such Collateral Obligation has been increased in accordance with the underlying Collateral Obligation since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a loan with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a loan with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related borrower’s financial ratios or financial results; or

(E)	with respect to fixed rate Collateral Obligations, an increase since the date of purchase of more than 7.5% in the difference between the yield on such Collateral Obligation and the yield on the relevant United States Treasury security; or

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(ii)    with respect to which a Majority of the Controlling Class consents to treat such Collateral Obligation as a Credit Risk Obligation.

“Current Pay Obligation”: Any Collateral Obligation (other than a DIP Collateral Obligation) that:

(i)	would otherwise be a Defaulted Obligation but for the exclusion of Current Pay Obligations from the definition of Defaulted Obligation pursuant to the proviso at the end of such definition;

(ii)	(a) (1) if the issuer of such Collateral Obligation is subject to a bankruptcy proceeding, the relevant court has authorized the issuer to make payments of principal, interest or commitment fees on such Collateral Obligation and no such payments that are due and payable are unpaid and (2) otherwise, no other payments authorized by such relevant court are due and payable and are unpaid and (b) is not past due with respect to any payments of principal, interest or commitment fees and for which the Collateral Manager reasonably believes all such amounts will continue to be current as they become contractually due; and

(iii)	has a Market Value of at least 80% of its par value;

provided, that to the extent the Principal Balance of all Collateral Obligations that would otherwise be Current Pay Obligations exceeds 5.0% in Aggregate Principal Balance of the Current Portfolio, such excess over 5.0% shall constitute Defaulted Obligations; and provided, further, that in determining which of the Collateral Obligations will be included in such excess, the Collateral Obligations with the lowest Market Value expressed as a percentage will be deemed to constitute such excess; provided, further still that each such Collateral Obligation included in such excess will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Collateral Obligations that would otherwise be Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, 5.0% in Aggregate Principal Balance of the Current Portfolio.

“Current Portfolio”: At any time, the portfolio of Collateral Obligations and Eligible Investments representing Principal Proceeds (determined in accordance with Section 1.2 to the extent applicable), then held by the Issuer.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Cut-Off Date”: Each date on or after the Closing Date on which a Collateral Obligation was or is transferred to the Issuer (provided that the Cut-Off Date shall be the Closing Date in the case of assets acquired under the Warehouse Facility prior to the Closing Date).

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“Daily Simple SOFR”: For any day, SOFR for the Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may include a lookback) being established by the Collateral Manager in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR”; provided that if, and to the extent that, the Collateral Manager determines that Daily Simple SOFR cannot be determined in accordance with the foregoing, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Collateral Manager giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated collateralized loan obligation securitization transactions at such time.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Obligation”: Any debt obligation as to which:

(i)	a default as to the payment of principal and/or interest has occurred and is continuing with respect to such debt obligation (without regard to any grace period applicable thereto, or waiver thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Trustee and the Collateral Administrator in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(ii)	a default known to an Authorized Officer of the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor which is senior or pari passu in right of payment to such debt obligation of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both debt obligations are full recourse obligations of the applicable issuer or secured by the same collateral;

(iii)	the Obligor or others have instituted proceedings to have the Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such issuer has filed for protection under Chapter 11 of the Bankruptcy Code;

(iv)	the Obligor on such Collateral Obligation has a rating assigned by Fitch of “CC”, “C”, “D” or “RD” or had such rating immediately before such rating was withdrawn;

(v)	such debt obligation is junior or pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has a rating assigned by Fitch of “CC”, “C”, “D” or “RD” or had such rating immediately before such rating was withdrawn; provided, that both debt obligations are full recourse obligations of the applicable Obligor or secured by the same collateral;

(vi)	a default with respect to which the Collateral Manager has received notice or has knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such debt obligation have accelerated the repayment of the debt obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments;

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(vii)	the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation”;

(viii)	such debt obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest; or

(ix)	such debt obligation is a Participation Interest in a loan that would, if such loan were a debt obligation, constitute a “Defaulted Obligation” (other than under this clause (i)) or with respect to which the Selling Institution has a rating assigned by Fitch of “D” or “RD” or had such rating before such rating was withdrawn;

provided that (x) a debt obligation shall not constitute a Defaulted Obligation pursuant to clauses (i) through (v) and (ix) above if such debt obligation (or, in the case of a Participation Interest, the underlying loan) is a Current Pay Obligation and (y) a debt obligation shall not constitute a Defaulted Obligation pursuant to any of clauses (ii), (iii), (iv), (v) and (ix) if such debt obligation (or, in the case of a Participation Interest, the underlying loan) is a DIP Collateral Obligation.

“Defaulted Obligation Balance”: For any Defaulted Obligation or Deferring Obligation, the Fitch Collateral Value of such Defaulted Obligation or Deferring Obligation.

“Deferrable Obligation”: A Collateral Obligation which by its terms permits the deferral or capitalization of payment of accrued, unpaid interest; provided that the foregoing shall include any Permitted Deferrable Obligation.

“Deferred Interest”: With respect to any specified Class of Deferred Interest Notes, the meaning specified in Section 2.8(a).

“Deferred Interest Notes”: The Notes specified as such in Section 2.3.

“Deferred Senior Management Fee”: Any Senior Management Fee deferred by the Collateral Manager pursuant to Section 11.1(f) and the Collateral Management Agreement.

“Deferred Senior Management Fee Cap”: On any Payment Date, the maximum amount of Senior Management Fee Interest and Deferred Senior Management Fee that the Collateral Manager may be repaid on such Payment Date, equal to the lesser of (a) the amount designated by the Collateral Manager for payment on such Payment Date and (b) the amount available for distribution in excess of the amount required to give effect on a pro forma basis to all payments to be made on such Payment Date through and including clause (I) of Section 11.1(a)(i) (determined without regard for any Senior Management Fee Interest and Deferred Senior Management Fee elected by the Collateral Manager to be paid on such Payment Date).

“Deferred Subordinated Management Fee”: Any Subordinated Management Fee deferred by the Collateral Manager pursuant to Section 11.1(f) and the Collateral Management Agreement.

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“Deferring Obligation”: As of any date of determination, a Deferrable Obligation that is deferring the payment of interest due thereon (other than supplemental interest in the case of a Deferrable Obligation that continues to pay interest in cash on a current basis in accordance with the terms of such Deferrable Obligation as such terms existed prior to the applicable deferral or capitalization of interest) and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have a Moody’s Rating of at least “Baa3,” for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have a Moody’s Rating of “Ba1” or below, for the shorter of one accrual period or six consecutive months, which in any such case has not paid Cash interest on any regularly scheduled coupon since such deferral; provided that, if such obligation is paying an amount at least equal to the Benchmark as of such date of determination, it shall not be a Deferring Obligation.

“Definitive Note”: The meaning specified in Section 2.11(b).

“Delaware Trustee”: Computershare Delaware Trust Company, not in its individual capacity but solely in its capacity as Delaware trustee under the Trust Agreement, its successors in interest and any successor Delaware Trustee under the Trust Agreement.

“Delayed Drawdown Collateral Obligation”: Any Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i)	in the case of each Certificated Security (other than a Clearing Corporation Security) and Instrument,

(a)	causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(b)	causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(c)	causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii)	in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(a)	causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

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(b)	causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii)	in the case of each Clearing Corporation Security,

(a)	causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(b)	causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv)	in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”),

(a)	causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(b)	causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(v)	in the case of each Security Entitlement not governed by clauses (i) through (iv) above,

(a)	causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquire the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(b)	causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(c)	causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi)	in the case of Cash or Money,

(a)	causing the delivery of such Cash or Money to the Trustee for credit to the applicable Account or to the Custodian,

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(b)	if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(c)	causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(vii)	in the case of each general intangible (including any Participation Interest), causing the filing of a Financing Statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

In addition, the Collateral Manager on behalf of the Issuer will use reasonable efforts to obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Depositor”: GCRED BSL CLO 1 Depositor, a statutory trust formed under the laws of the State of Delaware.

“Designated Maturity”: Three months; provided that (i) with respect to the period (x) from and including the Closing Date to but excluding the First Interest Determination End Date, the Benchmark shall be determined by interpolating linearly (and rounding to five decimal places) between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available and (y) from and including the First Interest Determination End Date to but excluding the first Payment Date after the Closing Date, the Designated Maturity shall be three months and (ii) in connection with any Refinancing upon a redemption of the Secured Notes in whole, but not in part, solely with respect to the first Interest Accrual Period following the related Redemption Date, the Designated Maturity of the replacement securities issued in connection with such Refinancing will be determined by the Collateral Manager in connection with such Refinancing.

“Designated Principal Proceeds”: The meaning specified in Section 10.2(i).

“Determination Date”: The last day of each Collection Period and, for the purposes of determining whether Interest Proceeds and Principal Proceeds can be transferred to the Payment Account and applied pursuant to the Priority of Payments in connection with a Redemption Distribution Date, the Business Day preceding such Redemption Distribution Date.

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“DIP Collateral Obligation”: Any interest in a loan or financing facility that is purchased directly or by way of assignment (a) which is an obligation of (i) a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or any other applicable Bankruptcy Law or (ii) a trustee if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code or any other applicable Bankruptcy Law (in either such case, a “Debtor”) organized under the laws of the United States or any state therein or any other applicable country, or (b) on which the related Obligor is required to pay interest on a current basis and, with respect to either clause (a) or (b) above, the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i)(A) such DIP Collateral Obligation is fully secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code or any other applicable Bankruptcy Law or (B) such DIP Collateral Obligation is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code or any other applicable Bankruptcy Law and (ii) such DIP Collateral Obligation is fully secured based upon a current valuation or appraisal report. Notwithstanding the foregoing, such a loan will not be deemed to be a DIP Collateral Obligation following the emergence of the related debtor-in-possession from bankruptcy protection under Chapter 11 of the Bankruptcy Code or any other applicable Bankruptcy Law.

“Disposition Proceeds”: Proceeds received with respect to sales of Collateral Obligations, Eligible Investments and Equity Securities and the termination of any Hedge Agreement, in each case, net of reasonable out-of-pocket expenses and disposition costs in connection with such sales (with notice to the Trustee and the Collateral Administrator).

“Dissolution Expenses”: The amount of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Issuer, as reasonably certified by the Collateral Manager or the Issuer, based in part on expenses incurred by the Trustee and/or the Collateral Administrator and reported to the Collateral Manager.

“Distribution Report”: The meaning specified in Section 10.6(b).

“Domicile” or “Domiciled”: With respect to any issuer of or Obligor with respect to a Collateral Obligation: (a) except as provided in clause (b) and (c) below, its country of organization; (b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or Obligor); or (c) if its payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity that is organized in the United States or Canada, then the United States or Canada.

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which any payment is due on a Pledged Obligation in accordance with its terms.

“Electronic Means”: The meaning specified in Section 6.3(gg).

“Eligible Bond Index”: The Merrill Lynch US High Yield Master II Index (or such other nationally recognized high yield index as the Collateral Manager selects and provides notice to the Rating Agency).

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“Eligibility Criteria”: The meaning specified in the definition of “Collateral Obligation”.

“Eligible Investment Required Ratings”: (i) For securities with remaining maturities up to 30 days, a short-term credit rating of at least “F1” by Fitch or a long-term credit rating of at least “A” by Fitch or (ii) for securities with remaining maturities of more than 30 days but not in excess of 365 days, a short-term credit rating of “F1+” by Fitch or a long-term credit rating of at least “AA-” by Fitch.

“Eligible Investments”: (a) Cash or (b) any United States dollar investment that, at the time it is Delivered to the Trustee (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i)	direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy the Eligible Investment Required Ratings;

(ii)	demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)	commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that this clause (iii) shall not include extendible commercial paper or asset backed commercial paper; and

(iv)	money market funds domiciled outside of the United States which funds have, at all times, credit ratings of “AAAmmf” by Fitch (or, if not rated by Fitch, “Aaa-mf” by Moody’s);

provided, that Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (iii) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of 60 days from delivery and the Business Day prior to the next Payment Date (unless such Eligible Investments are issued by the Trustee in its capacity as a banking institution, in which case such Eligible Investments may mature on such Payment Date); provided, further, that none of the foregoing obligations or securities shall constitute Eligible Investments if (1) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (2) such obligation or security is subject to withholding tax (other than tax imposed under FATCA) unless the issuer of the security is required to make “gross-up” payments that ensure that the net amount actually received by the Issuer (after payment of all taxes, whether imposed on such Obligor or the Issuer) shall equal the full amount that the Issuer would have received had no such taxes been imposed, (3) such obligation or security is secured by real property, (4) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (5) in the Collateral Manager’s sole judgment, such obligation or security is subject to material non-credit related risks, (6) such obligation invests in or constitutes a Structured Finance Obligation or (7) such obligation or security has an “sf” subscript assigned by Moody’s. Eligible Investments may include, without limitation, those investments for which the Bank or the Trustee or an Affiliate of the Bank or the Trustee acts as offeror, is the Obligor or depository institution, or provides services and receives compensation; provided that such investments satisfy the foregoing requirements of this definition. The Trustee shall have no obligation to determine or oversee compliance with the foregoing requirements.

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“Eligible Loan Index”: With respect to each Collateral Obligation that is a loan, one of the following indices as selected by the Collateral Manager (with written notice to the Collateral Administrator) upon the acquisition of such Collateral Obligation: the Credit Suisse Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Merrill Lynch Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any replacement or other comparable nationally recognized loan index; provided that the Collateral Manager may change the index applicable to a Collateral Obligation at any time following the acquisition thereof (so long as the same index applies to all Collateral Obligations for which this definition applies) after giving notice to the Rating Agency, the Trustee and the Collateral Administrator.

“Enforcement Event”: The occurrence of the following: the principal of the Secured Notes is declared to be or otherwise becomes immediately due and payable hereunder and (in the case of a declaration) such declaration has not been rescinded or annulled.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Entitlement Order”: The meaning specified in Section 8-102(a)(8) of the UCC.

“Equity Security”: Any security or debt obligation that at the time of acquisition, conversion or exchange is not eligible for purchase by the Issuer as a Collateral Obligation, is not an Eligible Investment and is not a Permitted Collateral Obligation; provided that (x) for the avoidance of doubt, any Credit Risk Obligation or Defaulted Obligation that, in each case, is acquired by the Issuer pursuant to Section 10.2(d) or Section 12.3 shall not constitute an Equity Security and (y) on any Business Day as of which such Equity Security satisfies the definition of “Eligibility Criteria” (as tested on such date and without giving effect to the proviso set forth therein), the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Equity Security as a “Collateral Obligation”. For the avoidance of doubt, any Equity Security designated as a Collateral Obligation in accordance with the terms of this definition shall constitute a Collateral Obligation (and not an Equity Security), in each case, following such designation.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time.

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“Euroclear”: Euroclear Bank S.A./N.V. as operator of the Euroclear System.

“Event of Default”: The meaning specified in Section 5.1.

“Excepted Advances”: Customary advances made to protect or preserve rights against the borrower of or Obligor under a Collateral Obligation, preserve rights in respect of the underlying collateral or to indemnify an agent or representative for lenders pursuant to the Underlying Instruments.

“Excess CCC/Caa Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of

(i) the Aggregate Principal Balance of all Collateral Obligations included in the CCC/Caa Excess over

(ii) the sum of the Market Values of all Collateral Obligations included in the CCC/Caa Excess;

provided that (x) any Long-Dated Obligation or Specified Extended Obligation shall be included in clause (i) at its value in the Long-Dated Obligation Balance and (y) for purposes of this definition, the Market Value of each Long-Dated Obligation and Specified Extended Obligation shall not exceed its value in the Long-Dated Obligation Balance.

“Excess Par Amount”: An amount, as of any Determination Date, equal to the greater of (a) zero and (b)(i) the sum of (x) the Collateral Principal Amount (excluding Defaulted Obligations) plus (y) the aggregate of, for each Defaulted Obligation, the Fitch Collateral Value of such Defaulted Obligation less (ii) the product of 100% and the Target Par Balance.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Exercise Notice”: The meaning specified in Section 9.9(c).

“Expense Reserve Account”: The trust account established pursuant to Section 10.3(d).

“Fallback Rate”: The reference rate (including any applicable Base Rate Modifier and, if applicable, the methodology for calculating such reference rate) determined by the Collateral Manager based on (1) a quarterly rate acknowledged as a standard replacement in the leveraged loan market for leveraged loans by the LSTA or (2) the rate (other than Libor) that is consistent with the reference rate most commonly being used in (x) the quarterly pay Floating Rate Obligations included in the Assets or (y) the floating quarterly rate securities issued in the new issue collateralized loan obligation market in the prior month that bear interest based on a reference rate other than Term SOFR; provided, that if at any time when the Fallback Rate is effective the Collateral Manager notifies the Issuer, the Trustee, the Calculation Agent and the Rating Agency that any Alternative Rate can be determined by the Collateral Manager, then the Fallback Rate shall be replaced with such Alternative Rate commencing with the Interest Accrual Period immediately succeeding the Interest Accrual Period during which the Collateral Manager provides such notification. For the avoidance of doubt, the Fallback Rate shall not be the then-current Benchmark; provided further that in no event shall the Fallback Rate be Libor.

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“FATCA”: Sections 1471 through 1474 of the Code, any final or temporary, current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with either the implementation of such Sections of the Code or analogous provisions of non-U.S. law.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) without duplication, the Aggregate Principal Balance of all Defaulted Obligations, Permitted Collateral Obligations and Equity Securities that are debt obligations and (c) with respect to Defaulted Obligations, the aggregate amount of all Principal Financed Accrued Interest.

“Finance Lease”: A lease agreement or other agreement entered into in connection with and evidencing any transaction pursuant to which the obligations of the lessee to pay rent or other amounts on a triple net basis under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, are required to be classified and accounted for as a capital lease on a balance sheet of such lessee under generally accepted accounting principles in the United States.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“First Interest Determination End Date” means April 20, 2026.

“First-Lien Last-Out Loan”: Any assignment of, Participation Interest in or other interest in a loan that, prior to an event of default under the applicable Underlying Instruments, is entitled to receive payments pari passu with other senior secured loans of the same Obligor, but following an event of default under the applicable Underlying Instruments, such Collateral Obligation becomes fully subordinated to other senior secured loans of the same Obligor and is not entitled to any payments until such other senior secured loans are paid in full; provided that a senior secured loan shall not be treated as a First-Lien Last-Out Loan solely as a result of subordination to a Super Senior Revolving Facility or other customary senior facility.

“Fitch”: Fitch Ratings, Inc. and any successor in interest; provided that if Fitch is no longer rating any Class of Notes at the request of the Issuer, references to it and S&P hereunder and under and for all purposes of this Indenture and the other Transaction Documents shall be inapplicable and shall have no force or effect (except, in the case of S&P, for purposes of the Moody’s Derived Rating).

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“Fitch Collateral Value”: On any date of determination with respect to any Defaulted Obligation or Deferring Obligation, the lesser of (x) the Fitch Recovery Amount of such Defaulted Obligation or Deferring Obligation as of such date and (y) the Market Value of such Defaulted Obligation or Deferring Obligation as of such date.

“Fitch Industry Classification”: The industry classifications set forth in Schedule 8 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Fitch publishes revised industry classifications.

“Fitch Rating”: The meaning specified in Schedule 6 hereto.

“Fitch Rating Condition”: A condition that will be satisfied if Fitch has confirmed in writing, including electronic messages, facsimile, press release, posting to its internet website, or other means then considered industry standard (or has declined to undertake the review of such action by such means) to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager that no immediate withdrawal or reduction with respect to its then current rating of any Class of Notes will occur as a result of such condition being satisfied hereunder; provided that, the Fitch Rating Condition will be deemed to be satisfied if (a) no Class of Notes that has received a solicited rating from Fitch is Outstanding or if such Class of Notes is no longer rated by Fitch; (b) Fitch makes a public announcement or informs the Issuer, the Collateral Manager or the Trustee that it believes the Fitch Rating Condition is no longer required with respect to an action to which the Fitch Rating Condition applies hereunder; (c) Fitch communicates to the Issuer, the Collateral Manager or the Trustee (or their counsel) that it will not review the applicable event or circumstance for purposes of evaluating whether the Fitch Rating Condition is satisfied; or (d) confirmation has been requested from Fitch in writing at least three separate times during a 15 Business Day period and Fitch has either not made any response to such requests or has not indicated in response to any such request that it will consider the application for satisfaction of the Fitch Rating Condition.

“Fitch Recovery Amount” With respect to any Collateral Obligation that is a Defaulted Obligation or Deferring Obligation, an amount equal to (a) the applicable Fitch Recovery Rate; multiplied by (b) the Principal Balance of such Collateral Obligation.

“Fitch Recovery Rate”: The meaning specified in Schedule 6 hereto.

“Fixed Rate Notes”: Any Secured Notes issued under this Indenture (or loans entered into by the Issuer in connection with a Refinancing) that bear a fixed rate of interest.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Notes”: All of the Secured Notes (or loans entered into by the Issuer in connection with a Refinancing), collectively, other than any Fixed Rate Notes.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“GAAP”: The meaning specified in Section 6.3(j).

“Global Notes”: Any Global Secured Notes or Rule 144A Global Subordinated Notes.

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“Global Secured Notes”: Collectively, the Rule 144A Global Secured Notes and the Regulation S Global Secured Notes.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Pledged Obligations, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Pledged Obligations, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: Australia, The Netherlands and New Zealand (and, with notice to Fitch, any other additional countries as may be identified by the Collateral Manager from time to time).

“Group II Country”: Germany, Ireland, Sweden and Switzerland (and, with notice to Fitch, any other additional countries as may be identified by the Collateral Manager from time to time).

“Group III Country”: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway (and, with notice to Fitch, any other additional countries as may be identified by the Collateral Manager from time to time).

“Hedge Agreements”: Any interest rate swap, floor and/or cap agreements, including, without limitation, one or more interest rate basis swap agreements, between the Issuer and any Hedge Counterparty, as amended from time to time, and any replacement agreement entered into pursuant to Section 16.1.

“Hedge Counterparty”: Any one or more institutions that satisfy the Required Hedge Counterparty Rating that has entered into or is guaranteeing a Hedge Agreement with the Issuer, including any permitted assignee or successor under the Hedge Agreements.

“Hedge Counterparty Collateral Account”: The trust account established pursuant to Section 10.3(g).

“Hedge Counterparty Credit Support”: As of any date of determination, any cash or cash equivalents on deposit in, or otherwise to the credit of, the Hedge Counterparty Collateral Account in an amount required to satisfy the then current Rating Agency criteria.

“Holder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note.

“IAI”: An institutional Accredited Investor as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act.

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“IAI/QP”: Any Person that, at the time of its acquisition, purported acquisition and proposed acquisition of Notes is both an IAI and a Qualified Purchaser.

“Incurrence Covenant”: A covenant by the underlying Obligor under a loan to comply with one or more financial covenants only upon the occurrence of certain actions of the underlying Obligor or certain events relating to the underlying Obligor, including, but not limited to, a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture, unless, as of any date of determination, such covenant constitutes a Maintenance Covenant or such action was taken or such event has occurred, in each case the effect of which causes such covenant to meet the criteria of a Maintenance Covenant.

“Indenture”: This instrument as originally executed as of the Closing Date between the Issuer and the Trustee, as may be amended, modified or supplemented from time to time.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, manager, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent manager or independent director thereof or of any Person’s Affiliates.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer and the Collateral Manager.

“Information Agent”: The Collateral Administrator.

“Initial Purchaser”: BofA Securities, Inc., in its capacity as initial purchaser of the Notes pursuant to the Purchase Agreement.

“Initial Rating”: With respect to any Class of Secured Notes, the rating or ratings, if any, indicated in Section 2.3.

“Instructions”: The meaning specified in Section 6.3(gg).

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

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“Interest Accrual Period”: The period from and including the Closing Date to but excluding the first Payment Date after the Closing Date, and each succeeding period from and including the immediately preceding Payment Date to but excluding the following Payment Date until the principal of the Secured Notes is paid or made available for payment; provided, that any interest bearing additional Notes issued after the Closing Date pursuant to a Refinancing in accordance with the terms of this Indenture will accrue interest during the Interest Accrual Period in which such additional Notes are issued from and including the applicable date of issuance of such additional Notes to but excluding the last day of such Interest Accrual Period at the applicable interest rate for such additional Notes. For purposes of determining any Interest Accrual Period, in the case of any Fixed Rate Notes, (a) for any Payment Date that is not a Redemption Date or a Re-Pricing Date, the Payment Date shall be assumed to be the 20th day of the relevant month (irrespective of whether such day is a Business Day) and (b) for any Payment Date that is a Redemption Date or a Re-Pricing Date, the Payment Date shall be the Redemption Date or the Re-Pricing Date, as applicable.

“Interest Collection Account”: The meaning specified in Section 10.2(a).

“Interest Coverage Ratio”: With respect to any designated Class or Classes of Secured Notes, as of any date of determination, on or after the Determination Date immediately preceding the second Payment Date after the Closing Date, the percentage derived from dividing:

(i)	the sum of (a) the Collateral Interest Amount as of such date of determination minus (b) amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A), (B) and (C) of Section 11.1(a)(i); by

(ii)	interest due and payable on the Secured Notes of such Class or Classes and each Priority Class of Secured Notes on such Payment Date (excluding Deferred Interest but including any interest on Deferred Interest with respect to any such Class or Classes).

“Interest Coverage Test”: A test that is satisfied with respect to any specified Class of Notes, if as of the Determination Date immediately preceding the second Payment Date after the Closing Date, and thereafter, at any date of determination (i) the Interest Coverage Ratio for such Class or Classes is at least equal to the applicable Required Coverage Ratio for such Class or Classes, or (ii) such Class or Classes of Secured Notes are no longer outstanding.

“Interest Determination Date”: With respect to each Interest Accrual Period (or portion thereof, with respect to the first Interest Accrual Period), the second U.S. Government Securities Business Day preceding the first day of such Interest Accrual Period; provided, that (a) solely for the first Interest Accrual Period following the Closing Date, the Benchmark will be determined on (and the Interest Determination Date with respect to the related portion of the first Interest Accrual Period shall be): (i) with respect to the portion of the first Interest Accrual Period comprising the period from the Closing Date to but excluding the First Interest Determination End Date, the second U.S. Government Securities Business Day preceding the Closing Date and (ii) with respect to the remainder of the first Interest Accrual Period, the second U.S. Government Securities Business Day preceding the First Interest Determination End Date and (b) in connection with any Refinancing upon a redemption of the Secured Notes in whole, but not in part, solely with respect to the first Interest Accrual Period following the related Redemption Date, the Interest Determination Date for the replacement securities issued in connection with such Refinancing will be determined by the Collateral Manager in connection with such Refinancing. The Collateral Manager shall provide all necessary information and direct the Calculation Agent to take all reasonable steps to calculate the Benchmark pursuant to the definition of “Benchmark”, and the Calculation Agent shall be entitled to rely upon such information and shall have authority to take such actions as may be directed.

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“Interest Only Obligation”: Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i)            all payments of interest and other income received by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii)           all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii)          unless otherwise designated as Principal Proceeds by the Collateral Manager, all amendment and waiver fees, late payment fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation, or (b) the reduction of the par of the related Collateral Obligation (in the case of such amounts described in subclauses (iii)(a) and (b), as identified by the Collateral Manager in writing to the Trustee and the Collateral Administrator);

(iv)          any payment received with respect to any Hedge Agreement other than (a) an upfront payment received upon entering into such Hedge Agreement or (b) a payment received as a result of the termination of any Hedge Agreement to the extent not used by the Issuer to enter into a new or replacement Hedge Agreement (for purposes of this subclause (iv), any such payment received or to be received on or before 10:00 a.m. New York time on the last day of the Collection Period in respect of such Payment Date will be deemed received in respect of the preceding Collection Period and included in the calculation of Interest Proceeds received in such Collection Period);

(v)           any amounts deposited in the Interest Collection Account from the Expense Reserve Account or the Interest Reserve Account pursuant to Section 10.3 in respect of the related Determination Date and any monies received from external sources for the benefit of the Secured Parties (other than payments on or in respect of Collateral Obligations, Eligible Investments or any other of the Assets) and deposited by the Issuer into the Interest Collection Account pursuant to Section 10.2(h);

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(vi)          commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(vii)         any Designated Principal Proceeds;

(viii)        any Contributions made to the Issuer or funds withdrawn from the Supplemental Reserve Account which are designated as Interest Proceeds; and

(ix)           any Principal Proceeds designated by the Collateral Manager (with written notice to the Collateral Administrator) as Interest Proceeds in connection with a Refinancing pursuant to which all Classes of Secured Notes are being refinanced or are no longer Outstanding, up to the Excess Par Amount for payment on the Redemption Date of a Refinancing;

provided, that:

(1)           except as expressly set forth in clauses (2) and (3) below, any amounts received (including, but not limited to, any fees, commissions, or other recoveries) in respect of any Defaulted Obligation will constitute (A) Principal Proceeds (and not Interest Proceeds) until the aggregate of all recoveries in respect of such Defaulted Obligation (including, in connection with clause (2) below, the excess of the aggregate of all recoveries in respect of a related Permitted Collateral Obligation acquired using Principal Proceeds over the aggregate amount of Principal Proceeds used to acquire such Permitted Collateral Obligation and treated as Principal Proceeds pursuant to clause (2)) since it became a Defaulted Obligation equals the outstanding Principal Balance of such Collateral Obligation when it became a Defaulted Obligation and then (B) Interest Proceeds thereafter;

(2)           any amounts received (including, but not limited to, any fees, commissions or other recoveries) in respect of any Permitted Collateral Obligation that is acquired using Principal Proceeds and treated as a Defaulted Obligation pursuant to Section 12.3(f) shall constitute (x) Principal Proceeds (and not Interest Proceeds) until the aggregate of all recoveries in respect of such Permitted Collateral Obligation (together with all recoveries in respect of the obligation which it was exchanged for or relates to) since it was acquired by the Issuer (or, in the case of any exchanged obligation, since the earliest date on which such obligation became an Equity Security, a Credit Risk Obligation or a Defaulted Obligation, as applicable) is equal to or greater than the par value of the related asset in connection with which it was received pursuant to Section 12.3(b) as of (A) in the case of a related Defaulted Obligation, the date it became a Defaulted Obligation and (B) in the case of a related Credit Risk Obligation, the time it was exchanged, plus the greater of (I) the aggregate amount of Principal Proceeds used to acquire such Permitted Collateral Obligation and (II) without duplication, the value of such Permitted Collateral Obligation in the Adjusted Collateral Principal Amount, and then (y) Interest Proceeds thereafter;

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(3)           any amounts received (including, but not limited to, any fees, commissions or other recoveries) in respect of any Permitted Collateral Obligation that is acquired using Interest Proceeds and treated as a Defaulted Obligation pursuant to Section 12.3(f) shall constitute (x) Principal Proceeds (and not Interest Proceeds) until the aggregate of all recoveries in respect of such Permitted Collateral Obligation (together with all recoveries in respect of the obligation which it was exchanged for or relates to) since it was acquired by the Issuer (or, in the case of any exchanged obligation, since the earliest date on which such obligation became an Equity Security, a Credit Risk Obligation or a Defaulted Obligation, as applicable) is equal to or greater than the sum of (i)(A) in the case of a related Defaulted Obligation, the Defaulted Obligation Balance as of the date it became a Defaulted Obligation and (B) in the case of a related Credit Risk Obligation, an amount equal to what the Defaulted Obligation Balance would be if such Credit Risk Obligation were a Defaulted Obligation, at the time it was exchanged, plus (ii) the Defaulted Obligation Balance of such Permitted Collateral Obligation and then (y) Interest Proceeds thereafter; and

(4)           any Refinancing Proceeds shall constitute Principal Proceeds and not Interest Proceeds to the extent set forth under Section 9.6(c). Notwithstanding the foregoing, the Collateral Manager may designate in its discretion (to be exercised on or before the related Determination Date), on any date after the first Payment Date after the Closing Date, that any portion of Interest Proceeds in a Collection Period be deemed to be Principal Proceeds.

“Interest Reserve Account”: The trust account established pursuant to Section 10.3(e).

“Interest Reserve Amount”: An amount equal to U.S.$0.

“Investment Advisers Act”: The Investment Advisers Act of 1940, as amended from time to time.

“Investment Company Act”: The Investment Company Act of 1940, as amended from time to time.

“IRS”: The U.S. Internal Revenue Service.

“Issuer”: As defined in the first sentence of this Indenture.

“Issuer Order”: A written order dated and signed in the name of the Issuer (which written order may be a standing order) by an Authorized Officer of the Issuer or, to the extent permitted herein, by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer. An order or request provided in a facsimile, email or other electronic communication by a Responsible Officer of the Issuer or by a Responsible Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, in each case except to the extent the Trustee requests otherwise.

“Junior Class”: With respect to a particular Class of Notes, each Class of Notes that is subordinated to such Class, as indicated in Section 2.3.

“Knowledgeable Employee”: The meaning set forth in Rule 3c-5 promulgated under the Investment Company Act.

“Libor”: The London interbank offered rate.

“Long-Dated Obligation”: Any Collateral Obligation with a maturity later than the earliest Stated Maturity of the Notes; provided that, if any Collateral Obligation has Scheduled Distributions that occur both before and after such Stated Maturity, only the Scheduled Distributions on such Collateral Obligation occurring after such Stated Maturity will constitute a Long-Dated Obligation; provided, further, that, in determining the Scheduled Distributions on such Collateral Obligation occurring after such Stated Maturity, such Collateral Obligation will be deemed to have a maturity and amortization schedule based on zero unscheduled prepayments.

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“Long-Dated Obligation Balance”: For each Long-Dated Obligation and Specified Extended Obligation, an amount equal to the lower of (i) the Market Value of such Long-Dated Obligation or Specified Extended Obligation or (ii) the outstanding Principal Balance of such Long-Dated Obligation or Specified Extended Obligation multiplied by 70%; provided that, the Long-Dated Obligation Balance of any Long-Dated Obligation or Specified Extended Obligation with a stated maturity greater than two years after the earliest Stated Maturity of the Notes will be zero.

“LSTA”: The Loan Syndications and Trading Association.

“Maintenance Covenant”: As of any date of determination, a covenant by the underlying Obligor of a loan to comply with one or more financial covenants during each reporting period applicable to such loan, whether or not any action by, or event relating to, the underlying Obligor occurs after such date of determination and regardless of whether such covenant is only applicable until or after the expiration of a certain period of time after the initial issuance of such loan, and includes a covenant that applies only when the related loan is funded.

“Majority”: With respect to any Class of Notes, the Holders of at least 50% of the Aggregate Outstanding Amount of the Notes of such Class.

“Management Fees”: Collectively, the Senior Management Fee, the Senior Management Fee Interest, the Deferred Senior Management Fee, the Subordinated Management Fee, the Subordinated Management Fee Interest, the Deferred Subordinated Management Fee and the Collateral Manager Incentive Fee Amount.

“Mandatory Redemption”: The meaning specified in Section 9.1.

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock.”

“Market Value”: With respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the principal amount thereof and the price (expressed as a percentage of par) determined in the following manner:

(i)	the bid-side quote determined by any of Loan Pricing Corporation, MarkIt Partners, FT Interactive, Bridge Information Systems or KDP or any other nationally recognized loan or bond pricing service selected by the Collateral Manager, or

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(ii)	if such quote described in clause (i) is not available, or the Collateral Manager determines in accordance with the standards of the Collateral Manager such price does not reflect the value of such asset,

(A)	the average of the bid-side quotes determined by three broker-dealers active in the trading of such asset that are Independent (with respect to each other and the Collateral Manager); or

(B)	if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(C)	with respect to determining Market Value in connection with calculating the Adjusted Collateral Principal Amount only, if only one such bid can be obtained, such bid; provided that this subclause (C) shall not apply at any time at which the Collateral Manager is not a Registered Investment Adviser under the Investment Advisers Act; or

(iii)	if such quote or bid described in clause (i) or (ii) is not available, then the Market Value of such Collateral Obligation shall be the lowest of (x) 70% of the outstanding principal amount of such Collateral Obligation, (y) the Market Value determined by the Collateral Manager exercising reasonable commercial judgment, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it and (z) the purchase price of such Collateral Obligation; provided, that, if the Collateral Manager is not a Registered Investment Adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (iii) for more than 30 days; or

(iv)	if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (i) or (ii) above.

“Master Loan Sale Agreement”: The master loan sale agreement dated as of the Closing Date, among the BDC, as seller, the Depositor, as intermediate seller and the Issuer, as buyer, as amended or otherwise modified from time to time.

“Material Covenant Default”: A default by an Obligor with respect to any Collateral Obligation, which subject to any grace periods contained in the related Underlying Instruments, gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Obligation.

“Maturity”: With respect to any Notes, the date on which the unpaid principal of such Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: An amendment (other than in connection with an insolvency, bankruptcy or workout of the Obligor thereof or the reorganization or debt restructuring of the Obligor thereof if such Collateral Obligation is a Defaulted Obligation, Credit Risk Obligation or Permitted Collateral Obligation) to the Underlying Instruments governing a Collateral Obligation that extends the Stated Maturity of such Collateral Obligation that is not a Credit Amendment. For the avoidance of doubt, an amendment that would extend the Stated Maturity of any tranche of the credit facility of which a Collateral Obligation is part, but would not extend the Stated Maturity of the Collateral Obligation held by the Issuer, does not constitute a Maturity Amendment.

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“Measurement Date”: (i) Any day on which the Issuer purchases, or enters into a commitment to purchase, a Collateral Obligation, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report is calculated and (iv) with five Business Days prior notice, any Business Day requested by Fitch if such Rating Agency is then rating any Class of outstanding Notes.

“Merging Entity”: The meaning specified in Section 7.10.

“Middle Market Loan”: A debt obligation in respect of which the total potential indebtedness of its Obligor under all Underlying Instruments governing such Obligor’s indebtedness has an aggregate issuance amount (whether drawn or undrawn) of less than U.S.$150,000,000.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.6(a).

“Monthly Report Determination Date”: The meaning specified in Section 10.6(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 3 (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).

“Moody’s Derived Rating”: With respect to any Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Obligation as set forth in Schedule 3 (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).

“Moody’s Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 3 (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).

“Net Exposure Amount”: As of the applicable Cut-Off Date, with respect to any Collateral Obligation which is a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the lesser of (i) the aggregate amount of the then unfunded funding obligations thereunder and (ii) the amount necessary to cause, on the applicable Cut-Off Date with respect to such Collateral Obligation, the amount of funds on deposit in the Unfunded Exposure Account to be at least equal to the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets.

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“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the sum of (i) the Aggregate Principal Balance of all Collateral Obligations conveyed by the Retention Provider to the Issuer prior to such date, calculated as of the respective Cut-Off Dates of such Collateral Obligations, and (ii) the Aggregate Principal Balance of all Collateral Obligations acquired by the Issuer other than from the Retention Provider prior to such date minus (b) the Aggregate Principal Balance of all Collateral Obligations sold to or repurchased or substituted by, or otherwise transferred to, the Retention Provider prior to such date.

“Non-Call Period”: The period from the Closing Date to but excluding January 14, 2027.

“Non-Emerging Market Obligor”: An Obligor that is Domiciled in (a) the United States of America or (b)(1) any country that has a foreign currency ceiling rating of at least “Aa2” by Moody’s or (2) any country that has a sovereign rating of at least “AA-” by Fitch.

“Non-Permitted ERISA Holder”: The meaning specified in Section 2.12(c).

“Non-Permitted Holder”: The meaning specified in Section 2.12(b).

“Note Interest Amount”: With respect to any specified Class of Secured Notes and any Interest Determination Date (except in the case of the first Interest Determination Date), the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Outstanding principal amount of such Class of Secured Notes.

“Note Interest Rate”: (a) With respect to any Class of Floating Rate Notes, (i) unless a Re-Pricing has occurred, the per annum interest rate payable on the Floating Rate Notes of any such specified Class with respect to each Interest Accrual Period (or portion thereof, with respect to the first Interest Accrual Period following the Closing Date) equal to the Benchmark for such Interest Accrual Period (or portion thereof, with respect to the first Interest Accrual Period following the Closing Date) plus the spread specified in Section 2.3 with respect to such Notes and (ii) upon the occurrence of a Re-Pricing, the applicable Re-Pricing Rate plus the Benchmark for such Interest Accrual Period and (b) with respect to any Class of Fixed Rate Notes, (i) unless a Re-Pricing has occurred, the per annum fixed interest rate payable on the Fixed Rate Notes of any such specified Class with respect to each Interest Accrual Period and (ii) upon the occurrence of a Re-Pricing, the applicable Re-Pricing Rate for such Interest Accrual Period.

“Note Payment Sequence”: The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i)            to the payment of principal of the Class A-1 Notes until such amount has been paid in full;

(ii)           to the payment of principal of the Class A-2 Notes until such amount has been paid in full;

(iii)          to the payment of principal of the Class B Notes until such amount has been paid in full;

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(iv)          to the payment of accrued and unpaid interest (including any defaulted interest) and then to any Deferred Interest on the Class C Notes until such amounts have been paid in full; and

(v)           to the payment of principal of the Class C Notes until such amount has been paid in full.

“Notes”: Collectively, the Notes (including the Subordinated Notes) authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3) or any supplemental indenture.

“NRSRO”: Any nationally recognized statistical rating organization, other than any Rating Agency.

“NRSRO Certification”: A certification substantially in the form of Exhibit D executed by a NRSRO in favor of the Issuer and the Information Agent that states that such NRSRO has provided the Issuer with the appropriate certifications under Exchange Act Rule 17g-5(a)(3)(iii)(B) and that such NRSRO has access to the 17g-5 Website.

“Obligor”: The obligor or guarantor under a loan, as the case may be.

“Offer”: With respect to any loan or security, (i) any offer by the Obligor or issuer in respect thereof or by any other Person made to all of the holders of such loan or security to purchase or otherwise acquire such loan or security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such loan or security into or for Cash, loans or securities or any other type of consideration or (ii) any solicitation by the Obligor or issuer in respect thereof or by any other Person to amend, modify or waive any provision of such loan or security or any related Underlying Instruments.

“Offering”: The offering of the Notes pursuant to the Offering Circular.

“Offering Circular”: The offering circular, dated January 12, 2026 relating to the offering of the Notes, including any supplements thereto.

“Officer”: (a)  With respect to the Issuer, any person to whom the rights and powers of management thereof are delegated in accordance with the Trust Agreement; (b) with respect to the Collateral Manager, any manager of the Collateral Manager or any duly authorized officer of the Collateral Manager (as indicated on an incumbency certificate delivered to the Trustee) with direct responsibility for the administration of the Collateral Management Agreement and this Indenture and also, with respect to a particular matter, any other duly authorized officer of the Collateral Manager to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject; (c) with respect to any corporation or exempted company, the chairman of the board of directors, any director, the chief executive officer, the president, the chief financial officer, any vice president, the secretary, any assistant secretary, the treasurer or any assistant treasurer of such entity; with respect to any limited liability company, any director or authorized manager thereof or other officer authorized pursuant to the limited liability company agreement or memorandum and articles of association of such limited liability company; with respect to any partnership, any general partner thereof; and (d) with respect to any bank or trust company acting as trustee of an express trust or as custodian, any Trust Officer.

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“offshore transaction”: The meaning specified in Regulation S.

“Opinion of Counsel”: A written opinion addressed to the Trustee, the Issuer and, if required by the terms hereof, the Rating Agency, in form and substance reasonably satisfactory to the Trustee, of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any state of the United States or the District of Columbia, which attorney (or law firm) may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, and which firm or attorney, as the case may be, shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee, the Issuer and, if required by the terms hereof, the Rating Agency or shall state that the Trustee, the Issuer and, if applicable, the Rating Agency shall be entitled to rely thereon.

“Optional Redemption”: A redemption of the Notes in accordance with Section 9.2.

“Optional Redemption by Refinancing”: The meaning specified in Section 9.2(a).

“Other Plan Law”: Any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding”: With respect to all of the Notes or the Notes of any specified Class, as of any date of determination, all of the Notes or all of the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i)	Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation or registered in the Register on the date the Trustee provides notice to the Holders pursuant to Section 4.1 that this Indenture has been discharged;

(ii)	Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)	Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a Protected Purchaser;

(iv)	Notes alleged to have been mutilated, defaced, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.7; and

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(v)	Surrendered Notes that have been cancelled by the Trustee; provided that for purposes of calculation of any Overcollateralization Ratio, any Surrendered Notes shall be deemed to remain Outstanding until all Notes of the applicable Class and each Class that is senior in right of principal payment thereto in the Note Payment Sequence have been retired or redeemed, and during such period such Surrendered Notes will be deemed to have an Aggregate Outstanding Amount equal to their Aggregate Outstanding Amount as of the date of surrender, reduced proportionately with, and to the extent of, any payments of principal on Notes of the same Class thereafter;

provided, that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under the Collateral Management Agreement, (I) Notes owned by the Issuer or (only in the case of a vote on (i) the removal of the Collateral Manager for “Cause” and (ii) the waiver of any event constituting “Cause” as a basis for termination of the Collateral Management Agreement and removal of the Collateral Manager) the Collateral Manager Notes shall be disregarded and deemed not to be Outstanding, except that, (x) in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes a Trust Officer of the Trustee has actual knowledge, based solely on transfer certificates received pursuant to the terms of Section 2.6 (or has otherwise been provided written notice of) to be so owned shall be so disregarded and (y) if all Notes are Collateral Manager Notes, Collateral Manager Notes shall not be so disregarded and (II) Notes so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Persons specified above.

“Overcollateralization Ratio”: With respect to any specified Class or Classes of Secured Notes as of any Measurement Date, the percentage derived from dividing: (a) the Adjusted Collateral Principal Amount by (b) the sum of (i) the Aggregate Outstanding Amounts of the Secured Notes of such Class or Classes and each Priority Class of Secured Notes, plus (ii) Deferred Interest with respect to such Class or Classes and each Priority Class of Secured Notes.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any Class or Classes of Secured Notes as of the Determination Date immediately preceding the first Payment Date after the Closing Date and each subsequent Measurement Date, if (i) the Overcollateralization Ratio for such Class or Classes is at least equal to the applicable Required Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes are no longer Outstanding.

“Pari Passu Class”: With respect to each Class of Notes, each Class of Notes that ranks pari passu with such Class, as indicated in Section 2.3.

“Partial Refinancing”: The meaning specified in Section 9.2(a).

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“Participation Interest”: A participation interest in a loan that, at the time of acquisition, or the Issuer’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation would constitute a Collateral Obligation were it acquired directly, (ii) the Selling Institution is a lender on the loan, (iii) the aggregate participation in the loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full (without the benefit of financing from the Selling Institution) at the time of the Issuer’s acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a LSTA, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Partner”: Any Holder or beneficial owner of an interest in the Subordinated Notes or any other Class of Notes (or any other interests in the Issuer) that is characterized as equity in the Issuer for U.S. federal income tax purposes.

“Partnership Interest”: Any Note or other interest in the Issuer that is characterized as equity in the Issuer for U.S. federal income tax purposes.

“Partnership Representative”: The meaning specified in Section 7.16(i).

“Partnership Tax Audit Rules”: The meaning specified in Section 7.16(j).

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

“Payment Account”: The payment account of the Trustee established pursuant to Section 10.3(a).

“Payment Date”: (i) The 20th day of January, April, July and October of each year (or if such day is not a Business Day, the next succeeding Business Day), commencing in July 2026, except that the final Payment Date (subject to any earlier redemption or payment of the Notes) shall be the latest Stated Maturity, (ii) each Redemption Date (other than a Redemption Date in connection with a Partial Refinancing) and (iii) after the date on which no Secured Notes are deemed or considered Outstanding, any Business Day that the Collateral Manager shall designate as a “Payment Date” in accordance with Section 11.1(h).

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Collateral Obligation”: A debt obligation, other than a subordinated loan, received by the Issuer that does not satisfy one or more of the following criteria in the definition of “Eligibility Criteria” but otherwise satisfies the remaining criteria in such definition: clauses (i), (iii), (viii), (ix), (x), (xi), (xviii) (only with respect to whether such debt obligation is a Zero-Coupon Security), (xix), (xx), (xxi), (xxii) or (xxiii); provided that on any Business Day as of which such Permitted Collateral Obligation satisfies the definition of “Eligibility Criteria,” (as tested on such date and without giving effect to the proviso set forth therein), the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Permitted Collateral Obligation as a “Collateral Obligation”. For the avoidance of doubt, any Permitted Collateral Obligation designated as a Collateral Obligation in accordance with the terms of this definition shall constitute a Collateral Obligation (and not a Permitted Collateral Obligation), in each case, following such designation.

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“Permitted Deferrable Obligation”: Any Deferrable Obligation that (or the Underlying Instruments of which) carries a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, the Benchmark (or any other applicable index in the Underlying Instruments) per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years; provided, that a restructured Collateral Obligation or a new Collateral Obligation, in each case, received in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the obligor thereof that, after such restructuring or receipt thereof (as applicable), either permits the deferral of all interest or has a current cash pay interest rate lower than required by clause (a) or (b) of this definition may be deemed a Permitted Deferrable Obligation by the Collateral Manager in its sole discretion.

“Permitted Non-Loan Assets”: Bonds and notes (including unsecured bonds or notes and subordinated bonds or notes).

“Permitted Offer”: A tender offer, voluntary redemption, exchange offer, conversion or other similar action (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate such tender offer, voluntary redemption, exchange offer, conversion or other similar action.

“Permitted Use”: With respect to any amount on deposit in the Supplemental Reserve Account, any of the following uses: (i) the transfer of amounts to the Collection Account for application as Principal Proceeds; (ii) the transfer of amounts to the Collection Account for application as Interest Proceeds; (iii) the repurchase of Secured Notes of any Class through a tender offer, in the open market, or in a private negotiated transaction (in each case, subject to applicable law and the provisions of Section 2.14); (iv) to pay for any costs or expenses associated with a Refinancing or Re-Pricing; (v) the purchase of one or more assets referred to in Section 12.3(c) and (vi) any other application or purpose not specifically prohibited by this Indenture.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Plan Fiduciary”: The meaning specified in Section 2.6(c).

“Pledged Obligations”: As of any date of determination, all debt obligations, securities and other assets then owned by the Issuer that form part of the Assets that have been granted to the Trustee.

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“Post-Acceleration Payment Date”: Any Payment Date after the principal of the Secured Notes has been declared to be or has otherwise become immediately due and payable pursuant to Section 5.2; provided that (in the case of a declaration) such declaration has not been rescinded or annulled.

“Principal Balance”: Subject to Section 1.2, with respect to any Pledged Obligation, as of any date of determination, the outstanding principal amount of such Pledged Obligation (excluding any capitalized interest), including the funded and unfunded balance on any Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation; provided that for all purposes (i) the Principal Balance of any Equity Security, shall be deemed to be zero and (ii) the “Principal Balance” of any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation shall not include the unfunded balance of such obligation for purposes of any test or determination under this Indenture if the effect thereof would be to double-count such amounts and amounts on deposit in the Unfunded Exposure Account.

“Principal Collection Account”: The meaning specified in Section 10.2(a).

“Principal Financed Accrued Interest”: With respect to (a) any Collateral Obligation owned or purchased by the Issuer on the Closing Date, any unpaid interest on such Collateral Obligation that accrued prior to the Closing Date that was owing to the Issuer and remained unpaid as of the Closing Date and (b) any Collateral Obligation purchased after the Closing Date, any payments received with respect to such Collateral Obligation by the Issuer that are attributable to the payment of accrued interest thereon, which accrued interest was purchased with Principal Proceeds at the time such Collateral Obligation was purchased by the Issuer; provided, that in the case of this clause (b), Principal Financed Accrued Interest will not include any amounts attributable to accrued interest purchased with Interest Proceeds deemed to be Principal Proceeds as set forth in the definition of “Interest Proceeds.”

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received or deemed to be received by the Issuer from any source during the related Collection Period that do not constitute Interest Proceeds and any amounts that have been designated as Principal Proceeds pursuant to the terms hereof.

“Priority Class”: With respect to any specified Class of Notes, each Class of Notes that ranks senior to such Class, as indicated in Section 2.3.

“Priority Hedge Termination Event”: The occurrence (a) of any termination under a Hedge Agreement with respect to which the Issuer is the sole Defaulting Party or Affected Party (each as defined in the relevant Hedge Agreement), (b) with respect to either the Issuer or the Hedge Counterparty, of any event described in Section 5(b)(i) (“Illegality”) of any Hedge Agreement, or (c) of the liquidation of Assets pursuant to Article 5 of this Indenture due to an Event of Default under this Indenture.

“Priority of Payments”: The meaning specified in Section 11.1(a).

“Proceeding”: Any suit in equity, action at law or other judicial or non-judicial enforcement or administrative proceeding.

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“Protected Purchaser”: The meaning specified in Section 8-303 of the UCC.

“Purchase Agreement”: The note purchase agreement dated the Closing Date between the Issuer and the Initial Purchaser, relating to the purchase of the Notes, as amended from time to time.

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

“Qualified Institutional Buyer”: The meaning specified in Rule 144A under the Securities Act.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 under the Investment Company Act.

“Rating Agency”: Fitch, only for so long as Notes rated by such entity on the Closing Date are Outstanding and rated by such entity. For so long as Fitch is the only rating agency rating the Notes at the request of the Issuer, references herein to “each Rating Agency” and other words of similar effect shall be deemed to refer solely to Fitch.

“Record Date”: As to any applicable Payment Date or Redemption Distribution Date, (i) with respect to the Global Secured Notes and the Rule 144A Global Subordinated Notes, the date one day prior to such Payment Date or Redemption Distribution Date and (ii) with respect to the Certificated Secured Notes and the Certificated Subordinated Notes, the last day of the month immediately preceding such Payment Date or Redemption Distribution Date (whether or not a Business Day).

“Redemption by Liquidation”: The meaning specified in Section 9.2(a).

“Redemption Date”: Any Business Day specified for a redemption or repayment of Notes pursuant to Article 9 (other than a Mandatory Redemption) unless the related notice of redemption is withdrawn by the Issuer as provided in Section 9.5; provided that if such redemption relates to a Refinancing that does not occur on such date, such date shall cease to be a Redemption Date.

“Redemption Distribution Date”: The meaning specified in Section 9.2(i).

“Redemption Distribution Direction”: The meaning specified in Section 10.6(i).

“Redemption Price”: When used with respect to (a) any Class of Secured Notes to be redeemed, an amount equal to (i) 100% of the outstanding principal amount thereof plus (ii) accrued and unpaid interest thereon (including Deferred Interest and interest on any accrued and unpaid Deferred Interest with respect to such Secured Notes), to the Redemption Date, and (b) any Subordinated Note, its proportional share (based on the outstanding principal amount of such Subordinated Notes) of the Subordinated Note Redemption Price; provided, that holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect, by written notice to the Issuer, the Trustee, the Paying Agent and the Collateral Manager, to receive in full payment for the redemption of its Secured Notes or Subordinated Notes an amount less than the Redemption Price that would otherwise be payable in respect of such Class of Secured Notes or Subordinated Notes, in which case, such reduced price will be the “Redemption Price” for such Class of Notes.

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“Redemption Settlement Delay”: The meaning specified in Section 9.5(b).

“Refinanced Notes”: Each Class of Secured Notes that is the subject of a Partial Refinancing.

“Refinancing”: The meaning specified in Section 9.2(a).

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Refinancing Rate Condition”: With respect to any Partial Refinancing, a condition that is satisfied for the related Refinanced Notes that are to be refinanced by the related Replacement Notes when: (i)(a) the spread over the Benchmark of the Replacement Notes is not greater than the spread over the Benchmark of the Refinanced Notes, if both the Replacement Notes and the Refinanced Notes are Floating Rate Notes; (b) the Note Interest Rate of the Replacement Notes is not greater than the Note Interest Rate of the Refinanced Notes, if both the Refinanced Notes and the Replacement Notes are Fixed Rate Notes; or (c) the weighted average Note Interest Rate of the Replacement Notes does not exceed the weighted average Note Interest Rate of the Refinanced Notes (measured as of the date of such Refinancing); (ii) if either (x) the Refinanced Notes are Fixed Rate Notes, and the Replacement Notes are Floating Rate Notes (in either case in whole or in part), or (y) the Refinanced Notes are Floating Rate Notes, and the Replacement Notes are Fixed Rate Notes (in either case in whole or in part), the rate of interest (including any Base Rate Modifier (if any)) payable on the Replacement Notes (in the reasonable determination of the Collateral Manager) is expected to be lower than the rate of interest (including any Base Rate Modifier (if any)) that would have been payable on the Refinanced Notes over the expected remaining life of the Refinanced Notes (in each case determined on a weighted average basis over such expected remaining life), had such Partial Refinancing not occurred; (iii) the Issuer and the Trustee have received an Officer’s certificate of the Collateral Manager certifying that the conditions specified in clauses (i) or (ii) above, as applicable, have been satisfied with respect to such Partial Refinancing; and (iv) in the case of a Partial Refinancing effected under clause (ii) above, if the Fitch Rating Condition is satisfied.

“Register” and “Registrar”: The respective meanings specified in Section 2.6(a).

“Registered”: In registered form for U.S. federal income tax purposes, unless not treated as a “registration-required obligation” under Section 163 of the Code.

“Registered Investment Adviser”: A Person duly registered as an investment adviser (including, for the avoidance of doubt, any Person that is a relying adviser of a Person that has registered as an investment adviser under the Investment Advisers Act) in accordance with and pursuant to Section 203 of the Investment Advisers Act.

“Regulation D”: Regulation D, as amended, under the Securities Act.

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“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i).

“Relevant Governmental Body”: The Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, including the Alternative Reference Rates Committee, or any successor thereto.

“Replacement Notes”: The meaning specified in Section 9.2(a).

“Re-Priced Class”: The meaning specified in Section 9.9(a).

“Re-Pricing”: The meaning specified in Section 9.9(a).

“Re-Pricing Date”: The meaning specified in Section 9.9(b).

“Re-Pricing Eligible Secured Notes”: The Class A-2 Notes, the Class B Notes and the Class C Notes.

“Re-Pricing Intermediary”: The meaning specified in Section 9.9(a).

“Re-Pricing Rate”: The meaning specified in Section 9.9(b).

“Required Coverage Ratio”: With respect to a specified Class of Secured Notes and the related Interest Coverage Test or Overcollateralization Ratio Test as the case may be, as of any date of determination, the applicable percentage indicated below opposite such specified Class:

Class	Required Overcollateralization Ratio
A/B	120.29%
C	112.40%
Class	Required Interest Coverage Ratio
A/B	120.00%
C	110.00%

“Required Hedge Counterparty Rating”: With respect to any Hedge Counterparty, the ratings required by the criteria of Fitch in effect at the time of execution of the related Hedge Agreement (if Fitch is rating any Class of Secured Notes at such time), except to the extent that Fitch provides written confirmation that one or more of such ratings from Fitch is not required to be satisfied.

“Reset Amendment”: The meaning specified in the proviso to Section 8.2(a).

“Resolution”: With respect to the Issuer, (a) a written direction of the beneficial owner of the Issuer to the designated manager or any other person to whom the beneficial owner has a right to direct or provide direction to under the Trust Agreement or (b) a resolution of the board of trustees of the designated manager, in its capacity to manage and conduct the activities of the Issuer under the Trust Agreement.

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“Responsible Officer”: With respect to any Person, any duly authorized director, officer or manager of such Person with direct responsibility for the administration of the applicable agreement and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Retention Provider”: On the Closing Date, GCRED BSL CLO 1 Depositor, in its capacity as a “majority-owned affiliate” of a “sponsor” of this transaction (as such term is defined in the U.S. Risk Retention Rules in effect on the Closing Date), in its capacity as Retention Provider, and thereafter any successor, assignee or transferee thereof permitted under the U.S. Risk Retention Rules.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation shall be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Global Subordinated Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Information”: The meaning specified in Section 7.14.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“S&P”: S&P Global Ratings, an S&P Global Ratings Inc. business, and any successor or successors thereto.

“S&P Industry Classification”: The S&P Industry Classifications set forth in Schedule 2 hereto, which industry classifications may be updated at the option of the Collateral Manager if S&P publishes revised industry classifications.

“S&P Rating”: The meaning specified in Schedule 4 hereto.

“Sale”: The meaning specified in Section 5.17(a).

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“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets less any reasonable expenses incurred by the Collateral Manager, the Trustee or the Collateral Administrator (other than amounts payable as Administrative Expenses) in connection with such sales.

“Schedule of Initial Collateral Obligations”: Schedule 1 hereto. Upon any delivery by the Collateral Manager to the Trustee (for posting to the Trustee’s internet website in accordance with Section 10.6(g)) of an updated Schedule 1 for the purpose of reflecting confirmed details of the portfolio of initial Collateral Obligations held by the Issuer as of the Closing Date, such updated Schedule 1 shall constitute the Schedule of Initial Collateral Obligations for all purposes hereunder.

“Scheduled Distribution”: With respect to any Collateral Obligation, each payment of principal and/or interest scheduled to be made by the related Obligor under the terms of such Collateral Obligation (determined in accordance with the assumptions specified in Section 1.2 hereof) after the related Cut-Off Date, as adjusted pursuant to the terms of the related Underlying Instruments.

“Second Lien Loan”: Any assignment of or Participation Interest, in or other interest in a loan that (i)(a) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such loan and (b) is secured by a valid second priority perfected security interest or lien to or on specified collateral securing the Obligor’s obligations under the loan, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral or (ii) is a First-Lien Last-Out Loan.

“Secured Holder”: Any Holder of a Secured Note.

“Secured Notes”: The Notes (other than the Subordinated Notes).

“Secured Parties”: The meaning specified in the Granting Clause.

“Securities Account Control Agreement”: An agreement dated as of the Closing Date among the Issuer, the Trustee and the Bank, as securities intermediary and custodian, as amended from time to time in accordance with the terms thereof.

“Securities Act”: The United States Securities Act of 1933, as amended from time to time.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

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“Senior Management Fee”: The fee payable to the Collateral Manager in arrears on each Payment Date pursuant to the Collateral Management Agreement and Section 11.1 of this Indenture, in an amount equal to 0.10% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period) of the Fee Basis Amount measured as of the first day of the Collection Period relating to each Payment Date.

“Senior Management Fee Interest”: Interest on any accrued and unpaid Senior Management Fee and Deferred Senior Management Fee, which shall accrue at a rate per annum equal to the Benchmark plus 0.20% for the period from (and including) the date on which such fees shall be payable or, if not paid, the date on which it was deferred, to (but excluding) the date of payment thereof (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Senior Secured Loan”: Any assignment of, Participation Interest in or other interest in a loan that (i)(a) is secured by a first priority perfected security interest or lien on specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens), (b) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations); and (c) the value of the collateral securing such loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay such loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral and (ii) is not a First-Lien Last-Out Loan.

“Senior Unsecured Loan”: (i) Any assignment of or Participation Interest in or other interest in any loan obligation of any corporation, limited liability company, partnership, trust or other entity that is secured by a perfected security interest or lien on specified collateral that is subordinated to a Second Lien Loan and not (and by its terms is not permitted to become) subordinated to any other unsecured indebtedness of the Obligor or (ii) any assignment of or Participation Interest in any senior unsecured loan obligation of any corporation, limited liability company, partnership, trust or other entity which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such loan.

“SIFMA Website”: The internet website of the Securities Industry and Financial Markets Association, currently located at https://www.sifma.org/resources/general/holiday-schedule, or such successor website as identified by the Collateral Manager to the Trustee and the Calculation Agent.

“Signature Law”: The meaning specified in Section 14.12.

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in a Note (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

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“SOFR”: With respect to any day the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Extended Obligation”: The meaning specified in Section 12.5(b).

“Specified Reporting Items”: The percentage of the Collateral Principal Amount that consists of each of the following:

(a)	Senior Secured Loans, cash and Eligible Investments;

(b)	Collateral Obligations issued by the Obligor that constitutes the largest single Obligor; provided that one Obligor will not be considered an affiliate of another Obligor solely because they are controlled by the same financial sponsor;

(c)	CCC Collateral Obligations;

(d)	Caa Collateral Obligations;

(e)	Fixed Rate Obligations;

(f)	Obligors Domiciled in all countries (in the aggregate) other than the United States;

(g)	Collateral Obligations issued by Obligors that belong to the S&P Industry Classification that constitutes the largest single S&P Industry Classification; and

(h)	Cov-Lite Loans.

“Standby Directed Investment”: JPM 100% US Treasury Securities MMF #3163 (CJTXX).

“Stated Maturity”: With respect to any Collateral Obligation, the maturity date specified in such Collateral Obligation or applicable Underlying Instrument; and with respect to the Notes of any Class, the date specified as such in Section 2.3.

“Step-Down Obligation”: Any Collateral Obligation the Underlying Instruments of which contractually mandate decreases in coupon payments or spread over time (in each case other than decreases that are conditioned upon an improvement in the creditworthiness of the Obligor or changes in a pricing grid or based on improvements in financial ratios or other similar coupon or spread reset features); provided, that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

“Step-Up Obligation”: An obligation or security which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

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“Structured Finance Obligation”: Any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single-asset repackages.

“Subordinated Management Fee”: The fee payable to the Collateral Manager in arrears on each Payment Date pursuant to the Collateral Management Agreement and the Priority of Payments, in an amount equal to 0.40% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period) of the Fee Basis Amount measured as of the first day of the Collection Period relating to each Payment Date.

“Subordinated Management Fee Interest”: Interest on any accrued and unpaid Subordinated Management Fee and Deferred Subordinated Management Fee, which shall accrue at a rate per annum equal to the Benchmark for the period from (and including) the date on which such fees shall be payable, or if not paid, the date on which it was deferred, to (but excluding) the date of payment thereof (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Subordinated Note Redemption Price”: (i) In the event the Subordinated Notes are being redeemed in connection with a liquidation of the Assets in whole, the amount of the proceeds of the Assets (including proceeds created when the lien of this Indenture is released) remaining after giving effect to the redemption of the Secured Notes in full and payment in full of (and/or creation of a reserve for) all fees and expenses (including the Management Fees and Administrative Expenses without regard to any cap) of the Issuer or (ii) in the event the Subordinated Notes are otherwise being redeemed or refinanced, the price, as determined by the Collateral Manager on the date of a Refinancing, equal to the following: (a) amounts on deposit in the Principal Collection Account, the Interest Collection Account and the Unfunded Exposure Account immediately prior to such Refinancing plus (b) an amount equal to the sum of the products of (x) the average of the “bid” and “ask” price for each Collateral Obligation held by the Issuer (as determined in the sole discretion by the Collateral Manager) and (y) the principal balance of each such Collateral Obligation (excluding solely for purposes of this definition the unfunded commitments under any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation) plus (c) an amount equal to the sum of the products of (x) the average of the “bid” and “ask” price of each Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation minus 100% and (y) the unfunded commitments under each Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation plus (d) an amount equal to accrued interest on the Collateral Obligations (other than Defaulted Obligations) held by the Issuer immediately prior to such Refinancing minus (e) the Redemption Prices of the Secured Notes minus (f) any Contribution Repayment Amounts to be paid on the related Redemption Date minus (g) any fees and expenses incurred in connection with such Refinancing and the associated supplemental indenture.

“Subordinated Notes”: The subordinated notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

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“Subordinated Notes Internal Rate of Return”: An annualized internal rate of return (computed using the “XIRR” function in Microsoft® Excel 2002 or an equivalent function in another software package) on an investment in the Subordinated Notes (assuming a purchase price of 100%), stated on a per annum basis, based on the following cash flows from and after the Closing Date:

(i)	each distribution of Interest Proceeds made to the holders of the Subordinated Notes on any prior Payment Date and, to the extent necessary to reach the applicable Subordinated Notes Internal Rate of Return, the current Payment Date; and

(ii)	each distribution of Principal Proceeds made to the holders of the Subordinated Notes on any prior Payment Date and, to the extent necessary to reach the applicable Subordinated Notes Internal Rate of Return, the current Payment Date;

provided that, for purposes of calculating the Subordinated Notes Internal Rate of Return, (i) Contributions and Contribution Repayment Principal Amounts shall be disregarded and (ii) Contribution Repayment Interest Amounts shall be included at the time received by a Contributing Holder.

“Successor Entity”: The meaning specified in Section 7.10(a).

“Super Senior Revolving Facility”: A revolving loan that, pursuant to its terms, may require one or more future advances to be made to the relevant Obligor which has the benefit of a security interest in the relevant assets that ranks, in the event of an enforcement in respect of such loan, higher than such Obligor’s other senior secured indebtedness; provided, however, that any such loan may only be treated as a Super Senior Revolving Facility if it represents no greater than 15.0% (or more if not less than five Business Days’ prior written notice is provided to Fitch, for so long as Fitch is rating any Notes then Outstanding) of the relevant Obligor’s senior debt.

“Supermajority”: With respect to any Class of Notes, the holders of at least 66⅔% of the Aggregate Outstanding Amount of the Notes of such Class.

“Supplemental Reserve Account”: The segregated trust account established pursuant to Section 10.3(c).

“Surrendered Notes”: The meaning specified in Section 2.10(a).

“Synthetic Security”: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Target Par Balance”: (a) the “Aggregate Par Amount” specified in the table below for the applicable Interest Accrual Period, listed sequentially, starting with the Interest Accrual Period commencing on the Closing Date minus (b) any reduction in the aggregate outstanding principal amount of the Notes through the payment of Principal Proceeds or Interest Proceeds.

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Interest Accrual Period	Aggregate Par Amount ($)
0	400,000,000.00
1	398,753,333.33
2	398,141,911.56
3	397,531,427.29
4	396,935,130.15
5	396,333,111.87
6	395,725,401.10
7	395,118,622.15
8	394,519,358.91
9	393,921,004.55
10	393,316,992.34
11	392,713,906.28
12	392,124,835.42
13	391,530,112.76
14	390,929,766.58
15	390,330,340.94
16	389,744,845.43
17	389,153,732.41
18	388,557,030.02
19	387,961,242.58
20	387,379,300.72
21	386,791,775.44
22	386,198,694.72
23	385,606,523.39
24	385,021,686.83
25	384,437,737.27
26	383,848,266.07
27	383,259,698.73
28	382,684,809.18
29	382,104,403.89
30	381,518,510.47
31	380,933,515.42

“Tax”: Any tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Tax Event”: An event that occurs if either (i) (A) one or more Collateral Obligations that were not subject to withholding tax when the Issuer committed to purchase them have become subject to withholding tax or the rate of withholding has increased on one or more Collateral Obligations that were subject to withholding tax when the Issuer committed to purchase them and (B) in any Collection Period, the aggregate of the payments subject to withholding tax on new withholding tax obligations and the increase in payments subject to withholding tax on increased rate withholding tax obligations, in each case to the extent not “grossed-up” (on an after-tax basis) by the related Obligor, represent 5% or more of the aggregate amount of Interest Proceeds that have been received or that is expected to be received for such Collection Period; or (ii) taxes, fees, assessments, or other similar charges are imposed on the Issuer in an aggregate amount in any twelve-month period in excess of U.S.$2,000,000, other than any withholding tax described in (i)(A) of this definition.

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“Tax Jurisdiction”: (a) One of the jurisdictions of the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Jersey, Singapore, the Netherlands Antilles or the U.S. Virgin Islands or (b) upon not less than five Business Days’ prior written notice to Fitch (for so long as Fitch is rating any Notes then Outstanding) with respect to the treatment of another jurisdiction as a Tax Jurisdiction, such other jurisdiction.

“Tax Redemption”: The meaning specified in Section 9.4.

“Term SOFR”: The forward-looking term rate for the Designated Maturity based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator”: The CME Group Benchmark Administration Limited or a successor administrator of the rate currently identified as “3 Month CME Term SOFR”, as applicable.

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR, as such rate is published by the Term SOFR Administrator on the Term SOFR Source.

“Term SOFR Source”: The CME Market Data Platform (or any alternative source designated by CME Group Benchmark Administration Limited, as administrator of Term SOFR, from time to time) for the rate currently identified as “3 Month CME Term SOFR”.

“Transfer Deposit Amount”: On any date of determination with respect to any Collateral Obligation, an amount equal to the sum of the outstanding Principal Balance of such Collateral Obligation, together with accrued interest thereon through such date of determination, and in connection with any Collateral Obligation which is a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation, an amount equal to the Net Exposure Amount thereof as of the applicable Cut-Off Date.

“Transaction Documents”: This Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the Trust Agreement, the Master Loan Sale Agreement and the Purchase Agreement.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Treasury Regulations”: The United States Department of Treasury Regulations promulgated under the Code.

“Trust Agreement”: The Issuer’s second amended and restated trust agreement, dated as of the Closing Date, as amended, modified, restated, waived or supplemented from time to time.

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“Trust Officer”: When used with respect to the Trustee, any officer within the Corporate Trust Office (or any successor group of the Trustee) including any vice president, assistant vice president or officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Indenture.

“Trustee”: As defined in the first sentence of this Indenture.

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the state of the United States that governs the perfection of the relevant security interest as amended from time to time.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instrument”: The loan agreement, credit agreement, indenture or other customary agreement pursuant to which an Asset has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“Unfunded Exposure Account”: The account established pursuant to Section 10.3(f).

“United States Tax Person”: A United States person within the meaning of Section 7701(a)(30) of the Code.

“Unregistered Securities”: The meaning specified in Section 5.17(c).

“U.S. Dollar” or “$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA Website.

“U.S. person”: The meaning specified in Regulation S.

“U.S. Risk Retention Rules”: The federal interagency credit risk retention rules, codified at 17 C.F.R. Part 246 or any other credit risk retention rules enacted from time to time in the United States.

“Volcker Rule”: Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was codified as Section 13 of the U.S. Bank Holding Company Act of 1956, as amended from time to time, and the rules promulgated thereunder.

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“Warehouse Facility”: Collectively, (i) the Credit Agreement, dated as of May 9, 2025, as amended as of December 16, 2025, by and among Bank of America, N.A, as the administrative agent and as a lender, a wholly owned subsidiary of the BDC, as borrower, the BDC, as servicer, Computershare Trust Company, N.A., as collateral custodian, and the securitization subsidiaries (including the Issuer) from time to time parties thereto, and (ii) the related agreements among the specified parties thereto, in each case as amended, restated, modified or supplemented from time to time.

“Weighted Average Life”: On any date of determination with respect to any Collateral Obligation (other than any Defaulted Obligation), the number obtained by (a) summing the products obtained by multiplying (i) the Average Life at such time of each such Collateral Obligation by (ii) the Principal Balance of such Collateral Obligation and (b) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Obligations (excluding any Defaulted Obligation).

“Weighted Average Life Test”: A test satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to the value in the column entitled “Weighted Average Life Value” in the table below corresponding to the immediately preceding Payment Date (or, prior to the first Payment Date after the Closing Date, the Closing Date):

Weighted Average Life Value
Closing Date	5.00
Payment Date in July 2026	4.49
Payment Date in October 2026	4.24
Payment Date in January 2027	3.99
Payment Date in April 2027	3.74
Payment Date in July 2027	3.49
Payment Date in October 2027	3.24
Payment Date in January 2028	2.99
Payment Date in April 2028	2.74
Payment Date in July 2028	2.49
Payment Date in October 2028	2.24
Payment Date in January 2029	1.99
Payment Date in April 2029	1.74
Payment Date in July 2029	1.49
Payment Date in October 2029	1.24
Payment Date in January 2030	0.99
Payment Date in April 2030	0.74
Payment Date in July 2030	0.49
Payment Date in October 2030	0.24
Payment Date in January 2031 (and thereafter)	0.00

“Zero-Coupon Security”: Any Collateral Obligation (for the avoidance of doubt, other than a Deferrable Obligation) that at the time of purchase does not by its terms provide for the payment of cash interest; provided, that if, after such purchase such Collateral Obligation provides for the payment of cash interest, it will cease to be a Zero-Coupon Security.

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1.2	Assumptions as to Pledged Obligations

Unless otherwise specified, the assumptions described below shall be applied in connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Obligation, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the Collection Account. The provisions of this Section 1.2 shall be applicable to any determination or calculation that is covered by this Section 1.2, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)	All calculations with respect to Scheduled Distributions on the Pledged Obligations securing the Secured Notes shall be made on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations.

(b)	For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations shall not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c)	For each Collection Period and as of any date of determination, the Scheduled Distribution on any Pledged Obligation (other than a Defaulted Obligation, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Pledged Obligation (including the proceeds of the sale of such Pledged Obligation received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2(a)) that, if paid as scheduled, shall be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(d)	Each Scheduled Distribution receivable with respect to a Pledged Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Notes or other amounts payable pursuant to this Indenture. For the avoidance of doubt, all amounts calculated pursuant to this Section 1.2(d) are estimates and may differ from the actual amounts available to make distributions hereunder, and no party shall have any obligation to make any payment hereunder due to the assumed amounts calculated under this Section 1.2(d) being greater than the actual amounts available. For purposes of the applicable determinations required by Section 10.6(b)(iii), Article 12 and the definition of “Interest Coverage Ratio,” the expected interest on Secured Notes and Floating Rate Obligations shall be calculated using the then current interest rates applicable thereto.

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(e)	References in Section 11.1(a) to calculations made on a “pro forma basis” or to the extent such Class of Notes “is the Controlling Class” shall mean such calculations or determinations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation or determination is made.

(f)	[Reserved].

(g)	[Reserved].

(h)	For purposes of calculating the Sale Proceeds of a Collateral Obligation in sale transactions, Sale Proceeds shall include any Principal Financed Accrued Interest received in respect of such sale.

(i)	Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in U.S. Dollars.

(j)	Unless otherwise specified, any reference to a fee calculated with respect to a period at per annum rate shall be computed on the basis of a 360-day year of twelve 30-day months. Any fees applicable to periods shorter than or longer than a calendar quarter shall be prorated to the actual number of days within such period. Any reference herein to the amount of the Trustee’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days in the applicable Interest Accrual Period divided by 360 and shall be based on the aggregate outstanding amount of the Assets as of the beginning of the applicable Collection Period.

(k)	Unless otherwise specified, test calculations that evaluate to a percentage shall be rounded to the nearest ten thousandth and test calculations that evaluate to a number shall be rounded to the nearest one hundredth.

(l)	Unless otherwise specifically provided herein, all calculations required to be made and all reports which are to be prepared pursuant to this Indenture shall be made on the basis of the trade date.

(m)	Determination of the purchase price of a Collateral Obligation shall be made independently each time such Collateral Obligation is purchased by the Issuer and pledged to the Trustee, without giving effect to whether the Issuer has previously purchased such Collateral Obligation (or an obligation of the related borrower or issuer).

(n)	[Reserved].

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(o)	To the extent of any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Manager may direct the Collateral Administrator, or the Collateral Administrator may request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and if the Collateral Administrator shall follow such direction, the Collateral Administrator together with the Trustee, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(p)	[Reserved].

(q)	For the purposes of the definition of Collateral Obligation, the reference to the “purchase” of an obligation shall include the purchase of an obligation with cash, the receipt of an obligation by the Issuer in connection with a Contribution and the receipt of a new obligation in connection with the redemption and re-issuance of an obligation in a cashless roll where the redemption proceeds with respect to the Collateral Obligation being redeemed are “rolled” into the new obligation.

(r)	In connection with any Refinancing or Partial Refinancing in addition to the spread over the Benchmark, any applicable Base Rate Modifier (if any) with respect to any Class subject to such Refinancing or Partial Refinancing may be amended.

(s)	Any direction or Issuer Order required under this Indenture relating to the purchase, acquisition, sale, disposition or other transfer of Assets may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Issuer or the Collateral Manager on which the Trustee and the Collateral Administrator may rely.

(t)	With respect to any Collateral Obligation, the date on which such obligation will be deemed to “mature” (or its “maturity” date) will be the earlier of (x) the stated maturity of such obligation or (y) if the Issuer has the right to require the issuer of such Collateral Obligation to purchase, redeem or retire such Collateral Obligation (at or above par) on any one or more dates prior to its stated maturity (a “put right”) and the Collateral Manager certifies to the Trustee that it has irrevocably exercised such “put right” on any such date, the maturity date will be the date specified in such certification.

1.3	Rules of Construction

(a)	(i) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding;” (ii) the singular number includes the plural number and vice versa; (iii) reference to any Person includes such Person’s successors and permitted assigns; (iv) reference to any gender includes each other gender; (v) reference to day or days without further qualification means calendar days; (vi) reference to any time means New York, New York time; (vii) reference to the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (viii) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof; and (ix) reference to any “applicable law” means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any applicable law means that provision of such applicable law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

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(b)	Whenever any determination herein is made or is to be made by the Collateral Manager, the Collateral Manager’s judgment in making such determination shall not to be called into question as a result of events subsequent to the time of such determination. Furthermore, whenever any determination with respect to the Benchmark (and any definition or provision related thereto) is to be made by the Collateral Manager, such determination shall be in the sole discretion of the Collateral Manager.

2.	The Notes

2.1	Forms Generally

The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

2.2	Forms of Notes

(a)	The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes, Rule 144A Global Secured Notes and Rule 144A Global Subordinated Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b)	Regulation S Global Secured Notes, Rule 144A Global Secured Notes, Rule 144A Global Subordinated Notes and Certificated Notes.

(i)	The Secured Notes of each Class sold to Persons that are Qualified Purchasers who are not U.S. persons in offshore transactions in reliance on Regulation S shall be issued initially in the form of one permanent global note per Class in definitive, fully registered form without interest coupons substantially in the form of Exhibit A1 hereto, in the case of the Secured Notes (each, a “Regulation S Global Secured Note”), and shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

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(ii)	The Secured Notes of each Class sold to Persons that are QIB/QPs shall each be issued initially in the form of one permanent global note per Class in definitive, fully registered form without interest coupons substantially in the form of Exhibit A1 hereto (each, a “Rule 144A Global Secured Note”) and Subordinated Notes sold to Persons that are QIB/QPs shall each be issued initially in the form of Exhibit A2 hereto (each, a “Rule 144A Global Subordinated Note”), which shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Any Secured Notes sold to persons that are IAI/QPs and any Secured Notes sold to a QIB/QP that so elects and notifies the Issuer and the Initial Purchaser, shall be issued in the form of definitive, fully registered notes without interest coupons substantially in the form of Exhibit A1 hereto (each, a “Certificated Secured Note”), which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Subordinated Notes sold to persons that are IAI/QPs, AI/KEs and any Subordinated Notes sold to a QIB/QP that so elects and notifies the Issuer, shall be issued in the form of definitive, fully registered notes without coupons substantially in the form of Exhibit A2 hereto (each, a “Certificated Subordinated Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(iii)	The aggregate principal amount of the Regulation S Global Secured Notes, the Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(iv)	All Subordinated Notes sold to Benefit Plan Investors or Controlling Persons will be in the form of Certificated Secured Notes or Certificated Subordinated Notes, respectively, except for (A) Subordinated Notes purchased from the Issuer or the Initial Purchaser on the Closing Date in the form of Rule 144A Global Secured Notes or Rule 144A Global Subordinated Notes, respectively, and (B) Subordinated Notes issued as Rule 144A Global Subordinated Notes subsequently transferred to clients, funds or other investment accounts (other than a Benefit Plan Investor) managed by the Collateral Manager or its affiliates following the Closing Date, in each case under (A) and (B), with the consent of the Issuer and the Collateral Manager and the delivery of a certificate substantially in the form of Exhibit B4 hereto.

(c)	Book Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of DTC. The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

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(d)	Agent Members and owners of beneficial interests in Global Notes shall have no rights under this Indenture with respect to any Global Notes held by the Trustee, as custodian for DTC and DTC may be treated by the Issuer, the Trustee, and any agent of the Issuer or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(e)	Certificated Securities. Except as provided in Section 2.11, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

(f)	CUSIPs. As an administrative convenience or in connection with a Re-Pricing, any subordination of filing Holders, actions related to Non-Permitted Holders or as otherwise expressly contemplated herein, the Issuer or the Issuer’s agent may obtain a separate CUSIP or separate CUSIPs (or similar identifying numbers) for all or a portion of any Class of Notes.

2.3	Authorized Amount; Stated Maturity; Denominations

(a)	The aggregate principal amount of the Notes that may be authenticated and delivered under this Indenture is limited to U.S.$400,150,000 aggregate principal amount of Notes, except for (i) Deferred Interest with respect to the Class C Notes or (ii) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.6, Section 2.7 or Section 8.5 hereof.

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Such Notes shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Notes

Class Designation	Class A-1 Notes	Class A-2 Notes	Class B Notes	Class C Notes	Subordinated Notes
Original Principal Amount	$264,000,000	$8,000,000	$35,000,000	$28,000,000	$65,150,000
Stated Maturity	Payment Date in January 2034	Payment Date in January 2034	Payment Date in January 2034	Payment Date in January 2034	January 14, 2126
Interest Rate(1)	Benchmark + 1.05%	Benchmark + 1.30%	Benchmark + 1.45%	Benchmark + 1.70%	N/A
Initial Rating(s):
Fitch	“AAAsf”	“AAAsf”	“AAsf”	“Asf”	N/A
Ranking:
Priority Classes	None	A-1	A-1, A-2	A-1, A-2, B	A-1, A-2, B, C
Junior Classes	A-2, B, C, Subordinated	B, C, Subordinated	C, Subordinated	Subordinated	None
Pari Passu Classes	None	None	None	None	None
Deferred Interest Notes	No	No	No	Yes	N/A
ERISA Restricted Notes(2)	No	No	No	No	Yes

(1)	The Benchmark initially will be the Term SOFR Reference Rate for the Designated Maturity. The Benchmark is calculated as set forth in Section 7.15; provided that, with respect to the first Interest Accrual Period, the Benchmark will be determined separately for the period from and including the Closing Date to but excluding the First Interest Determination End Date and the period from and including the First Interest Determination End Date to but excluding the first Payment Date after the Closing Date, in each case, by reference to the Designated Maturity. The Benchmark may be changed to an Alternative Rate (including a Fallback Rate) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark. The spread over the Benchmark or fixed interest rate, as applicable, with respect to each Class of Re-Pricing Eligible Secured Notes may be reduced in connection with a Re-Pricing of such Class of Notes, subject to the conditions set forth in Section 9.9.

(2)	The Subordinated Notes, subject to certain limitations, shall be available to Benefit Plan Investors and Controlling Persons subject to the restrictions set forth in Section 2.6.

(b)	The Secured Notes will be issued in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof and the Subordinated Notes will be issued in minimum denominations of U.S.$680,000 and integral multiples of U.S.$1.00 in excess thereof (the “Authorized Denominations”).

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2.4	[Reserved]

2.5	Execution, Authentication, Delivery and Dating

The Notes shall be executed on behalf of the Issuer by one of its Authorized Officers. The signature of such Authorized Officer on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order (which shall be deemed to be provided upon delivery of such executed Notes), shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in Authorized Denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article 2, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount (or original aggregate face amount, as applicable) of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

2.6	Registration, Registration of Transfer and Exchange

(a)	The Issuer shall cause to be kept a register (the “Register”) at the Corporate Trust Office in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed “Registrar” for the purpose of maintaining the Register and registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor. Absent manifest error, the Issuer, the Trustee, the Registrar and the Paying Agent shall treat the Person listed in the Register as the registered holder of any Note as the Holder thereof for all purposes.

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If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer shall give the Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request at any time the Registrar shall provide to the Issuer, the Collateral Manager, the Initial Purchaser or any Holder a current list of Holders as reflected in the Register.

Subject to this Section 2.6, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any Authorized Denomination and of a like aggregate principal or face amount. At any time, the Initial Purchaser may request, and upon such request the Trustee shall provide, a list of Persons who have delivered a notice in the form of Exhibit C to the Trustee (unless such beneficial owner has requested confidential treatment of its identity), it being understood that the Trustee will not have verified or otherwise confirmed that such list of Persons are actual beneficial holders as of the date of such request.

In addition, the Issuer, the Trustee and the Collateral Manager shall be entitled to rely conclusively upon any certificate of ownership provided to the Trustee by a beneficial owner of a Note (including a Beneficial Ownership Certificate) and/or other forms of reasonable evidence of such ownership as to the names and addresses of such beneficial owner and the Classes, principal amounts and CUSIP numbers of Notes beneficially owned thereby. At any time, upon request of the Issuer, the Collateral Manager or the Initial Purchaser, the Trustee shall provide such requesting Person a copy of each Beneficial Ownership Certificate (unless such beneficial owner has requested confidential treatment of its identity) that the Trustee has received; provided, however, the Trustee shall have no obligation or duty to verify information with respect to such Beneficial Ownership Certificate and shall only be required to retain copies of such documents presented to it.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any Authorized Denominations and of like aggregate principal or face amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

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Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee or the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signature of the transferor and the transferee.

(b)	No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c)	(i) Each purchaser and transferee of Class B Notes and Class C Notes, or an interest therein, represented by an interest in a Global Secured Note, shall be deemed, and each purchaser or transferee of Class B Notes and Class C Notes, represented by an interest in a Certificated Secured Note, shall be required, on each day from, the date on which such beneficial owner acquires its interest in any such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes to represent and agree that (1) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (2) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, its acquisition, holding and disposition of such Notes will not constitute or result in a violation of any such Other Plan Law.

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(ii)           Each purchaser and transferee of Subordinated Notes in the form of the Rule 144A Global Subordinated Notes, or an interest therein, shall be deemed (or, in the case of a purchaser of Subordinated Notes issued as 144A Global Subordinated Notes on the Closing Date, required) on each day from, the date on which such beneficial owner acquires its interest in any such Subordinated Notes in the form of Global Subordinated Notes through and including the date on which such beneficial owner disposes of its interest in such Subordinated Notes in the form of Global Subordinated Notes to represent and agree that (1) unless it acquired (x) Subordinated Notes issued as Rule 144A Global Subordinated Notes on the Closing Date from the Issuer or the Initial Purchaser or (y) Subordinated Notes in the form of Rule 144A Global Subordinated Notes subsequently transferred to clients, funds or other investment accounts (other than a Benefit Plan Investor) managed by the Collateral Manager or its affiliates following the Closing Date, in each case, with the consent of the Issuer and the Collateral Manager and provided certain ERISA-related representations for so long as it holds such Notes or interest therein, it is not, and is not acting on behalf of, a Benefit Plan Investor or a Controlling Person and (2)(a) if it is, or is acting on behalf of, a Benefit Plan Investor and it acquired (x) Subordinated Notes issued as Rule 144A Global Subordinated Notes on the Closing Date from the Issuer or the Initial Purchaser or (y) Subordinated Notes in the form of Rule 144A Global Subordinated Notes subsequently transferred to clients, funds or other investment accounts (other than a Benefit Plan Investor) managed by the Collateral Manager or its affiliates following the Closing Date, in each case, with the consent of the Issuer and the Collateral Manager and provided certain ERISA-related representations, its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (b) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan, (i) it is not, and for so long as it holds such Notes or interest therein will not be, subject to any Similar Law and (ii) its acquisition, holding and disposition of such Notes will not constitute or result in a violation of any Other Plan Law. The Issuer and the Trustee shall be required to assume that an interest in a Subordinated Note in the form of a Global Subordinated Note purchased by a Benefit Plan Investor or a Controlling Person with the prior written consent of the Issuer and the Collateral Manager is being held by a Benefit Plan Investor or Controlling Person, respectively, until the Stated Maturity, or earlier date of redemption, of the Subordinated Notes; provided that such requirement shall cease to apply with respect to the amount of any such interest subsequently transferred by the purchaser that purchased such interest with the prior written consent of the Issuer if, in connection with such transfer, (1) such purchaser that purchased such interest with the prior written consent of the Issuer delivers a transferor certificate to the Trustee and (2) the transferee delivers a transferee certificate to the Trustee in which it certifies that it is not, and will not become, a Benefit Plan Investor or a Controlling Person, as the case may be.

(iii)	Each purchaser or transferee of Subordinated Notes represented by an interest in a Certificated Subordinated Notes shall be required to complete and deliver to the Issuer and the Trustee, a subscription agreement or purchaser representation letter containing ERISA related representations, warranties and covenants substantially in the form of Exhibit B4 hereto.

(iv)	Each purchaser or transferee of a Note (or any interest therein) that is or is acting on behalf of a Benefit Plan Investor shall be deemed to represent and warrant that unless there is an applicable prohibited transaction exemption, all the conditions of which have been satisfied, (i) none of the Issuer, the Initial Purchaser, the Trustee, the Collateral Administrator, the Retention Provider or the Collateral Manager or other persons that provide marketing services, nor any of their affiliates, has provided or is providing, and none of them will provide, any investment recommendation or investment advice to it or any fiduciary or other person investing the assets of the Benefit Plan Investor (“Plan Fiduciary”) in the Notes; and (ii) the Plan Fiduciary is exercising its own independent judgment in evaluating the investment in the Notes.

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(d)	Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the requirements or terms of the Securities Act, applicable state securities laws, ERISA, the Code or the Investment Company Act; except that if a certificate, subscription agreement or representation letter is specifically required by the terms of this Section 2.6 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether it conforms substantially on its face to the applicable requirements of this Section 2.6. Notwithstanding the foregoing, the Trustee, relying solely on representations made or deemed to have been made by Holders of the Subordinated Notes, shall not knowingly permit any transfer of Subordinated Notes if such transfer would result in 25% or more of the Aggregate Outstanding Amount of the Subordinated Notes being held by Benefit Plan Investors, as calculated pursuant to 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

(e)	[Reserved].

(f)	So long as a Global Note remains Outstanding and is held by or on behalf of DTC, transfers of such Global Note, in whole or in part, shall only be made in accordance with Section 2.2(b) and this Section 2.6(f), and, in the case of Subordinated Notes, Section 2.6(g).

(i)	Subject to clauses (ii) and (iii) of this Section 2.6(f), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of DTC or to a successor of DTC or such successor’s nominee.

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(ii)	Rule 144A Global Secured Note or Certificated Secured Note for Regulation S Global Secured Note. If a holder of a beneficial interest in a Rule 144A Global Secured Note deposited with DTC or a Holder of a Certificated Secured Note wishes at any time to exchange its interest in such Rule 144A Global Secured Note or Certificated Secured Note for an interest in the corresponding Regulation S Global Secured Note, or to transfer its interest in such Rule 144A Global Secured Note or Certificated Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Secured Note, such holder or Holder, provided such holder or Holder or, in the case of a transfer, the transferee is a Qualified Purchaser that is not a U.S. person and is acquiring such interest in an offshore transaction, may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Secured Note. Upon receipt by the Trustee or the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Trustee or the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Secured Note, but not less than the minimum denomination applicable to such holder’s Secured Notes, in an amount equal to the beneficial interest in the Rule 144A Global Secured Note or Certificated Secured Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) in the case of a transfer of Certificated Secured Notes, such Holder’s Certificated Secured Note properly endorsed for assignment to the transferee, (D) a certificate in the form of Exhibit B1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Secured Notes or the Certificated Secured Notes including that the holder or the transferee, as applicable, is a Qualified Purchaser that is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S and (E) a written certification in the form of Exhibit B3 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a Qualified Purchaser that is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S, then the Trustee or the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Secured Note (or, in the case of a transfer of Certificated Secured Notes, the Trustee or the Registrar shall cancel such Notes) and to increase the principal amount of the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Secured Note or Certificated Secured Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Secured Note equal to the reduction in the principal amount of the Rule 144A Global Secured Note (or, in the case of a cancellation of Certificated Secured Notes, equal to the principal amount of Secured Notes so cancelled).

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(iii)	Regulation S Global Secured Note for Rule 144A Global Secured Note or Certificated Secured Note. If a holder of a beneficial interest in a Regulation S Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Secured Note for an interest in the corresponding Rule 144A Global Secured Note or for a Certificated Secured Note or to transfer its interest in such Regulation S Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Secured Note or for a Certificated Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Secured Note or for a Certificated Secured Note. Upon receipt by the Trustee or the Registrar of (A) if the transferee is taking a beneficial interest in a Rule 144A Global Secured Note, instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Secured Note in an amount equal to the beneficial interest in such Regulation S Global Secured Note, but not less than the minimum denomination applicable to such holder’s Secured Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B2A attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Secured Note reasonably believes that the transferee is either (x) in the case of a transferee acquiring an interest in a Rule 144A Global Secured Note, a Qualified Institutional Buyer that is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (y) an IAI that is obtaining an interest in a Certificated Secured Note in a transaction exempt from registration under the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) in the case of a transfer of Rule 144A Global Secured Notes, a written certification in the form of Exhibit B3 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a QIB/QP or, in the case of a transfer of Certificated Secured Notes, a written certification in the form of Exhibit B3 attached hereto given by the transferee, stating, among other things, that such transferee is an IAI/QP or a QIB/QP, then the Registrar shall either (x) if the transferee or holder is taking a beneficial interest in a Rule 144A Global Secured Note, approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Secured Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Secured Note equal to the reduction in the principal amount of the Regulation S Global Secured Note or (y) if the transferee or holder is taking an interest in a Certificated Secured Note, the Registrar shall record the transfer or exchange in the Register in accordance with Section 2.6(a) and, upon execution by the Issuer, the Trustee shall authenticate and deliver one or more Certificated Secured Notes, as applicable, registered in the names specified in the instructions described above, in principal amounts designated by the transferee or holder (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Regulation S Global Secured Note transferred or exchanged by the transferor or holder), and in Authorized Denominations.

(iv)	Transfer and Exchange of Certificated Secured Note for Certificated Secured Note. If a Holder of a Certificated Secured Note wishes at any time to exchange such Certificated Secured Note for one or more Certificated Secured Notes or transfer such Certificated Secured Note to a transferee who wishes to take delivery thereof in the form of a Certificated Secured Note, such Holder may effect such exchange or transfer in accordance with this Section 2.6(f)(iv). Upon receipt by the Trustee or the Registrar of (A) a Holder’s Certificated Secured Note properly endorsed for assignment to the transferee, and (B) a certificate in the form of Exhibit B3, then the Trustee or the Registrar shall cancel such Certificated Secured Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Issuer authenticate and deliver one or more Certificated Secured Notes bearing the same designation as the Certificated Secured Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Secured Note surrendered by the transferor), and in Authorized Denominations.

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(v)	Transfer of Rule 144A Global Secured Notes for Certificated Secured Notes. If a holder of a beneficial interest in a Rule 144A Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Secured Note for a Certificated Secured Note or to transfer its interest in such Rule 144A Global Secured Note to a Person who wishes to take delivery thereof in the form of a Certificated Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Secured Note. Upon receipt by the Trustee or the Registrar of (A) a certificate substantially in the form of Exhibit B3 and (B) appropriate instructions from DTC, if required, the Trustee or the Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Rule 144A Global Secured Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Secured Note to be transferred or exchanged, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Issuer authenticate and deliver one or more Certificated Secured Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Rule 144A Global Secured Note transferred by the transferor), and in Authorized Denominations.

(vi)	Transfer of Certificated Secured Notes for Rule 144A Global Secured Notes. If a Holder of a Certificated Secured Note wishes at any time to exchange its interest in such Certificated Secured Note for a beneficial interest in a Rule 144A Global Secured Note or to transfer such Certificated Secured Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Rule 144A Global Secured Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Certificated Secured Note for beneficial interest in a Rule 144A Global Secured Note (provided that no AI may hold an interest in a Rule 144A Global Secured Note). Upon receipt by the Trustee or the Registrar of (A) a Holder’s Certificated Secured Note properly endorsed for assignment to the transferee; (B) a certificate substantially in the form of Exhibit B2B attached hereto executed by the transferor and a certificate substantially in the forms of Exhibit B3 executed by the transferee (provided that no such transferor or transferee certificate shall be required if a Holder of a Certificated Secured Note on the Closing Date that has provided all required certifications to the Issuer upon acquisition thereof wishes to exchange a Certificated Secured Note for a Rule 144A Global Secured Note); (C) instructions given in accordance with DTC’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Global Secured Notes in an amount equal to the Certificated Secured Notes to be transferred or exchanged; and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account of DTC to be credited with such increase, the Trustee or the Registrar shall cancel such Certificated Secured Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Secured Note equal to the principal amount of the Certificated Secured Note transferred or exchanged.

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(vii)	Other Exchanges. In the event that a Global Note is exchanged for Notes in definitive registered form without interest coupons pursuant to Section 2.11, such Global Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above (including certification requirements intended to insure that such transfers are made only to Holders who are Qualified Purchasers or, in the case of the Subordinated Notes, Knowledgeable Employees with respect to the Issuer or entities owned exclusively by Knowledgeable Employees, or in transactions exempt from registration under the Securities Act or, in the case of the Secured Notes, to Qualified Purchasers who are not U.S. persons who are non-U.S. residents (as determined for purposes of the Investment Company Act), and otherwise comply with Regulation S under the Securities Act, as the case may be), and as may be from time to time adopted by the Issuer and the Trustee.

(g)	Transfers of Subordinated Notes shall only be made in accordance with Section 2.2(b) and this Section 2.6(g).

(i)	[Reserved].

(ii)	[Reserved].

(iii)	Transfer and Exchange of Certificated Subordinated Note for Certificated Subordinated Note. If a Holder of a Certificated Subordinated Note wishes at any time to exchange such Certificated Subordinated Note for one or more Certificated Subordinated Notes or transfer such Certificated Subordinated Note to a transferee who wishes to take delivery thereof in the form of a Certificated Subordinated Note, such Holder may effect such exchange or transfer in accordance with this Section 2.6(g)(iii). Upon receipt by the Registrar of (A) a Holder’s Certificated Subordinated Note properly endorsed for assignment to the transferee, and (B) certificates in the form of Exhibit B3 and Exhibit B4 attached hereto given by the transferee of such Certificated Subordinated Note, then the Registrar shall cancel such Certificated Subordinated Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Issuer and authentication and delivery by the Trustee one or more Certificated Subordinated Notes bearing the same designation as the Certificated Subordinated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Subordinated Note surrendered by the transferor), and in Authorized Denominations.

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(iv)	Transfer of Rule 144A Global Subordinated Notes for Certificated Subordinated Notes. If a holder of a beneficial interest in a Rule 144A Global Subordinated Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Subordinated Note for a Certificated Subordinated Note or to transfer its interest in such Rule 144A Global Subordinated Note to a Person who wishes to take delivery thereof in the form of a Certificated Subordinated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Subordinated Note. Upon receipt by the Trustee or the Registrar of (A) a certificate substantially in the form of Exhibit B3 and (B) appropriate instructions from DTC, if required, the Trustee or the Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Rule 144A Global Subordinated Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Subordinated Note to be transferred or exchanged, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Issuer authenticate and deliver one or more Certificated Subordinated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Rule 144A Global Subordinated Note transferred by the transferor), and in Authorized Denominations.

(v)	Transfer of Certificated Subordinated Notes for Rule 144A Global Subordinated Notes. If a Holder of a Certificated Subordinated Note wishes at any time to exchange its interest in such Certificated Subordinated Note for a beneficial interest in a Rule 144A Global Subordinated Note or to transfer such Certificated Subordinated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Rule 144A Global Subordinated Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Certificated Subordinated Note for beneficial interest in a Rule 144A Global Subordinated Note (provided that no AI may hold an interest in a Rule 144A Global Subordinated Note). Upon receipt by the Trustee or the Registrar of (A) a Holder’s Certificated Subordinated Note properly endorsed for assignment to the transferee; (B) a certificate substantially in the form of Exhibit B2B attached hereto executed by the transferor and a certificate substantially in the forms of Exhibit B3 executed by the transferee (provided that no such transferor or transferee certificate shall be required if a Holder of a Certificated Subordinated Note on the Closing Date that has provided all required certifications to the Issuer upon acquisition thereof wishes to exchange a Certificated Subordinated Note for a Rule 144A Global Subordinated Note); (C) instructions given in accordance with DTC’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Global Subordinated Notes in an amount equal to the Certificated Subordinated Notes to be transferred or exchanged; and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account of DTC to be credited with such increase, the Trustee or the Registrar shall cancel such Certificated Subordinated Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Subordinated Note equal to the principal amount of the Certificated Subordinated Note transferred or exchanged.

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(vi)	Other Exchanges. In the event that a Global Note is exchanged for Notes in definitive registered form without interest coupons pursuant to Section 2.11, such Global Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above (including certification requirements intended to insure that such transfers are made only to Holders who are Qualified Purchasers or, in the case of the Subordinated Notes, Knowledgeable Employees with respect to the Issuer or entities owned exclusively by Knowledgeable Employees, or in transactions exempt from registration under the Securities Act or, in the case of the Secured Notes, to persons who are Qualified Purchasers that are not U.S. persons who are non-U.S. residents (as determined for purposes of the Investment Company Act), and otherwise comply with Regulation S under the Securities Act, as the case may be), and as may be from time to time adopted by the Issuer and the Trustee.

(h)	If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Issuer shall, after due execution by the Issuer authenticate and deliver Notes that do not bear such applicable legend.

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(i)	(1) Each Person who becomes a beneficial owner of Secured Notes or Subordinated Notes of a Class represented by an interest in a Global Note shall be deemed to have represented and agreed, and (2) in addition to the deemed representations required by the foregoing clause (1), each initial investor of a Subordinated Note purchased on the Closing Date with the consent of the Issuer, shall be required in a subscription agreement to represent and agree, in each case as follows:

(i)	In connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the Trustee, the Collateral Administrator, the Retention Provider, the Depositor or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Retention Provider, the Depositor, the Initial Purchaser, or any of their respective Affiliates other than any statements in the Offering Circular, and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Trustee, the Collateral Administrator, the Retention Provider, the Depositor, the Initial Purchaser, or any of their respective Affiliates; (D) such beneficial owner is either (1) in the case of a beneficial owner of an interest in a Rule 144A Global Secured Note or Rule 144A Global Subordinated Note both (x) a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries, and not the fiduciary, trustee or sponsor of the plan and (y) a Qualified Purchaser (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) or (2) in the case of a beneficial owner of an interest in a Regulation S Global Secured Note only, a Qualified Purchaser that is not a “U.S. person” as defined in Regulation S and is acquiring such Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes (except when each beneficial owner of such Person is a Qualified Purchaser); (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book entry depositories; (H) such beneficial owner shall hold and transfer at least the minimum denomination of such Notes, (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; (J) such beneficial owner has had access to such financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager; (K) such beneficial owner shall provide notice of the relevant transfer restrictions to subsequent transferees and (L) the investment by such beneficial owner is within its powers and authority, is permissible under applicable laws governing such purchase, has been duly authorized by it and complies with applicable securities laws and other laws.

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(ii)	(A) in the case of the Secured Notes, or an interest therein, that (1) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (2) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, its acquisition, holding and disposition of such Notes will not constitute or result in a violation of any such Other Plan Law.

(B)	in the case of the Subordinated Notes in the form of Rule 144A Global Subordinated Notes, or an interest therein, that (1) unless it acquires (x) Subordinated Notes issued as Rule 144A Global Subordinated Notes on the Closing Date from the Issuer or the Initial Purchaser or (y) Subordinated Notes in the form of Rule 144A Global Subordinated Notes subsequently transferred to clients, funds or other investment accounts (other than a Benefit Plan Investor) managed by the Collateral Manager or its affiliates following the Closing Date, in each case, with the consent of the Issuer and the Collateral Manager and provides certain ERISA-related representations for so long as it holds such Notes or interest therein, it is not, and is not acting on behalf of, a Benefit Plan Investor or a Controlling Person and (2) (a) if it is, or is acting on behalf of, a Benefit Plan Investor and it acquires (x) Subordinated Notes issued as Rule 144A Global Subordinated Notes on the Closing Date from the Issuer or the Initial Purchaser or (y) Subordinated Notes in the form of Rule 144A Global Subordinated Notes subsequently transferred to clients, funds or other investment accounts (other than a Benefit Plan Investor) managed by the Collateral Manager or its affiliates following the Closing Date, in each case, with the consent of the Issuer and the Collateral Manager and provides certain ERISA-related representations, its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (b) if it is, or is acting on behalf of, a governmental, church, non-U.S. or other plan, (i) it is not, and for so long as it holds such Notes or interest therein will not be, subject to any Similar Law and (ii) its acquisition, holding and disposition of such Notes will not constitute or result in a violation of any Other Plan Law.

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(iii)	Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and shall not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of such Notes. Such beneficial owner understands that neither the Issuer nor the pool of Assets has been or will be registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(iv)	It has read the final Offering Circular for such Notes, including the “Risk Factors” section and it acknowledges the existence of the conflicts of interest as described therein.

(v)	It is aware that, except as otherwise provided in this Indenture, any Notes being sold to it in reliance on Regulation S shall be represented by one or more Regulation S Global Secured Notes, and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vi)	It agrees not to seek to commence in respect of the Issuer, or cause the Issuer to commence, a bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceeding, or other proceedings under U.S. federal or state bankruptcy or similar laws, before a year and a day has elapsed since the payment in full to the holders of the Notes and any other debt obligations of the Issuer that have been rated upon issuance or incurrence by any rating agency at the request of the Issuer or, if longer, the applicable preference period (plus one day) then in effect. It will agree to be subject to the Bankruptcy Subordination Agreement.

(vii)	The holder shall provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in Section 2.6, including the Exhibits referenced herein.

(viii)	Such beneficial owner understands, represents and agrees as provided in Section 2.6(n) of this Indenture.

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(j)	Each Person who becomes an owner of a Certificated Subordinated Note on the Closing Date shall be required to make the representations and agreements set forth in a subscription agreement substantially similar to those set forth in Exhibit B3 and Exhibit B4 and each Person who becomes an owner of a Certificated Subordinated Note thereafter shall be required to make the representations and agreements set forth in Exhibit B3 and Exhibit B4. Each Person who becomes an owner of a Rule 144A Global Subordinated Note on the Closing Date shall be required to make the representations and agreements set forth in a subscription agreement or an investor representation letter substantially similar to those set forth in Exhibit B3 and Exhibit B4. Each Person who becomes an owner of a Certificated Secured Note on the Closing Date shall be required to make the representations and agreements set forth in a subscription agreement substantially similar to those set forth in Exhibit B3 and each person who becomes an owner of Certificated Secured Note thereafter shall be required to make the representations and agreements set forth in Exhibit B3. Each client, fund or other investment account (other than a Benefit Plan Investor) managed by the Collateral Manager or its affiliates who becomes an owner of a Rule 144A Global Subordinated Note following the Closing Date with the consent of the Issuer and the Collateral Manager shall be required to make the representations and agreements set forth in a certificate substantially similar to those set forth in Exhibit B4. Subject to Section 2.2(b)(ii), an IAI who is also a QIB may acquire an interest in a Rule 144A Global Secured Note. No U.S. person may at any time acquire an interest in a Regulation S Global Secured Note.

(k)	Any purported transfer of a Note not in accordance with this Section 2.6 shall be null and void and shall not be given effect for any purpose whatsoever.

(l)	To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

(m)	The Trustee, the Registrar and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any transfer certificate delivered pursuant to this Section 2.6 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. Notwithstanding anything in this Indenture to the contrary, the Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.6 if the Trustee is not notified of or in a position to know of any transfer requiring such a certificate to be presented by the proposed transferor or transferee. Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

(n)	Each Holder of Notes (or any interest therein) will represent, acknowledge and agree, or will be deemed to have represented, acknowledged and agreed, as follows. For purposes of this Section 2.6(n), a “Holder” shall include any beneficial owner of an interest in a Note.

(i)	Each Holder of a Secured Note (or any interest therein) will treat the Secured Notes as indebtedness for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law.

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(ii)	Each Holder of a Secured Note (or any interest therein) will be deemed to agree and understand that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (together with appropriate attachments) (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

(iii)	Each Holder of a Subordinated Note or Contribution Interest (or any interest therein) will treat the Subordinated Notes as equity for U.S. federal, state and local income and franchise tax purposes. Each Holder of a Subordinated Note or Contribution Interest (or any interest therein) will be deemed to have represented and warranted that it is a United States Tax Person, agrees to provide the Issuer and the Trustee (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form), and acknowledges that if it fails to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in such Note shall be void ab initio.

(iv)	Each Holder of Notes (or any interest therein) will be deemed to have agreed to provide the Issuer and any relevant intermediary with any information or documentation that is required under FATCA or that the Issuer or relevant intermediary deems appropriate to enable the Issuer or relevant intermediary to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to FATCA in respect of such Notes or the Holder of such Notes or beneficial interest therein. In addition, each purchaser and subsequent transferee of such Notes (or any interest therein) will be deemed to understand and acknowledge that the Issuer has the right under the Indenture to withhold on any holder or any beneficial owner of an interest in Notes that fails to comply with FATCA.

(v)	Each Holder of a Subordinated Note or Contribution Interest (or any interest therein) will provide the identifying information necessary for the Issuer to make an election under Sections 6221(b) and 6226 of the Code (or any successor provisions) to avoid an entity level tax imposed on the Issuer pursuant to Section 6221 of the Code (or any successor provision).

(vi)	Each Holder of Secured Notes (or any interest therein) that is not a United States Tax Person represents that either (a) it is not (i) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code, (b) it has provided an IRS Form W-8BEN-E representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Secured Notes or any interest therein are effectively connected with the conduct of a trade or business within the United States.

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(vii)	A Subordinated Note or Contribution Interest (or any interest therein) may not be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (i) (a) none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes, the Contribution Interests and any other equity interests in the Issuer, and (b) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes, any Contribution Interests or any other equity interests of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) such person obtains written advice of Clifford Chance US LLP, Mayer Brown LLP, Dechert LLP or Paul Hastings LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(viii)	A Subordinated Note or Contribution Interest (or any interest therein) may not be acquired, and no Holder of such Subordinated Note or Contribution Interest (or any interest therein) may sell, transfer, assign, participate, pledge or otherwise dispose of such Subordinated Note or Contribution Interest (or any interest therein) or cause such Subordinated Note or Contribution Interest (or any interest therein) to be marketed, (i) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of Subordinated Notes, Contribution Interests and any other Class of Notes recharacterized as equity to be more than 95.

(ix)	No Holder of a Subordinated Note or Contribution Interest (or any interest therein) will participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets, or the results of the Issuer’s operations, or the Subordinated Notes or Contribution Interests).

(x)	Each Holder of a Subordinated Note or Contribution Interest (or any interest therein) acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of such Subordinated Note or Contribution Interest (or any interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in the Subordinated Note or Contribution Interest to any person that does not agree to be bound by the three preceding paragraphs above or by this paragraph.

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(xi)	Each Holder of a Secured Note (or any interest therein) that is not a United States Tax Person will represent and agree, or by acquiring a Secured Note or an interest in a Secured Note will be deemed to represent and agree, that it is not a member of an “expanded group” within the meaning of the Treasury Regulations promulgated under Section 385 of the Code that includes a domestic corporation (as determined for U.S. federal income tax purposes) if (i) the Issuer is a “controlled partnership” (within the meaning of the Treasury Regulations promulgated under Section 385 of the Code) with respect to such expanded group and (ii) such domestic corporation directly or indirectly (through one or more entities that are treated for U.S. federal income tax purposes as partnerships, disregarded entities or grantor trusts) owns Subordinated Notes.

(xii)	Each Holder of a Subordinated Note (or any interest therein) will be deemed to have acknowledged and agreed that, for so long as the Issuer is disregarded as separate from it for U.S. federal income tax purposes, (i) Subordinated Notes may not be transferred by it (except to a Person that is disregarded as separate from such Holder for U.S. federal income tax purposes) and (ii) no Contributions may be made by any Person other than such Holder (except by a Person that is disregarded as separate from such Holder for U.S. federal income tax purposes), in each case unless it has received written advice of Clifford Chance US LLP, Mayer Brown LLP, Dechert LLP or Paul Hastings LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis (including any tax liability under Section 1446 of the Code).

(xiii)	Each Holder of a Subordinated Note (or any interest therein) will be deemed to have acknowledged and agreed that it shall not transfer any Secured Notes (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer was disregarded as separate from such Holder for U.S. federal income tax purposes, unless it shall have received written advice of Clifford Chance US LLP, Mayer Brown LLP, Dechert LLP or Paul Hastings LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Notes and other outstanding Notes of the same Class (other than any Notes that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

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(xiv)	Each Holder of a Subordinated Note or Contribution Interest (or any interest therein) will be deemed to have agreed to deliver to any transferee, with a copy to the Trustee, prior to the transfer of a Subordinated Note (or any interest therein), a properly completed certificate, in a form reasonably acceptable to the transferee and the Trustee, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). Each Holder of a Subordinated Note (or any interest therein) acknowledges that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of such Subordinated Note.

(xv)	Each Holder of a Note (or any interest therein) will indemnify the Issuer, the Trustee and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such Holder to comply with its obligations under the Note. The indemnification will continue with respect to any period during which the Holder held a Note (or any interest therein), notwithstanding the Holder ceasing to be a Holder of the Note (or any interest therein).

2.7	Mutilated, Defaced, Destroyed, Lost or Stolen Note

If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Issuer, the Trustee and such Transfer Agent, and any agent of the Issuer, the Trustee and such Transfer Agent, such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Trustee or such Transfer Agent that such Note has been acquired by a Protected Purchaser, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a Protected Purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

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Upon the issuance of any new Note under this Section 2.7, the Issuer, the Trustee or the applicable Transfer Agent may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.7, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

2.8	Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved

(a)	The Secured Notes of each Class shall accrue interest during each Interest Accrual Period at the applicable Note Interest Rate and such interest shall be payable in arrears on each Payment Date in the case of the Secured Notes, on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date); provided, that with respect to any Interest Accrual Period during which a Re-Pricing has occurred, the applicable Note Interest Rate of any Re-Priced Class shall reflect the applicable Re-Pricing Rate from, and including, the applicable Re-Pricing Date. Payment of interest on each Class of Secured Notes (and distributions of Interest Proceeds to the Holders of the Subordinated Notes) shall be subordinated to the payments of interest on the related Priority Classes. So long as any Priority Classes are Outstanding with respect to any Class of Deferred Interest Notes, any interest due on such Class of Deferred Interest Notes which is not available to be paid in accordance with the Priority of Payments on any Payment Date, or if such interest is not paid in order to satisfy the Coverage Tests (such unpaid amounts, “Deferred Interest” with respect thereto), shall not be considered “due and payable” for the purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such amounts in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Deferred Interest Notes, and (iii) the Stated Maturity of such Class of Deferred Interest Notes. Deferred Interest on any Class of Deferred Interest Notes will not be due and payable on such Payment Date, but will be deferred and thereafter, will bear interest at the Note Interest Rate for such Class, until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class and (iii) the Stated Maturity of such Class. Interest shall cease to accrue on each Secured Note, or in the case of a partial repayment, on such part, from the date of repayment or the respective Stated Maturity unless payment of principal is improperly withheld or unless default is otherwise made with respect to such payments of principal. To the extent lawful and enforceable, (x) interest on Deferred Interest with respect to any Class of Deferred Interest Notes shall accrue at the Note Interest Rate for such Class until paid as provided herein and (y) the interest on any Class A-1 Note, Class A-2 Note or Class B Note or, if no Class A-1 Notes, Class A-2 Notes or Class B Notes are Outstanding, any Class C Note that is not paid when due shall accrue at the Note Interest Rate for such Class until paid as provided herein.

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(b)	The principal of each Secured Note of each Class matures at par and is due and payable on the Payment Date which is the Stated Maturity for such Class of Secured Notes, unless the unpaid principal of such Secured Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Notes (and distributions of Principal Proceeds to the Holders of the Subordinated Notes) may only occur (other than amounts constituting Deferred Interest thereon which shall be payable from Interest Proceeds pursuant to Section 11.1(a)(i)) after principal and interest on each Class of Notes that constitutes a Priority Class with respect to such Class has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on such Priority Class(es), and other amounts in accordance with the Priority of Payments, and any payment of principal of any Class of Secured Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class or any Redemption Date), shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Priority Classes with respect to such Class have been paid in full. For the avoidance of doubt, the outstanding principal balance of the Subordinated Notes shall not be adjusted by distributions of Interest Proceeds.

(c)	Principal payments on each Class of Notes shall be made in accordance with the Priority of Payments and Section 9.1.

(d)	[Reserved].

(e)	Payments in respect of interest on and principal of any Secured Note and any payment with respect to any Subordinated Note shall be made by the Trustee or by a Paying Agent in United States dollars to DTC or its designee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note or a Definitive Note, by wire transfer, as directed by the Holder, in immediately available funds to a United States dollar account, as the case may be, maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its designee with respect to a Certificated Note or a Definitive Note, provided that in the case of a Certificated Note or Definitive Note, the Holder thereof shall have provided written wiring instructions to the Trustee or the applicable Paying Agent, on or before the related Record Date. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee on or prior to such Maturity; provided, however, that if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender. None of the Issuer, the Trustee, the Collateral Manager, nor any Paying Agent shall have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Secured Note (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Issuer shall, prior to the date on which such payment is to be made, provide to Holders of the Secured Notes and Subordinated Notes, as the case may be, a notice which shall specify the date on which such payment shall be made, the amount of such payment per U.S.$1,000 original principal amount of Secured Notes, original principal amount of Subordinated Notes and the place where such Notes may be presented and surrendered for such payment.

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(f)	Payments of principal to Holders of the Secured Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Notes of such Class on such Record Date. Payments to the Holders of the Subordinated Notes from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes on such Record Date.

(g)	Interest accrued with respect to the Floating Rate Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period (or, for each calculation during the first Interest Accrual Period, the related portion thereof) divided by 360. Interest accrued with respect to the Fixed Rate Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that if a redemption or a re-pricing occurs on a Business Day that would not otherwise be a Payment Date, interest on such Fixed Rate Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360.

(h)	All reductions in the principal amount of a Class of Notes (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(i)	Notwithstanding any other provision of this Indenture, the obligations of the Issuer under the Notes and this Indenture are limited recourse or non-recourse obligations of the Issuer payable solely from the Assets and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. The Subordinated Notes are not secured hereunder. No recourse shall be had against any Officer, director, manager, member, beneficial owner, trustee, employee, shareholder, authorized person or incorporator of the Issuer, the Collateral Manager, the Retention Provider, the Depositor or their respective successors or assigns for any amounts payable under the Notes or (except as otherwise provided herein or in the Collateral Management Agreement) this Indenture. It is understood that the foregoing provisions of this paragraph (i) shall not (x) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (y) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

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(j)	Subject to the foregoing provisions of this Section 2.8, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights of unpaid interest and principal (or other applicable amount) that were carried by such other Note.

(k)	Failure to pay accrued and unpaid interest on any Class A-1 Note, Class A-2 Note or Class B Note or, if there are no Class A-1 Notes, Class A-2 Notes or Class B Notes Outstanding, any Note of the Controlling Class, on any Re-Pricing Date that is not a Payment Date shall not be an Event of Default, and interest shall not accrue on any accrued interest on any Note that is not paid on any such Re-Pricing Date that is not a Payment Date.

(l)	The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a Person that is not a United States Tax Person) or other certification acceptable to it to enable the Issuer or the Trustee, as applicable, and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Note or the Holder or beneficial owner of such Note under any present or future law or regulation of the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation (including, without limitation, any cost basis reporting obligations) and the delivery of any information required to prevent the Issuer from being subject to withholding and to determine if payments by the Issuer are subject to withholding. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes (including any amounts deducted on account of FATCA). Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

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2.9	Persons Deemed Owners

The Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat as the owner of such Note the Person in whose name any Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

2.10	Surrender of Notes; Cancellation

(a)	Any Holder may tender any Notes or beneficial interests in Notes owned by such Holder for cancellation by the Trustee without receiving any payment (any such surrendered Notes or beneficial interests in Notes, “Surrendered Notes”). For the avoidance of doubt, Notes surrendered by the Issuer after purchase pursuant to Section 2.14 shall not constitute “Surrendered Notes.” The Issuer shall provide notice to the Trustee and each Rating Agency of any Surrendered Notes tendered to it and the Trustee shall provide notice to the Issuer of any Surrendered Note tendered to it. Any such Surrendered Notes shall be submitted to the Trustee for cancellation; provided that, for purposes of calculation of any Overcollateralization Ratio, any Surrendered Notes will be deemed to remain outstanding until all Notes of the applicable Class and each Class that is senior in right of principal payment thereto in the Note Payment Sequence have been retired or redeemed, and during such period such Surrendered Notes will be deemed to have an Aggregate Outstanding Amount equal to their Aggregate Outstanding Amount as of the date of surrender, reduced proportionately with, and to the extent of, any payments of principal on Notes of the same Class thereafter.

(b)	All Surrendered Notes and Notes that are surrendered for payment, registration of transfer, exchange or redemption, surrendered by the Issuer following purchase pursuant to Section 2.14, or deemed lost or stolen shall be promptly cancelled by the Trustee and may not be reissued or resold; provided that, in the event that an anticipated Optional Redemption does not occur, Notes that are delivered in connection with such anticipated Optional Redemption shall be returned by the Trustee to the Person surrendering the same. Any such Notes shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.10, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be destroyed by the Trustee in accordance with its standard policy, unless the Issuer shall direct by an Issuer Order received prior to destruction that they be returned to it.

2.11	Definitive Notes

(a)	A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a Definitive Note to the beneficial owners thereof only if such transfer complies with Section 2.6 and either (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (ii) at any time DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after such notice. In addition, the owner of a beneficial interest in a Global Note shall be entitled to receive a Definitive Note in exchange for such interest if an Event of Default has occurred and is continuing.

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(b)	Any Global Note that is transferable in the form of a Definitive Note to the beneficial owners thereof pursuant to this Section 2.11 shall be surrendered by DTC to the Trustee’s designated office located in the United States to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) (each such note, a “Definitive Note”) in Authorized Denominations. Any Definitive Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.6(g), (h) and (i), bear the legends set forth in the applicable part of Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c)	Subject to the provisions of paragraph (b) of this Section 2.11, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)	In the event of the occurrence of either of the events specified in subclauses (i) and (ii) of subsection (a) of this Section 2.11, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

The Definitive Notes shall be in substantially the same form as the corresponding Global Notes with such changes therein as the Issuer and Trustee shall agree. In the event that Definitive Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by Section 2.11(a), the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holder of a Global Note would be entitled to pursue in accordance with Article 5 of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if Definitive Notes had been issued; provided, that the Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership. Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of beneficial owners in whose names such Definitive Notes shall be registered or as to delivery instructions for such Definitive Notes.

2.12	Notes Beneficially Owned by Persons Not QIB/QPs, IAI/QPs or AI/KEs or in Violation of ERISA Representations

(a)	Notwithstanding anything to the contrary elsewhere in this Indenture, (x) any transfer of a beneficial interest in any Note to a U.S. person that is not (i) in the case of a Rule 144A Global Secured Note, a QIB/QP, (ii) in the case of a Certificated Secured Note or a Certificated Subordinated Note, an IAI/QP or a QIB/QP or (iii) in the case of Certificated Subordinated Notes, an AI/KE, or (y) any transfer of a beneficial interest in any Note to a non-U.S. person that is not a Qualified Purchaser and, in each case that is not made pursuant to an applicable exemption under the Securities Act and the Investment Company Act shall be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

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(b)	If (i) any U.S. person that is not (x) a QIB/QP (in the case of a Rule 144A Global Secured Note or Rule 144A Global Subordinated Note), (y) an IAI/QP or QIB/QP (in the case of a Certificated Secured Note or a Certificated Subordinated Note) or (z) an AI/KE (in the case of a Certificated Subordinated Note) shall become the beneficial owner of an interest in any such Note, or if any U.S. person that is not an AI/KE, IAI/QP or QIB/QP that does not have an exemption available under the Securities Act and the Investment Company Act shall become the beneficial owner of an interest in any Subordinated Note or (ii) any non-U.S. person that is not a Qualified Purchaser shall become the holder or beneficial owner of an interest in any Note (any such person a “Non-Permitted Holder”), the Issuer shall, promptly after discovery that such person is a Non-Permitted Holder by the Issuer or the Trustee (and notice to the Issuer by the Trustee if it obtains actual knowledge (who agrees to notify the Issuer of such discovery, if any)), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes to a Person that is not a Non-Permitted Holder within 14 days of the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose or assign such Notes a separate CUSIP number or numbers pursuant to Section 2.2(f) herein. The Issuer, or the Collateral Manager (on its own or acting through an investment bank selected by the Collateral Manager at the Issuer’s expense) acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, and sell such Notes to the highest such bidder. However, the Issuer may select the purchaser by any method it determines in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

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(c)	If any Person shall become the beneficial owner of a Note who has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Other Plan Law or Similar Law representation that is subsequently shown to be false or misleading or whose beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder by the Issuer (or upon notice to the Issuer from the Trustee if it obtains actual knowledge (who agrees to notify the Issuer of such discovery, if any)), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer its interest to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer its interest in such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell its interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, as applicable, and selling such Notes, as applicable, to the highest such bidder. However, the Issuer may select a purchaser by any method it determines in its sole discretion. The holder and beneficial owner of each Note, as applicable, the Non-Permitted ERISA Holder and each other Person in the chain of title from the holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes agrees to cooperate with the Issuer to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale, shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

2.13	[Reserved].

2.14	Issuer Purchase of Secured Notes

(a)	Notwithstanding anything to the contrary in this Indenture, the Collateral Manager, on behalf of the Issuer, may conduct purchases or repayments of the Secured Notes, in whole or in part, in accordance with, and subject to, the terms and conditions set forth in Section 2.14(b) below, by disbursing amounts in the Principal Collection Account and/or the Supplemental Reserve Account for purchases of Secured Notes in accordance with the provisions described in this Section 2.14. The Trustee shall cancel in accordance with Section 2.10 any such purchased Secured Notes surrendered to it for cancellation or, in the case of any Global Notes, the Trustee shall decrease the Aggregate Outstanding Amount of such Global Notes in its records by the full par amount of the purchased Secured Notes, and instruct DTC or its nominee, as the case may be, to conform its records.

(b)	No purchases of the Secured Notes by, or on behalf of, the Issuer may occur without the consent of a Majority of the Subordinated Notes and unless each of the following conditions are satisfied:

(i)	such purchases of Secured Notes shall occur in the following sequential order of priority: first, the Class A-1 Notes, until the Class A-1 Notes are retired in full; second, the Class A-2 Notes, until the Class A-2 Notes are retired in full; third, the Class B Notes, until the Class B Notes are retired in full; and fourth, the Class C Notes, until the Class C Notes are retired in full;

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(ii)	if less than the entire Class of applicable Secured Notes is being purchased, such offer to purchase shall be made on a pro rata basis;

(iii)	each such purchase or repayment shall be effected only at prices discounted from par;

(iv)	each Coverage Test is satisfied immediately prior to each such purchase or repayment and shall be satisfied after giving effect to such purchase or repayment;

(v)	no Event of Default shall have occurred and be continuing;

(vi)	with respect to each such purchase or repayment, notice shall have been provided to the Rating Agency; and

(vii)	the Trustee has received an Officer’s certificate of the Collateral Manager to the effect that the conditions in Section 2.14(b)(i) through (vi) have been satisfied.

Any Secured Notes to be purchased shall be surrendered to the Trustee for cancellation in accordance with Section 2.10.

3.	Conditions Precedent

3.1	Conditions to Issuance of Notes on Closing Date

(a)	The Notes to be issued on the Closing Date shall be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(i)	Officers’ Certificates of the Issuer Regarding Corporate Matters. An Officer’s certificate of the Issuer (A) evidencing the authorization by Resolution of the execution and delivery of this Indenture, the Purchase Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the Master Loan Sale Agreement, any Hedge Agreements and related transaction documents and in each case the execution, authentication and delivery of the Notes applied for by it and specifying the Stated Maturity, principal amount and Note Interest Rate of each Class of Secured Notes applied for by it, and the Stated Maturity and principal amount of Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Resolution is a true and complete copy thereof, (2) such Resolution has not been rescinded and is in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

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(ii)	Governmental Approvals. From the Issuer either (A) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes, or (B) an Opinion of Counsel of the Issuer to the effect that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as have been given (provided that the opinions delivered pursuant to Section 3.1(a)(iii) may satisfy the requirement).

(iii)	U.S. Counsel Opinions. Opinions of (A) Mayer Brown LLP, special U.S. counsel to the Issuer, the Collateral Manager and the Depositor, (B) Clark Hill PLC, Delaware counsel to the Issuer, and (C) Troutman Pepper Locke LLP, counsel to the Trustee and the Collateral Administrator, each dated the Closing Date, in form and substance satisfactory to the Issuer.

(iv)	Officer’s Certificates of Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating that the Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date.

(v)	Hedge Agreements. Executed copies of any Hedge Agreement entered into by the Issuer, if any.

(vi)	Collateral Management Agreement, Collateral Administration Agreement, Securities Account Control Agreement and Trust Agreement. An executed counterpart of the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement and the Trust Agreement.

(vii)	Certificate of the Collateral Manager. An Officer’s certificate of the Collateral Manager, dated as of the Closing Date, to the effect that:

(A)	the Issuer has purchased or has otherwise entered into binding agreements to purchase Collateral Obligations with an aggregate par amount of at least U.S.$400,000,000 as of the Closing Date; and

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(B)	to the best knowledge of the Collateral Manager, each Collateral Obligation pledged to the Trustee for inclusion in the Assets on the Closing Date and each Collateral Obligation that the Collateral Manager on behalf of the Issuer has entered into a binding commitment to purchase, satisfies the requirements of the definition of “Collateral Obligation”.

(viii)	Grant of Collateral Obligations. The Grant pursuant to the Granting Clause of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Trustee for inclusion in the Assets on the Closing Date shall be effective, and Delivery of such Collateral Obligations (including any promissory note and all other underlying instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3 shall have been effected.

(ix)	Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, to the effect that, in the case of each Collateral Obligation pledged to the Trustee for inclusion in the Assets, on the Closing Date and immediately prior to the Delivery thereof on the Closing Date:

(A)	the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Closing Date and (ii) those Granted pursuant to this Indenture;

(B)	the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim (as such term is defined in Section 8-102(a)(1) of the UCC), except as described in paragraph (A) above;

(C)	the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or is being released on the Closing Date) other than interests Granted pursuant to this Indenture;

(D)	the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee;

(E)	based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vii), each Collateral Obligation included in the Assets satisfies the requirements of the definition of “Collateral Obligation” and the Aggregate Principal Balance of the Collateral Obligations that the Issuer has purchased or has entered into binding agreements to purchase as of the Closing Date is at least U.S.$400,000,000;

(F)	upon Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture; and

(G)	the requirements of Section 3.1(a)(viii) have been satisfied.

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(x)	Rating Letter. A letter from the Rating Agency confirming that each Class of Secured Notes has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(xi)	Accounts. Evidence of the establishment of each of the Accounts.

(xii)	Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of (A) the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Principal Collection Account for use pursuant to Section 10.2, (B) the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Expense Reserve Account for use pursuant to Section 10.3(d), (C) the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Interest Reserve Account for use pursuant to Section 10.3(e) and (D) the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Unfunded Exposure Account for use pursuant to Section 10.3(f).

(xiii)	Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xiii) shall imply or impose a duty on the part of the Trustee to require any other documents.

(b)	The Issuer shall send copies of the documents specified in Section 3.1(a) (other than the rating letter specified in clause (x) thereof) to the Information Agent for posting on the 17g-5 Website as soon as practicable after the Closing Date.

(c)	Upon the execution and delivery of this Indenture and the issuance of the Notes, the Trustee is authorized and directed to release from the lien of this Indenture the amount from the proceeds of the issuance of the Notes designated by the Issuer to pay the aggregate purchase price owing under the Master Loan Sale Agreement.

3.2	[Reserved]

3.3	Custodianship; Delivery of Collateral Obligations and Eligible Investments

(a)	The Collateral Manager, on behalf of the Issuer, shall use commercially reasonable efforts to deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the “Custodian”), all Assets in accordance with the definition of “Deliver”. Initially, the Custodian shall be the Trustee. Any successor custodian shall be a state or national bank or trust company that is not an Affiliate of the Issuer, satisfies the requirements of a Trustee as set forth in Section 6.8 and is a Securities Intermediary. Subject to the limited right to relocate Pledged Obligations as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall credit (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, to the relevant Account established and maintained pursuant to Article 10; as to which in each case the Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account shall be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

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(b)	Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment, or other investments, the Collateral Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment, or other investment is required to be, but has not already been, transferred to the relevant Account, use commercially reasonable efforts to cause the Collateral Obligation, Eligible Investment, or other investment to be Delivered to the Custodian to be credited to the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, to the Account in which the funds used to purchase the investment are held in accordance with Article 10) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment, or other investment so acquired, including all interests of the Issuer in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment, or other investment.

4.	Satisfaction and Discharge

4.1	Satisfaction and Discharge of Indenture

This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, protections, indemnities and immunities of the Trustee and the specific obligations set forth below hereunder, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, (vi) the rights, protections, indemnities and immunities of the Collateral Administrator hereunder and under the Collateral Administration Agreement and (vii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a)	(i) either:

(A)	all Notes theretofore authenticated and delivered to Holders, other than (1) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 and (2) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3, have been delivered to the Trustee for cancellation; or

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(B)	all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, or (2) shall become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption pursuant to Article 9 under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer pursuant to Section 9.5 either (x) the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s and “AAA” by Fitch, recalculated in an Accountants’ Report by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest payable thereon under this Indenture to the date of such deposit (in the case of Notes which have become due and payable), or to their respective Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Cash or obligations that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect to the creation and perfection of such security interest or (y) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a), the Issuer shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments;

(ii)	the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including any amounts then due and payable pursuant to the Hedge Agreements, the Collateral Administration Agreement and the Collateral Management Agreement without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer other than Dissolution Expenses (it being understood that the requirements of this clause (ii) may be deemed satisfied as set forth in Section 5.7); and

(iii)	the Issuer has delivered to the Trustee Officer’s certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with; or

(b)	(i) the Trustee confirms to the Issuer that:

(A)	the Trustee is not holding any Assets (other than (x) the Collateral Management Agreement, the Hedge Agreements, the Collateral Administration Agreement and the Securities Account Control Agreement and (y) Cash in an amount not greater than the Dissolution Expenses); and

(B)	no assets (other than Cash in an amount not greater than the Dissolution Expenses) are on deposit in or to the credit of any deposit account or securities account (including any Accounts) in the name of the Issuer (or the Trustee for the benefit of the Issuer or any Secured Party) maintained by the Issuer with the Custodian;

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(ii)	the Issuer has delivered to the Trustee a certificate stating that (1) there are no Assets (other than (x) the Collateral Management Agreement, the Hedge Agreements, the Collateral Administration Agreement and the Securities Account Control Agreement and (y) Cash in an amount not greater than the Dissolution Expenses) that remain subject to the lien of this Indenture, and (2) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture or have otherwise been irrevocably deposited with the Trustee for such purpose; and

(iii)	the Issuer has delivered to the Trustee Officer’s certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.8, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1 and 14.5 shall survive.

4.2	Application of Trust Money

All Monies deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Trustee may determine; and such Money shall be held in a segregated account at a financial institution meeting the requirements of the second sentence of Section 10.5(b) identified as being held in trust for the benefit of the Secured Parties.

4.3	Repayment of Monies Held by Paying Agent

In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

4.4	Limitation on Obligation to Incur Administrative Expenses

If at any time the sum of (i) Eligible Investments, (ii) Cash and (iii) amounts reasonably expected to be received by the Issuer in Cash during the current Collection Period (as certified by the Collateral Manager in its reasonable judgment) is less than the sum of Dissolution Expenses and any accrued and unpaid Administrative Expenses, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Administrative Expenses as otherwise required by this Indenture to any Person other than the Trustee (or any other capacity in which the Bank is acting pursuant to the Transaction Documents), and failure to pay such amounts or provide or obtain such opinions, reports or services shall not constitute a Default hereunder, and the Trustee (or the Bank in any other capacity) shall have no liability for any failure to obtain or receive any of the foregoing opinions, reports or services. The foregoing shall not, however, limit, supersede or alter any right afforded to the Trustee under this Indenture to refrain from taking action in the absence of its receipt of any such opinion, report or service which it reasonably determines is necessary for its own protection.

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5.	Remedies

5.1	Events of Default

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	a default in the payment, when due and payable, of any interest on any Class A-1 Note, Class A-2 Note or Class B Note or, if there are no Class A-1 Notes, Class A-2 Notes or Class B Notes Outstanding, any Class C Note, and, in each case, the continuation of any such default for five Business Days after a Trust Officer of the Trustee has actual knowledge or receives written notice from any holder of Notes of such payment default; provided, that (x) in the case of a default resulting from a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee, the Collateral Administrator, the Registrar or any Paying Agent, such default will not be an Event of Default unless such failure continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined) and (y) any failure to effect a Refinancing, Optional Redemption or Re-Pricing (including a Redemption Settlement Delay) will not be an Event of Default;

(b)	a default in the payment, when due and payable, of any principal of, or interest or Deferred Interest on, or any Redemption Price in respect of, any Secured Note at its Stated Maturity or on any Redemption Date (unless such redemption has been withdrawn pursuant to Section 9.5(b) or, if such redemption relates to a Redemption by Refinancing, such Refinancing fails to occur on the proposed Redemption Date and such notice of redemption has been withdrawn pursuant to Section 9.5(b)); provided that, in the case of a default resulting from a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee, the Collateral Administrator, the Registrar or any Paying Agent, such default will not be an Event of Default unless such failure continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined);

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(c)	without limiting the applicability of clause (a) or (b) above, the failure on any Payment Date to disburse amounts available in the Payment Account in excess of U.S.$250,000 in accordance with the order of priority stated in Section 11.1 and the continuation of such failure for 10 Business Days; provided that, in the case of a default resulting from a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee, the Collateral Administrator, the Registrar of the Issuer or any Paying Agent, such default will not be an Event of Default unless such failure continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined);

(d)	either of the Issuer or the Assets becomes an investment company required to be registered under the Investment Company Act and such requirement has not been eliminated after a period of 60 days;

(e)	except as otherwise provided in this Section 5.1, a default in the performance, or breach, of any other covenant or other agreement of the Issuer in this Indenture which has a material adverse effect on any holder (it being understood, without limiting the generality of the foregoing, that any failure to meet any Coverage Test is not an Event of Default), or the failure of any material representation or warranty of the Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in each case in all material respects when the same shall have been made, which failure has a material adverse effect on any holder, and the continuation of such default, breach or failure for a period of 45 days after notice to (i) the Issuer and the Collateral Manager, by the Issuer or the Collateral Manager or (ii) the Issuer and the Collateral Manager by the Trustee at the direction of a Supermajority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification shall be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate and the sale or other disposition of any asset that did not at the time of its acquisition satisfy the Eligibility Criteria shall cure any breach or failure arising therefrom as of the date of such failure; provided further that any failure to effect a Refinancing, Optional Redemption or Re-Pricing (including a Redemption Settlement Delay) will not be an Event of Default;

(f)	on any Measurement Date as of which the Class A-1 Notes are Outstanding, failure of the quotient of (i) the sum of (A) the Aggregate Principal Balance of all Pledged Obligations (excluding Defaulted Obligations), plus (B) with respect to each Defaulted Obligation included in the Pledged Obligations, the Market Value thereof, plus (C) without duplication, the amounts on deposit in any Account (including Eligible Investments therein but excluding the Unfunded Exposure Account and each Hedge Counterparty Collateral Account (if any)) representing Principal Proceeds divided by (ii) the aggregate outstanding principal amount of the Class A-1 Notes, to equal or exceed 102.5%;

(g)	the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

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(h)	the institution by the equityholders of the Issuer of Proceedings to have the Issuer adjudicated as bankrupt or insolvent, or the consent by the equityholders of the Issuer to the institution of bankruptcy or insolvency Proceedings against the Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action.

Upon an Officer’s (or a Trust Officer in the case of the Trustee) obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuer, (ii) the Trustee and (iii) the Collateral Manager shall notify each other and the Trustee shall provide the notices of an Event of Default required under Section 6.2.

5.2	Acceleration of Maturity; Rescission and Annulment

(a)	Subject to Section 5.2(c), if an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(g) or (h)), the Trustee may, and shall, upon the written direction of a Supermajority of the Controlling Class, by notice to the Issuer, the Collateral Manager and the Rating Agency, declare the principal of all the Secured Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and all other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(g) or (h) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Notes, and other amounts payable hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)	At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article 5, a Majority of the Controlling Class by written notice to the Issuer, the Collateral Manager and the Trustee, may rescind and annul such declaration and its consequences if:

(i)	The Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)	all unpaid installments of interest and principal then due on the Secured Notes (other than as a result of such acceleration);

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(B)	to the extent that the payment of such interest is lawful, interest upon any Deferred Interest at the applicable Note Interest Rates; and

(C)	all unpaid taxes and Administrative Expenses of the Issuer and other sums paid, incurred or advanced by the Trustee hereunder or by the Collateral Administrator under the Collateral Administration Agreement and any other amounts then payable by the Issuer hereunder prior to such Administrative Expenses; and

(ii)	if it has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Secured Notes that has become due solely by such acceleration, have (A) been cured, and a Majority of the Controlling Class by written notice to the Trustee has agreed with such determination (which agreement shall not be unreasonably withheld), or (B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon. Any Hedge Agreement in effect upon such declaration of an acceleration must remain in effect until liquidation of the Assets has begun and such declaration is no longer capable of being rescinded or annulled; provided that the Issuer shall nevertheless be entitled to designate an early termination date under and in accordance with the terms of such Hedge Agreement.

(c)	Notwithstanding anything in this Section 5.2 to the contrary, the Secured Notes shall not be subject to acceleration by the Trustee or a Supermajority of the Controlling Class solely as a result of the failure to pay (i) at any time when the Class A-1 Notes are the Controlling Class, any amount due on any Notes other than the Class A-1 Notes or (ii) at any other time, any amount due on Notes that are not of the Controlling Class.

5.3	Collection of Indebtedness and Suits for Enforcement by Trustee

The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Secured Notes, the Issuer shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Secured Notes, the whole amount, if any, then due and payable on such Secured Notes for principal and interest with interest upon the overdue principal, at the applicable Note Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall upon written direction of a Supermajority of the Controlling Class (subject to the Trustee’s rights hereunder, including Section 6.1(c)(iv)), institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other Obligor upon the Secured Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

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If an Event of Default occurs and is continuing, the Trustee may, and shall upon written direction of the Supermajority of the Controlling Class (subject to the Trustee’s rights hereunder, including Section 6.1(c)(iv)), proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Supermajority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or any other Obligor upon the Secured Notes under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other Obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other Obligor upon the Secured Notes, or the creditors or property of the Issuer or such other Obligor, the Trustee, regardless of whether the principal of any Secured Notes shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a)	to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Notes, as applicable, upon direction by a Supermajority of the Controlling Class, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Secured Holders or Holders allowed in any Proceedings relative to the Issuer or other Obligor upon the Secured Notes or to the creditors or property of the Issuer or such other Obligor;

(b)	unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Secured Notes upon the direction of a Supermajority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c)	to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Secured Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Secured Holders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

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Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Secured Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Secured Holder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Secured Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Secured Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

5.4	Remedies

(a)	If an Event of Default shall have occurred and be continuing, and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Trustee may, and shall, upon written direction of a Supermajority of the Controlling Class (subject to the Trustee’s rights hereunder, including Section 6.1(c)(iv)), to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i)	institute Proceedings for the collection of all amounts then payable on the Secured Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii)	sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17;

(iii)	institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv)	exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Secured Notes hereunder (including, without limitation, exercising all rights of the Trustee under the Securities Account Control Agreement); and

(v)	exercise any other rights and remedies that may be available at law or in equity;

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provided, however, that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions specified in Section 5.5(a).

The Trustee may, but need not, obtain (at the expense of the Issuer) and rely upon an opinion or advice of an Independent investment banking firm of national reputation, or other appropriate advisor concerning the matter (the cost of which shall be payable as an Administrative Expense), which may (but need not) be the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Notes, which opinion or advice shall be conclusive evidence as to such feasibility or sufficiency and the cost of which shall be commercially reasonable.

(b)	If an Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing the Trustee may, and at the written direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class (subject to the Trustee’s rights hereunder, including Section 6.1(c)(iv)), shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c)	Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such sale of Assets may, in paying the purchase Money, deliver to the Trustee for cancellation any of the Class A-1 Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Class A-1 Notes so delivered by such Holder (taking into account the Priority of Payments and Article 13). Said Notes, in case the amounts payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after proper notation has been made thereon to show partial payment.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Trustee and the Holders of the Secured Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

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(d)	Notwithstanding any other provision of this Indenture, neither any Holder or any beneficial owner of the Notes nor the Trustee or any other Secured Party may, prior to the date which is one year and one day (or if longer, any applicable preference period, plus one day) after the payment in full of all Notes and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium, winding up or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction. Nothing in this Section 5.4 shall preclude, or be deemed to estop, the Trustee or any Secured Party (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee or a Secured Party, or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, winding up or liquidation Proceeding.

5.5	Optional Preservation of Assets

(a)	Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Assets securing the Secured Notes intact (except as otherwise expressly permitted or required by Sections 10.7 and 12.1), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments and the provisions of Article 10, Article 12 and Article 13 unless:

(i)	the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Notes for principal and interest (including Deferred Interest) and all amounts payable prior to payment of principal on such Secured Notes (including amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap), due and unpaid Senior Management Fees and amounts payable to any Hedge Counterparty upon liquidation of all or any portion of the Assets) and a Supermajority of the Controlling Class agrees with such determination; or

(ii)	the sale and liquidation of all or any portion of the Assets is directed by either (A) a Majority of the Class A-1 Notes (so long as the Class A-1 Notes are Outstanding), solely in the case of an Event of Default described in Section 5.1(a) or Section 5.1(b), which has occurred with respect to the Class A-1 Notes, (B) a Supermajority of the Class A-1 Notes, solely in the case of an Event of Default described in Section 5.1(f) or (C) a Supermajority of each Class of Secured Notes, voting separately, in the case of any other Event of Default.

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The Trustee shall give written notice of the retention of the Assets to the Issuer with a copy to the Collateral Manager. So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) exist.

(b)	Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Secured Notes if the conditions set forth in clause (i) or (ii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Notes if prohibited by applicable law.

(c)	In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall, with the written consent of the Supermajority of the Controlling Class, use reasonable efforts to request bid prices with respect to each security contained in the Assets from two nationally recognized dealers at the time making a market in such securities (as identified by the Collateral Manager to the Trustee in writing) and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. If the Trustee, with the cooperation of the Collateral Manager, is unable to obtain any bids, the condition specified in Section 5.5(a)(i) shall be deemed to not exist. For the purposes of making the determinations required pursuant to Section 5.5(a)(i), the Trustee shall apply the standards set forth in Section 6.3(c)(i) or (ii). In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of all or any portion of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain (at the Issuer’s expense and for a commercially reasonable fee) and conclusively rely without limitation on an opinion or advice of an Independent investment banking firm of national reputation or other appropriate advisor concerning the matter.

The Trustee shall deliver to the Holders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. Unless a Supermajority of the Controlling Class has not consented to the Trustee making a determination pursuant to Section 5.5(c), the Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after an Event of Default (or such longer period as is necessary if the information required to make such determination has not yet been received) or at the request of a Supermajority of the Controlling Class at any time, but not more frequently than once in any calendar month, during which the Trustee retains the Assets pursuant to Section 5.5(a).

Prior to the Trustee accepting any bid in respect of a sale of an Asset in connection with an exercise of the remedies described in the immediately preceding paragraph, the Collateral Manager shall have the right, by giving notice to the Trustee within three hours after the Trustee has notified the Collateral Manager of a bid proposed to be accepted by the Trustee, to submit (on its behalf or on behalf of funds or accounts managed by the Collateral Manager) and the Trustee shall accept, a bid to purchase the Assets being sold by the Trustee on the same terms and conditions applicable to the potential purchaser. The Collateral Manager or an Affiliate thereof shall have the right to bid on any Asset sold pursuant to an acceleration or other exercise of remedies.

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5.6	Trustee May Enforce Claims without Possession of Notes

All rights of action and claims under this Indenture or under any of the Secured Notes may be prosecuted and enforced by the Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7.

5.7	Application of Money Collected

Any Money collected by the Trustee (after payment of costs of collection, liquidation and enforcement) with respect to the Notes pursuant to this Article 5 and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a)(iii), at the date or dates fixed by the Trustee. Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Sections 4.1(a) and (b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article 4.

5.8	Limitation on Suits

No Holder of any Notes shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)	such Holder has previously given to the Trustee written notice of an Event of Default;

(b)	the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Notes of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c)	the Trustee, for 30 days after its receipt of such notice, request and provision of such security or indemnity to the Trustee, has failed to institute any such Proceeding; and

(d)	no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Supermajority of the Controlling Class;

it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatsoever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

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In the event the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Controlling Class, each representing less than a Supermajority of the Controlling Class, pursuant to this Section 5.8, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee in its sole discretion may determine what action, if any, shall be taken.

The Issuer shall, so long as any Notes and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer remain outstanding and for a year and a day thereafter, and subject to the proviso below, timely file an answer and any other appropriate pleading objecting to (i) the institution of any proceeding to have the Issuer adjudicated as bankrupt or insolvent, or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment, liquidation, winding up or composition of or in respect of the Issuer under any Bankruptcy Law or any other applicable law; provided that the obligations set forth in clauses (i) and (ii) above shall be subject to the availability of funds therefor under the Priority of Payments. The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorneys’ fees and expenses) in connection with taking any such action shall be paid as Administrative Expenses.

5.9	Unconditional Rights of Secured Holders to Receive Principal and Interest

Subject to Sections 2.8(i), 5.13, 6.15 and 13.1, but notwithstanding any other provision in this Indenture, the Holder of any Secured Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Notes as such principal and interest becomes due and payable in accordance with the Priority of Payments and Section 13.1, and, subject to the provisions of Section 5.4(d) and Section 5.8, to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Secured Notes ranking junior to Notes still Outstanding shall have no right to institute proceedings for the enforcement of any such payment until such time as no Secured Notes ranking senior to such Secured Notes remain Outstanding, which right shall be subject to the provisions of Section 5.4(d) and Section 5.8, and shall not be impaired without the consent of any such Holder.

5.10	Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Issuer, the Trustee and the Holder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holder shall continue as though no such Proceeding had been instituted.

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5.11	Rights and Remedies Cumulative

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

5.12	Delay or Omission Not Waiver

No delay or omission of the Trustee or any Holder of Secured Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article 5 or by law to the Trustee or to the Holders of the Secured Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Secured Notes.

5.13	Control by Supermajority of Controlling Class

Notwithstanding any other provision of this Indenture, a Supermajority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee, and to direct the exercise of any trust, right, remedy or power conferred upon the Trustee; provided that:

(a)	such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b)	the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided, however, that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability or expense (unless the Trustee has received the indemnity as set forth in (c) below);

(c)	the Trustee shall have been provided with security or indemnity reasonably satisfactory to it; and

(d)	notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Notes secured thereby representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.5.

5.14	Waiver of Past Defaults

Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article 5, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Default and its consequences (provided that an acceleration may only be rescinded in accordance with the provisions of Section 5.2(b)), except a Default:

(a)	in the payment of the principal of any Secured Note (which may be waived with the consent of each Holder of such Secured Note);

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(b)	in the payment of interest on the Class A-1 Notes, the Class A-2 Notes and the Class B Notes or, if there are no Class A-1 Notes, Class A-2 Notes or Class B Notes Outstanding, the Notes of the Controlling Class (which may be waived with the consent of the Holders of 100% of the Class A-1 Notes, the Class A-2 Notes and the Class B Notes or the Notes of the Controlling Class, as applicable);

(c)	in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note (which may be waived with the consent of each such Holder); or

(d)	in respect of a breach by the Issuer of a representation made by the Issuer contained in Section 7.18 (which may be waived by a Majority of the Controlling Class with delivery of written notice of such action to Fitch (to the extent that Fitch is rating any Notes then Outstanding) not less than five Business Days prior to the effectiveness of such waiver).

In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to each Rating Agency, the Collateral Manager and each Holder.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

5.15	Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Notes by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee, Collateral Administrator or Collateral Manager for any action taken, or omitted by it as Trustee, Collateral Administrator or Collateral Manager, as applicable, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Notes on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

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5.16	Waiver of Stay or Extension Laws

The Issuer covenants (to the extent that they may lawfully do so) that they shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law or rights, and covenant that they shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted or rights created.

5.17	Sale of Assets

(a)	The power to effect any sale (a “Sale”) of all or any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice provided as soon as reasonably practicable to the Holders, and shall, upon direction of the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes having the power to direct such Sale, from time to time postpone any Sale by public announcement made at the time and place of such Sale pursuant to Section 5.5. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee and the Collateral Manager shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7.

(b)	The Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Secured Notes or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7. The Secured Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c)	If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee or the Collateral Manager may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the written consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

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(d)	The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e)	The Trustee shall provide notice as soon as reasonably practicable of any public Sale to the Collateral Manager and the Holders of the Subordinated Notes, and the Collateral Manager and the Holders of the Subordinated Notes shall be permitted to participate in any such public Sale to the extent the Collateral Manager or such Holders meet any applicable eligibility requirements with respect to such Sale.

5.18	Action on the Notes

The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Holders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer.

6.	The Trustee

6.1	Certain Duties and Responsibilities

(a)	Except during the continuance of an Event of Default known to the Trustee:

(i)	the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, advice or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, that in the case of any such certificates, advice or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Holders.

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(b)	In case an Event of Default actually known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of written directions, if any, from a Supermajority of the Controlling Class, or such percentage or Class permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)	No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii)	the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv)	no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services, including providing notices under Article 5, under this Indenture (and it is hereby expressly acknowledged and agreed, without implied limitation, that the enforcement or exercise of rights and remedies under Article 5, and/or the commencement of or participation in any legal proceeding does not constitute “ordinary services”); and

(v)	in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Trustee has been advised of the likelihood of such losses or damages and regardless of the form of such action.

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(d)	For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(d), (e), (f), (g) or (h) or any other matter unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default or other matter, as the case may be, is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e)	Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

(f)	The Trustee shall, upon reasonable (but no less than three Business Days’) prior written notice to the Trustee, permit any representative of a Holder of Notes, during the Trustee’s normal business hours, to examine all books of account, records, reports and other papers of the Trustee (other than items protected by attorney client privilege) relating to the Notes, to make copies and extracts therefrom (the reasonable out-of-pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee by such Holder) and to discuss the Trustee’s actions, as such actions relate to the Trustee’s duties with respect to the Notes, with the Trustee’s Officers and employees responsible for carrying out the Trustee’s duties with respect to the Notes.

(g)	The Trustee shall have no responsibility whatsoever to monitor any obligations with respect to the U.S. Risk Retention Rules.

6.2	Notice of Event of Default

As soon as reasonably practicable (and in no event later than two Business Days) after the occurrence of any Event of Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall give notice to the Issuer, the Collateral Manager, DTC, each Rating Agency, each Hedge Counterparty, each Paying Agent, and all Holders, as their names and addresses appear on the Register of all Events of Default hereunder actually known to the Trust Officer of the Trustee, unless such Events of Default shall have been cured or waived.

6.3	Certain Rights of Trustee

Except as otherwise provided in Section 6.1:

(a)	the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order;

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(c)	whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or Issuer Order, or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants (which may or may not be the Independent certified public accountants appointed by the Issuer (or the Collateral Manager on behalf of the Issuer) pursuant to Section 10.8), investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d)	as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e)	the Trustee shall be under no obligation to exercise, enforce or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities (including actions in respect of any such amounts) which might reasonably be incurred by it in compliance with such request or direction;

(f)	the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of a Rating Agency shall (subject to the right hereunder to be indemnified to its reasonable satisfaction for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Issuer’s or the Collateral Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative, judicial or governmental authority and (ii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g)	the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through Affiliates, agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it hereunder;

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(h)	the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i)	nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager and the Trustee shall not be liable for actions or omissions of, or any inaccuracies in the records of the Issuer, the Collateral Manager, Euroclear or Clearstream;

(j)	to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Trustee shall be entitled to request and receive (and conclusively rely upon) instruction from the Issuer or the accountants (which may or may not be the Independent certified public accountants appointed by the Issuer (or the Collateral Manager on behalf of the Issuer) pursuant to Section 10.8) (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k)	the Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, any Paying Agent (other than the Trustee), DTC, Euroclear, Clearstream, or any other clearing agency or depository and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l)	notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m)	in the event the Bank is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent or Securities Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article 6 shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, protections, benefits, immunities and indemnities provided in the Securities Account Control Agreement or any other documents to which the Bank in such capacity is a party;

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(n)	to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(o)	the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer or this Indenture. Delivery of reports or information, other than such reports or documents directly addressed to the Trustee or expressly required to be delivered by the Trustee (if prepared by the Trustee acting in such capacity), shall not constitute constructive knowledge or notice of any condition without formal notice. Whenever reference is made herein to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with Section 6.2;

(p)	the permissive rights of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty;

(q)	the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, epidemics or pandemics, government mandated closures, acts of war or loss or malfunctions of utilities, computer (hardware or software) or communications services); provided that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to mitigate the effects of such circumstances and to resume performance as soon as reasonably practicable under the circumstances;

(r)	to help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(s)	to the extent not inconsistent herewith, the rights, protections, immunities and indemnities afforded to the Trustee pursuant to this Indenture also shall be afforded to the Bank in each of its capacities under the Transaction Documents and also to the Collateral Administrator; provided that, with respect to the Collateral Administrator, such rights, protections, immunities and indemnities shall be in addition to any rights, protections, immunities and indemnities provided in the Transaction Documents including the Collateral Administration Agreement;

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(t)	in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third party or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(u)	the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7;

(v)	the Trustee shall not be liable for the actions or omissions of the Collateral Manager, the Issuer, any Paying Agent (other than the Trustee) or any Authenticating Agent (other than the Trustee) and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by it from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(w)	neither the Trustee nor the Collateral Administrator shall have any obligation to determine: (a) if a Collateral Obligation meets the Eligibility Criteria, (b) if the conditions specified in the definition of “Deliver” have been complied with, or (c) the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with the Grant by the Issuer to the Trustee of any item constituting the Assets or otherwise, or in that regard to examine any Underlying Instruments, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Obligation;

(x)	the Collateral Administrator shall have the same rights, privileges and indemnities afforded to the Trustee in this Article 6; provided, that such rights, immunities and indemnities shall be in addition to, and not in limitation of, any rights, immunities and indemnities provided in the Collateral Administration Agreement;

(y)	to the extent that the entity acting as Trustee is acting as Registrar, Calculation Agent, Paying Agent, Authenticating Agent, Securities Intermediary or Custodian, the rights, privileges, immunities and indemnities set forth in this Article 6 shall also apply to it acting in each such capacity;

(z)	the Trustee and the Collateral Administrator shall be entitled to conclusively rely on the Collateral Manager with respect to whether or not a Collateral Obligation meets the criteria specified in the definition thereof and for the characterization, classification, designation or categorization of each Collateral Obligation to the extent such characterization, classification, designation or categorization is subjective or judgmental in nature or based on information not readily available to the Trustee and Collateral Administrator;

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(aa)	notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(bb)	the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(cc)	notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Trustee that the Trustee deems to contain confidential, proprietary, and/or sensitive information may be encrypted. The recipient of the encrypted email communication will be required to complete a registration process;

(dd)	none of the Collateral Administrator, the Trustee or the Calculation Agent shall have any liability or responsibility for (i) the monitoring or determination of the unavailability of the cessation of the Benchmark, (ii) the determination (other than, in the case of the Calculation Agent, the calculation of such rate once such applicable rate has been selected and adopted pursuant to this Indenture), selection or verification of an Alternative Rate, a Fallback Rate, or an alternative base rate (including, without limitation, whether any such rate is an Alternative Rate or a Fallback Rate or whether a Benchmark Replacement Date or a Benchmark Transition Event has occurred, or any other conditions to the designation of such rate have been satisfied), (iii) the determination or selection of any Base Rate Modifier or any other modifier hereto, or (iv) the determination or selection of any methodology or conventions for the calculation of an Alternative Rate (which, for example, may include operational, administrative or technical parameters for compounding such Alternative Rate). The Collateral Administrator, the Trustee and the Calculation Agent shall be entitled to rely upon the Collateral Manager’s designation of any such rate and shall have no liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a reference rate as described herein. None of the Collateral Administrator, the Trustee or the Calculation Agent shall have any liability for any failure or delay in performing its duties hereunder or under the other Transaction Documents as a result of the unavailability of a Benchmark rate as described in the definition thereof, or as a result of the Collateral Manager’s failure or delay in selecting or designating a replacement reference rate or timely proposing an Alternative Rate, Fallback Rate or other alternative base rate, or otherwise;

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(ee)	in order to comply with the laws, rules, regulations, and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee is required to obtain, verify, record, and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law;

(ff)	[Reserved]

(gg)	the Bank (in each of its capacities, which for the purposes of this Section 6.3(gg) shall include the Trustee) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and each Transaction Document and delivered using Electronic Means; provided, however, that the Issuer and/or the Collateral Manager, as applicable, shall provide to the Bank an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Instructors”) and containing specimen signatures of such Authorized Instructors, which incumbency certificate shall be amended by the Issuer and/or the Collateral Manager, as applicable, whenever a person is to be added or deleted from the listing. If the Issuer and/or the Collateral Manager, as applicable, elects to give the Bank Instructions using Electronic Means and the Bank in its discretion elects to act upon such Instructions, the Bank’s reasonable understanding of such Instructions shall be deemed controlling. The Issuer and the Collateral Manager understand and agree that the Bank cannot determine the identity of the actual sender of such Instructions and that the Bank shall conclusively presume that directions that purport to have been sent by an Authorized Instructor listed on the incumbency certificate provided to the Bank have been sent by such Authorized Instructor. The Issuer and the Collateral Manager shall be responsible for ensuring that only Authorized Instructors transmit such Instructions to the Bank and that the Issuer, the Collateral Manager and all Authorized Instructors are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer and/or the Collateral Manager, as applicable. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer and the Collateral Manager agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Bank, including without limitation the risk of the Bank acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Bank and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer and/or the Collateral Manager, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Bank immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Bank, or another method or system specified by the Bank as available for use in connection with its services hereunder.

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6.4	Not Responsible for Recitals or Issuance of Notes

The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets, the Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof or any Money paid to the Issuer pursuant to the provisions hereof.

6.5	May Hold Notes

The Trustee, any Paying Agent, Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

6.6	Money Held in Trust

Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder, except in its capacity as the Bank to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

6.7	Compensation and Reimbursement

(a)	The Issuer agrees:

(i)	to pay the Trustee on each Payment Date reasonable compensation as set forth in a separate fee schedule dated as of the Closing Date between the Trustee and the Issuer for all services rendered by it hereunder as the same may be amended, restated, supplemented or otherwise modified from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii)	except as otherwise expressly provided herein, to pay or reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, any out-of-pocket costs related to complying with FATCA, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Sections 5.4, 5.5, 10.8 or any other term of this Indenture, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager in writing;

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(iii)	to indemnify the Trustee and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, claim, liability or expense (including reasonable attorneys’ fees and expenses) incurred without negligence, willful misconduct or bad faith on their part, and arising out of or in connection with the acceptance or administration of, or the performance of duties under, this Indenture and the transactions contemplated hereby, including the costs and expenses of defending themselves (including reasonable attorney’s fees and expenses) against any claim or liability in connection with the exercise, enforcement or performance of any of their rights, powers or duties hereunder and under any other transaction document or instrument related hereto; and

(iv)	to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.13 or the exercise or enforcement of remedies pursuant to Article 5.

(b)	The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture or any of the Transaction Documents to which the Trustee is a party in accordance with the Priority of Payments but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Holders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or expense not so paid shall be deferred and payable on such later date on which a fee or expense shall be payable and sufficient funds are available therefor.

(c)	The Issuer’s obligations under this Section 6.7 shall survive the termination of this Indenture and the resignation or removal of the Trustee pursuant to Section 6.9. When the Trustee incurs expenses after the occurrence of a Default or an Event of Default under Section 5.1(g) or (h), the expenses are intended to constitute expenses of administration under the Bankruptcy Code or other applicable federal or state bankruptcy, insolvency or similar law.

(d)	The Trustee hereby agrees not to cause the filing of a petition in bankruptcy with respect to the Issuer for the non-payment to the Trustee of any amounts provided by this Section 6.7 until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after the payment in full of all Notes (and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer).

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6.8	Corporate Trustee Required; Eligibility

There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having (x) so long as any Notes are rated by Fitch, a long-term issuer rating of at least “BBB-” by Fitch or a short-term issuer rating of at least “F3” by Fitch, and (y) having an office within the United States. If the Trustee is downgraded by a Rating Agency below the minimum rating provided in this Section 6.8, the Trustee may obtain a confirmation from such Rating Agency that its then-current ratings of the Secured Notes will not be downgraded or withdrawn by reason of its downgrade of the Trustee’s rating and upon receipt of such confirmation the Trustee shall be deemed to be eligible for purposes of this Section 6.8 until a further downgrade. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 6.

6.9	Resignation and Removal; Appointment of Successor

(a)	No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 6 shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10. If the Trustee shall resign or be removed as Trustee, the Bank shall also resign or be removed as Paying Agent, Calculation Agent, registrar and any other capacity in which the Bank is then acting pursuant to this Indenture or any other Transaction Document.

(b)	The Trustee may resign at any time by giving written notice thereof to the Issuer, the Collateral Manager, the holders of the Notes and each Rating Agency not less than 60 days prior to such resignation. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that the Issuer shall provide prior written notice to the Rating Agency of any such appointment; provided, further, that the Issuer shall not appoint such successor trustee or trustees without the consent of a Majority of the Secured Notes of each Class voting as a single class (or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class) unless (i) the Issuer gives 30 days’ prior written notice to the Holders of such appointment and (ii) a Majority of the Secured Notes (or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), a Majority of the Controlling Class) do not provide written notice to the Issuer objecting to such appointment (the failure of any such Majority to provide such notice to the Issuer within 10 days of receipt of notice of such appointment from the Issuer being conclusively deemed to constitute consent hereunder to such appointment and approval of such successor trustee or trustees). If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

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(c)	The Trustee may be removed at any time upon 30 days’ notice by Act of a Majority of each Class of Secured Notes voting separately or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Issuer. In addition, the Issuer may remove the Trustee at any time without advance notice and without the consent of any Holders or any other person if (i) a termination notice is provided with respect to any agreement between the Bank and the Clearing Bank, (ii) any agreement between the Bank and the Clearing Bank is amended without the consent of the Issuer, or (iii) the Clearing Bank defaults in its obligations under any agreement between the Bank and the Clearing Bank.

(d)	If at any time:

(i)	the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or a by Majority of the Controlling Class; or

(ii)	the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Issuer, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)	If the Trustee shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Issuer, by Issuer Order, shall promptly appoint a successor Trustee that satisfies the requirements of Section 6.8. If the Issuer shall fail to appoint a successor Trustee within 30 days after such removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, the retiring Trustee may, or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

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(f)	The Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by providing written notice of such event to the Collateral Manager, to the Holders of the Notes as their names and addresses appear in the Register and to each Rating Agency. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer fails to provide such notice within 10 days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer.

(g)	Any resignation or removal of the Trustee under this Section 6.9 shall be an effective resignation or removal of the Bank in all capacities under this Indenture, as Collateral Administrator under the Collateral Administration Agreement and as securities intermediary and Custodian under the Securities Account Control Agreement, and in any other capacity in which the Bank is then acting pursuant to any Transaction Document.

6.10	Acceptance of Appointment by Successor

Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer or a Majority of any Class of Secured Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

6.11	Merger, Conversion, Consolidation or Succession to Business of Trustee

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article 6, without the execution or filing of any paper or any further act on the part of any of the parties hereto and such merger, conversion, consolidation or succession does not cause payments on the Notes to be subject to additional withholding tax, or the Issuer to be subject to net income tax. In case any of the Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

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6.12	Co-Trustees

At any time or times, the Issuer and the Trustee shall have power to appoint one or more Persons meeting the eligibility requirements set forth in Section 6.8 to act as co-trustee (subject to written notice to the Rating Agency), jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer does not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Issuer be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay as Administrative Expenses, to the extent funds are available therefor under the Priority of Payments, any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a)	the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b)	the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c)	the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d)	no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e)	the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f)	any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

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6.13	Certain Duties of Trustee Related to Delayed Payment of Proceeds

In the event that in any month the Trustee shall not have received a payment with respect to any Pledged Obligation on its Due Date, (a) the Trustee shall promptly notify the Collateral Manager (on behalf of the Issuer) in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Trustee, or the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(g), the Trustee shall request the issuer of such Pledged Obligation, the trustee under the related Underlying Instruments or paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of Section 6.1(c)(iv), shall take such action as the Collateral Manager shall direct in writing. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Obligation and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.7 and Article 12 of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Obligation or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

6.14	Authenticating Agents

Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.5, 2.6, 2.7 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor Person.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

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Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense under Section 11.1. The provisions of Sections 2.9, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

6.15	Withholding

If any withholding tax is imposed on the Issuer’s payment under the Notes to any Holder, such tax shall reduce the amount otherwise distributable to such Holder. The Trustee or any Paying Agent is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any tax, including pursuant to FATCA (but such authorization shall not prevent the Trustee or such Paying Agent from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to any Holder shall be treated as cash distributed to such Holder at the time it is withheld by the Trustee or any Paying Agent and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution and the Trustee or any Paying Agent has not received documentation from such Holder showing an exemption from withholding, the Trustee or such Paying Agent shall withhold such amounts in accordance with this Section 6.15. If any Holder wishes to apply for a refund of any such withholding tax, the Trustee or such Paying Agent shall reasonably cooperate with such Holder in making such claim so long as such Holder agrees to reimburse the Trustee or such Paying Agent for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Trustee or any Paying Agent to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

6.16	Representative for Secured Holders Only; Agent for each Hedge Counterparty and the Holders of the Subordinated Notes

With respect to the security interest created hereunder, the delivery of any Asset to the Trustee is to the Trustee as representative of the Holders of the Secured Notes and agent for each other Secured Party and the Holders of the Subordinated Notes. In furtherance of the foregoing, the possession by the Trustee of any Asset, the endorsement to or registration in the name of the Trustee of any Asset (including without limitation as Entitlement Holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Holders of the Secured Notes and agent for each other Secured Party and the Holders of the Subordinated Notes.

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6.17	Representations and Warranties of the Bank

The Bank hereby represents and warrants as follows:

(a)	Organization. The Bank has been duly organized and is validly existing as a national banking association with trust powers formed under the laws of the United States and has the power to conduct its business and affairs as a trustee.

(b)	Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of trustee under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. Upon execution and delivery by the Bank, this Indenture shall constitute the legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, winding up, liquidation and similar laws affecting the rights of creditors, and subject to equitable principles including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether enforcement is sought in a legal or equitable Proceeding), and except that certain of such obligations may be enforceable solely against the Assets.

(c)	Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d)	No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets, or (ii) will violate any provision of, result in any default or acceleration of any material obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound.

6.18	Communication with Rating Agency

Any written communication, including any confirmation, from the Rating Agency provided for or required to be obtained by the Trustee hereunder shall be sufficient in each case when such communication or confirmation is received by the Trustee, including by electronic message, facsimile, press release, or by posting to the Rating Agency’s website.

7.	Covenants

7.1	Payment of Principal and Interest

The Issuer shall duly and punctually pay the principal of and interest on the Secured Notes in accordance with the terms of such Notes and this Indenture pursuant to the Priority of Payments. The Issuer shall, to the extent legally permitted and to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

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Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Holder shall be considered as having been paid by the Issuer to such Holder for all purposes of this Indenture.

7.2	Maintenance of Office or Agency

The Issuer hereby appoints the Trustee as a Paying Agent for payments on the Notes. Notes may be surrendered for registration of transfer or exchange at the Corporate Trust Office of the Trustee or its agent designated for purposes of surrender, transfer or exchange. The Issuer hereby appoints CT Corporation System, 28 Liberty Street, New York, New York 10005, as agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided, however, that the Issuer shall maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented and surrendered for payment; provided, further, that no paying agent shall be appointed in a jurisdiction which would cause payments on the Notes to be subject to aggregate withholding tax in excess of any withholding tax that was imposed on such payments immediately before the appointment. The Issuer shall at all times cause a duplicate copy of the Register to be maintained at the Corporate Trust Office. The Issuer shall give written notice as soon as reasonably practicable to the Trustee, the Holders, and the Rating Agency of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuer hereby appoints the same as their agent to receive such respective presentations, surrenders, notices and demands.

7.3	Money for Note Payments to Be Held in Trust

All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Issuer shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

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Whenever the Issuer shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or Redemption Date with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article 10.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee; provided, that with respect to any additional or successor Paying Agent, so long as the Notes of any Class is rated by Fitch, (i) such Paying Agent has a long-term rating of at least “BBB-” by Fitch or a short-term credit rating of at least “F3” by Fitch or (ii) not less than five Business Days’ prior written notice is provided to Fitch. In the event that such successor Paying Agent ceases to satisfy the criteria set forth in the immediately preceding proviso, the Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent which has such required debt ratings. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state banking authorities. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent shall:

(a)	allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date, any Redemption Date and any Re-Pricing Date among such Holders in the proportion specified in the applicable Distribution Report or report pertaining to such Redemption Date or Re-Pricing Date to the extent permitted by applicable law;

(b)	hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c)	if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d)	if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer (or any other Obligor upon the Notes) in the making of any payment required to be made; and

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(e)	if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, providing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

7.4	Existence of Issuer

(a)	The Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a statutory trust formed under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture or the Notes or any of the Assets; provided, however, that, notwithstanding anything else to the contrary herein (including Section 7.10), the Issuer shall be entitled to change its jurisdiction of formation from the State of Delaware to any other jurisdiction reasonably selected by the Issuer subject to satisfaction of the requirements for a supplemental indenture in Section 8.1(xxxiv) and so long as written notice of such change shall have been given by the Issuer to the Trustee (which shall provide notice to the Holders), the Collateral Administrator and the Rating Agency.

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(b)	The Issuer (i) shall ensure that all organizational or other formalities regarding its existence (including, if required, holding regular meetings of the board of directors, trustees, beneficial owners, managers, shareholders and partners, as applicable, or other similar meetings) are followed and (ii) shall not have any employees (other than its directors, managers, beneficial owners, trustees and partners to the extent they are employees). The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (A) the Issuer shall not have any subsidiaries; and (B) (x) the Issuer shall not (1) except as contemplated by the Collateral Management Agreement or the Trust Agreement, engage in any transaction with any shareholder or holder of trust interests that would constitute a conflict of interest or (2) pay dividends or distributions other than in accordance with the terms of this Indenture and the Trust Agreement and (y) the Issuer shall (1) maintain books and records separate from any other Person, (2) maintain its accounts separate from those of any other Person, (3) not commingle its assets with those of any other Person, (4) conduct its own business in its own name, (5) maintain separate financial statements, (6) pay its own liabilities out of its own funds, (7) maintain an arm’s length relationship with its Affiliates, (8) use separate stationery, invoices and checks, (9) hold itself out as a separate Person, (10) correct any known misunderstanding regarding its separate identity and (11) have at least one independent manager that is Independent of the Collateral Manager.

7.5	Protection of Assets

(a)	The Issuer, or the Collateral Manager on behalf and at the expense of the Issuer, shall cause the taking of such action by the Issuer (or by the Collateral Manager if within the Collateral Manager’s control under the Collateral Management Agreement) as is reasonably necessary in order to perfect and maintain the perfection and priority of the security interest of the Trustee in the Assets. The Issuer shall from time to time prepare or cause to be prepared, execute, deliver and file all such supplements and amendments hereto and all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Trustee for the benefit of the Holders of the Secured Notes hereunder and to:

(i)	Grant more effectively all or any portion of the Issuer’s right, title and interest in, to and under the Assets;

(ii)	maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii)	perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)	enforce any of the Pledged Obligations or other instruments or property included in the Assets;

(v)	preserve and defend title to the Assets and the rights therein of the Secured Parties in the Assets against the claims of all Persons and parties; or

(vi)	pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

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The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file or record any Financing Statement (other than any Financing Statement delivered on the Closing Date), continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5; provided that such appointment shall not impose upon the Trustee any of the Issuer’s or the Collateral Manager’s obligations under this Section 7.5. In connection therewith, the Trustee shall be entitled to receive, at the cost of the Issuer, and conclusively rely upon an Opinion of Counsel delivered in accordance with Section 7.6 as to the need to file, the dates by which such filings are required to be made and the jurisdiction in which such filings are to be made and the form and content of such filings. The Issuer further authorizes and shall cause the Issuer’s United States counsel to file a Financing Statement that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes “all personal property of the Debtor now owned or hereafter acquired” (or words of similar effect), as the Assets in which the Trustee has a Grant.

(b)	The Trustee shall not, except in accordance with Article 5 and Sections 10.7, 12.1, and 12.4, as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof shall continue to be maintained after giving effect to such action or actions.

7.6	Opinions as to Assets

Within the six month period preceding the fifth anniversary of the Closing Date (and every five years thereafter), the Issuer shall furnish to the Trustee and each Rating Agency, an Opinion of Counsel stating that in the opinion of such counsel as of the date of such opinion under the District of Columbia UCC, the UCC financing statement(s) filed in connection with the lien and security interests created by this Indenture shall remain effective and that no further action (other than as specified in such opinion) shall be required to maintain the continued effectiveness of such lien over the next five years.

7.7	Performance of Obligations

(a)	The Issuer shall not take any action, and shall use their commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of pricing amendments, ordinary course waivers/amendments, and enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Indenture or as otherwise required hereby.

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(b)	The Issuer may, with the prior written consent of a Majority of each Class of Secured Notes (except in the case of the Collateral Management Agreement and the Collateral Administration Agreement, in which case no consent shall be required), contract with other Persons, including the Collateral Manager, the Trustee and the Collateral Administrator for the performance of actions and obligations to be performed by the Issuer hereunder and under the Collateral Management Agreement and the Collateral Administration Agreement by such Persons. Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer shall punctually perform, and use their commercially reasonable efforts to cause the Collateral Manager, the Trustee, the Collateral Administrator and such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement, this Indenture, the Collateral Administration Agreement or any such other agreement.

(c)	If the Issuer receives a notice from the Rating Agency stating that they are not in compliance with Rule 17g-5, the Issuer shall take such action as mutually agreed between the Issuer and the Rating Agency in order to comply with Rule 17g-5. Notwithstanding the foregoing, the failure to take such action or failure to reach mutual agreement between the Issuer and the Rating Agency shall not constitute an Event of Default under this Indenture.

7.8	Negative Covenants

(a)	The Issuer shall not from and after the Closing Date:

(i)	sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii)	claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld in accordance with the Code or any applicable laws of other applicable jurisdiction) or assert any claim against any present or future Holder of Notes, by reason of the payment of any taxes levied or assessed upon any part of the Assets, other than pursuant to this Indenture;

(iii)	(A) incur or assume or guarantee any indebtedness, other than the Notes and this Indenture and the transactions contemplated hereby, or (B) issue any additional class of securities;

(iv)	(A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

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(v)	amend the Collateral Management Agreement except pursuant to the terms thereof and Article 15 of this Indenture;

(vi)	dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii)	other than as otherwise expressly provided herein, pay any distributions other than in accordance with the Priority of Payments;

(viii)	permit the formation of any subsidiaries;

(ix)	conduct business under any name other than its own;

(x)	have any employees (other than its managers, beneficial owners and trustees to the extent they are employees);

(xi)	sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by this Indenture or the Collateral Management Agreement;

(xii)	solicit, advertise or publish the Issuer’s ability to enter into credit derivatives; and

(xiii)	elect or take any other action that will cause the Issuer to be treated other than as a partnership or a disregarded entity for U.S. federal income tax purposes.

(b)	The Issuer shall not be party to any agreements (including Hedge Agreements) without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation.

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7.9	Statement as to Compliance

On or before December 31 in each calendar year, commencing in 2026, or immediately if there has been a Default under this Indenture, the Issuer shall deliver to the Trustee and the Collateral Manager (to be forwarded, at the cost of the Issuer, by the Trustee to each Holder making a written request therefor and the Rating Agency) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

7.10	Issuer May Consolidate, etc., Only on Certain Terms

The Issuer (the “Merging Entity”) shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by United States and Delaware law and unless:

(a)	the Merging Entity shall be the surviving entity, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company organized and existing under the laws of the State of Delaware or such other jurisdiction approved by a Majority of the Controlling Class; provided, that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of registration pursuant to Section 7.4, and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Holder, the due and punctual payment of the principal of and interest on all Secured Notes issued by the Merging Entity and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;

(b)	the Trustee shall have received notice of such consolidation or merger and shall have distributed copies of such notice to the Collateral Manager and each Rating Agency as soon as reasonably practicable and in any case no less than five days prior to such merger or consolidation, and the Trustee shall have received written confirmation from each Rating Agency that its ratings issued with respect to the Secured Notes then rated by such Rating Agency shall not be reduced or withdrawn as a result of the consummation of such transaction;

(c)	if the Merging Entity is not the surviving entity, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

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(d)	if the Merging Entity is not the surviving entity, the Successor Entity shall have delivered to the Trustee and each Rating Agency, an Officer’s certificate and an Opinion of Counsel each stating that such Person shall be duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium, winding up and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Assets securing all of the Notes and (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Secured Notes; and in each case as to such other matters as the Trustee or any Holder may reasonably require; provided, that nothing in this clause shall imply or impose a duty on the Trustee to require such other documents;

(e)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(f)	the Merging Entity shall have delivered notice to each Rating Agency and the Collateral Manager, and the Merging Entity shall have delivered to the Trustee and each Holder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions in this Article 7 relating to such transaction have been complied with;

(g)	the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, the Issuer (and, if applicable, the Successor Entity) will not (i) be required to register as an investment company under the Investment Company Act and (ii) be treated as an association or a publicly traded partnership, in each case, that is taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net basis (including tax imposed under Section 1446 of the Code); and

(h)	after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any U.S. person.

7.11	Successor Substituted

Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer, in accordance with Section 7.10 in which the Merging Entity is not the surviving entity, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, and shall be bound by each obligation and covenant of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article 7 may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

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7.12	No Other Business

From and after the Closing Date, the Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and acquiring, owning, holding, selling, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Obligations and the other Assets in connection therewith and entering into this Indenture, any Hedge Agreements, the Collateral Administration Agreement, the Securities Account Control Agreement, the Collateral Management Agreement, the Master Loan Sale Agreement, the Purchase Agreement and other agreements specifically contemplated by this Indenture, and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith or ancillary thereto. The Issuer may amend, or permit the amendment of, the Trust Agreement, only upon not less than five Business Days’ prior written notice to Fitch (for so long as Fitch is rating any Notes then Outstanding).

7.13	Annual Rating Review

(a)	So long as any of the Secured Notes of any Class remain Outstanding, on or before December 31 in each year, commencing in 2026, the Issuer shall obtain and pay for an annual review of the rating of each such Class of Secured Notes from the Rating Agency. The Issuer shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the rating of any such Class of Secured Notes has been, or is known will be, changed or withdrawn.

(b)	With respect to any Collateral Obligation receiving a credit estimate from Fitch, the Issuer shall annually obtain (and pay for) from Fitch written confirmation of, or an update to, the credit estimate with respect to such Collateral Obligation.

7.14	Reporting

At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished “Rule 144A Information” to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner of such Note with Rule 144A under the Securities Act in connection with the resale of such Note by such Holder or beneficial owner of such Note, respectively. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

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7.15	Calculation Agent

(a)	The Issuer hereby agrees that for so long as any Secured Notes remain Outstanding there shall at all times be an agent appointed (which does not control and is not controlled or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates) to calculate the Benchmark in respect of each Interest Accrual Period (or portion thereof, in the case of the first Interest Accrual Period commencing on the Closing Date) (the “Calculation Agent”). The Issuer hereby appoints the Collateral Administrator as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, or if the Calculation Agent fails to determine the Note Interest Rate applicable to each Class of Secured Notes in respect of any Interest Accrual Period (or portion thereof, in the case of the first Interest Accrual Period) or the Note Interest Amount for each Class of Secured Notes in respect of any Interest Accrual Period after five Business Days’ notice from the Issuer or the Collateral Manager of the Calculation Agent’s failure to determine any such information, the Issuer or the Collateral Manager, on behalf of the Issuer, shall promptly appoint a replacement Calculation Agent which does not control and is not controlled by or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed.

(b)	The Calculation Agent shall be required to agree (and the Calculation Agent does hereby agree) that, as soon as practicable after 5:00 a.m. Chicago time on each Interest Determination Date, but in no event later than 11:00 a.m. New York time on the U.S. Government Securities Business Day immediately following each Interest Determination Date, the Calculation Agent shall calculate the Note Interest Rate for each Class of Secured Notes for the next Interest Accrual Period and (or portion thereof, in the case of the first and second Interest Determination Dates following the Closing Date) and, except in the case of the first Interest Determination Date in connection with the Closing Date, and the Note Interest Amount for each Class of Secured Notes (in each case, rounded to the nearest cent, with half a cent being rounded upward) for the related Interest Accrual Period, payable on the next Payment Date. At such time the Calculation Agent shall communicate such rates and amounts to the Issuer, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent shall notify the Issuer and the Collateral Manager before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Note Interest Rate or (except in the case of the first Interest Determination Date in connection with the Closing Date) Note Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period (or portion thereof, in the case of the first Interest Accrual Period) shall (in the absence of manifest error) be final and binding upon all parties.

(c)	The Calculation Agent and the Trustee shall have no responsibility or liability for the selection of an alternative base rate (including an Alternative Rate or Fallback Rate) or determination thereof, or any liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a reference rate as described herein.

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7.16	Certain Tax Matters

(a)	For so long as the Subordinated Notes and any other interest that is treated as equity in the Issuer is held by a single owner for U.S. federal income tax purposes, the Issuer shall treat itself as disregarded as separate from such owner for such purposes, and in all other situations the Issuer shall treat itself as a partnership (other than a publicly traded partnership), and each Partner shall not take or permit any action that is inconsistent with such treatment. Sections 7.16(g), (h), (i), (j) and (k) will apply only for so long as the Issuer is treated as a partnership for U.S. federal income tax purposes. The Issuer shall treat (i) the Secured Notes as indebtedness of the Issuer for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law, and (ii) the Subordinated Notes as equity of the Issuer for U.S. federal, state and local income and franchise tax purposes.

(b)	The Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any governmental authority.

(c)	If the Issuer has purchased an interest and the Issuer is aware that such interest is a “reportable transaction” within the meaning of Section 6011 of the Code, and a Holder of a Subordinated Note (or any Class of Secured Notes that is recharacterized as equity for U.S. federal income tax purposes) requests in writing information about any such transactions in which the Issuer is an investor, the Issuer shall provide, or cause its Independent accountants to provide, such information it has reasonably available that is required to be obtained by such Holder under the Code as soon as practicable after such request.

(d)	Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Retention Provider, the Depositor, the Holders and beneficial owners of the Notes and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Retention Provider, the Depositor or any other party to the transactions contemplated by this Indenture, the Offering or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).

(e)	Upon the Trustee’s receipt of a request of a Holder of a Secured Note, delivered in accordance with the notice procedures of Section 14.3, for the information described in Treasury Regulations Section 1.1275-3(b)(1)(i) that is applicable to the beneficial owner of an interest in such Secured Note, the Issuer shall cause its Independent accountants to provide promptly to the Trustee and such requesting Holder or owner of a beneficial interest in such a Note all of such information.

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(f)	If required to avoid or reduce the withholding and imposition of United States income tax on payments made to the Issuer, the Issuer shall deliver or cause to be delivered an IRS Form W-9 or applicable successor form certifying as to the United States Tax Person status of the Issuer (or, if applicable, the United States Tax Person status of the Person from whom the Issuer is disregarded as separate for U.S. federal income tax purposes) to the issuer or Obligor of or counterparty with respect to an Asset at the time such Asset is purchased or entered into by the Issuer and thereafter prior to the obsolescence or expiration of such form.

(g)	If so requested by a Majority of the Subordinated Notes, and if such Holders agree to reimburse the Issuer for all costs associated with such election, the Issuer is authorized to make (or hire accountants to make) an election under Section 754 of the Code.

(h)	(i) The Tax Matters Partner shall establish and maintain or cause to be established and maintained on the books and records of the Issuer an individual capital account for each Partner in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv).

(ii)	For capital account purposes, all items of income, gain, loss and deduction shall be allocated among the Partners in a manner such that, if the Issuer were dissolved, its affairs wound up, its assets sold for their respective “book values” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)) and its liabilities satisfied in full (except that nonrecourse liabilities with respect to an asset shall be satisfied only to the extent that such nonrecourse liabilities do not exceed the book value of such asset) and its assets distributed to the Partners in accordance with their respective capital account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to the provisions of this Indenture. Any special allocations provided for in Section 7.16(h)(iv)-(vii) shall be taken into account for capital account purposes. For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.16(h), except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i).

(iii)	The provisions of this Section 7.16(h) relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The Partnership Representative shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 7.16(h) if necessary in order to comply with Section 704 of the Code or the appropriate provisions of Treasury Regulations.

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(iv)	Notwithstanding any other provision set forth in this Section 7.16(h), no item of deduction or loss shall be allocated to a Partner to the extent the allocation would cause a negative balance in the Partner’s capital account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to reimburse the Issuer pursuant to this Indenture or under applicable law. In the event some but not all of the Partners would have such excess capital account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 7.16(h)(iv) shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible deduction or loss to each such Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction is specially allocated to a Partner pursuant to either of the two preceding sentences, an equal amount of income of the Issuer shall be specially allocated to such Partner prior to any allocation pursuant to Section 7.16(h)(ii).

(v)	In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Issuer income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its capital account in excess of that permitted under Section 7.16(h)(iv) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 7.16(h)(v) shall be taken into account in computing subsequent allocations pursuant to this Section 7.16(h)(v) so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 7.16(h)(v) shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 7.16(h) if such unexpected adjustments, allocations or distributions had not occurred.

(vi)	In the event the Issuer incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Treasury Regulations Sections 1.704-1(b)(4)(iv) and 1.704-2.

(vii)	The capital accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of Issuer property whenever a Partnership Interest is relinquished to the Issuer, whenever an additional Person becomes a Partner as permitted under this Indenture, upon any termination of the Issuer within the meaning of Section 708 of the Code, and when the Issuer is liquidated as permitted under this Indenture, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).

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(i)	The initial beneficial owner of a Majority of the Subordinated Notes will be the initial “partnership representative” (the “Partnership Representative”) (or, if not eligible to be the Partnership Representative, the agent and attorney-in-fact of the Partnership Representative) and may designate the Partnership Representative from time to time from among any willing Holder of Subordinated Notes (including itself and any of its Affiliates) with respect to any taxable year of the Issuer during which the Retention Provider or any of its Affiliates holds or has held any Subordinated Notes (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative); provided, that during any other period or if the Retention Provider declines to so designate a Partnership Representative, the Issuer (after consultation with the Collateral Manager) shall designate the Partnership Representative from among any Holder of Subordinated Notes (excluding the Retention Provider and its Affiliates) (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative). The Partnership Representative (or, if applicable, its agent and attorney-in- fact) shall sign the Issuer’s tax returns and is authorized to make tax elections on behalf of the Issuer in its reasonable discretion, to determine the amount and characterization of any allocations or tax items described in this Section 7.16 in its reasonable discretion, and to take all actions and do such things as required or as it shall deem appropriate under the Code, at the Issuer’s sole expense, including representing the Issuer before taxing authorities and courts in tax matters affecting the Issuer and the Partners. Any action taken by the Partnership Representative in connection with audits of the Issuer under the Code will, to the extent permitted by law, be binding upon the Partners. Each such Partner agrees that it will treat any Issuer item on such Partner’s income tax returns consistently with the treatment of the item on the Issuer’s tax return and that such Partner will not independently act with respect to tax audits or tax litigation affecting the Issuer, unless previously authorized to do so in writing by the Partnership Representative (or, if applicable, its agent and attorney-in-fact), which authorization may be withheld in the complete discretion of the Partnership Representative (or, if applicable, its agent and attorney-in fact). The Issuer will, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative and any agent and attorney-in-fact of such Partnership Representative in connection with any expenses reasonably incurred in connection with its performance of its duties as or on behalf of the Partnership Representative. For the avoidance of doubt, any indemnity or reimbursement provided pursuant to the immediately foregoing sentence shall be treated as an Administrative Expense pursuant to the definition thereof.

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(j)	If the IRS, in connection with an audit governed by Section 6221 through 6241 of the Code (the “Partnership Tax Audit Rules”), proposes an adjustment greater than $25,000 in the amount of any item of income, gain, loss, deduction or credit of the Issuer, or any Partner’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions (a “Covered Audit Adjustment”), the Partnership Representative will use commercially reasonable efforts (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners), to apply the alternative method provided by Section 6226 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions (the “Alternative Method”). In the event the proposed adjustment is equal to or less than $25,000, the Partnership Representative may in its sole discretion elect to have the Issuer pay such adjustment. To the extent that the Partnership Representative does not (or is unable to) elect the Alternative Method with respect to a Covered Audit Adjustment and such Covered Audit Adjustment is material as to the Issuer (determined in the Partnership Representative’s sole discretion), the Partnership Representative shall use commercially reasonable efforts to (i) to the extent not economically or administratively burdensome or onerous, make reasonable modifications available under Sections 6225(c)(3), (4) and (5) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions, to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners) and would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment, and (ii) if reasonably requested by a Partner, provide to such Partner available information allowing such Partner to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (i)). Similar procedures shall be followed in connection with any state or local income tax audit governed by the Partnership Tax Audit Rules. Any U.S. federal income taxes (and any related interest and penalties) paid by the Issuer (or any diminution in distributable proceeds resulting from an adjustment under Partnership Tax Audit Rules) may be allocated in the reasonable discretion of the Issuer to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined in the reasonable discretion of the Issuer.

(k)	The Issuer will provide, or cause its Independent accountants to provide, a Holder of the Subordinated Notes (or any Class of Secured Notes that is recharacterized as equity for U.S. federal income tax purposes) at any time during a taxable year with an annual statement (including a Schedule K-1 and/or other applicable Schedule K to IRS Form 1065) indicating such Holder’s allocable share of the Issuer’s tax items for such year taxable year.

(l)	Upon a Re-Pricing or the designation of an Alternative Rate, the Issuer will cause its Independent accountants to comply with any requirements under Treasury Regulation Section 1.1273-2(f)(9) (or any successor provision) including (as applicable), to (i) determine whether Notes of the Re-Priced Class, the Notes subject to the designation of an Alternative Rate, or Notes replacing the Re-Priced Class are traded on an established market, and (ii) if so traded, to determine the fair market value of such Notes and to make available such fair market value determination to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date that the new Notes are issued.

(m)	No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Issuer may at any time consist of real estate mortgages as determined for purposes of Section 7701(i) of the Code unless the Issuer has received written advice of Clifford Chance US LLP, Mayer Brown LLP, Dechert LLP or Paul Hastings LLP, or an opinion of counsel of nationally recognized standing, to the effect that the ownership of such debt obligations will not cause the Issuer to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

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7.17	[Reserved]

7.18	Representations Relating to Security Interests in the Assets

(a)	The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder):

(i)	The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture.

(ii)	Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii)	All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or Security Entitlements to Financial Assets resulting from the crediting of Financial Assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv)	All Accounts constitute “securities accounts” under Section 8-501(a) of the UCC, or “deposit accounts” under Section 9-102(a)(29) of the UCC.

(v)	This Indenture creates a valid and continuing security interest (as defined in Section 1-201(37) of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

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(b)	The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute Instruments:

(i)	Either (x) the Issuer has caused or shall have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties, hereunder or (y)(A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(ii)	The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(c)	The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i)	All of such Collateral Obligations and Eligible Investments have been and shall have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC to the extent required by the definition of “Deliver”. The Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts as Financial Assets.

(ii)	The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(iii)	(x) The Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee, for the benefit and security of the Secured Parties, hereunder and (y)(A) the Issuer has delivered to the Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Trustee as the person having a Security Entitlement against the Custodian in each of the Accounts.

(iv)	The Accounts are not in the name of any person other than the Issuer or the Trustee. The Issuer has not consented to the Custodian to comply with the Entitlement Order of any person other than the Trustee (and the Issuer prior to a notice of exclusive control being provided by the Trustee).

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(d)	The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute general intangibles:

(i)	The Issuer has caused or shall have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii)	The Issuer has received, or shall receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(e)	The Issuer agrees to promptly provide notice to the Rating Agency if it becomes aware of the breach of any of the representations and warranties contained in this Section 7.18 and shall not, without not less than five Business Days’ prior written notice to Fitch (for so long as Fitch is rating any Notes then Outstanding), waive any of the representations and warranties in this Section 7.18 or any breach thereof.

7.19	Acknowledgement of Collateral Manager Standard of Care

The Issuer acknowledges that it shall be responsible for its own compliance with the covenants set forth in this Article 7 and that, to the extent the Issuer has engaged the Collateral Manager to take certain actions on its behalf in order to comply with such covenants, the Collateral Manager shall only be required to perform such actions in accordance with the Collateral Manager Standard (or the corresponding provision of any portfolio management agreement entered into as a result of GC Advisors LLC no longer being the Collateral Manager). The Issuer further acknowledges and agrees that the Collateral Manager shall have no obligation to take any action to cure any breach of a covenant set forth in this Article 7 until such time as an Authorized Officer of the Collateral Manager has actual knowledge of such breach.

7.20	[Reserved]

7.21	Section 3(c)(7) Procedures

The Issuer, or the Collateral Manager on the Issuer’s behalf, shall take the following actions to ensure compliance with the requirements of Section 3(c)(7) of the Investment Company Act (provided, that such procedures and disclosures may be revised by the Issuer to be consistent with generally accepted practice for compliance with the requirements of Section 3(c)(7) of the Investment Company Act):

(a)	The Issuer shall, or shall cause its agent to request of DTC, and cooperate with DTC to ensure, that (i) DTC’s security description and delivery order include a “3(c)(7) marker” and that DTC’s reference directory contains an accurate description of the restrictions on the holding and transfer of the Notes due to the Issuer’s reliance on the exemption to registration provided by Section 3(c)(7) of the Investment Company Act, (ii) DTC send to its participants in connection with the initial offering of the Notes, a notice that the Issuer is relying on Section 3(c)(7) and (iii) DTC’s reference directory include each Class of Notes (and the applicable CUSIP numbers for the Notes) in the listing of 3(c)(7) issues together with an attached description of the limitations as to the distribution, purchase, sale and holding of the Notes.

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(b)	The Issuer shall, or shall cause its agent to, (i) ensure that all CUSIP numbers identifying the Notes shall have a “fixed field” attached thereto that contains “3c7” and either “144A” or “RegS” indicators, as applicable, and (ii) take steps to cause the Initial Purchaser to require that all “confirms” of trades of the Notes contain CUSIP numbers with such “fixed field” identifiers.

(c)	The Issuer shall, or shall cause its agent to, cause the Bloomberg screen or screens containing information about the Notes to include the following language: (i) the “Note Box” on the bottom of “Security Display” page describing the Notes shall state: “Iss’d Under 144A/3(c)(7)” or “Iss’d Under RegS/3(c)(7),” as applicable, (ii) the “Security Display” page shall have the flashing red indicator “See Other Available Information,” and (iii) the indicator shall link to the “Additional Security Information” page, which shall state that the securities are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) to Persons who are both (x) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (y) qualified purchasers (as defined under Section 3(c)(7) under the Investment Company Act of 1940) and (b) solely in the case of the Secured Notes, outside the United States in reliance on Regulation S under the Securities Act of 1933 to Persons that are both (x) non-“U.S. persons” as defined in Regulation S under the Securities Act and (y) qualified purchasers (as defined under Section 3(c)(7) under the Investment Company Act of 1940). The Issuer shall use commercially reasonable efforts to cause any other third party vendor screens containing information about the Notes to include substantially similar language to clauses (i) through (iii) above.

8.	Supplemental Indentures

8.1	Supplemental Indentures without Consent of Holders of Notes

Without the consent of the Holders of any Notes or any Hedge Counterparty (except as expressly noted below) but with the consent of the Collateral Manager, the Issuer, when authorized by Resolutions, at any time and from time to time subject to the requirements provided in Section 8.3, may enter into one or more indentures supplemental hereto with the Trustee for any of the following purposes:

(i)	to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein and in the Notes;

(ii)	to add to the covenants of the Issuer or the Trustee for the benefit of the Secured Parties or to surrender any right or power herein conferred upon the Issuer;

(iii)	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee for the benefit of the Secured Parties or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

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(iv)	to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12;

(v)	to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi)	to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from ERISA or registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;

(vii)	to make such changes as will be necessary or advisable in order for any Notes (as applicable) that are listed on an exchange, to be (or remain) listed or de-listed on an exchange, including such changes required or requested by any governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for any Class of Notes, or to be de-listed from an exchange, if, in the sole judgment of the Collateral Manager, the maintenance of the listing is unduly onerous or burdensome;

(viii)	with the consent of a Majority of the Subordinated Notes, to make such changes as are necessary to facilitate (A) the execution of a Refinancing in accordance with Section 9.2 or Section 9.3, (B) the execution of a Re-Pricing to the extent described in and in accordance with Section 9.9 or (C) in connection with a Refinancing or a Re-Pricing, to make modifications that (i) do not materially and adversely affect the rights or interests of holders of any Class as evidenced by an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of the counsel delivering the opinion) and (ii) are determined by the Collateral Manager to be necessary in order for such Refinancing or Re-Pricing not to be subject to the U.S. Risk Retention Rules; provided that, with respect to clause (A), clause (B) and (to the extent related thereto) clause (C), no consent to such supplemental indenture shall be required from any Class being refinanced from Sale Proceeds and/or Refinancing Proceeds or any Class subject to a Re-Pricing, as applicable, and the holders of any such Class subject to a Refinancing or a Re-Pricing shall be deemed not to be materially and adversely affected thereby; provided further that, no consent to such supplemental indenture shall be required in connection with a Refinancing or Partial Refinancing for the Collateral Manager to make modifications to establish a non-call period for the Replacement Notes, prohibit a future Refinancing of such Replacement Notes or modify any spread adjustment, including any Base Rate Modifier, applicable to the Replacement Notes;

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(ix)	to conform the provisions of this Indenture to the Offering Circular or otherwise to correct any inconsistency or cure any ambiguity, omission or errors in this Indenture; provided that, notwithstanding anything in this Indenture to the contrary and without regard to any other consent requirement specified in this Indenture, any supplemental indenture to be entered into pursuant to this clause (ix) may also provide for any corrective measures or ancillary amendments to this Indenture to give effect to such supplemental indenture as if it had been effective as of the Closing Date;

(x)	with the consent of a Majority of the Controlling Class, to amend, modify, enter into or accommodate the execution of any Hedge Agreement in accordance with the conditions described under Section 16.1;

(xi)	to take any action necessary or advisable (1) to enforce any Bankruptcy Subordination Agreement, (2) to issue new Notes in respect of, or issue one or more new sub-classes of, any Class of Notes, in each case with new identifiers (including CUSIPs, ISINs and Common Codes, as applicable), to the extent that the Issuer or the Trustee determines that one or more beneficial owners of the Notes of such Class fail to comply with FATCA or to furnish information requested thereunder or in connection with any Bankruptcy Subordination Agreement; provided that any sub-class of a Class of Notes issued pursuant to this clause shall be issued on identical terms as, and rank pari passu in all respects with, the existing Notes of such Class or (3) to provide for procedures under which beneficial owners of such Class that fail to comply with FATCA or to furnish information requested thereunder (or subject to a Bankruptcy Subordination Agreement, as the case may be) may take an interest in such new Note(s) or sub-class(es);

(xii)	to modify the procedures herein relating to compliance with Rule 17g-5 of the Exchange Act;

(xiii)	to evidence any waiver or elimination by any Rating Agency of any requirement or condition of such Rating Agency set forth herein;

(xiv)	to conform to ratings criteria and other guidelines (including any alternative methodology published by any rating agency) relating to collateral debt obligations in general published by any rating agency;

(xv)	to amend, modify or otherwise accommodate changes to Section 7.13 relating to the administrative procedures for reaffirmation of ratings on the Notes;

(xvi)	to change the name of the Issuer in connection with the change in name or identity of the Collateral Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer does not have a license;

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(xvii)	to accommodate the settlement of the Notes in book entry form through the facilities of DTC or otherwise;

(xviii)	to authorize the appointment of any listing agent, transfer agent, paying agent or additional registrar for any Class of Notes required or advisable in connection with the listing of any Class of Notes on any stock exchange, and otherwise to amend this Indenture to incorporate any changes required or requested by any governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for any Class of Notes in connection herewith;

(xix)	to reduce the permitted minimum denomination of the Notes; provided that such reduced minimum denomination complies with the requirements of DTC and any other applicable clearing or settlement system and does not have an adverse effect on the availability of any resale exemption for the Notes under applicable securities laws;

(xx)	to change the day of the month on which reports are required to be delivered pursuant to Section 10.6(a);

(xxi)	with the consent of a Majority of the Subordinated Notes, reduce the risk that the Issuer may be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, subject to tax liability under Section 1446 of the Code, or treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes;

(xxii)	to modify provisions of this Indenture relating to the creation, perfection and preservation of the security interest of the Trustee in the Assets to conform with applicable law;

(xxiii)	to amend, modify or otherwise accommodate changes to this Indenture to comply with any rule or regulation enacted by regulatory agencies of the United States federal government, stock exchange authority, listing agent, transfer agent or additional registrar after the Closing Date that are applicable to the Notes;

(xxiv)	to facilitate the issuance of participation notes, combination notes, composite securities, and other similar securities by the Issuer;

(xxv)	to modify the representations of the Issuer as to Assets in this Indenture in order to conform to applicable laws or Rating Agency requirements;

(xxvi)	with the consent of a Majority of the Controlling Class, to modify the definition of “Collateral Obligation,” “Credit Improved Obligation,” “Credit Risk Obligation,” “Defaulted Obligation,” “Eligible Investment,” “Eligibility Criteria,” “Equity Security,” “Permitted Collateral Obligation” or “Permitted Use” or the restrictions on the sales of Collateral Obligations set forth herein or the definition of Maturity Amendment or the restrictions on voting in favor of Maturity Amendments set forth herein;

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(xxvii)	[reserved];

(xxviii)	to modify any defined term in Section 1.1 of this Indenture or any Schedule to this Indenture that begins with or includes the word “Moody’s” or “Fitch” (other than the defined term “Fitch Rating Condition”), other than any modification under clause (ix); provided that the Fitch Rating Condition, as applicable, is satisfied;

(xxix)	to make any modification determined by the Collateral Manager (based on the written advice of counsel experienced in such matters) necessary or advisable to comply with the U.S. Risk Retention Rules, including, without limitation, in connection with a Refinancing, Optional Redemption, Re-Pricing or material amendment to any Transaction Document;

(xxx)	to make any modification or amendment determined by the Issuer or the Collateral Manager (in consultation with the legal counsel of national reputation experienced in such matters) as necessary or advisable (A) for any Class of Secured Notes to not be considered an “ownership interest” as defined for purposes of the Volcker Rule or (B) for the Issuer to not otherwise be considered a “covered fund” as defined for purposes of the Volcker Rule, in each case so long as any such modification or amendment would not have a material adverse effect on any Class of Notes, as evidenced by an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of the counsel delivering the opinion);

(xxxi)	after each Class of Secured Notes has been paid in full, to make any other amendments or modifications to this Indenture as directed by a Majority of the Holders of the Subordinated Notes;

(xxxii)	to make any necessary or advisable changes to this Indenture in connection with the adoption of an Alternative Rate or a Fallback Rate or to make Benchmark Conforming Changes; provided that, for the avoidance of doubt, any amendment pursuant to this clause (xxxii) shall, notwithstanding any other provision of this Article 8, be subject only to the requirements of this clause (xxxii); provided further that a supplemental indenture will not be required for purposes of a change to the Benchmark pursuant to clause (d) of the definition of Benchmark Transition Event;

(xxxiii)	as determined by the Collateral Manager, to make such changes as are necessary, helpful or appropriate to permit the Issuer to acquire, receive or retain, as applicable, Permitted Non-Loan Assets; provided that, notwithstanding the foregoing, the Collateral Manager shall not be permitted to make any changes to the definition of “Permitted Non-Loan Assets”; or

(xxxiv)	with the prior written consent of the Collateral Manager and a Majority of the Subordinated Notes, to make any amendments necessary to effect a change in the Issuer’s jurisdiction of formation (whether by merger, transfer by way of continuation, reincorporation, transfer of assets or otherwise); provided that the conditions set forth in Section 7.4(a) hereof are satisfied.

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For the avoidance of doubt, except as set forth under the definition of “Reset Amendment”, Reset Amendments are not subject to any consent requirements that would otherwise apply to supplemental indentures described in this Section 8.1 or elsewhere herein.

The Trustee shall join in the execution of any such supplemental indenture and the making of any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

At the cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than 10 Business Days prior to the execution of any proposed supplemental indenture, the Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Holders, any Hedge Counterparty and the Rating Agency a copy of such supplemental indenture; provided that, in the case of a supplemental indenture being executed in accordance with Section 8.1(xxxi), the foregoing notice requirements shall not apply; provided further that, for any party entitled to receive notice, this provision will be deemed satisfied (1) upon the written waiver of such party to receipt of such notice or (2) in the case of the Holders, the simultaneous payment in full of the Notes held by such holders pursuant to the proposed supplemental indenture. In the case of a supplemental indenture to be entered into pursuant to clause (xxxii) above, the foregoing notice periods shall not apply. In the case of a supplemental indenture to be entered into pursuant to clauses (viii)(A) and (viii)(B) and (to the extent related thereto) (viii)(C) above, the foregoing notice periods shall not apply and a copy of the proposed supplemental indenture shall be included in, in the case of a Re-Pricing, the notice of Re-Pricing delivered to each holder of the Re-Priced Class (with a copy to the Collateral Manager, the Retention Provider, the Trustee and the Rating Agency) in accordance with Section 9.9(b) (including any notice of modification to the Re-Pricing Rate in accordance with such section) and, in the case of a Refinancing, the notice of Optional Redemption given to each Rating Agency and each holder of Notes in accordance with Section 9.5(a). Other than in the case of a supplemental indenture executed under Section 8.1(xxxi), at the cost of the Issuer, the Trustee shall provide to the holders and the Rating Agency a copy of the executed supplemental indenture after its execution. Any failure of the Trustee to publish or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

To the extent the Issuer executes a supplemental indenture or other modification or amendment of this Indenture for purposes of conforming this Indenture to the Offering Circular pursuant to clause (ix) above and one or more other amendment provisions described above also applies, such supplemental indenture or other modification or amendment of this Indenture will be deemed to be a supplemental indenture, modification or amendment to conform this Indenture to the Offering Circular pursuant to clause (ix) above regardless of the applicability of any other provision regarding supplemental indentures set forth in this Indenture.

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In connection with the use and administration of the Term SOFR Reference Rate or the implementation or adoption of any Alternative Rate or Fallback Rate, the Collateral Manager will have the right to implement Benchmark Conforming Changes from time to time, pursuant to clause (xxxii) above, and such supplemental indentures will become effective without advance notice and without any further action or consent of any Holder or any other Person.

Notwithstanding the provisions of clause (xxxii) above, a supplemental indenture shall not be required in order to implement or adopt an Alternative Rate or Fallback Rate. Any determination, decision or election that may be made by the Collateral Manager pursuant to the provision of this Indenture described in the immediately preceding paragraph, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Collateral Manager’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without advance notice and without consent from any other party.

A supplemental indenture entered into for any purpose other than the purposes provided for in this Section 8.1 shall require the consent of the Holders of Notes as required in Section 8.2.

8.2	Supplemental Indentures with Consent of Holders of Notes

(a)	With the consent of the Collateral Manager and a Majority of each Class of Notes materially and adversely affected thereby and subject to the requirements provided in this Section 8.2 and Section 8.3, the Trustee and the Issuer may enter into a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of such Class under this Indenture; provided, however, that, so long as any Class of Secured Notes is outstanding, no such supplemental indenture pursuant to this Section 8.2 shall, without the consent of each Holder of each Outstanding Note of each Class materially and adversely affected thereby:

(i)	change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Note, reduce the principal amount thereof or, except as set forth in Section 9.9, the rate of interest thereon, other than in connection with the adoption of an Alternative Rate or a Fallback Rate or in connection with a supplemental indenture pursuant to Section 8.1(xxxii), or the Redemption Price with respect to any Note, or change the earliest date on which Notes of any Class may be redeemed or repaid, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on Secured Notes, application of proceeds of any Assets to the payment of distributions on the Subordinated Notes or change any place where, or the coin or currency in which, Subordinated Notes or Secured Notes or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

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(ii)	reduce the percentage of the Aggregate Outstanding Amount of Holders of Notes of any Class whose consent is required under this Indenture, including for the authorization of any supplemental indenture, exercise of remedies under this Indenture after an Event of Default or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences;

(iii)	materially impair or adversely affect the Assets except as otherwise permitted in this Indenture;

(iv)	except as otherwise expressly permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Note of the security afforded by the lien of this Indenture;

(v)	modify any of the provisions of this Article 8, except to increase the percentage of Outstanding Secured Notes or Subordinated Notes the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of each Holder of a Secured Note or a Subordinated Note Outstanding and affected thereby;

(vi)	modify the definitions of the terms “Outstanding” or “Class” (other than the name of new Class or Classes in connection with a Refinancing or Re-Pricing);

(vii)	modify the Priority of Payments; or

(viii)	modify any of the provisions of this Indenture in such a manner as to directly affect the calculation of the amount of any payment of interest (other than in the case of Re-Pricing, the adoption of an Alternative Rate or Fallback Rate or the adoption of any Benchmark Conforming Changes) or principal on any Secured Note, or any amount available for distribution to the Subordinated Notes or to affect the rights of the Holders of Notes to the benefit of any provisions for the redemption of such Notes contained herein;

provided that, with respect to any supplemental indenture which, by its terms, (x) provides for an Optional Redemption by Refinancing of all, but not less than all, Classes of the Secured Notes in whole, but not in part, and (y) is consented to by the Holders of at least a Majority of the Subordinated Notes, notwithstanding anything to the contrary contained or implied elsewhere in this Indenture, the Collateral Manager may, without regard to any other consent requirement specified above or elsewhere in this Indenture, cause such supplemental indenture to be entered into, and the Trustee and the Issuer shall enter into such supplemental indenture, which supplemental indenture may (a) establish a reinvestment period or otherwise make any supplements or amendments to this Indenture to allow the Issuer to acquire additional Collateral Obligations on or after the related Redemption Date, (b) establish a non-call period for the Replacement Notes or loans issued to replace such Secured Notes or prohibit a future refinancing of such replacement securities, (c) modify the Weighted Average Life Test, (d) provide for a stated maturity of such Replacement Notes or loans that is later than the Stated Maturity of the Secured Notes, (e) effect an extension of the Stated Maturity of the Subordinated Notes, (f) change the base rate, including any spread modifier, applicable to the Notes and/or (g) make any other supplements or amendments to this Indenture that would otherwise be subject to the consent rights set forth above (a “Reset Amendment”).

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(b)	Not later than 10 Business Days prior to the execution of any proposed supplemental indenture pursuant to the above provision, the Trustee, at the expense of the Issuer, shall deliver to the Holders, the Collateral Manager, the Collateral Administrator, any Hedge Counterparty and the Rating Agency (so long as any Secured Notes are Outstanding) a copy of such proposed supplemental indenture; provided, that for any party entitled to receive notice, this provision will be deemed satisfied (1) upon the written waiver of such party to receipt of such notice or (2) in the case of the holders, the simultaneous payment in full of the Notes held by such holders pursuant to the proposed supplemental indenture. In the case of a supplemental indenture to be entered into in connection with a Re-Pricing or a Refinancing, the foregoing notice periods shall not apply and a copy of the proposed supplemental indenture shall be included in, in the case of a Re-Pricing, the notice of Re-Pricing delivered to each holder of the Re-Priced Class (with a copy to the Collateral Manager, the Retention Provider, the Trustee and the Rating Agency) in accordance with Section 9.9(b) (including any notice of modification to the Re-Pricing Rate in accordance with such section) and, in the case of a Refinancing (other than to the extent notice provisions have been deemed satisfied in accordance with the previous sentence), the notice of Optional Redemption given to the Rating Agency and each holder of Notes in accordance with Section 9.5(a). Any notice of a proposed supplemental indenture shall identify each Class from which consent is being requested, as determined by the Issuer (or the Collateral Manager on its behalf) and shall request any required consent from the applicable holders of such Classes of Notes to be given within 5 Business Days. Any consent given to a proposed supplemental indenture by the Holder of any Note shall be irrevocable and binding on all future holders or beneficial owners of such Note, irrespective of the execution date of the supplemental indenture. If the holders of less than the required percentage of the aggregate outstanding principal amount of the relevant Notes consent to a proposed supplemental indenture within 5 Business Days, on the first Business Day following such period, the Trustee, upon request, will provide consents received to the Issuer and the Collateral Manager so that they may determine which holders of Notes have consented to the proposed supplemental indenture and which holders of Notes (and, to the extent such information is available to the Trustee, which beneficial owners) have not consented to the proposed supplemental indenture. Any failure of the Trustee to publish or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

(c)	It shall not be necessary for any Act of Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof, so long as the Holders have received a copy of the language to be included in any proposed supplemental indenture.

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(d)	The Issuer shall not enter into any supplemental indenture pursuant to this Section 8.2, without the prior written consent of such Hedge Counterparty, if any Hedge Counterparty would be materially and adversely affected by such supplemental indenture and notifies the Issuer and the Trustee thereof.

(e)	Promptly after the execution by the Issuer and the Trustee of any supplemental indenture pursuant to this Section 8.2, the Trustee, at the expense of the Issuer, shall deliver to the Holders, the Collateral Manager and each Rating Agency, a copy thereof. Any failure of the Trustee to deliver a copy of any supplemental indenture as provided herein, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

(f)	Except as set forth in clause (g) below, the Trustee may conclusively rely on an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all the conditions precedent thereto have been satisfied (and the Trustee may rely on such opinion as evidence that such Class would not be materially and adversely affected by such supplemental indenture) or a Responsible Officer’s certificate of the Collateral Manager as to whether any Class of Notes would be materially and adversely affected by the modifications set forth in a proposed supplemental indenture, it being expressly understood and agreed that the Trustee shall have no obligation to make any determination as to the satisfaction of the requirements related to any supplemental indenture which may form the basis of such Opinion of Counsel or Responsible Officer’s certificate. The determinations made pursuant to this clause shall be conclusive and binding on all present and future holders. The Trustee shall not be liable for any such determination made in good faith and in reliance upon an Opinion of Counsel or an Officer’s certificate of the Collateral Manager delivered to the Trustee as described in Section 8.3 hereof. For the avoidance of doubt, unless otherwise explicitly provided for in this Indenture, satisfaction of the Fitch Rating Condition shall not be required prior to the execution or effectiveness of any supplemental indenture.

(g)	Prior to the execution of a supplemental indenture requiring consent of the Controlling Class if such Class is materially and adversely affected thereby, unless notified by a Majority of the Controlling Class that such Class would be materially and adversely affected by such supplemental indenture, the Trustee and the Issuer may conclusively rely on an Opinion of Counsel delivered to the Trustee (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) that the execution of such supplemental indenture is authorized or permitted hereunder and that all conditions precedent thereto have been satisfied (and the Trustee may rely on such opinion as evidence that such Class would not be materially and adversely affected by such supplemental indenture) or a certificate of an Officer of the Collateral Manager as to whether the interests of such Class would be materially and adversely affected by such supplemental indenture.

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(h)	Without the prior written consent of the Delaware Trustee, no amendment to this Indenture shall be made that adversely affects the rights of the Delaware Trustee; provided, however that the rights of the Delaware Trustee shall be deemed to not be adversely affected if the Delaware Trustee executes the amendment to this Indenture on behalf of the Issuer.

8.3	Execution of Supplemental Indentures

In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article 8 or the modifications thereby of the trusts created by this Indenture, the Trustee and the Issuer shall be entitled to receive, and (subject to Sections 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise. The Collateral Manager shall not be bound to follow, and the Issuer agrees that it shall not permit to become effective, any amendment, waiver or supplement to this Indenture unless it has given prior written consent to such amendment, waiver or supplement. No amendment to this Indenture will be effective against the Collateral Administrator (including in its capacity as Calculation Agent) if such amendment would adversely affect the Collateral Administrator (including in its capacity as Calculation Agent), including, without limitation, any amendment or supplement to this Indenture that would increase the duties or liabilities of, or adversely change the economic consequences to, the Collateral Administrator (including in its capacity as Calculation Agent), unless the Collateral Administrator otherwise consents in writing.

In the case of a proposed supplemental indenture where a determination as to whether a Class is materially and adversely affected thereby is required, unless the Trustee and the Issuer are notified (within 5 Business Days after notice by the Issuer to the Holders of a proposed supplemental indenture) by a Majority of any Class from whom consent is not being requested that the holders of such Class giving such notice believe that they will be materially and adversely affected by the proposed supplemental indenture, the interests of such Class will be deemed for all purposes to not be materially and adversely affected by such proposed supplemental indenture. In the case of a Partial Refinancing, Holders of Classes not subject to such Partial Refinancing will be deemed not to be materially and adversely affected by any terms of any supplemental indenture executed in accordance with the terms of Section 9.3 that does not change any terms of any Class not subject to such Partial Refinancing.

Holders of Notes of Pari Passu Classes will vote together as a single Class in connection with any supplemental indenture, except that the holders of Pari Passu Classes will vote separately by Class with respect to any amendment or modification of this Indenture solely to the extent that such amendment or modification would by its terms directly affect the holders of any such Class exclusively and differently from any holders of its Pari Passu Class, as determined by the Collateral Manager in its reasonable discretion.

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8.4	Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under this Article 8, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

8.5	Reference in Notes to Supplemental Indentures

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 8 may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Trustee and the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

9.	Redemption of NOTES

9.1	Mandatory Redemption

If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall make payments in accordance with the Note Payment Sequence from available amounts in the Payment Account on the related Payment Date to the extent required to achieve compliance with such Coverage Test (such payments, a “Mandatory Redemption”).

9.2	Optional Redemption

(a)	The Secured Notes are subject to redemption by the Issuer, in whole but not in part, on any Business Day on or after the end of the Non-Call Period at the written direction of a Majority of the Subordinated Notes (with the consent of the Collateral Manager and the Retention Provider) (an “Optional Redemption”) delivered to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager as provided in Section 9.5(a). A Majority of the Subordinated Notes (with the consent of the Collateral Manager and the Retention Provider) may direct that an Optional Redemption occur by directing the Collateral Manager to liquidate a sufficient amount of the Assets (a “Redemption by Liquidation”) to fully redeem all Classes of Secured Notes. A Majority of the Subordinated Notes (with the consent of the Collateral Manager and the Retention Provider) may also direct the Collateral Manager to negotiate and obtain on behalf of the Issuer one or more loans or other financing arrangements to be made to the Issuer, and/or the issuance of replacement notes (“Replacement Notes”) by the Issuer (each, a “Refinancing”) and effect an Optional Redemption of (i) all Classes of Secured Notes from Refinancing Proceeds, Contributions of Cash and all other funds available for such purpose in the Collection Account, the Payment Account and the Supplemental Reserve Account (an “Optional Redemption by Refinancing”), or (ii) one or more Classes of Secured Notes from Refinancing Proceeds, Available Interest Proceeds, Contributions of Cash and any other amounts in the Supplemental Reserve Account (a “Partial Refinancing”); provided that the terms of such Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof must be acceptable to a Majority of the Subordinated Notes (provided that any such Refinancing proposed shall be deemed acceptable to the holders of the Subordinated Notes if the terms of the Refinancing are no less favorable to the Issuer than the terms of the Class of Secured Notes being redeemed), to the Retention Provider and to the Collateral Manager and such Refinancing otherwise satisfies the conditions described below. In the event of a Partial Refinancing, a more Junior Class of Secured Notes may be redeemed in whole from Refinancing Proceeds, Available Interest Proceeds, Contributions of cash and/or amounts in the Supplemental Reserve Account even if a Priority Class of Notes remains outstanding. The Issuer shall deposit, or cause to be deposited, the funds required for an Optional Redemption in the Payment Account on or prior to the Redemption Date.

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(b)	Upon receipt of a notice of a Redemption by Liquidation, the Collateral Manager shall, in its sole discretion, direct the sale (which sale may consist of one or more sales over a period of time) of all or part of the Collateral Obligations and other Assets in accordance with the procedures set forth in Section 9.2(c). The Disposition Proceeds, Contributions of Cash and all other funds available for such redemption in the Collection Account, the Payment Account and the Supplemental Reserve Account shall be at least sufficient to pay the aggregate Redemption Price of the Outstanding Secured Notes and to pay all Administrative Expenses (without limitation thereof by the Administrative Expense Cap) and any other fees, indemnities and expenses payable under the Priority of Payments prior to any distributions with respect to the Subordinated Notes. If such Disposition Proceeds, Contributions of Cash and all other funds available for such purpose in the Collection Account, the Payment Account and the Supplemental Reserve Account would not be sufficient to redeem all of the Secured Notes at the applicable Redemption Price and to pay such Administrative Expenses and other fees, indemnities and expenses then required to be paid, the Secured Notes may not be redeemed. The Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation, merger or other arrangement.

(c)	Notwithstanding anything to the contrary set forth herein, the Secured Notes shall not be redeemed pursuant to a Redemption by Liquidation unless (i) at least five Business Days before the scheduled Redemption Date the Collateral Manager shall have furnished to the Trustee a Responsible Officer’s certificate (upon which the Trustee may conclusively rely) to the effect that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person other than such institution) are rated or guaranteed by a Person whose short-term unsecured debt obligations are rated at least “F1” by Fitch to purchase (which purchase may be through a participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Collateral Obligations and/or any Hedge Agreements at a purchase price at least equal to an amount sufficient, together with the Eligible Investments maturing, redeemable (or putable to the issuer thereof at par) on or prior to the scheduled Redemption Date, any payments to be received in respect of any Hedge Agreements, to pay the aggregate Redemption Price of the Outstanding Secured Notes, all Administrative Expenses and other fees and expenses payable in accordance with the Priority of Payments (and after giving effect to payments made on any applicable Redemption Distribution Date) prior to any distributions with respect to the Subordinated Notes, or (ii) prior to selling any Collateral Obligations and/or Eligible Investments pursuant to Section 12.1(e), the Collateral Manager shall certify to the Trustee in an Officer’s certificate upon which the Trustee can conclusively rely that, in its commercially reasonable judgment (which may be based on the Issuer having entered into an agreement for such Assets to be acquired by another special purpose entity that has priced but has not yet closed its securities offering), the aggregate sum of (A) any expected proceeds from Hedge Agreements and the sale of Eligible Investments, (B) any Contributions in Cash and other amounts in the Supplemental Reserve Account, (C) for each Collateral Obligation, its Market Value and (D) other amounts available for redemption, shall exceed the sum of (x) the aggregate Redemption Prices of the Outstanding Secured Notes and (y) all Administrative Expenses (without limitation thereof by the Administrative Expense Cap) and other fees and expenses payable under the Priority of Payments (and after giving effect to payments made on any applicable Redemption Distribution Date) prior to any distributions with respect to the Subordinated Notes. Any certification delivered by the Collateral Manager pursuant to this Section 9.2(c) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations, Eligible Investments and/or Hedge Agreements and (2) all calculations required by this Section 9.2(c).

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(d)	Upon receipt of notice of an Optional Redemption of all Classes of Secured Notes by Refinancing, the Collateral Manager may obtain a Refinancing on behalf of the Issuer only if (i) the Refinancing Proceeds and all other available funds (including any Contributions in Cash) in the Payment Account, the Collection Account and the Supplemental Reserve Account shall be at least sufficient to pay the aggregate Redemption Price of the Outstanding Secured Notes and all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap), including the reasonable fees, costs, charges and expenses incurred by the Trustee, the Collateral Manager and the Collateral Administrator (including reasonable attorneys’ fees and expenses) in connection with such Refinancing, (ii) the Refinancing Proceeds, any Contributions in Cash and other available funds in the Payment Account and Collection Account are used to the extent necessary to make such redemption, and (iii) the agreements relating to such Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 2.8(i) and Section 5.4(d).

(e)	The Subordinated Notes may be redeemed for the relevant Redemption Price on any Business Day on or after the redemption (including in connection with a Partial Refinancing so long as, in connection with such Partial Refinancing, either (i) the aggregate principal amount of the replacement Subordinated Notes issued by the Issuer under such Partial Refinancing is at least equal to the Aggregate Outstanding Amount of the Subordinated Notes being redeemed with the proceeds of such Refinancing or (ii) replacement Subordinated Notes are issued in an amount sufficient to satisfy the Fitch Rating Condition) or repayment of all of the Secured Notes, at the written direction of a Majority of the Subordinated Notes delivered to the Trustee and the Collateral Manager on behalf of the Issuer at least five Business Days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the designated Business Day on which the Subordinated Notes are to be redeemed (which direction may be given in connection with a direction to redeem the Secured Notes or at any time after the Secured Notes have been redeemed or repaid in full).

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(f)	The Holders of the Subordinated Notes shall not have any cause of action against any of the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee or any failure to obtain a Refinancing. In the event that a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Issuer and the Trustee (as directed by the Issuer) shall amend this Indenture pursuant to Article 8 to the extent necessary to reflect the terms of the Refinancing and no further consent for such amendments shall be required from the Holders of Notes, other than those holders of the Subordinated Notes directing the redemption.

(g)	In connection with a Refinancing pursuant to which all Classes of Secured Notes are being refinanced or are no longer Outstanding, the Collateral Manager may, without the consent of any Person, including any Holder, designate Principal Proceeds up to the Excess Par Amount as of the related Determination Date as Interest Proceeds for payment on the Redemption Date. Notice of any such designation will be provided to the Trustee (with copies to the Collateral Administrator and the Rating Agency) on or before the related Determination Date.

(h)	In the event of any redemption pursuant to this Section 9.2, the Issuer shall, at least 10 days (in the case of an Optional Redemption of the Secured Notes) (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) or 5 Business Days (in the case of an Optional Redemption of the Subordinated Notes) (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date, notify the Trustee in writing of such Redemption Date, the applicable Record Date, the principal amount of Notes to be redeemed on such Redemption Date and the applicable Redemption Price (which Redemption Price shall be the Redemption Price to be paid in the event no Redemption Distribution Date occurs and which may be decreased as a result of payments on Redemption Distribution Dates to the extent that such payment reduces the amount of interest that accrues on one or more Classes of Notes); provided that failure to effect any Optional Redemption which is withdrawn by the Issuer in accordance with this Indenture or with respect to which a Refinancing fails to occur shall not constitute an Event of Default under this Indenture. If a Redemption Distribution Date occurs, the Redemption Price to be paid to the holders of the Notes may be reduced without notice to holders; provided that such payment shall be made only after a notice of redemption is provided.

(i)	In connection with an Optional Redemption of all Classes of Secured Notes, a Majority of the Subordinated Notes may direct the Issuer (who shall give written notice to the Trustee and the Collateral Administrator no less than two Business Days prior to the Redemption Distribution Date referred to below; provided that any such notice delivered after 10:00 a.m. New York time shall be deemed to be delivered on the following Business Day) to distribute amounts on deposit in the Collection Account to pay a portion of the Redemption Price of the Secured Notes pursuant to the Priority of Payments on one or more Business Days prior to the Redemption Date (any such date a “Redemption Distribution Date”). The Collateral Manager may elect to distribute Interest Proceeds, Principal Proceeds or both on such Redemption Distribution Date pursuant to the applicable Priority of Payments. To the extent the Collateral Manager does not elect to distribute any Interest Proceeds on such Redemption Distribution Date, holders of Notes shall not be entitled to receive any amounts on account of accrued and unpaid interest on such date.

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9.3	Partial Refinancing

Upon receipt of a notice of a Partial Refinancing, the Collateral Manager may obtain a Partial Refinancing on behalf of the Issuer only if the Collateral Manager determines and certifies in an Officer’s certificate to the Trustee and the Issuer that:

(i)            the Rating Agency has been notified of such Partial Refinancing;

(ii)           the Refinancing Proceeds together with Available Interest Proceeds. Contributions of Cash and any other amounts in the Supplemental Reserve Account, will be at least sufficient to pay the Redemption Price of the entire Class or Classes of Secured Notes subject to such Partial Refinancing;

(iii)          the aggregate principal amount of the Replacement Notes issued by the Issuer under such Refinancing is equal to the Aggregate Outstanding Amount of the Notes being redeemed with the proceeds of such Refinancing; provided that, the aggregate outstanding amount of a class or subclass of Replacement Notes relating to a particular Class or subclass of Secured Notes may be greater than or less than the corresponding Class or subclass of Secured Notes being redeemed with the proceeds of such Refinancing and any Class may be refinanced by more than one class or subclass of Replacement Notes so long as the par subordination of any Class of Secured Notes which is not subject to such Partial Refinancing will not be lower than the par subordination of such Class of Secured Notes immediately prior to such Partial Refinancing;

(iv)          the stated maturity of each Class of obligations providing the Partial Refinancing is no earlier than the corresponding Stated Maturity of each Class of Secured Notes subject to such Partial Refinancing; provided, that, the stated maturity of a Class of obligations providing the Refinancing may be later or earlier than the corresponding Stated Maturity of a Class of Notes being refinanced if the Fitch Rating Condition is satisfied with respect to each Class of Secured Notes not subject to the Refinancing;

(v)           the Refinancing Proceeds will be used (to the extent necessary) to redeem the Class or Classes of Secured Notes subject to such Partial Refinancing;

(vi)          the agreements relating to such Partial Refinancing contain limited-recourse and non-petition provisions equivalent (mutatis mutandis) to those applicable to the Class or Classes of Secured Notes subject to such Partial Refinancing;

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(vii)         the obligations of the Issuer under such Partial Refinancing are not senior in priority pursuant to the Priority of Payments than the Class of Secured Notes being redeemed;

(viii)        the holders of the Replacement Notes under such Partial Refinancing do not have greater rights hereunder (or under any indentures supplemental hereto), than the holders of the Class or Classes of Secured Notes subject to such Partial Refinancing except that (A) at the Issuer’s election, the Replacement Notes may include a term specifying that such obligations shall not be subject to any Re-Pricing or further Partial Refinancing and (B) at the Issuer’s election, the earliest date, if any, on which the Replacement Notes may be subject to a Partial Refinancing or subject to a Re-Pricing at the option of the Issuer may be different than the earliest date on which the Secured Notes redeemed in connection with such Refinancing were subject to redemption or re-pricing at the option of the Issuer;

(ix)           the reasonable fees, costs, charges and expenses in connection with such Partial Refinancing have been paid or will be adequately provided for from Refinancing Proceeds and/or Available Interest Proceeds (except for expenses owed to persons that agree to be paid solely as Administrative Expenses payable in accordance with Section 11.1(a)(i)(K)), that will otherwise be paid pursuant to Section 11.1(a)(iv) or that will be paid with a Contribution that has been designated for such purpose pursuant to this Indenture or other amounts in the Supplemental Reserve Account;

(x)            the Refinancing Rate Condition is satisfied; and

(xi)           the Issuer has received written advice from Clifford Chance US LLP, Mayer Brown LLP, Dechert LLP or Paul Hastings LLP, or an opinion of counsel of nationally recognized standing, to the effect that (A) such Refinancing will not result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (B) such Refinancing will not result in the Issuer being subject to U.S. federal income tax on a net basis (including any tax liability under Section 1446 of the Code).

9.4	Redemption Following a Tax Event

The Notes shall be redeemed by the Issuer, in whole but not in part, on any Business Day (which shall be the Redemption Date) after the occurrence of a Tax Event at the written direction of a Majority of the Subordinated Notes delivered to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager not later than 30 days prior to the proposed Redemption Date (any such redemption, a “Tax Redemption”). A Majority of the Subordinated Notes may direct the Collateral Manager to effect a Redemption by Liquidation to fully redeem all Classes of Notes in accordance with the procedures set forth in Section 9.5. The funds available for such a redemption of the Notes shall include all Principal Proceeds, Interest Proceeds, Disposition Proceeds and all other available funds in the Collection Account and the Payment Account. A Tax Redemption may only be effected by a Redemption by Liquidation. Each Class of Notes shall be redeemed at the applicable Redemption Price for such Class in accordance with the Priority of Payments.

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9.5	Redemption Procedures

(a)	In the event of an Optional Redemption or a Partial Refinancing, the written direction of the Holders of the Subordinated Notes (and in the case of a Refinancing, the consent of the Collateral Manager) required as set forth herein shall be provided to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager not later than 10 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date on which such redemption is to be made (which date shall be designated in such notice). In the event of an Optional Redemption or a redemption following a Tax Event pursuant to Section 9.4, a notice of redemption shall be given by the Issuer (so long as the Issuer has received notice thereof) or, upon an Issuer Order containing the information required to be contained in such notice, by the Trustee in the name and at the expense of the Issuer, by overnight delivery service (or through the applicable procedures of DTC), not later than four Business Days prior to the applicable Redemption Date, to each Holder of Notes to be redeemed and the Rating Agency. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

(b)	All notices of redemption delivered pursuant to Section 9.5(a) shall state:

(i)	the applicable Redemption Date;

(ii)	the Redemption Price of the Notes to be redeemed;

(iii)	in the case of an Optional Redemption, that all of the Secured Notes are to be redeemed or repaid in full and that interest on such Secured Notes shall cease to accrue on the Payment Date specified in the notice;

(iv)	in the case of a Partial Refinancing, the Classes of Secured Notes to be redeemed in full and that interest on such Secured Notes shall cease to accrue on the Payment Date specified in the notice;

(v)	the place or places where Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2; and

(vi)	in the case of an Optional Redemption, whether the Subordinated Notes are to be redeemed in full on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2 for purposes of surrender.

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In the case of a Redemption by Liquidation or a Tax Redemption, the Issuer may withdraw any such notice of redemption up to and including the Business Day prior to the proposed Redemption Date if the conditions in either clause (i), (ii) or (iii) of the next succeeding sentence are satisfied. Any withdrawal of such notice of redemption shall be made by written notice to the Trustee, the Collateral Administrator, the Collateral Manager and the Rating Agency and shall be made by the Issuer if either (i) the Collateral Manager has notified the Issuer it is unable to deliver the sale agreement or agreements or certifications described in Section 9.2(c), (ii) the Issuer receives written direction from a Majority of the Subordinated Notes to withdraw such notice of redemption or (iii) the Collateral Manager notifies the Issuer that sufficient proceeds from the sale agreement or agreements or other sales described in Section 9.2(c) are not expected to be received or otherwise available to redeem the Secured Notes in full. For the avoidance of doubt, the failure to effect a Redemption by Liquidation, the notice of which has been withdrawn pursuant to this Section 9.5(b), shall not constitute an Event of Default.

In the case of an Optional Redemption by Refinancing, the Issuer may withdraw any notice of redemption up to (and including) the Business Day prior to the scheduled Redemption Date by written notice to the Trustee, the Collateral Manager and each Rating Agency only if (i) the Collateral Manager has notified the Issuer that it is unable to obtain the applicable Refinancing on behalf of the Issuer or (ii) the Issuer receives written direction from a Majority of the Subordinated Notes to withdraw such notice of redemption or if the Collateral Manager has not consented to such Refinancing. For the avoidance of doubt, the failure to effect an Optional Redemption by Refinancing shall not constitute an Event of Default.

In connection with any Refinancing, the Issuer shall provide the Retention Provider or an Affiliate of the Retention Provider with the opportunity to purchase (on terms no less favorable to the Retention Provider or such Affiliate than the terms offered to any other purchaser thereof) a percentage of each tranche of Notes issued pursuant to such Refinancing to allow the BDC or an affiliate thereof to comply with the U.S. Risk Retention Rules.

Any Holder of Secured Notes, the Collateral Manager or any of the Collateral Manager’s Affiliates or accounts managed by it shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or redemption following a Tax Event pursuant to Section 9.4.

In the event that a scheduled redemption of the Secured Notes fails to occur and (A) such failure is due solely to a delayed or failed settlement of any asset sale by the Issuer (or the Collateral Manager on the Issuer’s behalf), (B) the Issuer (or the Collateral Manager on the Issuer’s behalf) had entered into a binding agreement for the sale of such asset prior to the scheduled redemption date, (C) such delayed or failed settlement is due solely to circumstances beyond the control of the Issuer and the Collateral Manager and (D) the Issuer (or the Collateral Manager on the Issuer’s behalf) has used commercially reasonable efforts to cause such settlement to occur prior to such scheduled redemption date (a “Redemption Settlement Delay”), then, upon at least two Business Days’ prior written notice from the Issuer to the Trustee that sufficient funds are now available to complete such redemption, such Secured Notes may be redeemed using such funds on any Business Day designated by the Issuer (or the Collateral Manager on its behalf) prior to the first Payment Date after the original scheduled redemption date and not less than two Business Days after the original scheduled redemption date. Interest on the Notes will accrue to but excluding such new Redemption Date. Upon receipt of such notice from the Issuer, the Trustee shall send such notice to the holders of the Notes. If such redemption does not occur prior to the first Payment Date after the original scheduled redemption date, such redemption will be cancelled without further action.

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A Redemption Settlement Delay or the failure to effect a redemption on a scheduled redemption date will not be an Event of Default. The Issuer (or the Collateral Manager on its behalf) shall promptly notify the Rating Agency upon the occurrence of a Redemption Settlement Delay.

9.6	Notes Payable on Redemption Date

(a)	Notice of redemption pursuant to Section 9.5 having been given as aforesaid, the Secured Notes or Subordinated Notes to be redeemed shall, on the Redemption Date, subject to Section 9.2(c) in the case of an Optional Redemption and the right to withdraw any notice of redemption pursuant to Section 9.5(b), become due and payable at the Redemption Price (and after giving effect to payments on any applicable Redemption Distribution Date) therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest) all such Secured Notes shall cease to bear interest on the Redemption Date. Upon final payment on any Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided, however, that if there is delivered to the Issuer and the Trustee such security or indemnity as may be required by any of them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Secured Notes so to be redeemed whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Secured Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.8(e).

(b)	If any Secured Notes called for redemption shall not be paid on the applicable Redemption Date (upon surrender thereof for redemption, in the case of Secured Notes), the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Note Interest Rate for each successive Interest Accrual Period the Secured Notes remain Outstanding; provided that the reason for such non-payment is not the fault of such Holder.

(c)	To the extent that Refinancing Proceeds are not applied to redeem the Class or Classes of Notes subject to a Refinancing or to pay expenses in connection with the Refinancing, such proceeds will be treated as Principal Proceeds. If a Class or Classes of Secured Notes is redeemed in connection with a Partial Refinancing, Refinancing Proceeds, together with Available Interest Proceeds, Contributions of Cash and/or other amounts in the Supplemental Reserve Account, shall be applied on the related Redemption Date to pay the Redemption Price(s) of such Class or Classes of Secured Notes in accordance with the Priority of Payments (after giving effect to payments on any Redemption Distribution Date).

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9.7	[Reserved]

9.8	[Reserved]

9.9	Re-Pricing of Notes

(a)	On any Business Day after the Non-Call Period, at the written direction of a Majority of the Subordinated Notes (with the consent of the Collateral Manager and the Retention Provider), the Issuer shall reduce the spread over the Benchmark or the fixed interest rate, as applicable, with respect to any Class of Re-Pricing Eligible Secured Notes (such reduction with respect to any such Class of Secured Notes, a “Re-Pricing” and any such Class of Secured Notes to be subject to a Re-Pricing, a “Re-Priced Class”); provided that the Issuer shall not effect any Re-Pricing unless each condition specified in this Section 9.9 is satisfied with respect thereto. For the avoidance of doubt and except as provided below, no terms of any Class of Secured Notes other than the Note Interest Rate applicable thereto may be modified or supplemented in connection with a Re-Pricing. In connection with any Re-Pricing, the Issuer may engage a broker-dealer (the “Re-Pricing Intermediary”) upon the recommendation and subject to the written approval of a Majority of the Subordinated Notes and such Re-Pricing Intermediary shall assist the Issuer in effecting the Re-Pricing.

(b)	At least 10 days prior to the Business Day fixed by a Majority of the Subordinated Notes for any proposed Re-Pricing (the “Re-Pricing Date”), the Issuer or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver a notice in writing (with a copy to the Collateral Manager, the Retention Provider, the Trustee and the Rating Agency) to each holder of the proposed Re-Priced Class, which notice shall (i) specify the proposed Re-Pricing Date and the revised spread over the Benchmark or the fixed interest rate, as applicable, to be applied with respect to such Class (as may be modified pursuant to the next sentence, the “Re-Pricing Rate”), (ii) request each holder of the Re-Priced Class approve the proposed Re-Pricing on or before the date that is five Business Days prior to the proposed Re-Pricing Date, and (iii) specify the price at which Notes of any holder of the Re-Priced Class that does not approve the Re-Pricing on or before the date that is five Business Days prior to the proposed Re-Pricing Date may be sold and transferred pursuant to clause (c) below, which, for purposes of such Re-Pricing, shall be an amount (the “Re-Pricing Transfer Price”) equal to such Notes pro rata share of the Aggregate Outstanding Amount of the Re-Priced Class, plus accrued and unpaid interest thereon at the applicable Note Interest Rate (including Deferred Interest and any interest on Deferred Interest with respect to any such Notes) to but excluding the applicable Re-Pricing Date. At any time up to eight Business Days prior to the Re-Pricing Date, the Issuer, at the direction of the Collateral Manager and with the consent of a Majority of the Subordinated Notes and the Retention Provider, may modify the proposed revised spread over the Benchmark or the fixed interest rate, as applicable, to be applied with respect to the proposed Re-Priced Class (which revised rate shall be the Re-Pricing Rate) by delivery of a revised notice of proposed Re-Pricing reflecting such modification to the holders of the proposed Re-Priced Class (with a copy to the Collateral Manager, the Retention Provider, the Trustee and the Rating Agency). Each holder of the proposed Re-Priced Class that had delivered written consent to the proposed Re-Pricing before it had received the revised notice of proposed Re-Pricing reflecting the modification to the Re-Pricing Rate shall be required to deliver written consent to the revised Re-Pricing Rate on or before the date that is five Business Days prior to the proposed Re-Pricing Date.

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(c)	In the event any holder of the Re-Priced Class does not deliver written consent to the proposed Re-Pricing (including written consent to any revised Re-Pricing Rate) on or before the date which is five Business Days prior to the proposed Re-Pricing Date, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice thereof to the consenting holders of the Re-Priced Class, specifying the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by all such non-consenting holders, and shall request each such consenting holder to provide written notice to the Issuer, the Trustee, the Collateral Manager, the Retention Provider and the Re-Pricing Intermediary (if any) if such holder would like to purchase all or any portion of the Notes of the Re-Priced Class held by the non-consenting holders (each such notice, an “Exercise Notice”) within two Business Days after receipt of such notice (subject to the minimum denominations and the applicable DTC procedures). In the event that the Issuer receives Exercise Notices with respect to more than the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by non-consenting holders, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall cause the sale and transfer of such Notes, without further notice to the non-consenting holders thereof, on the Re-Pricing Date to the holders delivering Exercise Notices with respect thereto, pro rata based on the Aggregate Outstanding Amount of the Notes such holders indicated an interest in purchasing pursuant to their Exercise Notices (subject to the minimum denominations and the applicable DTC procedures). In the event that the Issuer receives Exercise Notices with respect to less than the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by non-consenting holders, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall cause the sale and transfer of such Notes, without further notice to the non-consenting holders thereof, on the Re-Pricing Date to the holders delivering Exercise Notices with respect thereto, and any excess Notes of the Re-Priced Class held by non-consenting holders shall be sold to one or more transferees designated by the Issuer or the Re-Pricing Intermediary on behalf of the Issuer (subject to the minimum denominations and the applicable DTC procedures). All sales of Notes to be effected pursuant to this clause (c) shall be made at the Re-Pricing Transfer Price with respect to such Notes, and shall be effected only if the related Re-Pricing is effected in accordance with the provisions hereof. Each holder of Notes, by its acceptance of an interest in the Notes, agrees to sell and transfer its Notes in accordance with this Section 9.9 and agrees to cooperate with the Issuer, the Re-Pricing Intermediary (if any) and the Trustee to effect such sales and transfers. The Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice to the Trustee, the Retention Provider and the Collateral Manager not later than two Business Days prior to the proposed Re-Pricing Date confirming that the Issuer has received written commitments to purchase all Notes of the Re-Priced Class held by non-consenting holders.

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(d)	Notice of Re-Pricing shall be provided by the Trustee upon Issuer Order (at the expense of the Issuer) not less than three Business Days prior to the proposed Re-Pricing Date, to each holder of Notes of the Re-Priced Class at the address in the Register (with a copy to the Collateral Manager and the Retention Provider), specifying the applicable Re-Pricing Date, Re-Pricing Rate and Re-Pricing Transfer Price. Failure to give a notice of Re-Pricing, or any defect therein, to any Holder of any Re-Priced Class shall not impair or affect the validity of the Re-Pricing or give rise to any claim based upon such failure or defect. Any notice of Re-Pricing may be withdrawn by a Majority of the Subordinated Notes on or prior to the day that is one Business Day prior to the scheduled Re-Pricing Date by written notice to the Issuer, the Trustee, the Retention Provider and the Collateral Manager for any reason or if the Collateral Manager or the Retention Provider has not consented. Upon receipt of such notice of withdrawal, the Trustee shall send such notice to the holders of the Notes and the Rating Agency.

(e)	The Issuer shall not effect any proposed Re-Pricing unless:

(i)	the Issuer and the Trustee, with the prior written consent of a Majority of the Subordinated Notes and the Collateral Manager, shall have entered into a supplemental indenture applicable to a Class of Notes that constitutes Re-Pricing Eligible Secured Notes, as applicable, dated as of the Re-Pricing Date, acknowledged by the Retention Provider, solely to modify the spread over the Benchmark or the fixed interest rate, as applicable, with respect to the Re-Priced Class (and to make changes necessary to give effect to such reduction);

(ii)	confirmation has been received that all Notes of the Re-Priced Class held by non-consenting holders have been sold and transferred pursuant to clause (c) above;

(iii)	the Rating Agency shall have been notified of such Re-Pricing;

(iv)	all expenses of the Issuer and the Trustee (including the fees of the Re-Pricing Intermediary and fees of counsel) incurred in connection with the Re-Pricing do not exceed the amount of Interest Proceeds available after taking into account all amounts required to be paid pursuant to Section 11.1(a)(i) on the subsequent Payment Date prior to the distribution of any remaining Interest Proceeds to the Holders of the Subordinated Notes together with any amounts in the Supplemental Reserve Account available for such purpose, unless such expenses have been paid or shall be adequately provided for by an entity other than the Issuer; and

(v)	the Issuer shall have received written advice from Clifford Chance US LLP, Mayer Brown LLP, Dechert LLP or Paul Hastings LLP, or an opinion of counsel of nationally recognized standing to the effect that the tax treatment of the Re-Priced Class of Notes as indebtedness for U.S. federal income tax purposes will not be altered solely as a result of the Re-Pricing.

The Issuer shall direct the Trustee to segregate payments and take other reasonable steps to effect the Re-Pricing, and the Trustee shall have the authority to take such actions as may be directed by the Issuer or the Collateral Manager to effect a Re-Pricing. In order to give effect to the Re-Pricing of Notes, the Issuer may, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by consenting Holders or non-consenting Holders.

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The Trustee shall be entitled to receive, and shall be fully protected in relying upon an Opinion of Counsel stating that a Re-Pricing is permitted by this Indenture and that all conditions precedent thereto have been complied with. The Trustee may request and rely on an Issuer Order providing direction and any additional information requested by the Trustee in order to effect a Re-Pricing in accordance with this Section 9.9.

In connection with a Re-Pricing (x) a non-call period for the Re-Priced Class may be established at the direction of the Collateral Manager prior to such Re-Pricing and/or (y) the definition of “Redemption Price” may be revised, at the written direction of the Collateral Manager and with the written consent of a Majority of the Subordinated Notes and the Retention Provider, to reflect any agreed upon make-whole payments for the applicable Re-Priced Class, in each case pursuant to a supplemental indenture.

9.10	Clean-Up Call Redemption

(a)	At the written direction of either a Majority of the Subordinated Notes or the Collateral Manager in its sole discretion (which direction shall be given so as to be received by the Issuer, the Trustee, the Rating Agency and, in the case of such direction delivered by a Majority of the Subordinated Notes, the Collateral Manager, not later than 10 days prior to the proposed Redemption Date specified in such direction), the Notes will be subject to redemption by the Issuer, in whole but not in part (a “Clean-Up Call Redemption”), at the Redemption Price therefor, on any Business Day after the Non-Call Period on which the Collateral Principal Amount is less than 20% of the Aggregate Target Par Amount.

(b)	Upon receipt of notice directing the Issuer to effect a Clean-Up Call Redemption, the Issuer (or, at the written direction and expense of the Issuer, the Trustee on its behalf) will offer to the Collateral Manager, the holders of the Subordinated Notes and any other Person identified by the Issuer or the Collateral Manager the right to bid to purchase the Collateral Obligations at a price not less than the Clean-Up Call Purchase Price. Any Clean-Up Call Redemption is subject to (i) the sale of the Collateral Obligations by the Issuer to the highest bidder therefor (it being understood that any such sale of Collateral Obligations may consist of multiple transactions in which Collateral Obligations are sold in groups or on an individual basis, or any combination of the two, or as an entire pool, as determined by the Collateral Manager) on or prior to the second Business Day immediately preceding the related Redemption Date, for a purchase price in cash (the “Clean-Up Call Purchase Price”) payable prior to or on the Redemption Date at least equal to the greater of (1) the sum of (a) the sum of the Redemption Prices of the Secured Notes, plus (b) the aggregate of all other amounts owing by the Issuer on the date of such redemption that are payable in accordance with the Priority of Payments prior to distributions on the Subordinated Notes, minus (c) all other Assets available for application in accordance with the Priority of Payments on the Redemption Date and (2) the Market Value of such Assets being purchased, and (ii) the receipt by the Trustee from the Collateral Manager, prior to such purchase, of an Officer’s certificate from the Collateral Manager that the sum so received satisfies clause (i). Upon receipt by the Trustee of the certification referred to in the preceding sentence, the Trustee (pursuant to written direction from, and at the expense of, the Issuer) and the Issuer shall take all actions necessary to sell, assign and transfer the Assets to the Collateral Manager, the applicable holder of Subordinated Notes or such other Person, as applicable, upon payment in immediately available funds of the Clean-Up Call Purchase Price. The Trustee shall deposit such payment into the applicable sub-account of the Collection Account in accordance with the instructions of the Collateral Manager.

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(c)	Upon receipt from a Majority of the Subordinated Notes or the Collateral Manager of a direction in writing to effect a Clean-Up Call Redemption, the Issuer shall set the related Redemption Date (as specified in the written direction delivered pursuant to clause (a) above) and the Record Date for any redemption pursuant to this Section 9.10 and give written notice thereof to the Trustee (which shall forward such notice to the Holders), the Collateral Administrator, the Collateral Manager and the Rating Agency not later than five Business Days prior to the proposed Redemption Date.

(d)	Any notice of Clean-Up Call Redemption may be withdrawn by the Issuer up to one Business Day prior to the related scheduled Redemption Date by written notice to the Trustee, the Rating Agency and the Collateral Manager only if amounts equal to the Clean-Up Call Purchase Price are not received in full in immediately available funds by the second Business Day immediately preceding such Redemption Date. Notice of any such withdrawal of a notice of Clean-Up Call Redemption shall be provided by the Trustee at the expense of the Issuer to each Holder of Notes to be redeemed at such Holder’s address in the Register, by overnight courier guaranteeing next day delivery not later than the second Business Day prior to the related scheduled Redemption Date.

(e)	On the Redemption Date related to any Clean-Up Call Redemption, the Clean-Up Call Purchase Price shall be distributed pursuant to the Priority of Payments.

10.	Accounts, Accountings and Releases

10.1	Collection of Money

Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Obligations, in accordance with the terms and conditions of such Pledged Obligations. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Notes and shall apply it as provided in this Indenture.

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10.2	Collection Accounts

(a)	The Trustee shall, on or prior to the Closing Date, establish at the Custodian two segregated non-interest bearing trust accounts, each held in the name of “GCRED BSL CLO 1. subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties”, one of which shall be designated the “Interest Collection Account” and one of which shall be designated the “Principal Collection Account”, each of which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. All Interest Proceeds received by the Trustee after the Closing Date will be deposited in the Interest Collection Account. All other amounts received into the Collection Account will be deposited in the Principal Collection Account. The Trustee shall from time to time deposit into the Interest Collection Account, in addition to the deposits required pursuant to Section 10.5(a), immediately upon receipt thereof (i) any funds in the Interest Reserve Account directed by the Collateral Manager in its sole discretion to be Interest Proceeds pursuant to Section 10.3(e), (ii) any Designated Principal Proceeds and (iii) all Interest Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article 12) received by the Trustee.

The Trustee shall deposit immediately upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Account, including in addition to the deposits required pursuant to Section 10.5(a), (i) any funds in the Interest Reserve Account directed by the Collateral Manager in its sole discretion to be Principal Proceeds pursuant to Section 10.3(e), (ii) all Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article 12 or in Eligible Investments) received by the Trustee, (iii) upon written direction of a Contributing Holder to the Issuer and the Trustee at any time, the amount of any Contribution made to the Issuer by such Contributing Holder, and (iv) all other funds received by the Trustee including any Refinancing Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. Subject to Section 10.2(d), amounts in the Collection Account shall be reinvested pursuant to Section 10.5(a).

(b)	The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify or cause the Issuer to be notified and the Issuer shall use its commercially reasonable efforts to, within five Business Days of receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided, however, that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Officer’s certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to three years from the date of receipt thereof if it delivers an Officer’s certificate to the Trustee certifying that (x) it shall sell such distribution within such three year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c)	At any time when reinvestment is permitted pursuant to Article 12, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (including Principal Financed Accrued Interest used to pay for accrued interest on an additional Collateral Obligation) and reinvest such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article 12 and such Issuer Order and the purchase price for such Collateral Obligations (including accrued interest and other accrued amounts for such additional Collateral Obligations) may be paid on or following the settlement thereof as directed by an Issuer Order.

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(d)	A portion of the net proceeds of the Notes will be deposited on the Closing Date into the Principal Collection Account to be used after the Closing Date to settle purchases of Collateral Obligations that the Issuer committed to purchase on or prior to the Closing Date (and to the extent not so applied, to be used as otherwise provided by this Indenture). The Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon receipt of such direction, the Trustee shall, pay from amounts on deposit in the Principal Collection Account on any Business Day the amount required to settle the purchase of a Collateral Obligation that the Issuer committed to purchase on or prior to the Closing Date. In addition, the Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon receipt of such direction, the Trustee shall, pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period:

(i)            any amount required to exercise a warrant held in the Assets or right to acquire equity securities; provided that if such payment is made from Principal Proceeds, unless such Principal Proceeds were designated as such pursuant to a Contribution, (x) the Adjusted Collateral Principal Amount is greater than or equal to the Target Par Balance after giving effect to such payment, (y) each Overcollateralization Ratio Test is satisfied after giving effect to such payment and (z) the aggregate amount of all such payments pursuant to this clause (i) does not exceed 10.0% of the Aggregate Target Par Amount;

(ii)           any amount required to acquire loan assets or debt securities in connection with the insolvency, bankruptcy, reorganization, restructuring or workout of a Collateral Obligation or the Obligor thereof (including, for the avoidance of doubt, any Permitted Collateral Obligation (which Permitted Collateral Obligation shall be treated as a Collateral Obligation, subject to treatment as a Defaulted Obligation in accordance with Section 12.3(f))); provided that, so long as any Notes Outstanding are rated by the Rating Agency, (A) if such payment is made from Interest Proceeds, in the reasonable judgment of the Collateral Manager, such payment will not cause a default or deferral in the payment, when due and payable, of any interest on any Class of Secured Notes on the immediately succeeding Payment Date on a pro forma basis taking into account the payment of all Administrative Expenses prior to such Payment Date; (B) if such payment is made from Principal Proceeds, unless such Principal Proceeds were designated as such pursuant to a Contribution, (x) the Adjusted Collateral Principal Amount is greater than or equal to the Target Par Balance after giving effect to such payment and (y) each Overcollateralization Ratio Test is satisfied after giving effect to such payment and (C) notice thereof is provided to the Rating Agency;

(iii)          any amount required to make customary protective advances or provide customary indemnities to the agent of the Collateral Obligation (for which the Issuer may receive a participation interest or other right of repayment) as may be required by the Issuer as a lender under the Underlying Instruments; and

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(iv)          from Interest Proceeds only, any Administrative Expenses subject to the order of priority as stated in the definition of Administrative Expenses; provided that the payment of Administrative Expenses payable to the Trustee or to the Bank in any capacity shall not require such direction by Issuer Order; provided further that the aggregate Administrative Expenses paid as described in this paragraph during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date. The Collateral Manager on behalf of the Issuer may direct the Trustee to apply amounts in the Principal Collection Account to the purchase of Secured Notes pursuant to Section 2.14. In addition, the Collateral Manager on behalf of the Issuer may direct the Trustee to deposit from the Principal Collection Account into the Unfunded Exposure Account amounts that are required to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations.

(e)	In connection with a Refinancing or Re-Pricing of one or more Classes of Secured Notes, the Collateral Manager on behalf of the Issuer may direct the Trustee to apply Available Interest Proceeds from the Interest Collection Account on the Redemption Date or Re-Pricing Date, as applicable, to the payment of the Redemption Price(s) of the Class or Classes of Secured Notes subject to Refinancing, as applicable, and the fees and expenses related to such Refinancing or Re-Pricing, in each case, without regard to the Priority of Payments.

(f)	The Trustee shall transfer to the Payment Account as applicable, from the Collection Account, for application pursuant to Section 11.1(a) of this Indenture, on or not later than the Business Day preceding each Payment Date, on any Redemption Date (to the extent that such Redemption Date is not a Payment Date), on any Redemption Distribution Date, on any Re-Pricing Date and, in the case of proceeds received in connection with a Refinancing of the Secured Notes in whole, on the day of receipt thereof, the amount set forth to be so transferred in the Distribution Report for such Payment Date or the Redemption Distribution Direction for such Redemption Distribution Date.

(g)	[Reserved].

(h)	The Issuer may, but under no circumstances be required to, deposit from time to time into the Collection Account (in addition to Contributions in cash or other amounts transferred from the Supplemental Reserve Account and any other amounts required by this Indenture to be deposited therein) such monies received from external sources for the benefit of the Secured Parties (other than payments on or in respect of Collateral Obligations, Eligible Investments or any other of the Assets) as the Issuer deems (in its sole discretion) to be advisable and the Collateral Manager may designate any such Contribution or other sum for any Permitted Use or Permitted Uses.

(i)	On or after the Closing Date and on or prior to the Determination Date related to the first Payment Date after the Closing Date, the Collateral Manager (with written notice to the Collateral Administrator) may designate Principal Proceeds received by the Issuer as Interest Proceeds (Principal Proceeds so designated as Interest Proceeds, “Designated Principal Proceeds”), so long as, after giving effect to such designation, (x) the aggregate amount of Designated Principal Proceeds does not exceed 1.0% of the Aggregate Target Par Amount and (y) each Coverage Test shall be satisfied.

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10.3	Payment Account; Custodial Account; Expense Reserve Account; Interest Reserve Account; Supplemental Reserve Account; Unfunded Exposure Account

(a)	Payment Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties”, which shall be designated as the Payment Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and to pay Administrative Expenses and other amounts specified herein, each in accordance with the Priority of Payments. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Issuer shall direct, and hereby directs, that all amounts in the Payment Account shall remain uninvested.

(b)	Custodial Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties”, which shall be designated as the Custodial Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with the Priority of Payments. Amounts in the Custodial Account shall remain uninvested.

(c)	Supplemental Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties”, which shall be designated as the Supplemental Reserve Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. Contributions of Cash or Eligible Investments and amounts designated for deposit into the Supplemental Reserve Account pursuant to Section 11.1(a)(i)(L) will be deposited into the Supplemental Reserve Account and withdrawn for application at the written direction of the Collateral Manager to the Trustee for a Permitted Use designated by the applicable Contributor or the Collateral Manager, as applicable, in such written direction. Any income earned on amounts deposited in the Supplemental Reserve Account will be deposited as paid into the Interest Collection Account as Interest Proceeds.

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(d)	Expense Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties”, which shall be designated as the Expense Reserve Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Trustee to deposit U.S.$1,044,500 from the proceeds of the sale of the Notes to the Expense Reserve Account as Interest Proceeds on the Closing Date. The Trustee shall apply funds from the Expense Reserve Account, in the amounts and as directed in writing by the Collateral Manager, to pay (x) amounts due in respect of actions taken on or before the Closing Date and (y) subject to the Administrative Expense Cap, Administrative Expenses in the order of priority contained in the definition thereof. Any income earned on amounts on deposit in the Expense Reserve Account shall be deposited in the Interest Collection Account as Interest Proceeds as it is paid. By the Determination Date relating to the third Payment Date following the Closing Date, all remaining funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) shall be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion).

(e)	Interest Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties”, which shall be designated as the Interest Reserve Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Trustee to deposit the Interest Reserve Amount to the Interest Reserve Account on the Closing Date. On any date prior to the Determination Date relating to the Payment Date occurring in October 2026, the Issuer, at the direction of the Collateral Manager, by Issuer Order, may direct that all or any portion of funds in the Interest Reserve Account be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion) as long as, after giving effect to such deposits, the Collateral Manager determines (as certified in such Issuer Order) that the Issuer shall have sufficient funds in the Collection Account to pay Administrative Expenses pursuant to clause (A), the Senior Management Fee pursuant to clause (B) and any amounts on the Secured Notes pursuant to clauses (D), (E), (F), (G), (H) and (I) of Section 11.1(a)(i) on the first Payment Date following the Closing Date. Any income earned on amounts deposited in the Interest Reserve Account shall be deposited as paid into the Interest Collection Account as Interest Proceeds. Upon application of all amounts in the Interest Reserve Account, such account will be closed.

(f)	Unfunded Exposure Account. Upon the purchase of any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn at the direction of the Collateral Manager from the Principal Collection Account and deposited in a segregated non-interest bearing trust account held in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties” which will be designated as the Unfunded Exposure Account and will be subject to the lien of this Indenture for the benefit of the Secured Parties. The Issuer shall direct the Trustee to deposit U.S.$0 to the Unfunded Exposure Account on the Closing Date to be reserved for unfunded funding obligations under the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations purchased on or before the Closing Date. Upon initial purchase of any such Collateral Obligations, funds deposited in the Unfunded Exposure Account in respect of any Revolving Collateral Obligation and/or Delayed Drawdown Collateral Obligation will be treated as part of the purchase price therefor. Amounts in the Unfunded Exposure Account will be invested in overnight funds that are Eligible Investments pursuant to Section 10.5 and earnings from all such investments will be deposited as paid into the Interest Collection Account as Interest Proceeds.

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The Issuer shall, at all times maintain sufficient funds on deposit in the Unfunded Exposure Account such that the sum of the amount of funds on deposit in the Unfunded Exposure Account shall be equal to or greater than the sum of the unfunded funding obligations under all such Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations then included in the Assets. Funds shall be deposited in the Unfunded Exposure Account upon the purchase of any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Unfunded Exposure Account, the Collateral Manager (on behalf of the Issuer) may direct the Trustee to, and the Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Account to the Unfunded Exposure Account.

Any funds in the Unfunded Exposure Account (other than earnings from Eligible Investments therein) will be available at the direction of the Collateral Manager solely to cover any drawdowns on the Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations; provided that any excess of (A) the amounts on deposit in the Unfunded Exposure Account over (B) the sum of the unfunded funding obligations under all Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations that are included in the Assets (which excess may occur for any reason, including upon (i) the sale or maturity of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, (ii) the occurrence of an event of default with respect to any such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation or (iii) any other event or circumstance which results in the irrevocable reduction of the undrawn commitments under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Account.

(g)	Hedge Counterparty Collateral Account. If and to the extent that any Hedge Agreement requires the Hedge Counterparty to post collateral with respect to such Hedge Agreement, the Issuer shall (at the direction of the Collateral Manager), on or prior to the date such Hedge Agreement is entered into, direct the Trustee to establish in the name of “GCRED BSL CLO 1 subject to the lien of Computershare Trust Company, N.A., as Trustee for the benefit of the Secured Parties” a segregated trust account which shall be designated as a Hedge Counterparty Collateral Account (each such account, a “Hedge Counterparty Collateral Account”). The Trustee (as directed in writing by the Collateral Manager on behalf of the Issuer) shall deposit into each Hedge Counterparty Collateral Account all collateral received by it which is posted by a Hedge Counterparty and all other funds and property received by it and required by the terms of any Hedge Agreement to be deposited into the Hedge Counterparty Collateral Account, in accordance with the terms of the related Hedge Agreement. The only permitted withdrawals from or application of funds or property on deposit in the Hedge Counterparty Collateral Account shall be in accordance with the written instructions of the Collateral Manager. Amounts in the Hedge Counterparty Collateral Account shall remain uninvested.

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10.4	Ownership of the Accounts

For the avoidance of doubt, the Accounts (including income, if any, earned on the investments of funds in such account) will be owned by the Issuer (or its tax owner), for federal income tax purposes. The Issuer is required to provide to the Trustee (i) an IRS Form W-9 no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation upon the reasonable request of the Trustee as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit the Trustee to fulfill its tax reporting obligations under applicable law with respect to the Accounts or any amounts paid to the Issuer. If any IRS form or other documentation previously delivered becomes inaccurate in any respect, the Issuer shall timely provide to the Trustee accurately updated and complete versions of such IRS forms or other documentation. The Bank, both in its individual capacity and in its capacity as Trustee, shall have no liability to the Issuer or any other person in connection with any tax withholding amounts paid or withheld from the Accounts pursuant to applicable law arising from the Issuer’s failure to timely provide an accurate, correct and complete IRS Form W-9 or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Accounts absent the Trustee having first received (i) the requisite written investment direction with respect to the investment of such funds, and (ii) the IRS forms and other documentation required by this paragraph.

10.5	Reinvestment of Funds in Accounts; Reports by Trustee

(a)	By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Supplemental Reserve Account, the Expense Reserve Account, the Interest Reserve Account and the Unfunded Exposure Account as so directed in Eligible Investments having Stated Maturities no later than the Business Day preceding the next Payment Date (or such other maturities expressly provided herein). Notwithstanding the foregoing, any Eligible Investment issued by the Trustee in its capacity as a banking institution may mature on any such Payment Date. If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Trustee shall invest and reinvest the funds held in such accounts, as fully as practicable, in the “Standby Directed Investment” until investment instruction as provided in the second preceding sentence is received by the Trustee and the Collateral Administrator; or, if the Trustee and the Collateral Administrator from time to time receive a standing written instruction from the Collateral Manager expressly stating that it is changing the “Standby Directed Investment”, the Standby Directed Investment may thereby be changed to an Eligible Investment maturing no later than the Business Day immediately preceding the next Payment Date (or such other maturities expressly provided herein) as designated in such instruction. If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Trustee for three consecutive days, the Trustee shall invest and reinvest such Monies as fully as practicable in the Standby Directed Investment. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Account, any gain realized from such investments shall be credited to the Principal Collection Account upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Account. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment; provided that the foregoing shall not relieve the Bank of its obligations under any security or obligation issued by the Bank or any Affiliate thereof.

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(b)	The Trustee agrees to give the Issuer immediate notice if the Trustee becomes aware that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Accounts shall be established at the Custodian and maintained by the Custodian pursuant to the Securities Account Control Agreement and all assets credited thereto shall be deposited and held with (a) a federal or state-chartered depository institution that, to the extent that Fitch is rating any Notes then Outstanding, has a short-term credit rating of at least “F1” or a long-term credit rating of at least “A” by Fitch or (b) with respect to securities held in segregated trust accounts with the corporate trust department of a federal or state chartered deposit institution that is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) and that, to the extent that Fitch is rating any Notes then Outstanding, has a short-term issuer credit rating of at least “F3” or a long-term issuer credit rating of at least “BBB-” by Fitch; provided that, for the avoidance of doubt, Computershare Trust Company, N.A. in its capacity as Custodian need not satisfy the preceding rating requirements so long as all funds and assets credited to the Accounts are deposited with and held by an institution that satisfies such requirements. Such institution shall have a combined capital and surplus of at least U.S.$200,000,000. Each of the Accounts shall be a “securities account” under Section 8-501(a) of the UCC and all Cash deposited in the Accounts (other than the Custodial Account, the Hedge Counterparty Collateral Account and the Payment Account) shall be capable of being invested at the direction of the Issuer, or the Collateral Manager on its behalf in accordance with this Indenture. All cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations or other permitted investments in accordance with the terms of this Indenture. If any institution described above falls below the requirements specified above, the assets held in such Account shall be moved by the Trustee within 30 calendar days to another institution that has the ratings that satisfy such requirements.

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(c)	The Trustee shall supply, in a timely fashion, to the Issuer, the Collateral Manager, and each Rating Agency any information regularly maintained by the Trustee that the Issuer, the Rating Agency or the Collateral Manager may from time to time request in writing with respect to the Pledged Obligations, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.6 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement. The Trustee shall promptly forward to the Collateral Manager copies of notices and other communications received by it from the Obligor or issuer of or any agent with respect to any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation including, without limitation, notices or communications which advise the holders of such security of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports.

10.6	Accountings

(a)	Monthly. With respect to any calendar month, not later than the 20th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month, commencing in February 2026, the Issuer shall compile and make available (or cause to be compiled and made available) (including, at the election of the Issuer, via appropriate electronic means acceptable to each recipient) to each Rating Agency, the Trustee, the Collateral Manager, the Initial Purchaser and, upon written request therefor, to any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit C, any beneficial owner of a Note, a monthly report (each a “Monthly Report”) determined as of the related Monthly Report Determination Date. As used herein, the “Monthly Report Determination Date” (i) with respect to any calendar month other than for a month in which a Distribution Report is rendered, will be the close of business on the 10th Business Day prior to the 20th day of such calendar month (or if such day is not a Business Day, the next succeeding Business Day) and (ii) with respect to any calendar month in which a Distribution Report is rendered, shall be the Determination Date with respect to such Distribution Report pursuant to Section 10.6(b). The Monthly Report shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets (based, in part, on information provided by the Collateral Manager):

(i)	Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii)	Adjusted Collateral Principal Amount of Collateral Obligations.

(iii)	Collateral Principal Amount of Collateral Obligations.

(iv)	A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A)	The Obligor thereon (including the issuer ticker, if any);

(B)	The CUSIP or security identifier thereof;

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(C)	The facility size of such Collateral Obligation and the total committed indebtedness of its Obligor under all Underlying Instruments governing all of such Obligor’s indebtedness;

(D)	An indication whether the Obligor thereon is a loan-only issuer;

(E)	The Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest));

(F)	The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(G)	The related interest rate or spread and, if the index for the interest rate spread is not Term SOFR, the identity of such index;

(H)	The stated maturity thereof;

(I)	The related Fitch Industry Classification;

(J)	The S&P Rating unless such rating is based on a credit estimate or is a private or confidential rating from S&P;

(K)	The Moody’s Rating, unless such rating is based on a credit estimate unpublished by Moody’s; (and, in the event of a downgrade or withdrawal of the applicable Moody’s Rating, the prior rating and the date such Moody’s Rating was changed);

(L)	The Moody’s Default Probability Rating;

(M)	The Fitch Rating and the following details related to such Fitch Rating:

(1)	The Fitch public long-term issuer default rating or long-term issuer default credit opinion;

(2)	The Fitch recovery rating or credit opinion recovery rating;

(3)	The watch or outlook status;

(4)	The Fitch Rating effective date; and

(5)	The Fitch Industry Classification;

(N)	The country of Domicile;

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(O)	An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan, (3) a Senior Unsecured Loan, (4) a Participation Interest (indicating the related Selling Institution and its rating by Fitch), (5) a Delayed Drawdown Collateral Obligation, (6) a Revolving Collateral Obligation, (7) a Fixed Rate Obligation, (8) a Floating Rate Obligation, (9) a DIP Collateral Obligation, (10) a Bridge Loan, (11) a Deferrable Obligation, (12) a Cov-Lite Loan, (13) subject to a Maturity Amendment, (14) a Current Pay Obligation, (15) a Long-Dated Obligation, (16) a Deferring Obligation, (17) a Permitted Deferrable Obligation, (18) a Permitted Collateral Obligation or (19) a Permitted Non-Loan Asset.

(P)	Either (x) the market value of such Collateral Obligation calculated on a monthly basis either (A) pursuant to clause (i) of the definition of Market Value or (B) as a “mark-to-market” value for such Collateral Obligation calculated by the Collateral Manager, in its sole discretion, including in each case the date on which such Market Value or “mark-to-market” value was calculated and, if applicable, the pricing service or other source from which such Market Value or “mark-to-market” value was obtained or (y) if the Market Value of such Collateral Obligation is required to be calculated under the terms of this Indenture, such Market Value;

(Q)	Whether such Collateral Obligation was acquired from or sold to, as applicable, an Affiliate of the Collateral Manager;

(R)	The Fitch Recovery Rate;

(S)	The date of the credit estimate of such Collateral Obligation;

(T)	The purchase price (as a percentage of par) of such Collateral Obligation; and

(U)	The Moody’s corporate family rating for the Obligor of such Collateral Obligation and the Moody’s facility rating for the Obligor of such Collateral Obligation, in each case if publicly available.

(v)	The Aggregate Principal Balance of all Cov-Lite Loans.

(vi)	The Aggregate Principal Balance of all Fixed Rate Obligations.

(vii)	The Aggregate Principal Balance of all Deferrable Obligations.

(viii)	Confirmation that none of such Eligible Investments are Structured Finance Obligations, as notified by the Collateral Manager.

(ix)	The Weighted Average Life of all Collateral Obligations.

(x)	[Reserved].

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(xi)	The calculation of each of the following:

(A)	From and after the Determination Date with respect to the second Payment Date, each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test); and

(B)	From and after the Determination Date immediately preceding the first Payment Date after the Closing Date, each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test).

(xii)	The calculation specified in Section 5.1(f).

(xiii)	For each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance.

(xiv)	For the Collection Account, a schedule showing the amount of Contributions since the previous Monthly Report.

(xv)	A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the date of determination of the immediately preceding Monthly Report, and the ending balance for the current Measurement Date:

(A)	Interest Proceeds from Collateral Obligations;

(B)	Interest Proceeds from Eligible Investments; and

(C)	Interest Proceeds from Hedge Agreements.

(xvi)	A list of all Eligible Investments held during such calendar month.

(xvii)	Purchases, prepayments and sales:

(A)	The (1) identity, (2) Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), (3) Principal Proceeds and Interest Proceeds received, and (4) date for (X) each Collateral Obligation that was released for sale or other disposition pursuant to Section 12.1 since the date of determination of the immediately preceding Monthly Report and (Y) each prepayment or redemption of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, whether such sale of a Collateral Obligation was to an Affiliate of the Collateral Manager; and

(B)	The identity and stated maturity of each Collateral Obligation that has been sold or prepaid since the last Monthly Report Determination Date.

(xviii)	The identity of each Defaulted Obligation, the Fitch Collateral Value and the Market Value of each such Defaulted Obligation and date of default thereof.

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(xix)	The identity of each Collateral Obligation with an S&P Rating of “CCC+” or below and/or a Moody’s Rating of “Caa1” or below and the Market Value of each such Collateral Obligation and the amount of the CCC/Caa Excess.

(xx)	The identity of each Deferring Obligation, the Fitch Collateral Value and the Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.

(xxi)	The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.

(xxii)	With respect to each purchase of Notes by the Issuer pursuant to Section 2.14 since the date of determination of the immediately preceding Monthly Report, the Class and Aggregate Outstanding Amount of Notes purchased and the price (expressed as a percentage of par) at which such purchase was effected.

(xxiii)	With respect to any Hedge Agreement:

(A)	The notional balance thereof; and

(B)	The aggregate amount of any Hedge Counterparty Credit Support deposited to a sub-account of the Hedge Counterparty Collateral Account in respect thereof since the date of determination of the immediately preceding Monthly Report.

(xxiv)	A list of all Eligible Investments held during such calendar month, including, with respect to each such Eligible Investment, the following information:

(A)	the Fitch rating thereof; and

(B)	the stated maturity thereof.

(xxv)	The amount of Designated Principal Proceeds.

(xxvi)	For each Account, (i) the name of the financial institution that holds such Account; and (ii) the ratings by Fitch required under Section 10.5(b) for such institution.

(xxvii)	A statement as to whether the extended maturity date of any Collateral Obligation is later than the Stated Maturity of the Secured Notes.

(xxviii)	The LoanX ID, Bloomberg Loan ID, FIGI, CUSIP and ISIN, if available, for each Collateral Obligation.

(xxix)	Calculations sufficient to show whether or not the percentage limitations set forth in Section 12.3(b) are exceeded.

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(xxx)	The identity, Principal Balance and stated maturity of each Equity Security held by the Issuer.

(xxxi)	The highest percentage obtained by dividing (x) the aggregate principal balance of Floating Rate Obligations included in the Assets that are utilizing the same benchmark rate that is not the current Benchmark divided by (y) the aggregate principal balance of all Floating Rate Obligations included in the Assets.

(xxxii)	The benchmark rate that is not the then-current Benchmark with respect to the Floating Rate Notes being used by the highest percentage of aggregate principal balance of Floating Rate Obligations included in the Assets.

(xxxiii)	The Specified Reporting Items.

(xxxiv)	Such other information as the Rating Agency or the Collateral Manager may reasonably request.

Upon receipt of each Monthly Report, the Trustee shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer, the Collateral Administrator, the Collateral Manager, and the Rating Agency if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets. In the event that any discrepancy exists, the Collateral Administrator and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days notify the Collateral Manager, which shall request on behalf of the Issuer that the Independent accountants appointed by the Issuer pursuant to Section 10.8 perform agreed-upon procedures on such Monthly Report and the Trustee’s records to determine the cause of such discrepancy. If such procedures reveal an error in the Monthly Report or the Trustee’s records, the Monthly Report or the Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report (which may be accomplished by making a notation of such error in the subsequent Monthly Report).

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(b)	Payment Date Accounting. The Issuer shall render (or cause to be rendered) a report (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date (or a Redemption Date that is not a Payment Date), and shall make available such Distribution Report (including, at the election of the Issuer, via appropriate electronic means acceptable to each recipient) to the Trustee, the Collateral Manager, the Initial Purchaser, the Rating Agency, and, upon written request therefor, any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit C, any beneficial owner of a Note not later than the Business Day preceding the related Payment Date or Redemption Date. The Distribution Report shall contain the following information (based, in part, on information provided by the Collateral Manager):

(i)	(a) the Aggregate Outstanding Amount of the Secured Notes of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class, the amount of principal payments to be made on the Secured Notes of each Class on the next Payment Date or the Redemption Date, the amount of any Deferred Interest on each Class of Deferred Interest Notes, and the Aggregate Outstanding Amount of the Secured Notes of each Class after giving effect to the principal payments, if any, on the next Payment Date or the Redemption Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class and (b) the Aggregate Outstanding Amount of the Subordinated Notes at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes, the amount of payments to be made on the Subordinated Notes in respect of Subordinated Note Redemption Price on the next Payment Date or the Redemption Date, and the Aggregate Outstanding Amount of the Subordinated Notes after giving effect to such payments, if any, on the next Payment Date or the Redemption Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes;

(ii)	the Note Interest Rate and accrued interest for each applicable Class of Secured Notes for such Payment Date;

(iii)	the amounts payable pursuant to each clause of Section 11.1(a)(i) and each clause of Section 11.1(a)(ii) and each clause of Section 11.1(a)(iii) on the related Payment Date or Redemption Date;

(iv)	the amount, if any, of the Senior Management Fee to be deferred by the Collateral Manager pursuant to Section 11.1(f) on the related Payment Date or Redemption Date and the aggregate Deferred Senior Management Fee after giving effect to any deferrals and any payments of the Deferred Senior Management Fee on the related Payment Date or Redemption Date;

(v)	for the Collection Account:

(A)	the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Account, the next Business Day);

(B)	the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) and Section 11.1(a)(iii) on the next Payment Date or Redemption Date; and

(C)	the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date or Redemption Date;

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(vi)	the aggregate amount of Contributions, if any, made to the Issuer for such Payment Date or Redemption Date; and

(vii)	such other information as the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article 13.

(c)	Interest Rate Notice. The Issuer (or the Collateral Administrator on behalf of the Issuer) shall include in the Monthly Report, a notice setting forth the Note Interest Rate for such Notes for the Interest Accrual Period preceding the next Payment Date.

(d)	Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.6 on the first Business Day after the date on which such accounting is due to the Trustee, the Issuer shall use all reasonable efforts to cause such accounting to be made by the applicable Payment Date. To the extent the Issuer is required to provide any information or reports pursuant to this Section 10.6 as a result of the failure to provide such information or reports, the Issuer (with the assistance of the Collateral Manager) shall be entitled to retain an Independent certified public accountant in connection therewith.

(e)	Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

“The Notes may be beneficially owned only by Persons that (a) (i) in the case of Secured Notes only, are qualified purchasers (as defined in Section 2(a)(51) of the Investment Company Act) (“Qualified Purchasers”) that are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) are either (A)(1) qualified institutional buyers (“Qualified Institutional Buyers”) within the meaning of Rule 144A and (2) Qualified Purchasers, (B) in the case of Certificated Secured Notes and Certificated Subordinated Notes only, (1) institutional accredited investors meeting the requirements of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“IAIs”) and (2) Qualified Purchasers and (C) in the case of Certificated Subordinated Notes only, accredited investors meeting the requirements of Rule 501(a) under the Securities Act that are also knowledgeable employees within the meaning set forth in Rule 3c-5 promulgated under the Investment Company Act with respect to the Issuer (or entities owned exclusively by Knowledgeable Employees with respect to the Issuer) and (b) can make the representations set forth in Section 2.6 or the appropriate Exhibit to the Indenture. Beneficial ownership interests in the Rule 144A Global Secured Notes may be transferred only to a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser and that can make the representations referred to in clause (b) of the preceding sentence. The Issuer has the right to compel any beneficial owner of an interest in Rule 144A Global Secured Notes that does not meet the qualifications set forth in such clauses to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.12 of the Indenture.

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Each Holder or beneficial owner of a Note receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Note; provided, that any such Holder or beneficial owner may provide such information on a confidential basis to any prospective purchaser of such Holder’s or beneficial owner’s Notes that is permitted by the terms of the Indenture to acquire such Holder’s or beneficial owner’s Notes and that agrees to keep such information confidential in accordance with the terms of the Indenture.”

(f)	Initial Purchaser Information. The Issuer and the Initial Purchaser, or any successor to the Initial Purchaser, may post the information contained in a Monthly Report or Distribution Report to a password protected internet site accessible only to the Holders of the Notes, the Trustee and the Collateral Manager.

(g)	Availability of Reports. The Trustee will make the Monthly Report, the Distribution Report, the Schedule of Initial Collateral Obligations, any Redemption Distribution Direction and the Transaction Documents (other than the Purchase Agreement), including any amendments thereto, and any notices or communications required to be delivered to the Holders in accordance with this Indenture available via its internet website. The Trustee’s internet website shall initially be located at www.ctslink.com. Parties that are unable to use the above distribution option are entitled to have a paper copy provided to them by request to the Trustee. The Trustee shall have the right to change the way such statements and the Transaction Documents (other than the Purchase Agreement) are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(h)	Delivery to Intex, Moody’s and Bloomberg. The Collateral Manager or the Trustee (on behalf of the Issuer) shall cause a copy of this Indenture, each Transaction Document related hereto (other than the Purchase Agreement) and each Monthly Report and Distribution Report to be delivered to Intex Solutions, Inc., Moody’s Analytics, Inc. and Bloomberg Finance L.P. (which delivery may be effected by granting access to the Trustee’s internet website described in Section 10.6(g) hereto it being understood that the Trustee shall have no liability for having provided such reports or information in accordance with the terms of this Indenture, including for the use of such information by Intex Solutions, Inc., Moody’s Analytics, Inc. and Bloomberg Finance L.P. or their subscribers). On the Closing Date (or as soon as reasonably practicable thereafter), the Issuer shall cause a schedule of the Assets owned by the Issuer (on a trade date basis) as of the Closing Date to be supplied to Intex Solutions, Inc. and Bloomberg Finance L.P.

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(i)	Redemption Distribution Direction. The Issuer shall render an accounting (each a “Redemption Distribution Direction”), determined as of the close of business on each Determination Date preceding a Redemption Distribution Date, and shall make such Redemption Distribution Direction available to the Collateral Manager, the Collateral Administrator, the Trustee and the Rating Agency setting forth the amounts payable pursuant to each applicable clause of Section 11.1(a)(i) and Section 11.1(a)(ii), as applicable, on the related Redemption Distribution Date. Each Redemption Distribution Direction shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Redemption Distribution Direction in the manner specified and in accordance with the priorities established in Section 11.1 and Article 13. No Redemption Distribution Direction will be required to be reviewed by the Independent accountants appointed pursuant to this Indenture.

(j)	Securities Transactions. In the event that the Trustee receives instructions to effect a securities transaction as contemplated in 12 C.F.R. 12.1, the Issuer acknowledges that, upon its written request and at no additional cost, it has the right to receive notification from the Trustee. After the completion of such transaction as contemplated in 12 C.F.R. 12.4(a) or (b), the Issuer agrees that, absent a specific request, such notification shall not be provided by the Trustee hereof and, in lieu of such notifications, the Trustee shall make available each Monthly Report and Distribution Report in the manner required herein.

10.7	Release of Collateral Obligations

(a)	The Issuer may, by Issuer Order (which may be executed by an Authorized Officer of the Collateral Manager), delivered to the Trustee no later than the Business Day prior to the settlement date for any sale of a security certifying that the sale of such security is being made in accordance with Section 12.1 and such sale complies with all applicable requirements of Section 12.1, direct the Trustee to release or cause to be released such security from the lien of this Indenture and, upon receipt of such Issuer Order, the Trustee shall deliver any such security, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in the trading and/or funding documents attached to such Issuer Order; provided, however, that the Trustee may deliver any such security in physical form for examination in accordance with street delivery custom; provided, further that, notwithstanding the foregoing, the Issuer shall not direct the Trustee to release any security pursuant to this Section 10.7(a) following the occurrence and during the continuance of an Event of Default unless (x) such release is in connection with a sale in accordance with Sections 12.1(a), (c), (d), (g) or (h) or (y) the liquidation of the Assets has begun or the Trustee has exercised any remedies of a Secured Party pursuant to Section 5.4(a)(iv) at the direction of a Supermajority of the Controlling Class.

(b)	If no Event of Default has occurred and is continuing and subject to Article 12 hereof, the Trustee shall upon an Issuer Order (i) deliver any Pledged Obligation, and release or cause to be released such security from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate Paying Agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

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(c)	Upon receiving actual notice of any Offer, the Trustee on behalf of the Issuer shall promptly notify the Collateral Manager of any Collateral Obligation that is subject to such Offer. Unless the Secured Notes have been accelerated following an Event of Default and subject to Section 12.4, the Collateral Manager shall have the exclusive right to direct in writing (upon which the Trustee may conclusively rely) (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such Offer. If the Secured Notes have been accelerated following an Event of Default, the Supermajority of the Controlling Class shall have the exclusive right to direct in writing (upon which the Trustee may conclusively rely) (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such Offer.

(d)	As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition of a Pledged Obligation in the applicable account under the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article 10 and Article 12.

(e)	The Trustee shall, upon receipt of an Issuer Order at such time as there are no Secured Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f)	If no Event of Default has occurred and is continuing, the Issuer may, by Issuer Order executed by an Authorized Officer of the Collateral Manager, delivered to the Trustee no later than the Business Day prior to the settlement date for any loan of a security certifying that the loan of such security is being made in accordance with Section 12.4 hereof and such loan complies with all applicable requirements of Section 12.4, direct the Trustee to release or cause to be released such security from the lien of this Indenture and, upon receipt of such Issuer Order, the Trustee shall deliver any such security, if in physical form, duly endorsed to the broker, borrower or Securities Intermediary designated in such Issuer Order; provided, however, that the Trustee may deliver any such security in physical form for examination in accordance with street delivery custom.

(g)	[Reserved].

(h)	Any security, Collateral Obligation or amounts that are released pursuant to Section 10.7(a), (b), (c), (e), (f) or (g) shall be released from the lien of this Indenture.

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10.8	Reports by Independent Accountants

(a)	Prior to the delivery of any reports or certificates of accountants required to be prepared pursuant to the terms hereof, the Issuer (or the Collateral Manager on behalf of the Issuer) shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Notes. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer as an Administrative Expense.

(b)	Neither the Trustee nor the Collateral Administrator shall have any responsibility to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer) or the terms of any agreed upon procedures in respect of such engagement; provided, however, that the Trustee and the Collateral Administrator, as applicable, shall be authorized, and are hereby directed by the Issuer, to execute any acknowledgement or other agreement with the Independent accountants required for the Trustee to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Issuer has agreed that the procedures to be performed by the Independent accountants are sufficient for the Issuer’s purposes and (ii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). Notwithstanding the foregoing, in no event shall the Trustee or the Collateral Administrator be required to execute any agreement in respect of the Independent accountants that it reasonably determines adversely affects it.

10.9	Reports to Rating Agency

In addition to the information and reports specifically required to be provided to the Rating Agency pursuant to the terms of this Indenture, the Issuer shall provide to the Rating Agency all information or reports delivered to the Trustee hereunder (with the exception of any accountants’ reports or any Accountants’ Report), and such additional information as the Rating Agency may from time to time reasonably request (including, with respect to credit estimates, notification to Fitch of any material modification that would result in substantial changes to the terms of any loan document relating to a Collateral Obligation or any release of collateral thereunder not permitted by such loan documentation but excluding any accountants’ reports or any Accountants’ Report) in accordance with Section 14.3(b) hereof. The Issuer shall notify Fitch of any termination, modification or amendment to the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement or any other agreement to which it is party in connection with any such agreement or this Indenture and shall notify Fitch of any material breach by any party to any such agreement of which it has actual knowledge.

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10.10	Procedures Relating to the Establishment of Accounts Controlled by the Trustee

Notwithstanding anything else contained herein, the Trustee is hereby directed, with respect to each of the Accounts, to enter into the Securities Account Control Agreement with the Securities Intermediary. The Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

10.11	No Further Reporting Following the Redemption of the Secured Notes

Notwithstanding any other provision of this Indenture to the contrary, except (i) with respect to Section 4.1 or the satisfaction and discharge of this Indenture and (ii) if at such time 100% of the Aggregate Outstanding Amount of the Subordinated Notes are not owned by the Collateral Manager or any Affiliate thereof, from and after the date on which no Secured Notes are deemed or considered Outstanding, all requirements herein that the Issuer, Collateral Manager, Collateral Administrator or Trustee deliver or cause to be delivered any reports, compliance certificates or opinions to any party shall be deemed deleted and have no further force or effect.

11.	Application of Monies

11.1	Disbursements of Monies from Payment Account

(a)	Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1, on each Payment Date the Trustee shall disburse amounts transferred, if any, from the Collection Account to the Payment Account pursuant to Section 10.2 in accordance with the following priorities (the “Priority of Payments”); provided that, except with respect to a Post-Acceleration Payment Date and any Stated Maturity (x) amounts transferred, if any, from the Interest Collection Account shall be applied solely in accordance with Section 11.1(a)(i); and (y) amounts transferred, if any, from the Principal Collection Account shall be applied solely in accordance with Section 11.1(a)(ii).

(i)	On each Payment Date (other than a Post-Acceleration Payment Date and any Stated Maturity) and, if elected by the Collateral Manager for such Redemption Distribution Date, on each Redemption Distribution Date, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A)	(1) first, to the payment of taxes, governmental fees and registered office fees owing by the Issuer, and (2) second, to the payment of the accrued and unpaid Administrative Expenses (in the order set forth in the definition of such term); provided, that amounts paid or deposited pursuant to clause (2) and any Administrative Expenses paid from the Expense Reserve Account or from the Collection Account pursuant to Section 10.2(d) after the Determination Date related to the immediately preceding Payment Date, collectively, may not exceed, in the aggregate, the Administrative Expense Cap;

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(B)	to the payment of the accrued and unpaid Senior Management Fee and any accrued and unpaid Senior Management Fee Interest thereon to the Collateral Manager, except to the extent that the Collateral Manager elects to treat such current Senior Management Fee as Deferred Senior Management Fees, plus any accrued and unpaid Deferred Senior Management Fee together with all accrued and unpaid Senior Management Fee Interest thereon which the Collateral Manager elects to have paid on such Payment Date; provided that the amount of Senior Management Fee Interest and Deferred Senior Management Fees paid pursuant to this clause (B) on any Payment Date may not exceed the Deferred Senior Management Fee Cap;

(C)	to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (1) any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the early termination (or partial termination) of such Hedge Agreement; and (2) any amounts due to a Hedge Counterparty under a Hedge Agreement pursuant to an early termination (or partial termination) of such Hedge Agreement as a result of a Priority Hedge Termination Event;

(D)	to the payment of (1) first, accrued and unpaid interest on the Class A-1 Notes and (2) second, accrued and unpaid interest on the Class A-2 Notes;

(E)	to the payment of accrued and unpaid interest on the Class B Notes;

(F)	if either of the Class A/B Coverage Tests is not satisfied on the related Determination Date (except in the case of the Interest Coverage Test, if such Payment Date is before the second Payment Date after the Closing Date), to make payments in accordance with the Note Payment Sequence to the extent necessary to cause each Class A/B Coverage Test (to the extent required to be satisfied on such Payment Date) to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (F);

(G)	to the payment of accrued and unpaid interest (excluding any Deferred Interest but including any interest on Deferred Interest) on the Class C Notes;

(H)	to the payment of any Deferred Interest on the Class C Notes;

(I)	if either of the Class C Coverage Tests is not satisfied on the related Determination Date (except in the case of the Interest Coverage Test, if such Payment Date is before the second Payment Date after the Closing Date), to make payments in accordance with the Note Payment Sequence to the extent necessary to cause each Class C Coverage Test (to the extent required to be satisfied on such Payment Date) to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (I);

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(J)	to the payment of (1) the accrued and unpaid Subordinated Management Fee and any accrued and unpaid Subordinated Management Fee Interest thereon to the Collateral Manager, except to the extent that the Collateral Manager elects to treat such current Subordinated Management Fee as Deferred Subordinated Management Fees, (2) any accrued and unpaid Deferred Subordinated Management Fee together with all accrued and unpaid Subordinated Management Fee Interest thereon which the Collateral Manager elects to have paid on such Payment Date and (3) any accrued and unpaid Deferred Senior Management Fee together with all accrued and unpaid Senior Management Fee Interest thereon which the Collateral Manager elects to have paid on such Payment Date and that was not paid pursuant to clause (B) above;

(K)	to the payment of (1) first, any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitations contained therein (in the priority stated in clause (A)(2) above), and (2) second, pro rata based on amounts due, any amounts due to any Hedge Counterparty under any Hedge Agreement and that was not paid pursuant to clause (C) above;

(L)	at the direction of the Collateral Manager, to the Supplemental Reserve Account;

(M)	to pay to each Contributing Holder, pro rata, based on the aggregate amount of unpaid Contribution Repayment Interest Amounts owing on such Payment Date, the aggregate amount of such Contribution Repayment Interest Amounts owing to each such Contributing Holder until all such amounts have been repaid in full;

(N)	to the holders of the Subordinated Notes until the Subordinated Notes have realized a Subordinated Notes Internal Rate of Return of 12%; provided if such Payment Date is a Redemption Date on which the Subordinated Notes are being redeemed (other than in connection with a Partial Refinancing), any amounts payable under this clause (N) shall be applied towards payment of the Subordinated Note Redemption Price;

(O)	to the Collateral Manager in payment of the Collateral Manager Incentive Fee Amount in an amount equal to 20% of all Interest Proceeds remaining after application pursuant to clauses (A) through (N) above on such Payment Date; and

(P)	(1) if such Payment Date is a Redemption Date on which the Subordinated Notes are being redeemed (other than in connection with a Partial Refinancing), to pay the Subordinated Note Redemption Price or (2) if such Payment Date is not a Redemption Date on which the Subordinated Notes are being redeemed, any remaining Interest Proceeds will be paid to the holders of the Subordinated Notes,

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(ii)	On each Payment Date (other than a Post-Acceleration Payment Date and any Stated Maturity), and, if elected by the Collateral Manager for such Redemption Distribution Date, on each Redemption Distribution Date, Principal Proceeds (other than Principal Proceeds which have previously been reinvested in Collateral Obligations or which the Collateral Manager will use to settle binding commitments entered into prior to the related Determination Date to invest in Collateral Obligations during the next Collection Period) on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account shall be applied in the following order of priority:

(A)	to pay, in accordance with Section 11.1(a)(i) above (1) first, the amounts referred to in clauses (A) through (F), (2) then, to the extent the Class C Notes are the Controlling Class, the amounts referred to in clause (G), (3) then, to the extent the Class C Notes are the Controlling Class, the amounts referred to in clause (H), and (4) then, the amounts referred to in clause (I) but, in each case, (a) only to the extent not paid in full thereunder, and (b) subject to any applicable cap set forth therein;

(B)	[reserved];

(C)	to make payments in accordance with the Note Payment Sequence;

(D)	to the payment to the Collateral Manager of the amounts referred to in clause (J) of Section 11.1(a)(i) above, to the extent not paid in full thereunder and under clause (A) of this Section 11.1(a)(ii);

(E)	to the payment of the Administrative Expenses of the Issuer, in the order of priority set forth in clause (A) of Section 11.1(a)(i) above (without regard to the Administrative Expense Cap), but only to the extent not previously paid in full under clauses (A) and (K) of Section 11.1(a)(i) above and under clause (A) of this Section 11.1(a)(ii);

(F)	to the payment on a pro rata basis based on amounts due, of any amounts due to any Hedge Counterparty under any Hedge Agreement not previously paid in full under clauses (C) and (K) of Section 11.1(a)(i) above and under clause (A) of this Section 11.1(a)(ii);

(G)	to pay to each Contributing Holder, pro rata, based on the aggregate amount of unpaid Contribution Repayment Amounts owing on such Payment Date, the aggregate amount of such Contribution Repayment Amounts owing to each such Contributing Holder (applying such amounts first to Contribution Repayment Interest Amounts and second to Contribution Repayment Principal Amounts) until all such amounts have been repaid in full;

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(H)	to the holders of the Subordinated Notes until the Subordinated Notes have realized a Subordinated Notes Internal Rate of Return of 12%; provided if such Payment Date is a Redemption Date on which the Subordinated Notes are being redeemed (other than in connection with a Partial Refinancing), any amounts payable under this clause (H) shall be applied towards payment of the Subordinated Note Redemption Price;

(I)	to the Collateral Manager in payment of the Collateral Manager Incentive Fee Amount in an amount equal to 20% of all Principal Proceeds remaining after application pursuant to clauses (A) through (H) above on such Payment Date; and

(J)	(1) if such Payment Date is a Redemption Date on which the Subordinated Notes are being redeemed (other than in connection with a Partial Refinancing), to pay the Subordinated Note Redemption Price to the extent not paid under clause (P) of Section 11.1(a)(i) above or (2) if such Payment Date is not a Redemption Date on which the Subordinated Notes are being redeemed, any remaining Principal Proceeds will be paid to the holders of the Subordinated Notes.

(iii)	On each Post-Acceleration Payment Date and on any Stated Maturity, all Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, and, in the case of any Hedge Agreements, payments received on or before such Payment Date or Redemption Date, and all Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account shall be applied, except for any Principal Proceeds that will be used to settle binding commitments (entered into prior the Determination Date) for the purchase of Collateral Obligations, in the following order of priority:

(A)	to pay all amounts under clauses (A) through (C)(1) of Section 11.1(a)(i) in the priority stated therein; provided, however, following the commencement of any sales of Assets following the acceleration of the maturity of the Notes in accordance with this Indenture, the Administrative Expense Cap shall be disregarded;

(B)	to the payment of any amounts due to a Hedge Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) of such Hedge Agreement as a result of a Priority Hedge Termination Event;

(C)	to the payment of accrued and unpaid interest on the Class A-1 Notes (including any defaulted interest) until such amounts have been paid in full;

(D)	to the payment of principal of the Class A-1 Notes until such amount has been paid in full;

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(E)	to the payment of accrued and unpaid interest on the Class A-2 Notes (including any defaulted interest), until such amounts have been paid in full;

(F)	to the payment of principal of the Class A-2 Notes until such amount has been paid in full;

(G)	to the payment of accrued and unpaid interest on the Class B Notes (including any defaulted interest), until such amounts have been paid in full;

(H)	to the payment of principal of the Class B Notes until such amount has been paid in full;

(I)	to the payment of, first, accrued and unpaid interest (excluding Deferred Interest but including any interest on Deferred Interest) and then any Deferred Interest on the Class C Notes until such amounts have been paid in full;

(J)	to the payment of principal of the Class C Notes until such amount has been paid in full;

(K)	to the payment of (1) the accrued and unpaid Subordinated Management Fee and any accrued and unpaid Subordinated Management Fee Interest thereon to the Collateral Manager, except to the extent that the Collateral Manager elects to treat such current Subordinated Management Fee as Deferred Subordinated Management Fees, (2) any accrued and unpaid Deferred Subordinated Management Fee together with all accrued and unpaid Subordinated Management Fee Interest thereon and (3) any accrued and unpaid Deferred Senior Management Fee together with all accrued and unpaid Senior Management Fee Interest thereon that was not paid pursuant to clause (A) above;

(L)	to the payment of (1) first, any Administrative Expenses not paid pursuant to clause (A) above due to the Administrative Expense Cap (in the priority stated therein), and (2) second, pro rata based on amounts due, any amounts due to any Hedge Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) of such Hedge Agreement that was not paid pursuant to clause (B) above;

(M)	to pay to each Contributing Holder, pro rata, based on the aggregate amount of unpaid Contribution Repayment Amounts owing on such Payment Date, the aggregate amount of such Contribution Repayment Amounts owing to each such Contributing Holder (applying such amounts first to Contribution Repayment Interest Amounts and second to Contribution Repayment Principal Amounts) until all such amounts have been repaid in full;

(N)	to the holders of the Subordinated Notes until the Subordinated Notes have realized a Subordinated Notes Internal Rate of Return of 12%;

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(O)	to the Collateral Manager in payment of the Collateral Manager Incentive Fee Amount in an amount equal to 20% of all Interest Proceeds and Principal Proceeds remaining after application pursuant to clauses (A) through (N) above on such date; and

(P)	any remaining Interest Proceeds and Principal Proceeds to the holders of the Subordinated Notes.

The proceeds from any liquidation of Assets after an acceleration of the maturity of the Secured Notes may only be distributed on a Payment Date.

(iv)	On any Redemption Date in connection with a Partial Refinancing or on any Re-Pricing Date, Refinancing Proceeds and/or Contributions of cash and other amounts in the Supplemental Reserve Account (together with the Available Interest Proceeds available to pay the accrued interest portion of the Redemption Price and expenses incurred in connection with such Partial Refinancing or Re-Pricing) shall be applied in the following order of priority:

(A)	to the extent such proceeds will be used to pay for expenses incurred in connection with such Partial Refinancing or Re-Pricing (as determined by the Collateral Manager), to pay any such expenses;

(B)	to pay the Redemption Price of the applicable Class or Classes of Notes being refinanced, in the order of priority of such Class or Classes;

(C)	to pay the Subordinated Note Redemption Price, if the Subordinated Notes are being redeemed in connection with such Partial Refinancing; and

(D)	any remaining proceeds from the Partial Refinancing or Re-Pricing to be deposited in the Collection Account as Principal Proceeds.

(b)	On the Stated Maturity of the Secured Notes, and after payment of all amounts specified in Section 11.1(a)(iii), the Trustee shall pay the net proceeds from the liquidation of the Assets and all available Cash, after the payment of (or establishment of a reserve for) any remaining fees, expenses, including the Trustee’s fees and other Administrative Expenses, and interest and principal on the Secured Notes, to the Holders of the Subordinated Notes in final payment of such Subordinated Notes. On the Stated Maturity of the Subordinated Notes, in final payment of such Subordinated Notes and after payment of all amounts specified in Section 11.1(a)(iii), the Trustee shall pay the net proceeds from the liquidation of the Assets and all available Cash, after the payment of (or establishment of a reserve for) any remaining fees, expenses, including the Trustee’s fees and other Administrative Expenses, to the Holders of the Subordinated Notes in final payment of such Subordinated Notes.

(c)	If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above to the extent funds are available therefor.

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(d)	In connection with the application of funds to pay Administrative Expenses of the Issuer in accordance with Sections 11.1(a)(i), (ii) and (iii), the Trustee shall remit such funds, to the extent available, as directed and designated in an Issuer Order (which may be in the form of standing instructions) delivered to the Trustee no later than the Business Day prior to each Payment Date.

(e)	In the event that the Hedge Counterparty defaults in the payment of its obligations to the Issuer under any Hedge Agreement on the date on which any payment is due thereunder, the Collateral Manager shall direct the Trustee to make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York time, on such date. The Trustee shall give notice as soon as reasonably practicable to the Holders of Notes, the Collateral Manager and each Rating Agency if such Hedge Counterparty continues to fail to perform its obligations for two Business Days following a demand made by the Trustee on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed to be taken pursuant to Section 5.13.

(f)	The Collateral Manager may waive or defer all or a portion of the Senior Management Fee and/or the Subordinated Management Fee on any Payment Date by providing notice or written standing instructions to the Trustee of such election on or before the Determination Date preceding such Payment Date in accordance with the Collateral Management Agreement. On any Payment Date following a Payment Date on which the Collateral Manager has elected to defer all or a portion of the Senior Management Fee or the Subordinated Management Fee, the Collateral Manager may elect to receive all or a portion of the applicable Deferred Senior Management Fee or Deferred Subordinated Management Fee that has otherwise not been paid to the Collateral Manager by providing notice to the Trustee of such election on or before the related Determination Date, which notice shall specify the amount of such Deferred Senior Management Fee or Deferred Subordinated Management Fee that the Collateral Manager elects to receive on such Payment Date subject to the Priority of Payments. Senior Management Fee Interest shall accrue with respect to any accrued and unpaid Senior Management Fee and any Deferred Senior Management Fee. Subordinated Management Fee Interest shall accrue with respect to any accrued and unpaid Subordinated Management Fee and any Deferred Subordinated Management Fee.

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(g)	At any time, upon notice to the Issuer, the Collateral Manager, the Collateral Administrator and the Trustee in the form of Exhibit E, (i) any holder of Certificated Notes may direct the Issuer to transfer any portion of Interest Proceeds that would otherwise be distributed on its Notes to the Principal Collection Account for application as Principal Proceeds or (ii) any holder of Notes may make a contribution of Eligible Investments or Collateral Obligations to the Issuer, which Contributions of cash shall be deposited into the Supplemental Reserve Account and may be withdrawn for application to a Permitted Use or Permitted Uses, at the discretion of the Collateral Manager (each, a “Contribution,” and each such holder, a “Contributing Holder”). Upon receiving and acceptance by the Collateral Manager, in its sole discretion, of a Contribution of Eligible Investments or Collateral Obligations, the Trustee will immediately deposit such Contribution into the Supplemental Reserve Account or the Custodial Account, as applicable, unless otherwise designated by the Collateral Manager at the time such Contribution is received. If a Contribution made in cash is applied as Principal Proceeds, such Contribution shall be repaid to the Contributing Holder beginning on the second Payment Date following the Collection Period in which such Contribution was used as part of Principal Proceeds (and shall continue to be paid on each subsequent Payment Date, to the extent funds are available pursuant to the Priority of Payments, until such amounts have been paid in full) in accordance with the Priority of Payments (the amount of such Contribution, the “Contribution Repayment Principal Amount”) together with a specified rate of return, as such rate of return may be agreed to between such Contributing Holder and the Collateral Manager and notified in writing to the Trustee and the Collateral Administrator (the rate of return accrued on such Contribution, the “Contribution Repayment Interest Amount” and, together with the Contribution Repayment Principal Amount, the “Contribution Repayment Amount”). It shall be a condition to the payment of a Contribution Repayment Amount that the related Contributing Holder has provided the Issuer and the Trustee with any information, including wiring and contact information, reasonably requested for purposes of effecting such payment.

(h)	Notwithstanding any other provision of this Indenture to the contrary, from and after the date on which no Secured Notes are deemed or considered Outstanding, (i) by 12:00 PM New York time, upon three Business Days prior notice to the Trustee and the Collateral Administrator, the Collateral Manager may designate any Business Day as a “Payment Date” for purposes of this Section 11.1 and distribute any Interest Proceeds or Principal Proceeds in accordance with the Priority of Payments and (ii) no further Monthly Reports or Distribution Reports shall be required to be prepared.

12.	Sale of Collateral Obligations; Purchase of Additional Collateral Obligations

12.1	Sales of Collateral Obligations

Subject to the satisfaction of the conditions specified in Section 12.4, unless liquidation of the Assets has begun or the Trustee has exercised any remedies of a Secured Party pursuant to Section 5.4(a)(iv) (at the direction of a Supermajority of the Controlling Class following an Event of Default), the Collateral Manager on behalf of the Issuer may in writing direct the Trustee to sell and the Trustee (on behalf of the Issuer) shall sell in the manner directed by the Collateral Manager any Collateral Obligation, Permitted Collateral Obligation or Equity Security if, as certified by the Collateral Manager on behalf of the Issuer, such sale meets the requirements of any of clauses (a) through (l) of this Section 12.1. For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale.

(a)	Credit Risk Obligations. The Collateral Manager may direct the Trustee to sell any Credit Risk Obligation at any time without restriction.

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(b)	Credit Improved Obligations. The Collateral Manager may direct the Trustee to sell any Credit Improved Obligation at any time without restriction.

(c)	Defaulted Obligations. The Collateral Manager may direct the Trustee to sell any Defaulted Obligation at any time without restriction.

(d)	Equity Securities. The Collateral Manager may direct the Trustee to sell any Equity Security at any time without restriction; provided, that the Collateral Manager shall use commercially reasonable efforts to dispose of any Equity Security within three years of receipt of such Equity Security by the Issuer. In addition, pursuant to the Collateral Management Agreement, the Issuer (and the Collateral Manager on behalf of the Issuer) is prohibited from acquiring (through conversion or otherwise) certain assets that would cause the Issuer to be subject to U.S. federal income tax. As a result of such prohibition, the Collateral Manager (on behalf of the Issuer) may be required to dispose of certain Defaulted Obligations prior to the conversion of such Defaulted Obligations pursuant to a workout or restructuring.

(e)	Optional Redemption or Redemption Following a Tax Event. After the Issuer has notified the Trustee of an Optional Redemption of the Secured Notes in whole (unless such Optional Redemption is funded solely with the proceeds of a Refinancing), an Optional Redemption of the Subordinated Notes following a Redemption by Liquidation or a redemption of the Secured Notes in connection with a Tax Event in accordance with Section 9.2, the Collateral Manager shall direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article 9 (including the certification requirements of Section 9.2(c)) are satisfied.

(f)	[Reserved].

(g)	Mandatory Sales. The Collateral Manager shall use commercially reasonable efforts to sell each Equity Security, Collateral Obligation and any other security held by the Issuer that constitutes Margin Stock not later than 45 days after the later of (x) the date of the Issuer’s acquisition thereof and (y) the date such Equity Security, Collateral Obligation or other security held by the Issuer became Margin Stock.

(h)	End of Life Sales. Notwithstanding any other restriction in this Section 12.1, if the Aggregate Principal Balance of the Collateral Obligations is less than U.S.$10,000,000, the Collateral Manager may direct the Trustee, at the expense of the Issuer, to sell (and the Trustee shall sell in the manner specified) the Collateral Obligations without regard to such restrictions. Notwithstanding anything to the contrary, following any such sale of all remaining Collateral Obligations, the Issuer (upon direction of the Collateral Manager) may, upon reasonable notification to the holders and the Trustee, distribute the proceeds of such sales on any Business Day designated by the Issuer (or the Collateral Manager on its behalf) in such notification in accordance with the priorities set forth under Section 11.1(a)(iii) to redeem the Notes.

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(i)	Clean-Up Call Redemption. After the Collateral Manager has notified the Issuer and the Trustee of a Clean-Up Call Redemption in accordance with Section 9.10, the portfolio of Collateral Obligations may be sold in accordance with the provisions of Section 9.10 without regard to the limitations in this Section 12.1 by directing the Trustee to effect such sale; provided that the Sale Proceeds therefrom are used for the purposes specified in Section 9.10 (and applied pursuant to the Priority of Payments).

(j)	Stated Maturity Liquidation. Notwithstanding any other restriction in this Section 12.1, the Collateral Manager shall no later than the Determination Date related to the earliest Stated Maturity, on behalf of the Issuer, make commercially reasonable efforts to arrange for and direct the Trustee to sell for settlement in immediately available funds no later than two Business Days before the earliest Stated Maturity any Collateral Obligations scheduled to mature after the Stated Maturity of the Secured Notes.

(k)	Maturity Amendment Liquidation; Credit Amendment Liquidation. The Collateral Manager may direct the Trustee at any time without restriction to sell any Collateral Obligation (i) with respect to which a Material Covenant Default has occurred or (ii) that becomes subject to a proposed Maturity Amendment or Credit Amendment that fails to satisfy the criteria required hereunder to allow the Issuer (or the Collateral Manager on the Issuer’s behalf) to vote in favor of such Maturity Amendment or Credit Amendment.

(l)	The Collateral Manager may direct the Trustee at any time without restriction to sell any asset that (i) is not a Collateral Obligation, (ii) is a Specified Extended Obligation or (iii) as of the Closing Date or, if later, its date of acquisition, did not satisfy the Eligibility Criteria.

12.2	Reinvestment

(a)	Reinvestments. After the Closing Date, the Issuer shall not purchase any additional Collateral Obligations other than in connection with transactions referred to Section 12.3, it being understood that the foregoing shall not prevent the Issuer from settling purchases after the Closing Date of Collateral Obligations that the Issuer committed to purchase on or prior to the Closing Date.

(b)	Investment in Eligible Investments. Cash on deposit in any Account (other than the Custodial Account, the Payment Account and the Hedge Counterparty Collateral Account) may be invested at any time in Eligible Investments in accordance with Article 10.

12.3	Exchanges and other Acquisitions.

(a)	Cash on deposit in any Account (other than the Payment Account, the Custodial Account and the Hedge Counterparty Collateral Account) may be invested at any time in Eligible Investments in accordance with this Indenture.

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(b)	Notwithstanding anything herein to the contrary but, for the avoidance of doubt, without limitation on any right of the Collateral Manager or the Issuer to participate in an Offer in accordance with this Indenture, the Collateral Manager may instruct the Trustee to exchange (i) a Credit Risk Obligation for any other Credit Risk Obligations, any Collateral Obligations, any Permitted Collateral Obligations and any Equity Securities, in each case, issued by the same or a related Obligor (provided that (w) any Credit Risk Obligation to be received by the Issuer in such exchange (1) shall not have a stated maturity later than the stated maturity of the Credit Risk Obligation to be exchanged and (2) shall not have a lower Fitch Rating than the Fitch Rating of the Credit Risk Obligation to be exchanged (x) after giving effect to such exchange, the Collateral Principal Amount of assets acquired in exchanges pursuant to this clause (i), measured cumulatively from the Closing Date onward, is not more than 10.0% of the Aggregate Target Par Amount, (y) after giving effect to such exchange, the Overcollateralization Ratio Test with respect to the Class A-1 Notes, the Class A-2 Notes and the Class B Notes shall be satisfied and (z) such exchange may only occur if, in the Collateral Manager’s reasonable business judgment, at the time of such exchange, any Credit Risk Obligation to be received by the Issuer has a better likelihood of recovery than the Credit Risk Obligation to be exchanged), (ii) a Defaulted Obligation at any time for any other Defaulted Obligations, any Collateral Obligations, any Credit Risk Obligations, any Permitted Collateral Obligations and/or any Equity Securities issued by the same or a related Obligor or (iii) an Equity Security for any other Equity Securities, any Collateral Obligations, any Credit Risk Obligations, any Permitted Collateral Obligations and/or any Defaulted Obligations, in each case, regardless of whether such debt obligation (other than a Collateral Obligation) satisfies the definition of “Eligibility Criteria” (which debt obligation will be treated as a Collateral Obligation in accordance with Section 12.3(f) so long as it is a Permitted Collateral Obligation).

(c)	At any time, at the direction of the Collateral Manager, the Issuer may direct the payment from amounts on deposit in the Principal Collection Account or the Interest Collection Account to acquire any debt obligation or security in accordance with the requirements of Section 10.2(d).

(d)	If an Equity Security meets the definition of “Permitted Collateral Obligation”, it shall be treated as a Permitted Collateral Obligation and shall no longer be treated as an Equity Security for all purposes of this Indenture.

(e)	For the avoidance of doubt, any Permitted Collateral Obligation or Equity Security designated as a Collateral Obligation by the Collateral Manager in accordance with the terms specified in the definitions of “Permitted Collateral Obligation” or “Equity Security,” as applicable, shall constitute a Collateral Obligation (and not a Permitted Collateral Obligation or Equity Security) following such designation.

(f)	A Permitted Collateral Obligation (other than a Permitted Collateral Obligation that satisfies all of the definition of “Eligibility Criteria” apart from clause (i), clause (x) or clause (xxi)) shall be treated as a Defaulted Obligation for all purposes of this Indenture, unless and until such Permitted Collateral Obligation meets the definition of “Eligibility Criteria” (as tested on such date and without giving effect to the proviso to the definition of “Eligibility Criteria”), after which it shall no longer be treated as a Defaulted Obligation.

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12.4	Conditions Applicable to All Sale and Purchase Transactions

(a)	Any transaction effected under this Article 12 or in connection with the acquisition, disposition or substitution of any Asset shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated; provided that in the case of any Collateral Obligation sold or otherwise transferred to a Person so Affiliated, the value thereof shall be the mid-point between the “bid” and “ask” prices to the extent such prices are obtained from a nationally recognized independent pricing service or, if unavailable or determined by the Collateral Manager to be unreliable, the fair market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Manager Standard, and such Affiliate shall acquire such Collateral Obligation for a price equal to the value so determined; provided further that an aggregate amount of Collateral Obligations not exceeding 15% of the Net Purchased Loan Balance may be sold or otherwise transferred to the Retention Provider or its Affiliates pursuant to this Indenture at a price greater than the value determined pursuant to the immediately preceding proviso, but no greater than the Transfer Deposit Amount of any such Collateral Obligation (and to the extent such price exceeds the fair market value of any such Collateral Obligation, such excess shall be deemed to be a capital contribution from the Retention Provider to the Issuer); provided further that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties. Notwithstanding anything contained in this Article 12 to the contrary, after the Closing Date, the Issuer shall not acquire any Collateral Obligation from an Affiliate of the Collateral Manager unless (i) such transfer is from the BDC (including subsidiaries of the BDC) pursuant to the Master Loan Sale Agreement, (ii) such transfer is from an Affiliate of the BDC or the Collateral Manager that is a bankruptcy-remote special purpose vehicle or (iii) such transfer is made in accordance with the first proviso of this paragraph and other terms that the Collateral Manager determines, based upon advice of counsel, would not adversely impact the conclusions set forth in the Opinion of Counsel relating to bankruptcy matters delivered by Mayer Brown LLP on the Closing Date. The Trustee shall also receive, not later than the Cut-Off Date, an Officer’s certificate of the Issuer certifying compliance with the provisions of this Article 12; provided that such requirement shall be satisfied and such statements deemed to have been made by the Issuer by the delivery to the Trustee and the Collateral Administrator of a trade ticket in respect thereof pursuant to Section 1.2(s).

(b)	Upon any acquisition of a Collateral Obligation pursuant to this Article 12, all of the Issuer’s right, title and interest to the Pledged Obligation or Pledged Obligations shall be Granted to the Trustee pursuant to this Indenture, and such Pledged Obligations shall be Delivered to the Trustee.

(c)	Notwithstanding anything contained in this Article 12 to the contrary, the Issuer shall have the right to effect any sale of any Pledged Obligation or purchase of any Collateral Obligation (x) that has been separately consented to by holders evidencing at least 75% of the Aggregate Outstanding Amount of the Controlling Class and (y) of which the Trustee and each Rating Agency has been notified.

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12.5	Consent to Extension of Maturity or Credit Amendment

(a)	The Issuer (or the Collateral Manager on the Issuer’s behalf) may not vote in favor of a Maturity Amendment or a Credit Amendment unless, as determined by the Collateral Manager, either (i) (x) the Weighted Average Life Test will be satisfied after giving effect to such Maturity Amendment or Credit Amendment or (y) if the Weighted Average Life Test was not satisfied immediately prior to giving effect to such Maturity Amendment or Credit Amendment, the level of compliance with the Weighted Average Life Test will be improved or maintained after giving effect to such Maturity Amendment or Credit Amendment; or (ii) solely in the case of a Credit Amendment, the Aggregate Principal Balance of all Collateral Obligations that have been subject to a Credit Amendment with the affirmative vote of the Issuer (or the Collateral Manager on the Issuer’s behalf) that did not satisfy clause (i) above is less than or equal to 10.0% of the highest value of the Collateral Principal Amount measured since the Closing Date (provided, however, that any Collateral Obligations that have been subject to a Credit Amendment and are later sold by the Issuer in accordance with this Indenture shall not be included in the measurement of the aforementioned 10.0% limitation).

(b)	Notwithstanding the foregoing, the Issuer (or the Collateral Manager on the Issuer’s behalf) may vote in favor of a Maturity Amendment or a Credit Amendment if (a) in the Collateral Manager’s reasonable judgment, not voting in favor of such Maturity Amendment or Credit Amendment will have a material adverse effect on the Issuer, the Secured Notes or the Holders or (b) the Collateral Manager intends to sell such Collateral Obligation within 30 days after the effective date of the Maturity Amendment or Credit Amendment and reasonably believes that any such sale will be completed prior to the end of such 30-day period; provided that if such sale is not completed prior to the end of such 30-day period, then commencing immediately following such 30-day period, such Collateral Obligation (each such Collateral Obligation, a “Specified Extended Obligation”) will be treated as a Long-Dated Obligation for purposes of the Adjusted Collateral Principal Amount.

13.	Holders’ Relations

13.1	Subordination

(a)	Anything in this Indenture or the Notes to the contrary notwithstanding, the Holders of each Class of Notes that constitutes a Junior Class agree for the benefit of the Holders of the Notes of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Notes of each such Priority Class to the extent and in the manner set forth in Article 11 of this Indenture. On any Post-Acceleration Payment Date other than the Stated Maturity of the Secured Notes, all accrued and unpaid interest on and outstanding principal of each Priority Class shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent a Majority of each Class of Secured Notes consents, other than in Cash, before any further payment or distribution is made on account of any Junior Class with respect thereto, to the extent and in the manner provided in Section 11.1(a)(iii). On the Stated Maturity of the Secured Notes, all accrued and unpaid interest on and outstanding principal of each Priority Class shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of such Priority Class consents, other than in Cash, before any further payment or distribution is made on account of any Junior Class with respect thereto, to the extent and in the manner provided in Section 11.1(a)(iii).

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(b)	On or after a Post-Acceleration Payment Date or on the Stated Maturity of the Secured Notes, in the event that notwithstanding the provisions of this Indenture, any Holder of Notes of any Junior Class shall have received any payment or distribution in respect of such Notes contrary to the provisions of this Indenture, then, unless and until all accrued and unpaid interest on and outstanding principal of each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent a Majority of each Class of Secured Notes consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the applicable Priority Class(es) in accordance with this Indenture; provided, however, that if any such payment or distribution is made other than in Cash, it shall be held by the Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1.

(c)	Each Holder of Notes of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder of Junior Class Notes shall not demand, accept, or receive any payment or distribution in respect of such Notes in violation of the provisions of this Indenture including, without limitation, this Section 13.1; provided, however, that after all accrued and unpaid interest on and outstanding principal of a Priority Class has been paid in full, the Holders of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders of such Priority Class. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of any Junior Class of Notes. The Holders of each Class of Notes agree, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer until the payment in full of the Notes (and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer) and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment. Notwithstanding any provision in this Indenture relating to enforcement of rights or remedies, the Issuer, subject to the availability of funds as described in the immediately following sentence, is required hereby to promptly object to the institution of any such proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (i) the institution of any proceeding to have the Issuer adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition or in respect of the Issuer under applicable Bankruptcy Law or any other applicable law); provided that the obligations set forth in clauses (i) and (ii) above shall be subject to the availability of funds therefor under the Priority of Payments. The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorney’s fees and expense) in connection with taking any such action will be paid as Administrative Expenses.

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The foregoing restrictions are a material inducement for each holder and beneficial owner of the Notes to acquire the Notes and for the Issuer and the Collateral Manager to enter into this Indenture (in the case of the Issuer) and the other applicable transaction documents and are an essential term of this Indenture. Any holder or beneficial owner of Notes or the Issuer may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state Bankruptcy Law or similar laws.

(d)	In the event one or more holders or beneficial owners of Notes institutes, or joins in the institution of a proceeding described in Section 13.1(c) against the Issuer in violation of the prohibition described therein, such holder(s) or beneficial owner(s) will be deemed to acknowledge and agree that any claim that such holder(s) or beneficial owner(s) have against the Issuer or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments, be fully subordinate in right of payment to the claims of each holder and beneficial owner of any Secured Note that does not seek to cause any such filing, with such subordination being effective until each Secured Note held by each holder or beneficial owners of any Secured Note that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement”. The Bankruptcy Subordination Agreement is intended to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code (or any successor statute). The Trustee shall be entitled to rely upon an order from the Issuer with respect to the payment of amounts payable to holders, which amounts are subordinated pursuant to this paragraph.

13.2	Standard of Conduct

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

14.	Miscellaneous

14.1	Form of Documents Delivered to Trustee

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

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Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

14.2	Acts of Holders

(a)	Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” or “Act of Holders” signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.2.

(b)	The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c)	The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of his holding the same, shall be proved by the Register.

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(d)	Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder (and any transferee thereof) of such Note and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)	Notwithstanding anything herein to the contrary, a holder of a beneficial interest in a Global Note will have the right to receive access to reports on the Trustee’s website and will be entitled to exercise rights to vote, give consents and directions which holders of the related Class of Notes is entitled to give under this Indenture upon delivery of a beneficial ownership certificate in the form of Exhibit C hereto (a “Beneficial Ownership Certificate”) to the Trustee which certifies (i) that such Person is a beneficial owner of an interest in a Global Note, (ii) the amount and Class of Notes so owned, and (iii) that such Person will notify the Trustee when it sells all or a portion of its beneficial interest in such Class of Notes. A separate Beneficial Ownership Certificate must be delivered each time any such vote, consent or direction is given; provided that, nothing shall prevent the Trustee from requesting additional information and documentation with respect to any such beneficial owner; provided further that the Trustee shall be entitled to conclusively rely on the accuracy and the currency of each Beneficial Ownership Certificate and shall not be required to obtain any further information in this regard.

14.3	Notices, etc., to Trustee, the Issuer, the Collateral Administrator, the Collateral Manager, the Initial Purchaser, any Hedge Counterparty, the Paying Agent, the Delaware Trustee and the Rating Agency

(a)	Any request, demand, authorization, direction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(i)	the Trustee shall be sufficient for every purpose hereunder if in writing and made, given, furnished or filed to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by electronic mail (in the form of a .pdf or other similar file), to the Trustee addressed to it at its applicable Corporate Trust Office or at any other address previously furnished in writing to the other parties hereto by the Trustee and such request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents or communication references the Notes generally, the Issuer or this Indenture, and executed by an Authorized Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document; provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to Computershare Trust Company, N.A. (in any capacity hereunder) will be deemed effective only upon receipt thereof by Computershare Trust Company, N.A.; provided, further, that with respect to any notice, direction or other communication required to be delivered pursuant to Article 12 or otherwise in connection with any acquisition, disposition or transfer of assets or with respect to the movement or transfer of funds to or from the Accounts, a copy of such notice shall also be delivered to the Collateral Administrator at the Corporate Trust Office or at any other address previously furnished in writing to the parties hereto.

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(ii)	the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it at c/o Golub Capital Private Credit Fund, 200 Park Avenue, 25th Floor, New York, New York 10166, or at any other address previously furnished in writing to the other parties hereto by the Issuer, with a copy to the Collateral Manager at its address below;

(iii)	the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Manager addressed to it at 200 Park Avenue, 25th Floor, New York, New York 10166, or at any other address previously furnished in writing to the other parties hereto;

(iv)	the Initial Purchaser shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered or sent by overnight courier service or by facsimile in legible form to BofA Securities, Inc, One Bryant Park, 3rd Floor, New York, New York 10036, Attention: Global Credit and Special Situations Structured Products Group, or at any other address previously furnished in writing to the Issuer and the Trustee by the Initial Purchaser;

(v)	a Hedge Counterparty shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered or sent by overnight courier service or by facsimile in legible form to such Hedge Counterparty addressed to it at the address specified in the relevant Hedge Agreement or at any other address previously furnished in writing to the Issuer or the Trustee by such Hedge Counterparty;

(vi)	the Collateral Administrator shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Administrator addressed to it at the Corporate Trust Office, or at any other address previously furnished in writing to the parties hereto;

(vii)	the Delaware Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Delaware Trustee addressed to it at 919 North Market Street, Suite 1600, Floor 7, Wilmington, Delaware 19801, Attention: Corporate Trust Services; and

(viii)	the Rating Agency shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing to Fitch by email to cdo.surveillance@fitchratings.com.

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(b)	In the event that any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other person or entity, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(c)	Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, notice, statement or other information required to be provided by the Issuer or the Trustee may be provided by providing access to a website containing such information.

14.4	Notices to Holders; Waiver

Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a)	such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, or by overnight delivery service to each Holder affected by such event, at the address of such Holder as it appears in the Register or, as applicable, in accordance with the procedures at DTC, as soon as reasonably practicable but in any case not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice;

(b)	any documents (including reports, notices or supplements indentures) required to be provided by the Trustee to holders may be delivered by providing notice of, and access to, the Trustee’s website containing such documents; and

(c)	such notice shall be in the English language.

Such notices shall be deemed to have been given on the date of such mailing.

Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by electronic mail or by facsimile transmissions and stating the electronic mail address or facsimile number for such transmission. Thereafter, the Trustee shall give notices to such Holder by electronic mail or facsimile transmission, as so requested; provided, that if such Holder also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above.

The Trustee shall deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Trustee may have hereunder or (iii) applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status.

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Neither the failure to provide any notice, nor any defect in any notice so provided, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

14.5	Effect of Headings and Table of Contents

The Article and Section headings herein (including those used in cross references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

14.6	Successors and Assigns

All covenants and agreements in this Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

14.7	Separability

Except to the extent prohibited by applicable law, in case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.8	Benefits of Indenture

Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Delaware Trustee, the Holders of the Notes, the Collateral Administrator and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

14.9	Legal Holidays

In the event that the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity, as the case may be, and except as provided in the definition of “Interest Accrual Period” no interest shall accrue on such payment for the period from and after any such nominal date.

14.10	Governing Law

This Indenture and the Notes shall be construed in accordance with, and this Indenture and the Notes and any matters arising out of or relating in any way whatsoever to this Indenture or the Notes (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

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14.11	Submission to Jurisdiction

With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, to such court’s jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

14.12	Counterparts

This Indenture and the Notes (and each amendment, modification and waiver in respect of this Indenture or the Notes) may be executed and delivered in counterparts (including by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable), each of which will be deemed an original, and all of which together constitute one and the same instrument. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

14.13	Acts of Issuer

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

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14.14	Confidential Information

(a)	The Trustee, the Collateral Administrator and each Holder of Notes shall maintain the confidentiality of all Confidential Information in accordance with procedures adopted by the Issuer (after consultation with the Issuer) or such Holder in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.14 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (ii) such Person’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.14 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder; (iv) any Person of the type that would be, to such Person’s knowledge, permitted to acquire Notes in accordance with the requirements of Section 2.6 hereof to which such Person sells or offers to sell any such Notes or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.14); (v) any other Person from which such former Person offers to purchase any security of the Issuer (if such other Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.14); (vi) any Federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.14; (viii) Fitch; (ix) any other Person with the written consent of the Issuer and the Collateral Manager; (x) any other disclosure that is permitted or required under this Indenture or the Collateral Administration Agreement; or (xi) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person (including to external auditors in connection with an external audit), (B) in response to any subpoena or other legal process upon prior notice to the Issuer (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party upon prior notice to the Issuer (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or this Indenture or (E) in the Trustee’s or the Collateral Administrator’s performance of its obligations under this Indenture, the Collateral Administration Agreement or other transaction document related thereto; and provided, further, however, that delivery to Holders by the Trustee or the Collateral Administrator of any report or information required by the terms of this Indenture to be provided to Holders shall not be a violation of this Section 14.14. Each Holder of Notes agrees, except as set forth in clauses (vi), (vii) and (x) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.14. In the event of any required disclosure of the Confidential Information by such Holder, such Holder agrees to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder of a Note, by its acceptance of a Note, shall be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.14. Notwithstanding the foregoing, the Trustee, the Collateral Administrator, the Holders and beneficial owners of the Notes (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local income tax treatment of the Issuer and the transactions contemplated by this Indenture and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. federal, state and local income tax treatment.

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(b)	For the purposes of this Section 14.14, “Confidential Information” means information delivered to the Trustee, the Collateral Administrator or any Holder of Notes by or on behalf of the Issuer or the Collateral Manager in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture; provided, that such term does not include information that: (i) was publicly known or otherwise known to the Trustee, the Collateral Administrator or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, the Collateral Administrator, any Holder or any person acting on behalf of the Trustee, the Collateral Administrator or any Holder; (iii) otherwise is known or becomes known to the Trustee, the Collateral Administrator or any Holder other than (x) through disclosure by the Issuer or (y) to the knowledge of the Trustee, the Collateral Administrator or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Issuer or a contractual duty to the Issuer; or (iv) is allowed to be treated as non-confidential by consent of the Issuer.

(c)	Notwithstanding the foregoing, the Trustee and the Collateral Administrator may disclose Confidential Information to the extent disclosure may be required by law or by any regulatory or governmental authority and the Trustee and the Collateral Administrator may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

(d)	For the avoidance of doubt, nothing in this Indenture prohibits any Person from disclosing Confidential Information to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. There is no prior authorization necessary hereunder to make any such reports or disclosures and there is no notification requirement that any such reports or disclosures have been made.

14.15	[Reserved]

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14.16	Communications with Rating Agency

If the Issuer shall receive any written or oral communication from the Rating Agency (or any of its respective officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes, the Issuer agrees to refrain from communicating with such Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication. The Issuer agrees that in no event shall they engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes with any Rating Agency (or any of their respective officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager. For the avoidance of doubt, the Accountants’ Reports or reports prepared by the Independent accountants pursuant to this Indenture (or information received, orally or in writing, about the contents of such reports) shall not be disclosed or distributed to the Rating Agency.

14.17	Notices to the Rating Agency; Rule 17g-5 Procedures

(a)	To enable the Rating Agency to comply with its obligations under Rule 17g-5, the Issuer shall post on a password-protected internet website, at the same time such information is provided to the Rating Agency, all information (which shall not include any Accountants’ Report) the Issuer provides to the Rating Agency for the purposes of determining the initial credit rating of the Secured Notes or undertaking credit rating surveillance of the Secured Notes. In the case of information provided for the purposes of undertaking credit rating surveillance of the Secured Notes, such information shall be posted on a password protected internet website in accordance with the procedures set forth in Section 14.17(b) and the Collateral Administration Agreement.

(b)	To the extent that the Rating Agency makes an inquiry or initiates communications with the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee that is relevant to the Rating Agency’s credit rating surveillance of the Secured Notes, all responses to such inquiries or communications from the Rating Agency shall be formulated in writing by the responding party or its representative or advisor and shall be provided to the Information Agent who shall promptly post such written response to the 17g-5 Website in accordance with the procedures set forth in Section 14.17(d) and the Collateral Administration Agreement and such responding party or its representative or advisor may provide such response to the Rating Agency and to the extent that any of the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Indenture or the Collateral Management Agreement, the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee, as applicable (or their respective representatives or advisors), shall provide such information or communication to the Information Agent by e-mail at CCTGolubCapital@computershare.com, which the Information Agent shall promptly forward to the 17g-5 Website in accordance with the procedures set forth in Section 14.17(d) and the Collateral Administration Agreement.

(c)	Subject to Section 14.16 hereof, the Issuer, the Collateral Manager, the Collateral Administrator and the Trustee (and their respective representatives and advisors) shall be permitted (but shall not be required) to orally communicate with the Rating Agency regarding any Collateral Obligation or the Notes; provided, that such party summarizes the information provided to the Rating Agency in such communication and provides the Information Agent with such summary in accordance with the procedures set forth in this Section 14.17 and the Collateral Administration Agreement within one Business Day of such communication taking place. The Information Agent shall post such summary on the 17g-5 Website in accordance with the procedures set forth in Section 14.17(d) and the Collateral Administration Agreement.

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(d)	All information to be made available to the Rating Agency pursuant to this Section 14.17 shall be made available by the Information Agent on the 17g-5 Website pursuant to the terms of the Collateral Administration Agreement. Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (Eastern time) or, if received after 12:00 p.m. (Eastern time), on the next Business Day. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Information Agent may remove it from the 17g-5 Website. None of the Trustee, the Collateral Manager, the Collateral Administrator and the Information Agent shall have obtained or shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the 17g-5 Website. Access to the 17g-5 Website will be provided by the Issuer to (A) any NRSRO (other than the Rating Agency) upon receipt by the Issuer and the Information Agent of an NRSRO Certification in the form of Exhibit D hereto (which may be submitted electronically via the 17g-5 Website) and (B) to the Rating Agency, without submission of an NRSRO Certification.

(e)	None of the Issuer, the Trustee, or the Collateral Manager shall be responsible or liable for any delays caused by the failure of the Information Agent to post the applicable response to the 17g-5 Website.

(f)	Notwithstanding the requirements of this Section 14.17, neither the Trustee nor the Collateral Administrator shall have any obligation to engage in, or respond to, any inquiry or oral communications from any Rating Agency. Neither the Trustee nor the Collateral Administrator shall be responsible for maintaining the 17g-5 Website, assuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5, or any other law or regulation. In no event shall the Trustee, the Information Agent or the Collateral Administrator be deemed to make any representation as to the content of the 17g-5 Website (other than with respect to the Information Agent, to the extent such content was prepared by the Information Agent) or with respect to compliance by the 17g-5 Website with this Indenture, Rule 17g-5 or any other law or regulation.

(g)	In connection with providing access to the 17g-5 Website, the Information Agent or the Issuer may require registration and the acceptance of a disclaimer. The Information Agent shall not be liable for the dissemination of information in accordance with the terms of this Indenture and the Collateral Administration Agreement and makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The Information Agent shall not be liable for its failure to make any information available to the Rating Agency or NRSROs unless such information was delivered to the Information Agent at the email address set forth herein, with a subject heading of “GCRED BSL CLO 1” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Website.

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(h)	Notwithstanding anything therein to the contrary, the maintenance by the Trustee of the website described in Section 10.6(g) shall not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or other law or regulation related thereto.

(i)	Notwithstanding anything to the contrary in this Indenture (including, without limitation, Section 5.1), any failure by the Issuer or any other Person to comply with the provisions of this Section 14.17 shall not constitute an Event of Default or breach of this Indenture, the Collateral Management Agreement or any other agreement, and the Holders and the holders of any beneficial interests in the Notes shall have no rights with respect thereto or under this Section 14.17. This Section 14.17 may be amended or modified by agreement of the Collateral Manager, the Issuer, the Trustee, the Information Agent and the Rating Agency, without the consent of any Holders or any other Person.

14.18	[Reserved]

14.19	Waiver of Jury Trial

EACH OF THE ISSUER, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

14.20	Escheat

In the absence of a written request from the Issuer to return unclaimed funds to the Issuer, the Trustee may from time to time following the final Payment Date with respect to the Notes deliver all unclaimed funds to or as directed by applicable escheat authorities, as determined by the Trustee in its sole discretion, in accordance with the customary practices and procedures of the Trustee. Any unclaimed funds held by the Trustee pursuant to this Section 14.20 shall be held uninvested and without any liability for interest.

14.21	Records

For the term of the Notes, copies of the certificate of trust of the Issuer, the Trust Agreement and this Indenture shall be available for inspection by the Holders of the Notes in electronic form at the office of the Trustee upon prior written request and during normal business hours of the Trustee.

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14.22	Proceedings

Each purchaser, beneficial owner and subsequent transferee of a Note will be deemed by its purchase to acknowledge and agree as follows: (i)(a) the express terms of this Indenture govern the rights of the Holders to direct the commencement of a Proceeding against any person, (b) this Indenture contains limitations on the rights of the Holders to direct the commencement of any Proceeding, and (c) each Holder shall comply with such express terms if it seeks to direct the commencement of any Proceeding; (ii) there are no implied rights under this Indenture to direct the commencement of any such Proceeding; and (iii) notwithstanding any provision of this Indenture, or any provision of the Notes, or of the Collateral Administration Agreement or of any other agreement, the Issuer shall be under no duty or obligation of any kind to the Holders, or any of them, to institute any legal or other proceedings of any kind, against any person or entity, including, without limitation, the Trustee, the Collateral Manager, the Collateral Administrator or the Calculation Agent.

14.23	Limitation of Liability of Delaware Trustee

It is expressly understood and agreed by the parties hereto and each Holder of Notes that, notwithstanding any provision of this Indenture or any other Transaction Document or any other document or instrument to the contrary, (a) to the extent this Indenture and each such other document or instrument is executed and delivered by Computershare Delaware Trust Company on behalf of the Issuer, it is so executed and delivered not individually or personally, but solely as Delaware Trustee of the Issuer in the exercise of the powers and authority conferred and vested in it as Delaware Trustee under the Trust Agreement, subject to the protections, indemnities and limitations from liability afforded to the Delaware Trustee thereunder, (b) each of the representations, covenants, undertakings and agreements herein or therein made on the part of the Issuer is made and intended not as a personal representation, covenant, undertaking and agreement by Computershare Delaware Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein or therein contained shall be construed as creating any duty, obligation or liability on the part of Computershare Delaware Trust Company, individually or personally, to perform any covenant, duty or obligation either expressed or implied contained herein or in any other Transaction Document, all such liability, if any, being expressly waived by the parties hereto, by each of the Holders of Notes and by any Person claiming by, through or under the parties hereto or any of the Holders of Notes, (d) Computershare Delaware Trust Company has not verified or made any investigation as to the accuracy or completeness of any representations and warranties made by the Issuer or any other party to this Indenture and (e) under no circumstances shall Computershare Delaware Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture, the other Transaction Documents or any other document or instrument. All recourse against the Delaware Trustee or the Issuer shall be limited to the Assets. Notwithstanding any provision herein to the contrary, the Delaware Trustee shall be an express third-party beneficiary to this Indenture, entitled to enforce its rights hereunder as if a direct party hereto.

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15.	Assignment of Collateral Management Agreement

15.1	Assignment of Collateral Management Agreement

(a)	The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of Proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that, notwithstanding anything herein to the contrary, the Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b)	The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee at any time, including following resignation or removal of the Collateral Manager. From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of the Collateral Management Agreement and this Indenture applicable thereto.

(c)	Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Holders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)	The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e)	The Issuer agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer shall, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)	The Issuer hereby agrees that the Issuer shall not enter into any agreement amending, modifying or terminating the Collateral Management Agreement except in accordance with the terms of the Collateral Management Agreement.

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16.	Hedge Agreements

16.1	Hedge Agreements

(a)	The Issuer may enter into Hedge Agreements from time to time on and after the Closing Date that (i) directly relate to the Collateral Obligations and the Notes and (ii) reduce the interest rate and/or foreign exchange risks related to the Collateral Obligations and the Notes. The Issuer shall promptly provide notice of entry into any Hedge Agreement to the Trustee and the Issuer shall provide a copy of each Hedge Agreement and any amendment to a Hedge Agreement to the Rating Agency promptly upon entry therein.

(b)	Each Hedge Counterparty will be required to have, at the time that any Hedge Agreement to which it is a party is entered into, the Required Hedge Counterparty Ratings, except to the extent that the Rating Agency provides written confirmation that one or more of the rating thresholds from the Rating Agency specified in the definition of “Required Hedge Counterparty Ratings” is not required to be satisfied, or credit support is provided as set forth in the Hedge Agreement. Any Hedge Agreement will be required to contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 2.8(i) and Section 5.4(d). Payments with respect to Hedge Agreements shall be subject to Article 11. Each Hedge Agreement shall contain an acknowledgement by the Hedge Counterparty that the obligations of the Issuer to the Hedge Counterparty under the relevant Hedge Agreement shall be payable in accordance with Article 11 of this Indenture.

(c)	The Issuer will not be permitted to enter into any Hedge Agreement unless (i) a Majority of the Controlling Class and a Majority of the Subordinated Notes have consented to the entry into such Hedge Agreement, (ii) the Issuer and the Trustee receive a written opinion of counsel that if the Issuer would be a commodity pool, the Collateral Manager, and no other party, would be the “commodity pool operator” and “commodity trading advisor” with respect to the Issuer, (iii) either (A) the Collateral Manager is registered as a commodity pool operator and commodity trading advisor with the CFTC or (B) the Issuer receives a written opinion of counsel that the Collateral Manager (x) is exempt from registration with the CFTC as a commodity pool operator pursuant to CFTC Rule 4.13(a)(3) and as a commodity trading advisor, (y) is eligible for another exemption from registration as a commodity pool operator and commodity trading advisor with the CFTC and all conditions precedent to obtaining such an exemption have been satisfied or (z) has received no action relief or is otherwise excluded from the scope of registration as a commodity pool operator and commodity trading advisor, (iv) Fitch is notified of the entry into such Hedge Agreement and (v) the written terms of the derivative directly relate to the Collateral Obligations and the Notes and such derivative reduces the interest rate and/or foreign exchange risks related to the Collateral Obligations and the Notes.

(d)	In the event of any early termination of a Hedge Agreement with respect to which the Hedge Counterparty is the sole “defaulting party” or “affected party” (each as defined in the Hedge Agreements), (i) any termination payment paid by the Hedge Counterparty to the Issuer may be paid to a replacement Hedge Counterparty at the direction of the Collateral Manager and (ii) any payment received from a replacement Hedge Counterparty may be paid to the replaced Hedge Counterparty at the direction of the Collateral Manager under the terminated Hedge Agreement.

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(e)	The Issuer (or the Collateral Manager on its behalf) shall, upon receiving written notice of the exposure calculated under a credit support annex to any Hedge Agreement, if applicable, make a demand to the relevant Hedge Counterparty and its credit support provider, if applicable, for securities having a value under such credit support annex equal to the required credit support amount.

(f)	The Issuer shall not terminate any Hedge Agreement for any reason unless Fitch is notified of the termination of such Hedge Agreement.

(g)	The Issuer shall give prompt notice to the Rating Agency of any termination of a Hedge Agreement or agreement to provide Hedge Counterparty Credit Support. Any collateral received from a Hedge Counterparty under a Hedge Agreement shall be deposited in the Hedge Counterparty Collateral Account.

(h)	If a Hedge Counterparty has defaulted in the payment when due of its obligations to the Issuer under the Hedge Agreement, promptly after an Authorized Officer becomes aware thereof, the Collateral Manager shall make a demand on the Hedge Counterparty (or its guarantor under the Hedge Agreement) with a copy to the Trustee, demanding payment by the close of business on such date (or by such time on the next succeeding Business Day if such knowledge is obtained after 11:30 a.m., New York time).

(i)	Each Hedge Agreement shall provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Assets has commenced.

[Signature pages follow]

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IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

GCRED BSL CLO 1, as Issuer

By:	Golub Capital Private Credit Fund, its designated manager

By:	/s/ Christopher Ericson
	Name:	Christopher Ericson
	Title:	Chief Financial Officer

GCRED BSL CLO 1 Indenture

COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee

By:	/s/ William Wood
	Name:	William Wood
	Title:	Vice President

GCRED BSL CLO 1 Indenture

SCHEDULE 1

LIST OF COLLATERAL OBLIGATIONS

[On File]

Schedule 1-1

Schedule 2

S&P Industry Classifications

Asset Type Code	Description
1020000	Energy Equipment and Services
1030000	Oil, Gas and Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers and Packaging
2050000	Metals and Mining
2060000	Paper and Forest Products
3020000	Aerospace and Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies and Distributors
3110000	Commercial Services and Supplies
3210000	Air Freight and Logistics
3220000	Passenger Airlines
3230000	Marine Transportation
3240000	Ground Transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel and Luxury Goods
4210000	Hotels, Restaurants and Leisure
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer Staples Distribution and Retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Care Products
6020000	Healthcare Equipment and Supplies
6030000	Healthcare Providers and Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance

Schedule 2-1

7310000	Real Estate Management and Development
7311000	Diversified REITS
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage, and Peripherals
8130000	Electronic Equipment, Instruments, and Components
8210000	Semiconductors and Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools and Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and Resort REITs
9622296	Office REITs
9622297	Health Care REITs
9622298	Retail REITs
9622299	Specialized REITs

PROJECT FINANCE
Asset Type Code	Description
PF101	Conversion or separation of hydrocarbons into value-added energy products
PF102	Mining and extraction
PF103	Pipelines
PF104	Storage
PF105	Utilities System
PF106	Vessels
PF107	Water treatment facilities
PF201	Alternative energy
PF202	Hydrogen
PF203	Power – Baseload – Contracted
PF204	Power – Baseload – Merchant
PF205	Power – Wind – Contracted
PF206	Power – Wind – Merchant
PF207	Power – Solar – Contracted
PF208	Power – Solar – Merchant
PF209	Power – Hydro – Contracted
PF210	Power – Hydro – Merchant
PF211	Transmission power
PF212	Waste to energy
PF301	Accommodation assets
PF302	Digital infrastructure – Contracted
PF303	Digital infrastructure – Merchant

Schedule 2-2

PF304	Education assets
PF305	Entertainment assets
PF306	Health care facilities
PF307	Public buildings
PF308	Real Estate
PF401	Airport
PF402	Port – Contracted
PF403	Port – Volume
PF404	Railways – Contracted
PF405	Railways – Volume
PF406	Road – Availability
PF407	Road – Volume
PF408	Parking

Schedule 2-3

Schedule 3

MOODY’S RATING DEFINITIONS

For purposes of this Schedule 3 and this Indenture, the terms “Assigned Moody’s Rating” and “CFR” mean:

“Assigned Moody’s Rating”: The monitored publicly available rating, the unpublished rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised.

“CFR”: With respect to an Obligor of a Collateral Obligation, if such Obligor has a corporate family rating by Moody’s, then such corporate family rating; provided, if such Obligor does not have a corporate family rating by Moody’s but any entity in the Obligor’s corporate family does have a corporate family rating, then the CFR is such corporate family rating.

For purposes of this Indenture, the terms Moody’s Rating, Moody’s Default Probability Rating and Moody’s Derived Rating have the meanings under the respective headings below.

MOODY’S DEFAULT PROBABILITY RATING

(a)	With respect to a Collateral Obligation, if the Obligor of such Collateral Obligation has a CFR, then such CFR;

(b)	With respect to a Collateral Obligation if not determined pursuant to clause (a) above, if the Obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(c)	With respect to a Collateral Obligation if not determined pursuant to clause (a) or (b) above, if the Obligor of such Collateral Obligation has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such senior secured obligation as selected by the Collateral Manager in its sole discretion;

(d)	With respect to a Collateral Obligation if not determined pursuant to clause (a), (b) or (c) above, if a rating estimate has been assigned to such Collateral Obligation by Moody’s upon the request of the Issuer, the Collateral Manager or an Affiliate of the Collateral Manager, then the Moody’s Default Probability Rating is such rating estimate as long as such rating estimate or a renewal for such rating estimate has been issued or provided by Moody’s in each case within the 15 month period preceding the date on which the Moody’s Default Probability Rating is being determined; provided, that if such rating estimate has been issued or provided by Moody’s for a period (x) longer than 13 months but not beyond 15 months, the Moody’s Default Probability Rating will be one subcategory lower than such rating estimate and (y) beyond 15 months, the Moody’s Default Probability Rating will be deemed to be “Caa3.”

Schedule 3-1

(e)	If such Collateral Obligation is a DIP Collateral Obligation, the Moody’s Default Probability Rating of such Collateral Obligation shall be the rating which is one subcategory below the Assigned Moody’s Rating of such DIP Collateral Obligation; provided that, if such DIP Collateral Obligation was assigned a point-in-time rating by Moody’s that was withdrawn, the Moody’s Rating shall be such withdrawn rating until 18 months have elapsed following the assignment of such rating;

(f)	With respect to a Collateral Obligation if not determined pursuant to any of clauses (a) through (e) above and at the election of the Collateral Manager, the Moody’s Derived Rating; and

(g)	With respect to a Collateral Obligation if not determined pursuant to any of clauses (a) through (f) above, the Collateral Obligation will be deemed to have a Moody’s Default Probability Rating of “Caa3.”

MOODY’S RATING

(a)	With respect to a Collateral Obligation that is a Senior Secured Loan:

(A)	if such Collateral Obligation has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(B)	if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory higher than such CFR;

(C)	if neither clause (A) nor (B) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(D)	if none of clauses (A) through (C) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(E)	if none of clauses (A) through (D) above apply, the Collateral Obligation will be deemed to have a Moody’s Rating of “Caa3;” and

(b)	With respect to a Collateral Obligation other than a Senior Secured Loan:

(A)	if such Collateral Obligation has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(B)	if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

Schedule 3-2

(C)	if neither clause (A) nor (B) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory lower than such CFR;

(D)	if none of clauses (A), (B) or (C) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has one or more subordinated debt obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(E)	if none of clauses (A) through (D) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(F)	if none of clauses (A) through (E) above apply, the Collateral Obligation will be deemed to have a Moody’s Rating of “Caa3.”

With respect to the facility rating of any DIP Collateral Obligation, if such facility rating has been withdrawn by Moody’s and a new facility rating has not been issued by Moody’s, the facility rating of such DIP Collateral Obligation shall be the facility rating from Moody’s applicable to such DIP Collateral Obligation prior to such withdrawal.

MOODY’S DERIVED RATING

With respect to a Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating is determined as the Moody’s Derived Rating, the rating as determined in the manner set forth below:

(a)	Unless such Collateral Obligation is a DIP Collateral Obligation, by using one of the methods provided below:

(A)	if such Collateral Obligation is rated by S&P, then the Moody’s Rating and Moody’s Default Probability Rating (as applicable) of such Collateral Obligation will be determined, at the election of the Collateral Manager, in accordance with the methodology set forth in the following table below:

Type of Collateral Obligation	S&P Rating (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of S&P Rating
Not Structured Finance Obligation	≥ “BBB-”	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	≤ “BB+”	Not a Loan or Participation Interest in Loan	-2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	-2

Schedule 3-3

or

(B)	in the event the Collateral Obligation does not have an S&P rating, but another security or obligation of the Obligor is publicly rated by S&P:

Obligation Category of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	-1
Unsecured obligation	0
Subordinated obligation	+1

(b)	If not determined pursuant to clause (a) above and such Collateral Obligation is not rated by Moody’s or S&P and no other security or obligation of the issuer of such Collateral Obligation is rated by Moody’s or S&P, and if Moody’s has been requested by the Issuer, the Collateral Manager or the issuer of such Collateral Obligation to assign a rating or rating estimate with respect to such Collateral Obligation but such rating or rating estimate has not been received, pending receipt of such rating or rating estimate, the Moody’s Derived Rating of such Collateral Obligation for purposes of the definitions of Moody’s Rating or Moody’s Default Probability Rating shall be (i) “B2” or lower if the Collateral Manager certifies to the Trustee and the Collateral Administrator that the Collateral Manager believes that such rating or rating estimate shall be “B2” or lower and if the aggregate outstanding principal balance of Collateral Obligations determined pursuant to this clause (b)(i) and clause (a) above does not exceed 5% of the Collateral Principal Amount or (ii) otherwise, “Caa1.”

For purposes of the definitions of “Moody’s Derived Rating,” “Moody’s Default Probability Rating” and “Moody’s Rating,” any credit estimate assigned by Moody’s shall expire 12 months from the date such estimate was issued; provided that, for purposes of any calculation under this Indenture, if Moody’s fails to renew for any reason a credit estimate for a previously acquired Collateral Obligation thereunder on or before 12 months from the date such estimate was issued (which may be extended at Moody’s option to the extent the annual audited financial statements for the Obligor have not yet been received), after the Issuer or the Collateral Manager on the Issuer’s behalf has submitted to Moody’s all information that the Issuer or the Collateral Manager believed in good faith was required to provide such renewal, (1) for a period beginning after 12 months from the date such estimate was issued and ending 15 months from the date such estimate was issued, the Collateral Obligation will be deemed to have a Moody’s rating that is one rating subcategory below the previous credit estimate assigned by Moody’s with respect to such Collateral Obligation until such time as Moody’s renews the credit estimate for such Collateral Obligation and (2) after 15 months from the date such estimate was issued but before Moody’s renews the credit estimate for such Collateral Obligation, the Collateral Obligation will be deemed to have a Moody’s rating of “Caa3” until such time as Moody’s renews the credit estimate for such Collateral Obligation.

Schedule 3-4

SCHEDULE 4

S&P RATING DEFINITION

“S&P Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(A)	(a) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty that complies with the then-current S&P criteria, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer); provided, that private ratings (that is, ratings provided at the request of the obligor) may be used for purposes of this definition if the related obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P), or (b) if there is no issuer credit rating of the issuer by S&P but (1) if there is a senior secured rating or a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (2) if clause (1) above does not apply, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory above such rating if such rating is higher than “BB+,” and will be two subcategories above such rating if such rating is “BB+” or lower; provided that, an S&P Rating determined pursuant to this clause (b) may be based on a credit estimate provided by S&P;

(B)	with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof will be the credit rating assigned to such issue by S&P, or if such DIP Collateral Obligation was assigned a point-in-time rating by S&P that was withdrawn such withdrawn rating may be used for 18 months after the assignment of such rating; provided that, an S&P Rating determined pursuant to this clause (B) may be based on a credit estimate provided by S&P;

(C)	with respect to a Collateral Obligation that is a Current Pay Obligation, the S&P Rating of such Collateral Obligation shall be the higher of (a) “B-” and (b) the S&P Rating determined pursuant to clause (A) above; and

(D)	if none of clauses (A) through (C) above are applicable, the S&P Rating shall be the rating that corresponds to the Moody’s Default Probability Rating of such Collateral Obligation;

provided, that for purposes of the determination of the S&P Rating, if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating; provided further that, for purposes of the determination of the S&P Rating, if (x) the issuer or Obligor of any Collateral Obligation was a debtor under Chapter 11, during which time such issuer or Obligor, as applicable, or any of its obligations (including any Collateral Obligation) either had an S&P rating of “SD” or “CC” or lower from S&P or had an S&P rating that was withdrawn by S&P and (y) such issuer or Obligor, as applicable, is no longer a debtor under Chapter 11, then, notwithstanding the fact that such issuer or Obligor, as applicable, or any of its obligations (including any Collateral Obligation) continues to have an S&P rating of “SD” or “CC” or lower from S&P (or, in the case of any withdrawal, continues to have no S&P rating), then clause (C) above shall be deemed applicable for so long as S&P has not taken any rating action with respect thereto since the date on which the issuer or Obligor was no longer a debtor under Chapter 11.

Schedule 4-1

Schedule 5

[Reserved]

Schedule 5-1

SCHEDULE 6

FITCH RATING DEFINITIONS

“Fitch Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

1.     Public or private Fitch long-term issuer default rating (“LT IDR”) or Fitch long-term issuer default credit opinion (“LT IDCO”);

2.     If Fitch has not issued a LT IDR or LT IDCO, but has an outstanding insurer financial strength rating (“IFSR”), then the Fitch Rating is one rating notch lower;

3.     If Fitch has not issued a LT IDR, LT IDCO or IFSR, but has outstanding corporate issue ratings, then the Fitch Rating is calculated using the Fitch IDR Equivalency Table;

4.     If Fitch does not rate the issuer (LT IDR, LT IDCO, IFSR) or any associated issuance, then determine a Moody’s and S&P equivalent to Fitch’s LT IDR pursuant to steps 5 and 6;

5a.   A public Moody’s-issued corporate family rating (“CFR”) is equivalent in terms of definition to the Fitch LT IDR; if Moody’s has not issued a CFR, but has a public LT issuer rating, then this is equivalent to the Fitch LT IDR;

5b.   If Moody’s has not issued a CFR or LT issuer rating, but has a public insurance financial strength rating, then the Fitch Rating is one rating notch lower;

5c.   If Moody’s has not issued a CFR, LT issuer rating or insurance financial strength rating, but has public corporate issue ratings, then the Fitch Rating is calculated using the Fitch IDR Equivalency Table;

6a.   A public S&P-issued issuer credit rating (“ICR”) is equivalent in terms of definition to the Fitch LT IDR;

6b.   If S&P has not issued an ICR, but has a public insurance financial strength rating, then the Fitch Rating is one rating notch lower;

6c.   If S&P has not issued an ICR or insurance financial strength rating, but has public corporate issue ratings, then the Fitch Rating is calculated using the Fitch IDR Equivalency Table;

7.     If both Moody’s and S&P provide a public rating on the issuer or an issue, the lower of the two Fitch Ratings will be used; otherwise the sole public Fitch Rating calculated from Moody’s or S&P will be applied; and

8.     if a Fitch Rating cannot be determined pursuant to steps 1 through 7 above then, at the discretion of the Collateral Manager, (i) the Collateral Manager on behalf of the Issuer may apply to Fitch for a Fitch credit opinion, and the Fitch Rating shall be the issuer default rating provided in connection with such credit opinion, or (ii) the Issuer may assign a Fitch Rating of “CCC” or lower to such Collateral Obligation which is not in default;

Schedule 6-1

provided, that if any rating described above that is “CCC” or higher has a negative rating watch status, the Fitch Rating will be the rating as determined above, adjusted down by one rating notch.

Fitch Issuer Default Rating Equivalency Table for Determining a Fitch Rating

(the “Fitch IDR Equivalency Table”)

Rating Type Hierarchy	Rating Agency(s)	Issue Rating	Mapping Rule
Corporate Family Rating, LT Issuer Rating	Moody’s	NA	0
Issuer Credit Rating	S&P	NA	0
Senior Unsecured	Fitch, Moody’s, S&P	Any	0
Senior Debt: Senior Secured or Subordinated Secured	Fitch, S&P	“BBB-” or above	0
	Fitch, S&P	“BB+” or below	-1
	Moody’s	“Ba1” or above	-1
	Moody’s	“Ba2” or below	-2
	Moody’s	“Ca”	-1
Subordinated Debt: Junior Subordinated or Senior Subordinated	Fitch, Moody’s, S&P	“B+” / “B1” or above	1
	Fitch, Moody’s, S&P	“B” / “B2” or below	2

“Fitch Recovery Rate”: With respect to a Collateral Obligation, the recovery rate determined in accordance with paragraphs (a) to (c) below or (in any case) such other recovery rate as Fitch may notify the Collateral Manager from time to time:

(a)            if such Collateral Obligation has either a public Fitch recovery rating, or a private Fitch recovery rating, the recovery rate corresponding to such recovery rating in the table below, unless a recovery estimate (expressed as a percentage) is provided by Fitch in which case such recovery estimate shall be used:

Asset-Specific Recovery Rate Assumptions —
Group 1 and Group 2:

Fitch recovery rating	Fitch recovery rate %
RR1	95
RR2	80
RR3	60
RR4	40
RR5	20
RR6	5

RR – Recovery Rate

Source: Fitch Ratings

Asset-Specific Recovery Rate Assumptions —
Group 3:

Fitch recovery rating	Fitch recovery rate %
RR1	70
RR2	50
RR3	35
RR4	20
RR5	5
RR6	0

RR – Recovery Rate

Source: Fitch Ratings

Schedule 6-2

(b)            if such Collateral Obligation is a DIP Collateral Obligation, the asset specific recovery rate assumptions applicable to such DIP Collateral Obligation shall correspond to the Fitch recovery rating of the “RR1” rating in the table above; and

(c)            if such Collateral Obligation has no public Fitch recovery rating or recovery rating associated with a private Fitch rating, the recovery rate applicable will be the rate determined in accordance with the applicable table below, for purposes of which the Collateral Obligation will be categorized (i) “Strong Recovery” if it is a Senior Secured Loan from an issuer with a public rating from Fitch, Moody’s or S&P (a non-middle market issuer); (ii) “Strong Recovery MML” if it is a Senior Secured Loan from a Group 1 issuer without a public rating from Fitch, Moody’s or S&P; (iii) “Senior Secured Bonds” if it is a senior secured bond; (iv) “Moderate Recovery” if it is a senior unsecured bond; and (v) “Weak Recovery” if it is any other debt instrument not listed above, unless otherwise specified by Fitch:

	Group 1	Group 2	Group 3
Strong Recovery (%)	75	65	30
Strong Recovery MML (%)	65	N.A.	N.A.
Senior Secured Bonds (%)	60	60	N.A.
Moderate Recovery (%)	40	40	20
Weak Recovery (%)	15	15	5

N.A. – Not applicable. MML – Middle market loan. Source: Fitch Ratings

Group 1: Australia, Bermuda, Canada, Cayman Islands, New Zealand, Puerto Rico, United States.

Group 2: Austria, Barbados, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Hong Kong, Iceland, Ireland, Israel, Italy, Japan, Jersey, Latvia, Liechtenstein, Lithuania, Luxembourg, Netherlands, Norway, Poland, Portugal, Singapore, Slovakia, Slovenia, South Korea, Spain, Sweden, Switzerland, Taiwan, United Kingdom.

Group 3: Albania, Argentina, Asia Others, Bahamas, Bosnia and Herzegovina, Brazil, Bulgaria, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Dominican Republic, Eastern Europe Others, Ecuador, Egypt, El Salvador, Greece, Guatemala, Hungary, India, Indonesia, Iran, Jamaica, Kazakhstan, Liberia, Macedonia, Malaysia, Malta, Marshall Islands, Mauritius, Mexico, Middle East and North Africa Others, Moldova, Morocco, Other Central America, Other South America, Other Sub Saharan Africa, Pakistan, Panama, Peru, Philippines, Qatar, Romania, Russia, Saudi Arabia, Serbia and Montenegro, South Africa, Thailand, Tunisia, Turkey, Ukraine, Uruguay, Venezuela, Vietnam.

Schedule 6-3

SCHEDULE 8

FITCH INDUSTRY CLASSIFICATIONS

Sector	Industry
Telecoms Media and Technology	Technology Hardware
Technology Software
Telecommunications
Broadcasting and Media
Cable

Industrials	Aerospace and Defence
Automobiles
Building and Materials
Chemicals
Industrial and Manufacturing
Metals and Mining
Packaging and Containers
Real Estate
Transportation and Distribution

Retail Leisure and Consumer	Consumer Products
Environmental Services
Food, Beverage and Tobacco
Retail, Food and Drug
Gaming and Leisure and Entertainment
Retail
Healthcare Devices
Healthcare Providers
Lodging and Restaurants
Pharmaceuticals
Textiles and Furniture

Energy	Energy (oil and gas)
Utilities (power)

Banking and Finance	Banking and Finance

Business Services	Business services general

Business Services data and analytics

Schedule 8-1